Filed Pursuant to Rule 424(b)(3)
Registration No. 333-256633

PROSPECTUS

152,276,690 Common Shares

This prospectus relates to the offer and sale from time to time by the selling securityholders or their permitted transferees (collectively, the “selling securityholders”) of up to 152,276,690 common shares in the capital of The Lion Electric Company. This prospectus also covers any additional securities that may become issuable by reason of share splits, share dividends or other similar transactions.

The shares covered by this prospectus include (i) 132,867,990 common shares held, or issuable upon exercise of the Specified Customer Warrant (as defined herein), by certain selling securityholders that were securityholders of The Lion Electric Company, a corporation existing under the Business Corporations Act (Québec) (“Lion”), prior to the closing of the business combination (the “Business Combination”) between Lion, Lion Electric Merger Sub Inc., a Delaware corporation and wholly-owned subsidiary of Lion, and Northern Genesis Acquisition Corp., a Delaware corporation and (ii) 19,408,700 common shares issued to certain securityholders in connection with the closing of a private placement offering at a price per share of $10.00, for gross proceeds of approximately $200,402,000, which closed concurrently with the Business Combination on May 6, 2021.

Lion is registering the offer and sale of the securities described above to satisfy certain registration rights they have granted. Lion is registering these securities for resale by the selling securityholders named in this prospectus, or their transferees, pledgees, donees or assignees or other successors-in-interest that receive any of the shares as a gift, distribution, or other non-sale related transfer. The selling securityholders may offer all or part of the securities for resale from time to time through public or private transactions, at either prevailing market prices or at privately negotiated prices. These securities are being registered to permit the selling securityholders to sell securities from time to time, in amounts, at prices and on terms determined at the time of offering. The selling securityholders may sell these securities through ordinary brokerage transactions, directly to market makers of Lion’s shares or through any other means described in the section titled “Plan of Distribution”. In connection with any sales of common shares offered hereunder, the selling securityholders, any underwriters, agents, brokers or dealers participating in such sales may be deemed to be “underwriters” within the meaning of the Securities Act of 1933, as amended (the “Securities Act”).

All of the common shares offered by the selling securityholders pursuant to this prospectus will be sold by the selling securityholders for their respective accounts. Lion will not receive any of the proceeds from such sales.

Lion will pay certain expenses associated with the registration of the securities covered by this prospectus, as described in the section titled “Plan of Distribution”.

Lion’s common shares are listed on the New York Stock Exchange (“NYSE”) and the Toronto Stock Exchange (“TSX”) under the symbol “LEV”. On June 11, 2021, the last reported sale price of Lion’s common shares as reported on the NYSE was $19.76 per share.

Lion may amend or supplement this prospectus from time to time by filing amendments or supplements as required. You should read this entire prospectus and any amendments or supplements carefully before you make your investment decision.

Lion is a “foreign private issuer” under applicable Securities and Exchange Commission rules and an “emerging growth company” as that term is defined in the Jumpstart Our Business Startups Act of 2012 and, as such, is subject to reduced public company reporting requirements.

Investing in our securities involves a high degree of risk. Before buying any securities, you should carefully read the discussion of material risks of investing in our securities in “Risk Factors“ beginning on page 7 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities or Canadian securities regulator has approved or disapproved of these securities or passed on the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

Prospectus dated June 14, 2021

You should rely only on the information contained in this prospectus, any amendment or supplement to this prospectus or any free writing prospectus prepared by us or on our behalf. Neither Lion, nor the selling securityholders, has authorized any other person to provide you with different or additional information. Neither Lion, nor the selling securityholders, takes responsibility for, nor can Lion provide assurance as to the reliability of, any other information that others may provide. The selling securityholders are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. The information contained in this prospectus is accurate only as of the date of this prospectus or such other date stated in this prospectus, and Lion’s business, financial condition, results of operations and/or prospects may have changed since those dates.

Except as otherwise set forth in this prospectus, neither Lion nor the selling securityholders has taken any action to permit a public offering of these securities outside the United States or to permit the possession or distribution of this prospectus outside the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about and observe any restrictions relating to the offering of these securities and the distribution of this prospectus outside the United States.

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IMPORTANT INFORMATION ABOUT IFRS AND NON-IFRS FINANCIAL MEASURES

Lion’s financial statements have been prepared in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board (“IFRS”).

This prospectus makes reference to certain non-IFRS measures, including Adjusted EBITDA, and other performance metrics, including the Company’s order book. These measures are not recognized measures under IFRS, do not have a standardized meaning prescribed by IFRS and are therefore unlikely to be comparable to similar measures presented by other companies. Rather, these measures are provided as additional information to complement those IFRS measures by providing further understanding of the Company’s results of operations from management’s perspective. Accordingly, they should not be considered in isolation nor as a substitute for analysis of the Company’s financial information reported under IFRS.

For more information on non-IFRS measures, please see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Non-IFRS Measures and Other Performance Metrics.”

CONVENTIONS THAT APPLY TO THIS PROSPECTUS

In this prospectus, unless otherwise specified, all monetary amounts are in U.S. dollars, all references to “US$,” “$,” “USD” and “dollars” mean U.S. dollars and all references to “C$” mean Canadian dollars.

TRADEMARKS, SERVICE MARKS AND TRADE NAMES

This prospectus includes certain trademarks, such as “Lion,” “LionBeat” and “LionEnergy,” which are registered under applicable intellectual property laws and are Lion’s property or for which Lion has pending applications or common law rights. Solely for convenience, the trademarks, and trade names referred to in this prospectus are listed without the ®, and (TM) symbols, but Lion intends to assert, to the fullest extent under applicable law, its rights or the rights of the applicable licensors to these trademarks, and trade names.

INDUSTRY AND MARKET DATA

Industry and market data presented throughout this prospectus was obtained from third-party sources and industry reports, and from publications, websites and other publicly available information, as well as industry and other data prepared by Lion or on its behalf on the basis of Lion’s knowledge of the markets in which it operates, including information provided by suppliers, partners, customers and other industry participants.

Lion believes that the market and economic data presented throughout this prospectus is accurate and, with respect to data prepared by Lion or on its behalf, that Lion’s estimates and assumptions, as applicable, are currently appropriate and reasonable, but there can be no assurance as to the accuracy or completeness thereof. The accuracy and completeness of the market and economic data presented throughout this prospectus are not guaranteed and Lion does not make any representation or warranty, express or implied, as to the accuracy of such data. Actual outcomes may vary materially from those forecast in such reports or publications, and the prospect for material variation can be expected to increase as the length of the forecast period increases. Although Lion believes it to be reliable, it has not independently verified any of the data from third-party sources referred to in this prospectus, analyzed or verified the underlying studies or surveys relied upon or referred to by such sources, or ascertained the underlying market, economic and other assumptions relied upon by such sources. Market and economic data, including estimates and projections relating to addressable markets, competitive position and market share, is subject to variations and cannot be verified due to limits on the availability and reliability of data inputs, the voluntary nature of the data gathering process and other limitations and uncertainties inherent in any statistical survey. Lion’s management estimates are based on internal research, their knowledge of the relevant market and industry and extrapolations from third-party sources. While Lion is not aware of any misstatements regarding the industry and market data presented in this prospectus, such data involve risks and uncertainties and are subject to change based on various factors, including those factors discussed under the section entitled “Cautionary Note Regarding Forward-Looking Statements.” Lion has no intention and undertakes no obligation to update or revise any such information or data, whether as a result of new information, future events or otherwise, except as required by law.

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PROSPECTUS SUMMARY

This summary highlights certain information about The Lion Electric Company, this offering and selected information contained elsewhere in this prospectus. This summary is not complete and does not contain all of the information that you should consider before deciding whether to invest in the securities covered by this prospectus. For a more complete understanding of The Lion Electric Company and this offering, we encourage you to read and consider carefully the more detailed information in this prospectus, any related prospectus supplement and any related free writing prospectus, including the information set forth in the section titled “Risk Factors” in this prospectus, any related prospectus supplement and any related free writing prospectus in their entirety before making an investment decision.

Unless otherwise stated or the context otherwise indicates, references to “Lion,” “we”, “our,” “us” or “Company” refers to The Lion Electric Company, a corporation existing under the Business Corporations Act (Québec).

Our Company

Lion is a corporation incorporated in 2008 and existing under the Business Corporations Act (Québec). Lion believes it is a North American leader in the design, development, manufacturing, and distribution of purpose-built all-electric medium and heavy-duty urban electric vehicles (“EV”). Lion gained distinct industry expertise and a first-mover advantage in the medium and heavy-duty urban EV segment through more than 10 years of focused all-electric vehicle R&D, manufacturing and commercialization experience. Lion’s vehicles and technology benefit from over seven million miles driven by over 390 of its purpose-built all-electric vehicles that are on the road today, in real-life operating conditions.

Lion’s growing line-up of purpose-built all-electric vehicles consists of seven mid-range truck and bus models available for purchase today. Lion further has an active product development pipeline and expects to launch eight new mid-range truck and bus models over the next two years. By the end of 2022, management believes Lion will have among the broadest mid-range EV offerings in the medium and heavy-duty urban segment, with an expected total of 15 vehicles comprising Class 5, 6, 7 and 8 electric trucks designed for specific applications, Type A, C and D electric school buses, as well as an electric medium-duty shuttle bus and an electric ambulance.

Lion’s EVs are tailored to satisfy the needs of its customers and are entirely designed, manufactured and assembled in-house in North America, without relying on traditional combustion-engine vehicle retrofitting or third-party integrators. To achieve this, Lion has developed its own purpose-built for electric chassis, truck cabins, and bus bodies, incorporating its proprietary battery technology with modular energy capacity and its proprietary Lion software.

Like others in the EV space, Lion has adopted a direct-to-customer sales model tailored for EVs, avoiding reliance on third-party dealerships in most instances. As part of its go-to-market strategy, Lion assists its customers through the EV transition journey in all critical aspects of vehicle selection, purchase and adoption, including EV education and training, identification and seeking of any applicable governmental grants, energy requirements, charging infrastructure, maintenance and advanced telematics solutions. To enhance customer experience and help drive repeat purchases, Lion leverages its growing network of Experience Centers, which are dedicated spaces where prospective customers, policymakers and other transportation industry stakeholders can interact with EVs, learn about their specifications and advantages, meet a sales representative, discuss grant and subsidy assistance, receive vehicle training, and have existing vehicles serviced. Services available on-site at Lion’s Experience Centers include product demonstrations and sales support, full-service training, charging infrastructure assistance and maintenance support. There are currently nine Experience Centers strategically located in key markets in the United States and Canada, with additional centers expected to be opened within the next two years.

By capitalizing on its significant first-mover advantage, broad EV line-up available today, turnkey customer experience and rapidly growing customer base, Lion’s management believes Lion is strongly positioned to gain significant market share in the medium and heavy-duty mid-range vehicle segment.

Recent Developments

Closing of Business Combination Agreement with Northern Genesis Acquisition Corp. and Concurrent Equity Private Placement

On May 6, 2021, Lion completed its previously-announced business combination transaction pursuant to a business combination agreement and plan of reorganization dated as of November 30, 2020 (the “Business Combination Agreement”), among Lion, Northern Genesis Acquisition Corp. (“NGA”) and Lion Electric Merger Sub Inc., a Delaware corporation and wholly-owned subsidiary of Lion (“Merger Sub”), pursuant to which (i) Merger Sub merged with and into NGA through a statutory merger under the laws of the State of Delaware, with NGA surviving the merger as a wholly-owned subsidiary of Lion (the “Business Combination”), and (ii) as consideration for the merger, each outstanding share of NGA’s common stock held by an NGA stockholder was converted into the right to receive one newly issued common share of Lion (each, a “Lion Common Share”), and each outstanding warrant to purchase shares of NGA’s common stock, with each such whole warrant exercisable for one share of NGA’s common stock at an exercise price of $11.50, was converted into a warrant to acquire a number of Lion Common Shares (each, a “Lion Warrant”) equal to the number of shares of NGA’s common stock underlying each such warrant of NGA. At the time of closing (“Closing”) of the Business Combination, NGA held (net of the redemptions exercised by NGA’s stockholders holding 20,449 shares) approximately $320 million in its trust account.

Immediately prior to the completion of the Business Combination, Lion completed a reorganization (the “Pre-Closing Reorganization”) which included a share split pursuant to which each Lion Common Share outstanding immediately prior to such share split was converted into 4.1289 Lion Common Shares. Immediately prior to the completion of the Business Combination, Lion also completed a private placement (the “PIPE Financing”) pursuant to which a number of investors agreed to purchase, and Lion agreed to sell to such investors, an aggregate of 20,040,200 Lion Common Shares, for a purchase price of $10.00 per share and an aggregate purchase price of $200,402,000.

The Business Combination and the PIPE Financing resulted in proceeds of approximately $490 million, net of transaction fees. Approximately $90 million of the net proceeds were used to repay outstanding credit facilities and debt instruments. See section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Update with Respect to Certain Debt Instruments.”

Following the closing of the Business Combination and the PIPE Financing, the Lion Common Shares began trading on the TSX and on the NYSE under the new symbol “LEV”, and the Lion Warrants began trading on the TSX under the new symbol “LEV.WT” and on the NYSE under the new symbol “LEV WS”.

Implications of Being an Emerging Growth Company and a Foreign Private Issuer

As defined in Section 102(b)(1) of the JOBS Act (as defined below), Lion is as an emerging growth company (“EGC”). As such, Lion is eligible for and relies on certain exemptions and reduced reporting requirements provided by the JOBS Act, including (a) the exemption from the auditor attestation requirements with respect to internal control over financial reporting under Section 404(b) of the Sarbanes-Oxley Act, (b) the exemptions from say-on-pay, say-on-frequency and say-on-golden parachute voting requirements and (c) reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements.

Lion will remain an EGC under the JOBS Act until the earliest of (i) the last day of the fiscal year in which the market value of Lion’s Common Shares that are held by non-affiliates exceeds $700 million as of the last business day of the second quarter of that fiscal year, (ii) the last day of the fiscal year in which it has total annual gross revenue of $1.07 billion or more during such fiscal year (as indexed for inflation), (iii) the date on which it has issued more than $1 billion in non-convertible debt in the prior three-year period or (iv) the last day of the fiscal year following the fifth anniversary of the date of the Closing.

Lion qualifies as a “foreign private issuer” as defined under SEC rules. Even after Lion no longer qualifies as an EGC, as long as Lion continues to qualify as a foreign private issuer under SEC rules, Lion is exempt from certain SEC rules that are applicable to U.S. domestic public companies, including:

•	the rules requiring domestic filers to issue financial statements prepared under U.S. GAAP;

•	the sections of the Exchange Act regulating the solicitation of proxies, consents or authorizations in respect of a security registered under the Exchange Act;

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the sections of the Exchange Act requiring insiders to file public reports of their share ownership and trading activities and liability for insiders who profit from trades made in a short period of time;

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the rules under the Exchange Act requiring the filing with the SEC of quarterly reports on Form 10-Q containing unaudited financial statements and other specified information, and current reports on Form 8-K upon the occurrence of specified significant events; and

•	the selective disclosure rules by issuers of material nonpublic information under Regulation FD.

Notwithstanding these exemptions, Lion will file with the SEC, within four months after the end of each fiscal year, or such applicable time as required by the SEC or Canadian securities legislation, an annual report on Form 20-F containing financial statements audited by an independent registered public accounting firm.

Lion may take advantage of these exemptions until such time as Lion is no longer a foreign private issuer. Lion would cease to be a foreign private issuer at such time as more than 50% of its outstanding voting securities are held by U.S. residents and any of the following three circumstances applies: (i) the majority of its executive officers or directors are U.S. citizens or residents, (ii) more than 50% of its assets are located in the United States or (iii) its business is administered principally in the United States.

Both foreign private issuers and EGCs also are exempt from certain more stringent executive compensation disclosure rules. Thus, even if Lion no longer qualifies as an EGC, but remains a foreign private issuer, Lion will continue to be exempt from the more stringent compensation disclosures required of companies that are neither an EGC nor a foreign private issuer.

In addition, because Lion qualifies as a foreign private issuer under SEC rules, Lion is permitted to follow the corporate governance practices of Canada (the jurisdiction in which Lion is organized) in lieu of certain NYSE corporate governance requirements that would otherwise be applicable to Lion. For example, under Canadian securities laws, Lion is not required to have a board of directors comprised of a majority of directors meeting the independence standards described in the listing rules of the NYSE (“the NYSE Listing Rules”). In addition, under Canadian securities laws, Lion is not required to have a compensation committee or a nominations committee that is comprised solely of independent directors.

If at any time Lion ceases to be a foreign private issuer, Lion will take all action necessary to comply with the SEC and NYSE Listing Rules, including by having compensation and nominating committees that are comprised solely of independent directors, subject to a permitted “phase-in” period.

Risk Factors

An investment in the Lion Common Shares involves a high degree of risk. Below is a summary of certain key risk factors that you should consider before deciding to invest in the Lion Common Shares. However, this list is not exhaustive. For more information about the risks related to an investment in the Lion Common Shares, see the sections entitled “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements.” Some of the significant risks include:

•	Lion’s ability to economically develop, manufacture and distribute its vehicles at scale and meet its customers’ business needs.

•	Lion’s ability to successfully implement its growth strategy and manage future growth effectively.

•	Lion’s current and future dependence on its manufacturing facilities.

•	Lion’s ability to raise additional funds to meet its capital requirements.

•	Increases in costs, disruption of supply or shortage of raw materials, particularly lithium-ion battery cells.

•	Unfavorable economic conditions, such as the effects of the global COVID-19 pandemic.

•	Lion’s ability to successfully attract new customers and secure firm orders from them and to retain existing customers and engage them for additional deployments in the future.

•	The inability of suppliers to deliver necessary parts or components according to Lion’s schedule and at prices, volumes and quality levels acceptable to it.

•	The trucking and busing industries and Lion’s other customers’ willingness to adopt battery electric vehicles and specifically Lion’s vehicles.

•	Developments in alternative or analogous technologies affecting the demand for Lion’s vehicles.

•	Competition within the battery electric vehicle industry.

•	Unfavorable changes in U.S. or Canadian laws or regulations and trade policy.

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Information technology and cybersecurity risks to operational systems, security systems, infrastructure, integrated software in its vehicles and solutions and customer data processed by it, third-party vendors or suppliers.

•	Volatility in the share price of Lion Common Shares.

•	The significant influence of certain of Lion existing shareholders will continue following completion of the Business Combination.

•	Provisions in Lion’s constating documents may have the effect of delaying or preventing certain change in control transactions or shareholder proposals.

Corporate Information

Lion was incorporated by Marc Bedard, Lion’s CEO—Founder, and Camile Chartrand under the Business Corporations Act (Québec) on July 28, 2008 as “Lion Buses Inc.” Over the years, Lion’s articles were amended in order to, among other things, amend the terms and conditions of Lion’s share capital in connection with strategic investments made by investors, including the strategic investment made by Power Energy Corporation (“PEC” or “Power Energy”), a wholly-owned subsidiary of Power Sustainable Capital Inc., in October 2017, which resulted in Lion’s authorized share capital being amended to provide for only one class of common shares. On November 24, 2020, Lion filed articles of amendment to change its name to The Lion Electric Company. On May 6, 2021, Lion filed articles of amendments, which resulted in Lion’s authorized share capital being amended to provide for (i) an unlimited number of Lion Common Shares and (ii) an unlimited number of “blank-cheque” preferred shares issuable in series, and immediately thereafter filed articles of consolidation to consolidate its articles.

Lion’s principal and registered office is located at 921 chemin de la Rivière-du-Nord, Saint-Jérôme, Québec, Canada J7Y 5G2, and its telephone number is (450) 432-5466.

The following chart reflects Lion’s organization structure (including the jurisdiction of formation or incorporation of Lion and its subsidiaries):

THE OFFERING

Common shares that may be offered and
sold from time to time by the selling
securityholders	152,276,690 common shares

Common shares outstanding	188,497,602 common shares

Offering price	The common shares offered by this prospectus may be offered and sold at prevailing market prices, privately negotiated prices or such other prices as the selling securityholders may determine. See the section titled “Plan of Distribution”.

Use of proceeds	All of the common shares offered by the selling securityholders pursuant to this prospectus will be sold by the selling securityholders for their respective accounts. Lion will not receive any of the proceeds from such sales.

Transfer restrictions	In connection with the Business Combination Agreement, Lion and the existing shareholders of Lion entered into lock-up agreements (the “Lion Lock-Up Agreements”) pursuant to which such shareholders agreed not to transfer Lion Common Shares for 180 days following the Effective Date, subject to customary exceptions and the terms therein. In addition, in connection with the Business Combination Agreement, Northern Genesis Sponsor LLC (the “Sponsor”) entered into a stockholder support agreement with Lion pursuant to which the Lion Common Shares issued in exchange for the NGA common stock (the “NGA Common Stock”) issued to the Sponsor prior to NGA’s initial public offering became subject to a 365-day lock-up following the Effective Date, subject to customary exceptions.

Dividend policy	Lion anticipates reinvesting earnings to finance the growth of its business, and does not anticipate declaring any cash dividends to holders of Lion Common Shares in the foreseeable future. Subject to the prior rights of the holders of Lion Preferred Shares (as defined below) as to dividends, the holders of Lion Common Shares will be entitled to receive dividends as and when declared by Lion’s Board out of the funds that are available for the payment of dividends. See the section titled “Dividend Policy”.

Market for our common shares	Our common shares are listed on the NYSE and the TSX under the symbol “LEV”.

Risk factors	Investing in our securities involves substantial risks. See “Risk Factors” beginning on page 7 of this prospectus for a description of certain of the risks you should consider before investing in our common shares or warrants.

RISK FACTORS

Investing in Lion Common Shares involves a high degree of risk. In addition to the other information set forth in this prospectus, you should carefully consider the risk factors discussed below when considering an investment in Lion Common Shares and any risk factors that may be set forth in the applicable prospectus supplement, any related free writing prospectus, as well as the other information contained in this prospectus, any applicable prospectus supplement and any related free writing prospectus. If any of the following risks occur, Lion’s business, financial condition, results of operations and prospects could be materially and adversely affected. In that case, the market price of Lion’s common shares could decline and you could lose some or all of your investment. Additional risks and uncertainties not presently known to us or that we currently deem immaterial also may impair our business operations.

Risks Related to Lion’s Business

Lion’s success will depend on its ability to economically develop, manufacture and sell its vehicles at scale and meet its customers’ business needs. Lion’s ability to develop, manufacture and distribute vehicles of sufficient quality and appeal to customers on schedule and at scale is unproven.

Lion’s future business depends in large part on its ability to economically manufacture, market and sell its vehicles at sufficient capacity to meet the transportation demands of its customers. Although it currently develops and manufactures vehicles from its manufacturing facility in Saint-Jérôme, Québec, Lion will need to scale its manufacturing capacity in order to successfully implement its growth strategy, and plans to do so in the future by, among other things, building a large-scale manufacturing facility in the United States and building a battery assembly facility. Although Lion has experience in developing and manufacturing buses and trucks from its existing facility, such operations are currently conducted on a limited scale, and Lion has no experience to date in high volume manufacturing of its vehicles. Lion does not know whether it will be able to develop efficient, automated, low-cost manufacturing capabilities and processes, or whether it will be able to secure reliable sources of component supply, in each case that will enable it to meet the quality, price, engineering, design and production standards, as well as the production volumes, required to successfully mass market its vehicles and meet its business objectives and customer needs. Even if Lion is successful in developing high-volume manufacturing capability and processes and can reliably source component supplies in sufficient volume, it does not know whether it will be able to do so in a manner that avoids significant delays and cost overruns, including as a result of factors beyond its control such as problems with suppliers, or in time to meet the commercialization schedules of future vehicles or to satisfy the requirements of its customers. Lion’s ability to effectively reduce its cost structure over time is limited by the fixed nature of many of its planned expenses in the near-term, and its ability to reduce long-term expenses is constrained by its need to continue investment in its growth strategy. Any failure to develop and scale such manufacturing processes and capabilities within Lion’s projected costs and timelines could have a material adverse effect on its business, results of operations or financial condition.

Lion may not be able to successfully implement its growth strategy, on a timely basis or at all, and it may be unable to manage future growth effectively.

Lion’s future growth, results of operations and financial condition depend upon its ability to successfully implement its growth strategy, which, in turn, is dependent upon a number of factors, some of which are beyond Lion’s control, including its ability to:

•	economically manufacture and sell its vehicles at scale and meet customers’ business needs;

•	effectively introduce new products and implement new technology-driven services and solutions;

•	complete the construction of its planned battery assembly facility and planned large-scale U.S. manufacturing facility, in each case at a reasonable price and on a timely basis;

•	secure and maintain required strategic supply arrangements;

•	keep pace with technological change affecting the battery electric vehicle industry;

•	effectively compete in the markets in which it operates; and

•	attract and retain management or other employees who possess specialized market knowledge and technical skills.

There can be no assurance that Lion can successfully achieve any or all of the above initiatives in the manner or time period that it expects. Further, achieving these objectives will require investments which may result in both short-term and long-term costs without generating any current revenue and therefore may be dilutive to earnings. Lion cannot provide any assurance that it will realize, in full or in part, the anticipated benefits it expects to generate from its growth strategy. Failure to realize those benefits could have a material adverse effect on Lion’s business, results of operations or financial condition.

Even if it can achieve the above benefits and successfully implement its growth strategy, any failure to manage its growth effectively could materially and adversely affect Lion’s business, results of operations or financial condition. Lion intends to expand its operations significantly, which will require it to hire and train new employees across all divisions; accurately forecast supply and demand, production and revenue; control expenses and investments in anticipation of expanded operations; establish new or expand current design, production, and sales and service facilities; and implement and enhance administrative infrastructure, systems and processes. Failure to efficiently manage any of the above could have a material adverse effect on Lion’s business, results of operations or financial condition.

Failure to drastically increase manufacturing capacity and efficiency could have a material adverse effect on Lion’s business, results of operations or financial condition.

Although Lion’s existing Saint-Jérôme, Québec, manufacturing facility, which has a current capacity of approximately 2,500 vehicles per year and which was used in 2020 to manufacture 84 vehicles comprised primarily of LionC (Type C school bus) and a few Lion 360° (cowled-chassis bus) buses and Lion6 and Lion8 urban class truck prototypes, is able to satisfy Lion’s current manufacturing requirements, the future success of Lion’s business depends in part on its ability to drastically increase manufacturing capacity and efficiency. Lion may be unable to expand its business, satisfy demand from its current and new customers, maintain its competitive position and improve profitability if it is unable to build and operate its planned large-scale manufacturing facility in the U.S. and otherwise allow for increases in manufacturing output and speed. The construction of such a facility will require significant cash investments and management resources and may not meet Lion’s expectations with respect to increasing capacity, efficiency and satisfying additional demand. For example, if there are delays in Lion’s planned large-scale U.S. manufacturing facility becoming fully operational or achieving target yields and output, Lion may not meet its target for adding capacity, which would limit its ability to increase sales and result in lower than expected sales and higher than expected costs and expenses. Failure to drastically increase manufacturing capacity or otherwise satisfy customers’ demands may result in a loss of market share to competitors, damage Lion’s relationships with its key customers, a loss of business opportunities or otherwise materially adversely affect its business, results of operations or financial condition.

Lion is and will be dependent on its manufacturing facilities. If one or more of its current or future manufacturing facilities becomes inoperable, capacity constrained or if operations are disrupted, Lion’s business, results of operations or financial condition could be materially adversely affected.

Lion’s revenue is and will be dependent on the continued operations of its Saint-Jérôme, Québec, manufacturing facility as well as its other planned facilities, including its planned large-scale U.S. manufacturing facility and battery assembly facility. To the extent that Lion experiences any operational risk including, among other things, fire and explosions, severe weather and natural disasters (such as floods and hurricanes), failures in water supply, major power failures, equipment failures (including any failure of its information technology, air conditioning, and cooling and compressor systems), failures to comply with applicable regulations and standards, labor force and work stoppages, or if its current or future manufacturing facilities become capacity constrained, Lion will be required to make capital expenditures even though it may not have available resources at such time. Additionally, there is no guarantee that the proceeds available from Lion’s insurance policies will be sufficient to cover such capital expenditures. As a result, Lion’s insurance coverage and available resources may prove to be inadequate for events that may cause significant disruption to its operations. Any disruption in Lion’s manufacturing processes could result in delivery delays, scheduling problems, increased costs, or production interruption, which, in turn, may result in its customers deciding to purchase products from its competitors. Lion is and will be dependent on its current and future manufacturing facilities which will in the future require a high degree of capital expenditures. If one or more of Lion’s current or future manufacturing facilities becomes inoperative, capacity constrained or if operations are disrupted, its business, results of operations or financial condition could be materially adversely affected.

Lion may in the future need to raise additional funds to meet its capital requirements and such funds may not be available to Lion on commercially reasonable terms or at all when it needs them, which could materially adversely affect Lion’s business, results of operations or financial condition.

The development, design, manufacturing, sale and servicing of Lion’s battery electric vehicles is capital-intensive. Although Lion believes that it will have sufficient funds to meet its short to medium term capital requirements, it may in the future need to raise additional funds, including through the issuance of equity, equity related or debt securities or through obtaining credit from government or financial institutions, to meet its capital requirements, and the availability of additional funds to Lion will depend on a variety of factors, some of which are outside of its control. Additional funds may not be available to Lion on commercially reasonable terms or at all when it needs them, which could materially adversely affect its business, results of operations or financial condition. If additional funds are raised by issuing equity securities, shareholders of Lion may incur dilution.

Lion has a history of losses, and negative cash flows from operating activities and expects to incur significant expenses for the foreseeable future, and there is no guarantee it will achieve or sustain profitability.

Lion incurred net losses of approximately $16.1 million for the quarter ended March 31, 2021, approximately $97.4 million for the year ended December 31, 2020, approximately $3.1 million for the year ended December 31, 2019, and approximately $5.4 million for the year ended December 31, 2018. Further, Lion had negative cash flows from operating activities of approximately $10.1 million for the quarter ended March 31, 2021, approximately $27.1 million for the year ended December 31, 2020, approximately $7.4 million for the year ended December 31, 2019, and approximately $2.2 million for the year ended December 31, 2018. These losses and negative cash flows are the result of the substantial investments Lion made to grow its business, and Lion expects to make significant expenditures to expand its business in the future. Lion expects to incur significant expenditures in connection with its growth strategy, both in the United States and Canada, including as a result of the expected increase in costs related to: the construction of its planned battery assembly facility and planned large-scale U.S. manufacturing facility; the design, development and production of its new products; the hire of additional employees across all divisions; the production of an inventory of its vehicles; the buildup of inventories of parts and components for its vehicles; the expansion of its design, development, installation and servicing capabilities, including the planned construction of additional research and development centers and Lion experience centers; and an increase in its administrative functions to support its growth. Lion also expects to continue spending on technical and other operational enhancements to its business and to increase investment in research and development as it continues to introduce new products and solutions with a view to offer full turnkey transition services towards fleet electrification to its customers. While Lion expects to generate positive cash flows over time, the aforementioned anticipated increased expenditures will make it harder for Lion to achieve profitability and positive cash flow and Lion cannot guarantee it will achieve either in the near term or at all. If Lion is unable to generate adequate revenue growth and manage its expenses, it may continue to incur losses and have negative cash flows from operating activities and there is no guarantee it will achieve or sustain profitability or positive cash flows. To the extent Lion has negative cash flows from operating activities in any future periods, all or a portion of the funds raised in connection with the Business Combination and the PIPE financing may be used to fund such negative cash flows. See the section entitled “Risk Factors—Lion may in the future need to raise additional funds to meet its capital requirements and such funds may not be available to Lion on commercially reasonable terms or at all when it needs them, which could materially adversely affect Lion’s business, results of operations or financial condition.” Even if Lion is able to successfully and economically develop, manufacture and distribute its vehicles on schedule and at scale, there can be no assurance that it will be commercially successful.

Lion may make decisions that would reduce its short-term operating results if it believes those decisions will improve the quality of its products or services and if it believes such decisions will improve its operating results over the long-term. These decisions may not be consistent with the expectations of investors and may not produce the long-term benefits that Lion expects, in which case Lion’s business, results of operations or financial condition may be materially and adversely affected.

Lion may not succeed in establishing, maintaining and strengthening its brand, which would materially and adversely affect customer acceptance of its vehicles, which could materially adversely affect its business, results of operations or financial condition.

Lion’s business and prospects heavily depend on its ability to develop, maintain and strengthen the Lion brand. If it is unable to establish, maintain and strengthen its brand, Lion may lose the opportunity to build and maintain a critical mass of customers. Lion’s ability to develop, maintain and strengthen the Lion brand will depend heavily on the success of its marketing efforts. The battery electric vehicle industry, and the alternative fuel vehicle industry in general, are highly competitive, and Lion may not be successful in building, maintaining and strengthening its brand. Many of Lion’s current and potential competitors, particularly automobile manufacturers headquartered in the United States, Japan and the European Union, have greater name recognition, broader customer relationships and substantially greater marketing resources than Lion. Failure to develop and maintain a strong brand would materially and adversely affect customer acceptance of Lion’s vehicles, could result in suppliers and other third parties being less likely to invest time and resources in developing business relationships with Lion, and could materially adversely affect Lion’s business, results of operations or financial condition.

Increases in costs, disruption of supply or shortage of raw materials, particularly lithium-ion battery cells, could materially adversely affect Lion’s business, results of operations or financial condition.

Lion may experience increases in the cost or a sustained interruption in the supply or shortage of raw materials. Any such increase in cost or supply interruption or shortage could materially adversely affect Lion’s business, results of operations or financial condition. Components in Lion’s vehicles are made of various raw materials, including aluminum, steel, carbon fiber, non-ferrous metals (such as copper) and other materials and minerals used to manufacture lithium-ion batteries. The prices for these raw materials fluctuate depending on market conditions and global demand and could materially affect Lion’s business, results of operations or financial condition. While Lion manages some of these risks through long-term contractual arrangements with suppliers with respect to the supply of certain key components of its vehicles, including lithium-ion batteries, it does not currently hedge its long-term exposure to price fluctuations of raw materials and supplies. Therefore, Lion is nevertheless exposed to multiple risks relating to price fluctuations for lithium-ion cells. These risks include:

•

the inability or unwillingness of current battery manufacturers to build or operate battery cell manufacturing plants to supply the numbers of lithium-ion cells required to support the growth of the electric vehicle industry as demand for such cells increases;

•	disruption in the supply of cells due to quality issues or recalls by the battery cell manufacturers;

•	increased regulation of supply chains to account for, among other things, environmental and/or human rights risks; and

•	an increase in the cost of raw materials used in lithium-ion cells, such as cobalt.

Any disruption in the supply of battery cells or other key vehicle components could temporarily disrupt production of Lion’s vehicles until a different supplier is fully qualified. Moreover, battery cell manufacturers may refuse to supply electric vehicle manufacturers if they determine that the vehicles are not sufficiently safe. Furthermore, various fluctuations in market and economic conditions may cause Lion to experience significant increases in freight charges and raw material costs. Substantial increases in the prices for raw materials would increase Lion’s operating costs and could reduce Lion’s margins if the increased costs cannot be recouped through increased vehicle prices. There can be no assurance that Lion will be able to recoup increasing costs of raw materials by increasing vehicle prices.

Lion’s vehicles use lithium-ion battery cells, which have been observed to catch fire or vent smoke and flame.

The battery packs within Lion’s vehicles use lithium-ion cells. On rare occasions, lithium-ion cells can rapidly release the energy they contain by venting smoke and flames in a manner that can ignite nearby materials as well as other lithium-ion cells. While the battery pack is designed to contain any single cell’s release of energy without spreading to neighboring cells, a field or testing failure of Lion’s vehicles could occur, which could result in bodily injury or death and could subject Lion to lawsuits, product recalls, or redesign efforts, all of which would be time consuming and expensive. Also, negative public perceptions regarding the suitability of lithium-ion cells for automotive applications, the social and environmental impacts of cobalt mining or any future incident involving lithium-ion cells, such as a vehicle or other fire, even if such incident does not involve Lion’s vehicles, could materially adversely affect Lion’s business, results of operations or financial condition.

In addition, manufacturing of Lion’s vehicles requires it to store a significant number of lithium-ion cells at its facility. Any mishandling of battery cells may cause disruption to the operation of Lion’s current or future facilities. While Lion has implemented safety procedures related to the handling of the cells, a safety issue or fire related to the cells could disrupt Lion’s operations. Such damage or injury could lead to adverse publicity and potentially a safety recall. Moreover, any failure of a competitor’s electric vehicle or energy storage product may cause indirect adverse publicity for Lion and its products. Such adverse publicity could negatively affect Lion’s brand or could materially adversely affect Lion’s business, results of operations or financial condition.

Lion may not be able to adequately forecast the supply and demand for its vehicles, its manufacturing capacity or its profitability under long term supply arrangements, including the MPA with the Specified Customer, which could result in a variety of inefficiencies in its business and hinder its ability to generate revenue.

It is difficult to predict Lion’s future sales and appropriately budget for Lion’s expenses, and Lion may have limited insight into trends that may emerge and affect its business. Lion will be required to provide forecasts of its demand to its suppliers several months prior to the scheduled delivery of products to customers. Currently, there is limited historical basis for making judgments on the future demand for Lion’s vehicles or its ability to mass develop, manufacture and deliver vehicles at scale, or Lion’s profitability in the future. If Lion fails to accurately predict its manufacturing requirements, it could incur additional costs or experience delays. If Lion overestimates manufacturing requirements, its suppliers may have excess inventory, which indirectly would increase Lion’s costs. If Lion underestimates manufacturing requirements, its suppliers may have inadequate inventory, which could interrupt manufacturing of Lion’s vehicles and result in delays in shipments and revenues. In addition, lead times for materials and components that Lion’s suppliers order may vary significantly and depend on factors such as the specific supplier, contract terms and demand for each component at a given time. If Lion fails to order sufficient quantities of product components in a timely manner, the delivery of vehicles to its customers could be delayed, which could materially adversely affect its business, results of operations or financial condition.

In addition, the MPA (as defined below) with the Specified Customer (as defined below) requires Lion to reserve necessary manufacturing capacity to deliver up to 500 trucks per year from 2021 to 2025 and the greater of 500 trucks per year or 10% of Lion’s manufacturing capacity from 2026 to 2030, which could hinder Lion’s ability to capitalize on future business opportunities. Moreover, some of Lion’s customers, including the Specified Customer under the MPA, operate on a purchase order basis, which means such customers are not required to purchase any specified minimum quantity of vehicles beyond the quantities in an existing purchase order and may in certain circumstances cancel or reschedule purchase orders on relatively short notice. Cancellations or rescheduling of customer orders could result in the delay or loss of anticipated sales without allowing sufficient time to reduce, or delay the incurrence of, corresponding inventory and operating expenses, which could materially adversely affect Lion’s business, results of operations or financial condition.

Lion’s operating and financial results may vary significantly from period to period due to fluctuations in its operating costs and other factors.

Lion expects its period-to-period operating and financial results to vary based on a multitude of factors, some of which are outside of Lion’s control. Lion expects its period-to-period financial results to vary based on operating costs, which it anticipates will fluctuate with the pace at which it increases its manufacturing capacity and continues to design, develop and produce new products. In addition, Lion’s revenues from period to period may fluctuate as it develops and introduces new vehicles. As a result of these factors, Lion believes that quarter-to-quarter comparisons of its operating or financial results, especially in the short term, are not necessarily meaningful and that these comparisons cannot be relied upon as indicators of future performance. Moreover, Lion’s financial results may not meet expectations of equity research analysts, ratings agencies or investors, who may be focused only on quarterly financial results. If any of this occurs, the trading price of Lion’s Common Shares could fall substantially, either suddenly or over time, which could have a material adverse effect on Lion’s business, results of operations or financial condition.

Lion may experience significant delays in the design, production and launch of its new products.

Lion is still in the development and testing phase with respect to certain of its vehicles, including, among others, the Lion8 Tractor, Lion8 Bucket, Lion8 Boom, Lion7, Lion6 Utility and Lion5 all-electric trucks, the LionD all-electric school bus and an all-electric ambulance. The commercial deliveries of such vehicles are not expected to begin until later this year or 2022 (depending on the product) and may occur later or not at all. Any delay in the financing, design, production and launch of any such new vehicles, including future production of the aforementioned all-electric trucks, school buses and ambulance, could harm Lion’s reputation or materially adversely affect its business, results of operations or financial condition.

Failure to carry adequate insurance coverage may have a material adverse effect on Lion’s business, results of operations or financial condition.

Lion maintains liability insurance, property and business interruption insurance, cargo insurance, cybersecurity insurance, automotive liability insurance and directors and officers insurance, and such insurance coverage reflects deductibles, self-insured retentions, limits of liability and similar provisions. However, there is no guarantee that Lion’s insurance coverage will be sufficient, or that insurance proceeds will be paid to Lion in a timely manner. In addition, there are types of losses Lion may incur but against which it cannot be insured or which it believes are not economically reasonable to insure, such as losses due to acts of war and certain natural disasters. If Lion incurs these losses and they are material, its business, results of operations or financial condition could be materially adversely affected.

Increased freight and shipping costs or disruptions in transportation and shipping infrastructure could materially adversely impact Lion’s business, results of operations or financial condition.

Lion uses external freight shipping and transportation services to transport and deliver its vehicles as well as subcomponents and raw materials incorporated therein. Adverse fluctuations in freight costs, limitations on shipping and receiving capacity, and other disruptions in the transportation and shipping infrastructure at important shipping and delivery points for Lion’s products, as well as for subcomponents incorporated in Lion’s vehicles could materially adversely affect Lion’s business, financial condition and results of operations. For example, delivery delays or increases in transportation costs (including through increased fuel costs, increased carrier rates or driver wages as a result of driver shortages, a decrease in transportation capacity, or work stoppages or slowdowns) could significantly decrease Lion’s ability to make sales and earn profits. Labor shortages or work stoppages in the transportation industry or long-term disruptions to the national and international transportation infrastructure that lead to delays or interruptions of deliveries or which would necessitate Lion securing alternative shipping suppliers could also increase Lion’s costs or otherwise materially adversely affect its business, results of operations or financial condition.

Lion is highly dependent on the services of Marc Bedard, its CEO—Founder, and the rest of its senior management team. Lion’s inability to retain Mr. Bedard or attract and retain management or other employees who possess specialized market knowledge and technical skills could affect its ability to compete, manage operations effectively or develop new products or otherwise materially adversely affect its business, results of operations or financial condition.

Lion’s success depends, in part, on its ability to retain its key personnel, in particular management and other employees who possess specialized market knowledge and technical skills. Lion is highly dependent on the services of Marc Bedard, its CEO—Founder and second largest shareholder. Mr. Bedard is the source of many of the innovative ideas driving Lion and their execution. If Mr. Bedard were to discontinue his service for Lion due to death, disability or any other reason, Lion would be significantly disadvantaged. The unexpected loss of or failure to retain one or more of Lion’s key employees could adversely affect Lion’s business, results of operations or financial condition. Lion does not currently maintain key man life insurance policies with respect to Mr. Bedard or any other officer, and Lion will continue to evaluate whether to obtain such key man life insurance policies.

Lion’s success also depends, in part, on its continuing ability to identify, hire, attract, train, develop and retain other highly qualified personnel with specialized market knowledge and technical skills. Experienced and highly skilled employees are in high demand and competition for these employees can be intense, and Lion’s ability to hire, attract and retain them depends on Lion’s ability to provide competitive compensation. Lion may not be able to attract, assimilate, develop or retain qualified personnel in the future, and Lion’s failure to do so could materially adversely affect its business, results of operations or financial condition. Any failure by Lion’s management team and employees to perform as expected may have a material adverse effect on its business, financial condition and operating results.

Any deterioration in relationships with Lion’s employees as well as any work stoppage or similar difficulties could have a material adverse effect on Lion’s business, results of operations or financial condition.

None of Lion’s employees are currently unionized. The maintenance of a productive and efficient labor environment and, in the event of unionization of employees, the successful negotiation of a collective bargaining agreement, cannot be assured. A deterioration in relationships with employees or in the labor environment could result in work interruptions or other disruptions, or cause management to divert time and resources from other aspects of Lion’s business, any of which could have a material adverse effect on Lion’s business, results of operations or financial condition.

Lion’s employees and independent contractors may engage in misconduct or other improper activities, including non-compliance with regulatory standards and requirements, which could have a material adverse effect on its business, results of operations or financial condition.

Lion is exposed to the risk that its employees, independent contractors or other parties it collaborates with may engage in misconduct or other illegal activity. Misconduct by these parties could include intentional, reckless or negligent conduct or other activities that violate laws and regulations, including production standards, federal, state and provincial fraud, abuse, data privacy and security laws, other similar laws or laws that require the true, complete and accurate reporting of financial information or data. It is not always possible to identify and deter misconduct by employees and other third parties, and the precautions Lion takes to detect and prevent this activity may not be effective in controlling unknown or unmanaged risks or losses or in protecting it from governmental investigations or other actions or lawsuits stemming from a failure to be in compliance with such laws or regulations. In addition, Lion is subject to the risk that a person or government could allege such fraud or other misconduct, even if none occurred. If any such actions are instituted against Lion and it is not successful in defending itself or asserting its rights, those actions could have a material adverse effect on its business, results of operations or financial condition, including, without limitation, by way of imposition of significant civil, criminal and administrative penalties, damages, monetary fines, disgorgement, integrity oversight and reporting obligations to resolve allegations of non-compliance, imprisonment, other sanctions, contractual damages, reputational harm, diminished profits and future earnings and curtailment of its operations.

Lion has and may in the future make strategic alliances, partnerships or investments or acquisitions, all of which could divert management’s attention, result in Lion incurring significant costs or operating difficulties and dilution to its shareholders and otherwise disrupt its operations and materially adversely affect its business, results of operations or financial condition.

Pursuing potential strategic alliances, partnerships or investments or acquisitions and/or inorganic growth opportunities is part of Lion’s growth strategy. There are risks associated with any strategic partnership or arrangement, the termination or operation of joint ventures or other strategic alliances and pursuing strategic acquisitions or investment opportunities, including:

•	the sharing of confidential information;

•	the diversion of management’s time and focus from operating its business;

•	the use of resources that are needed in other areas of its business;

•	unforeseen costs or liabilities;

•	adverse effects to Lion’s existing business relationships with partners and suppliers;

•	litigation or other claims arising in connection with the acquired company, investment, partnership or joint venture;

•	the possibility of adverse tax consequences;

•	in the case of an acquisition, implementation or remediation of controls, procedures and policies of the acquired company;

•	in the case of an acquisition, difficulty integrating the accounting systems and operations of the acquired company; and

•	in the case of an acquisition, retention and integration of employees from the acquired company, and preservation of its corporate culture.

Lion may have limited ability to monitor or control the actions of any third party involved in any such transaction and, to the extent any of these strategic third parties suffers negative publicity or harm to their reputation from events relating to their business, Lion may also suffer negative publicity or harm to its reputation by virtue of its association with any such third party. Participation in strategic alliances, partnerships or investments or acquisitions may also result in dilutive issuances of equity securities, which could adversely affect the price of the Lion Common Shares, or result in issuances of securities with superior rights and preferences to the Lion Common Shares or the incurrence of debt with restrictive covenants that limit Lion’s future uses of capital in pursuit of business opportunities. Lion may also not be able to identify opportunities for strategic partnerships or arrangements, acquisition or investments that meet its strategic objectives, or to the extent such opportunities are identified, may not be able to negotiate terms with respect to such opportunity that are acceptable to it. At this time Lion has made no commitments or agreements with respect to any such material transactions.

The terms of Lion’s indebtedness contain, and the terms of its future indebtedness may contain, certain covenants that restrict its ability to engage in certain transactions and may impair its ability to execute its growth strategy and respond to changing business and economic conditions.

The loan agreement with Finalta (as defined below) contains restrictive covenants that may limit Lion’s discretion with respect to certain business matters as well as covenants that require it to meet certain financial condition tests. Lion may also incur future indebtedness that might subject it to additional covenants and restrictions that could affect its financial and operational flexibility. Such restrictions may prevent it from taking actions that it believes would be in the best interest of its business and may make it difficult for it to execute its business strategy successfully or effectively compete with companies that are not similarly restricted.

Lion’s ability to comply with the covenants and restrictions contained in the instruments governing its indebtedness may be affected by economic, financial and industry conditions beyond its control. A breach of any of these covenants or restrictions could result in a default under the applicable debt instrument that would permit applicable lender(s) to declare all amounts outstanding thereunder to be due and payable, together with accrued and unpaid interest, or cause cross-defaults under Lion’s other debt. If Lion is unable to repay its indebtedness, lenders could proceed against the collateral securing the debt. In any such case, Lion may be unable to borrow under the agreements under which such other indebtedness is issued, which could have a material adverse effect on its business, results of operations or financial condition.

Fluctuations in foreign currency exchange rates could result in declines in reported sales and net earnings.

Lion reports its financial results in U.S. dollars and a material portion of its sales and operating costs are realized in currencies other than the U.S. dollar. For the year ended December 31, 2020, approximately 49.5% of Lion’s revenues were realized in Canada. Lion is also exposed to other currencies such as the Euro, and may in the future be exposed to other currencies. If the value of any currencies in which sales are realized, particularly the Canadian dollar, depreciates relative to the U.S. dollar, Lion’s foreign currency revenue will decrease when translated to U.S. dollars for reporting purposes. In addition, any depreciation in foreign currencies could result in higher local prices, which may negatively impact local demand and have a material adverse effect on Lion’s business, results of operations or financial condition. Alternatively, if the value of any of the currencies in which operating costs are realized appreciates relative to the U.S. dollar, Lion’s operating costs will increase when translated to U.S. dollars for reporting purposes. Although these risks may sometimes be naturally hedged by a match in sales and operating costs denominated in the same currency, fluctuations in foreign currency exchange rates, particularly the U.S.-Canadian dollar exchange rate, could create discrepancies between Lion’s sales and operating costs in a given currency that could have a material adverse effect on its business, results of operations or financial condition. Fluctuations in foreign currency exchange rates could also have a material adverse effect on the relative competitive position of Lion’s products in markets where it faces competition from manufacturers who are less affected by such fluctuations in exchange rates, especially in the U.S. market.

While Lion actively manages its exposure to foreign-exchange rate fluctuations and may enter into hedging contracts from time to time, such contracts hedge foreign-currency denominated transactions and any change in the fair value of the contracts could be offset by changes in the underlying value of the transactions being hedged. Furthermore, Lion does not have foreign-exchange hedging contracts in place with respect to all currencies in which it does business. As a result, there can be no assurance that Lion’s approach to managing its exposure to foreign-exchange rate fluctuations will be effective in the future or that Lion will be able to enter into foreign-exchange hedging contracts as deemed necessary on satisfactory terms.

Unfavorable economic conditions, such as consequences of the global COVID-19 pandemic, may have a material adverse effect on Lion’s business, results of operations and financial condition.

Lion has been impacted by the COVID-19 pandemic, and Lion cannot predict the future impacts the COVID-19 pandemic may have on its business, results of operations and financial condition. Beginning in March 2020, numerous government regulations and public advisories, as well as shifting social behaviors, temporarily and from time to time limited or closed non-essential transportation, government functions, business activities and person-to-person interactions, and the duration of such trends is difficult to predict. Mandated governmental measures have forced Lion to reduce operations at its Saint-Jérôme, Québec, facility and establish work-from-home policies for certain of its employees, and some of its suppliers have been subject to similar limitations and may also have been required to shut down production. Limitations on travel by Lion’s personnel and personnel of its customers and increased demand for commercial trucks within its customers’ fleets caused some customers to delay electrification of their fleet, and future delays or shutdowns of Lion’s facilities or those of its suppliers’ could impact Lion’s ability to meet customer orders. Lion cannot predict if current restrictions and limitations to its or its customers’ and suppliers’ operations will be maintained, or if new measures will be implemented.

Lion’s operations and timelines may also be affected by global economic markets and levels of consumer comfort and spend, including recessions, slow economic growth, economic and pricing instability, increase of interest rates and credit market volatility, all of which could impact demand in the worldwide transportation industries or otherwise have a material adverse effect on Lion’s business, operating results and financial condition. Because the impact of current conditions on an ongoing basis is yet largely unknown, is rapidly evolving and has been varied across geographic regions, this ongoing assessment will be particularly critical to allow Lion to accurately project supply and demand and infrastructure requirements globally and allocate resources accordingly. If current global market conditions continue or worsen, Lion’s business, results of operations and financial condition could be materially adversely affected.

Natural disasters, unusually adverse weather, epidemic or pandemic outbreaks, boycotts and geo-political events could materially adversely affect Lion’s business, results of operations or financial condition.

The occurrence of one or more natural disasters, such as hurricanes and earthquakes, unusually adverse weather, epidemic or pandemic outbreaks, such as the ongoing COVID-19 pandemic, boycotts and geo-political events, such as civil unrest and acts of terrorism, or similar disruptions could materially adversely affect Lion’s business, results of operations or financial condition. These events could result in physical damage to property, an increase in energy prices, temporary or permanent closure of one or more of Lion’s current or planned facilities, temporary lack of an adequate workforce in a market, temporary or long-term disruption in the supply of raw materials, product parts and components, temporary disruption in transport from overseas, or disruption to Lion’s information systems. Lion may incur expenses or delays relating to such events outside of its control, which could have a material adverse impact on its business, operating results and financial condition.

As a result of the Business Combination, Lion could be treated as a U.S. corporation for U.S. federal income tax purposes.

Under current U.S. federal income tax law, a corporation organized under Canadian law is not treated as a U.S. corporation and, therefore, is treated as a non-U.S. corporation. Section 7874 of the Code and the Treasury Regulations promulgated thereunder, however, contain rules that may cause a non-U.S. corporation that acquires the stock of a U.S. corporation to be treated as a U.S. corporation for U.S. federal income tax purposes under certain circumstances. If, as a result of the Business Combination, Lion were treated as a U.S. corporation for U.S. federal income tax purposes, among other consequences, it would generally be subject to U.S. federal income tax on its worldwide income, and its dividends would be treated as dividends from a U.S. corporation. Regardless of the application of Section 7874 of the Code, Lion is expected to be treated as a Canadian tax resident for Canadian tax purposes. Consequently, if Lion were to be treated as a U.S. corporation for U.S. federal income tax purposes under Section 7874 of the Code, it could be liable for both U.S. and Canadian taxes and dividends paid by Lion to its shareholders could be subject to both U.S. and Canadian withholding taxes.

Lion does not expect to be treated as a U.S. corporation for U.S. federal income tax purposes, and Lion intends to take this position on its tax returns. Lion has not sought and will not seek any rulings from the IRS as to such tax treatment, and the closing of the Business Combination was not conditioned upon achieving, or receiving a ruling from any tax authority or opinion from any tax advisor in regards to, any particular tax treatment. Further, there can be no assurance that your tax advisor, the IRS, or a court will agree with the position that Lion is not treated as a U.S. corporation pursuant to Section 7874 of the Code. Lion is not representing to you that Lion will not be treated as a U.S. corporation for U.S. federal income tax purposes under Section 7874 of the Code. The rules for determining whether a non-U.S. corporation is treated as a U.S. corporation for U.S. federal income tax purposes are complex, unclear, and the subject of ongoing regulatory change. Lion’s intended position is not free from doubt. For more information about the application of Section 7874 of the Code to Lion, see the section entitled “Material U.S. Federal Income Tax Considerations —Tax Residence of Lion for U.S. Federal Income Tax Purposes”.

If, as a result of the Business Combination, Lion were to be treated as an inverted domestic corporation under the Homeland Security Act or other relevant state and local rules, the U.S. federal government and certain state and local governments may cease doing business with Lion, which could substantially decrease the value of Lion’s business and, accordingly, the value of the Lion Common Shares.

The Federal Acquisition Regulation (“FAR”) prohibits U.S. federal government agencies from using appropriated (or otherwise made available) funds for contracts with a foreign incorporated entity, or a subsidiary of such an entity, that is an “inverted domestic corporation,” as defined in the Homeland Security Act at 6 U.S.C. § 395(b). Further, at the state and local level, certain jurisdictions have adopted similar restrictions or may adopt similar restrictions in the future. Accordingly, U.S. federal government agencies and certain state and local government agencies may be prohibited from entering into new contracts with an inverted domestic corporation and may be prohibited from paying for contractor activities on existing contracts after the date of the “inversion.” If the future expansion of Lion’s business in the United States becomes dependent upon its ability to enter into contracts with U.S. federal government agencies or state and local governments agencies in the United States, the treatment of Lion as an inverted domestic corporation could substantially decrease the value of its business following the Business Combination.

Lion intends to take the position that it is not an “inverted domestic corporation.” The application of the “inverted domestic corporation” definition is somewhat unclear due to the lack of detailed regulations or other guidance promulgated with respect to the relevant provisions of the Homeland Security Act (and similar state and local rules). Section 7874 of the Code, discussed above, includes substantially similar provisions regarding the determination of whether a foreign incorporated corporation is treated as a U.S. domestic corporation for U.S. federal income tax purposes. While the regulatory provisions and other guidance issued by the IRS and the U.S. Treasury Department with respect to such provisions provide more detailed guidance providing for expansive application, these regulations do not explicitly apply for the purposes of determining whether a corporation is an inverted domestic corporation under the Homeland Security Act (and similar state and local rules), and it is unclear to what extent they should be viewed as interpretive guidance for such purposes. There can be no assurance that the relevant government agencies, or a court or administrative tribunal, will agree with Lion’s position that it should not be treated as an inverted domestic corporation under the Homeland Security Act (or similar state or local rules), and, in addition, changes in facts or law might cause Lion to be treated as an inverted domestic corporation for such purposes. New statutory or regulatory provisions, or other guidance under the Homeland Security Act or other relevant rules, could be enacted or promulgated that would adversely affect Lion’s status with regard to the FAR prohibition or other relevant prohibitions, all of which could have retroactive application.

Risks Related to Customers and Suppliers

Lion’s growth will depend on its ability to successfully attract new customers and secure firm orders from them and to retain existing customers and engage them into additional deployments in the future. Failure to increase sales to both new and existing customers could have a material adverse effect on Lion’s business, results of operations or financial condition.

Lion’s success, and its ability to increase revenue and operate profitably, depends in part on its ability to identify new customers and secure firm orders from them, its ability to retain existing customers and engage them into additional deployments in the future, and its ability to meet current and new customers business needs. Failure to achieve any of the foregoing could materially and adversely affect Lion’s business, results of operations or financial condition. Lion may fail to attract new customers or retain existing customers, retain revenue from existing customers or increase sales to both new and existing customers as a result of a number of other factors, including:

•	reductions in Lion’s existing or potential customers’ spending levels;

•	competitive factors affecting the battery electric vehicles industry, including the introduction of other alternative fuel vehicles or other technologies;

•	discount, pricing and other strategies that may be implemented by its competitors;

•	its ability to execute on its growth strategy;

•	a decline in its customers’ level of satisfaction with its vehicles and services;

•	changes in its relationships with third parties, including its suppliers and other partners;

•	the timeliness and success of new products it may offer in the future;

•	its focus on long-term value over short-term results,

meaning that Lion may make strategic decisions that may not maximize its short-term revenue or profitability if it believes that the decisions are consistent with its vision and will improve its financial performance over the long-term.

Lion is dependent on third-party suppliers, some of which are single-source suppliers, and Lion expects to continue to rely on third-party suppliers. The inability of any such supplier to deliver necessary parts or components according to Lion’s schedule and at prices, volumes and quality levels acceptable to it, Lion’s inability to efficiently manage these parts or components, or the termination or interruption of any supply arrangement could materially adversely affect Lion’s business, results of operations or financial condition.

Lion is dependent on third-party suppliers to supply and manufacture parts and components included in its vehicles, and it expects to continue to rely on third parties to supply and manufacture such parts and components in the future. While Lion obtains components from multiple sources whenever possible, some of the components used in its vehicles, including certain key battery system components, are purchased from a single source. While Lion believes that it may be able to establish alternate supply relationships and can obtain or potentially engineer replacement components for some of its single source components, it may be unable to do so in the short term or at all, or at prices, volumes or quality levels that are acceptable to it. In addition, the inability of any of Lion’s suppliers to deliver necessary parts or components according to Lion’s schedule and at prices, volumes or quality levels acceptable to Lion, Lion’s inability to efficiently manage these parts or components, or the termination or interruption of any material supply arrangement could materially adversely affect Lion’s business, results of operations or financial condition. Any disruption in the supply of parts or components, whether or not from a single source supplier, could temporarily disrupt manufacturing of Lion’s vehicles until an alternative supplier is able to supply the required material. Changes in business conditions, unforeseen circumstances, governmental changes, and other factors beyond Lion’s control or which it does not presently anticipate, could also affect Lion’s suppliers’ ability to deliver components to Lion on a timely basis and ultimately, Lion’s ability to economically manufacture and distribute its vehicles. Any of the foregoing could materially adversely affect Lion’s business, results of operations or financial condition.

Also, if any of Lion’s suppliers become economically distressed or go bankrupt, Lion may be required to provide substantial financial support or take other measures to ensure supplies of components or materials, which could increase its costs, affect its liquidity or cause production disruptions, all of which could materially adversely affect Lion’s business, results of operations or financial condition.

Lion has limited experience servicing the urban trucks it distributes. Failure to address the servicing requirements of its customers could harm Lion’s reputation or materially adversely affect its business, results of operations or financial condition.

Lion has limited experience in servicing the urban trucks it distributes, including its class 6 and 8 trucks available for purchase today, and it expects to be required to increase its servicing capabilities as it scales its operations and continues to grow, including by building new Lion experience centers in the U.S. and Canada. Servicing electric vehicles is different than servicing vehicles with internal combustion engines and requires specialized skills, including high voltage training and servicing techniques. Although Lion believes the experience it has gained servicing its electric buses and developing and operating prototypes of its urban trucks positions it well to service its urban trucks and future products, Lion has no after-sale experience of maintaining and servicing urban trucks for its customers, and there is no guarantee Lion will be able to do so. Failure to address the servicing requirements of its customers could harm Lion’s reputation or materially adversely affect its business, results of operations or financial condition.

Lion’s customers will also depend on Lion’s customer support team to resolve technical and operational issues relating to the software integrated in its vehicles. Lion’s ability to provide effective customer support is largely dependent on its ability to attract, train and retain qualified personnel with experience in supporting customers on platforms such as Lion’s platform. As it continues to grow, additional pressure may be placed on Lion’s customer support team, and Lion may be unable to respond quickly enough to accommodate short-term increases in customer demand for technical support. Lion may also be unable to modify the future scope and delivery of its technical support to compete with changes in the technical support provided by its competitors. Increased customer demand for support, without corresponding revenue, could increase costs and negatively affect Lion’s results of operation. If Lion is unable to successfully address the servicing requirements of its customers or establish a market perception that it maintains high-quality support, it may be subject to claims from its customers, including for loss of revenue or damages, and its business, results of operations or financial condition may be materially and adversely affected.

Lion’s future growth is dependent upon the trucking and busing industries’ and Lion’s other customers’ willingness to adopt battery electric vehicles and specifically Lion’s vehicles.

Lion’s future growth is highly dependent upon the adoption by the commercial trucking and busing industries and Lion’s other target consumers of, and Lion is subject to an elevated risk of any reduced demand for, alternative fuel vehicles in general and electric vehicles in particular. If the market for electric vehicles does not develop at the rate or in the manner or to the extent that Lion expects, or if critical assumptions Lion has made regarding the efficiency of its vehicles are incorrect or incomplete, Lion’s business, results of operations or financial condition may be adversely materially affected. The market for alternative fuel vehicles is relatively new, rapidly evolving, characterized by rapidly changing technologies, price competition, additional competitors, evolving government regulation and industry standards, frequent new vehicle announcements and changing consumer demands and behaviors. Factors that may influence the adoption of alternative fuel vehicles, and specifically electric vehicles, include:

•	perceptions about electric vehicle quality, safety (in particular with respect to lithium-ion battery packs), design, performance and cost;

•	perceptions about vehicle safety in general, including the use of advanced technology, such as vehicle electronics, alternative fuel and regenerative braking systems;

•	the limited range over which electric vehicles may be driven on a single battery charge;

•	the decline of an electric vehicle’s range resulting from deterioration over time in the battery’s ability to hold a charge or short term declines resulting from adverse weather conditions;

•	the availability of service and charging stations for electric vehicles;

•	concerns about electric grid capacity and reliability, which could derail past, present and future efforts to promote electric vehicles as a practical solution to vehicles which require gasoline;

•	the availability of alternative fuel vehicles;

•	improvements in the fuel economy of the internal combustion engine;

•	the environmental consciousness of the trucking and busing industries and Lion’s other target customers;

•	volatility in the cost of oil and gasoline;

•	government regulations and economic incentives promoting fuel efficiency and alternate forms of energy;

•	the availability of tax and other governmental incentives to purchase and operate electric vehicles or future regulation;

•	perceptions about and the actual cost of alternative fuel, as well as hybrid and electric vehicles; and

•	macroeconomic factors.

For example, if the market price of oil drops, it is unknown to what extent any corresponding decreases in the cost of diesel fuel may impact the market for electric vehicles. Moreover, travel restrictions and social distancing efforts in response to the COVID-19 pandemic may negatively impact the commercial trucking industry, leading to reduced consumer demand for products carried by the commercial trucking industry, for an unknown, but potentially lengthy, period of time. In addition, temporary school closures in the United States and Canada resulted in reduced school bus usage and reduced demand for ancillary products and services. Even if the trucking and busing industries and Lion’s other target customers adopt battery electric vehicles, Lion may be unable to establish and maintain confidence in its long-term business prospects among consumers, analysts and within the industry, and may be subject to negative publicity. The influence of any of the factors described above may cause current or potential customers not to purchase Lion’s vehicles and may otherwise materially adversely affect Lion’s business, results of operations or financial condition.

Lion’s inability to leverage vehicle and customer data could impact the servicing of its products, its software algorithms and impact research and development operations.

Lion relies on data collected from the use of its fleet of vehicles, including vehicle data and data related to battery usage statistics. Lion uses this data in connection with the servicing and normal course software updates of its products, its software algorithms and the research, development and analysis of its vehicles. Lion’s inability to obtain this data or the necessary rights to use this data or Lion’s inability to properly analyze or use this data could result in Lion’s inability to adequately service its vehicles or delay or otherwise negatively impact its research and development efforts. Any of the foregoing could materially adversely affect Lion’s business, results of operations or financial condition.

Risks Related to Electric Vehicle Industry and Related Regulatory, Legal and Tax Matters

The battery electric vehicle industry and its associated technologies are rapidly evolving and may be subject to unforeseen changes. Developments in alternative or analogous technologies may adversely affect the demand for Lion’s vehicles or otherwise materially adversely affect Lion’s business, results of operations or financial condition.

The battery electric vehicle industry and its technology are rapidly evolving and may be subject to unforeseen changes. Lion may be unable to keep up with changes in electric vehicle technology or alternatives to electricity as a fuel source and, as a result, its competitiveness may suffer. Developments in alternative or analogous technologies, such as advanced diesel, ethanol, fuel cells, or compressed natural gas, or improvements in the fuel economy of the internal combustion engine, may harm Lion’s competitive position and growth prospects or materially and adversely affect Lion’s business, results of operations or financial condition, including in ways which it currently does not anticipate.

The electric vehicle industry is highly competitive and Lion is likely to face competition from a number of sources. Lion may not be successful in competing in this industry, which may materially adversely affect its business, results of operations or financial condition.

The North American medium and heavy-duty urban truck market is highly competitive today and Lion expects it will become even more so in the future. Lion’s principal competition for their trucks comes from manufacturers of trucks with internal combustion engines powered by diesel fuel. This includes Navistar (Volkswagen), Daimler, Volvo, PACCAR, Hino (Toyota), and other automotive manufacturers. Lion cannot assure that customers will choose its vehicles over those of its competitors’ diesel-powered trucks. As of the date hereof, few class 5 to 8 electric trucks or battery electric buses are being sold in the United States or Canada. However, Lion expects that an increasing number of competitors will enter the electric truck market within the next several years and as they do so Lion expects that it will experience significant competition. A number of private and public companies have announced plans to offer battery electric trucks, including companies such as Navistar, Daimler, Volvo, PACCAR, Tesla, Nikola, and others. Based on publicly available information, a number of these competitors have displayed prototype trucks and have announced target availability and production timelines, while others have launched pilot programs in some markets. In addition, Lion is aware that potential competitors, including BYD and Workhorse, are currently manufacturing and selling battery electric trucks.

The North American school bus market is mainly concentrated in the hands of three incumbent automotive original equipment manufacturers (“OEMs”) selling primarily diesel school buses: Blue Bird Corporation, Thomas Built Buses (Daimler), and IC Bus (Navistar/Volkswagen). These manufacturers mainly compete with Lion’s school buses through their traditional diesel offering but are beginning to rollout electric models. In addition to the incumbent diesel school bus OEMs, a few early-stage EV OEMs have entered in competition with Lion such as Green Power Motor, which offers purpose-built electric Type D school buses, and Trans Tech, which offers retrofit electric Type A school buses.

Some of Lion’s current and potential competitors may also have greater financial resources, more extensive development, manufacturing, technical, marketing and service capabilities, greater brand, customer and industry recognition, a larger number of managerial and technical personnel or a lower cost of funds than Lion does or other competitive advantages relative to Lion. Many of Lion’s current and potential competitors may also be able to devote greater resources to the design, development, manufacturing, distribution, promotion, sale and support of their products.

Lion expects competition in its industry to intensify in the future in light of increased demand for electric and other alternative fuel vehicles and continuing globalization. Factors affecting competition include the total cost of ownership (“TCO”), product quality and features, innovation and development time, pricing, availability, reliability, safety, fuel economy, customer service (including breadth of service network) and financing terms. Increased competition may lead to lower vehicle unit sales and increased inventory, which may result in a further downward price pressure and adversely affect Lion’s business, financial condition and results of operation. There can be no assurances that Lion will be able to compete successfully in the markets in which it operates. If Lion’s competitors introduce new vehicles or services that compete with or surpass the quality, price, performance or availability of Lion’s vehicles or services, Lion may be unable to satisfy existing customers or attract new customers at the prices and levels that would allow it to generate attractive rates of return on its investment. Increased competition could result in price reductions and revenue shortfalls, loss of customers and loss of market share, which could materially adversely affect Lion’s business, results of operations or financial condition.

Lion’s vehicles are subject to numerous mandated safety standards. Lion may be unable to comply with such safety standards, or could incur significant costs in order to do so, which could in each case materially adversely affect its business, results of operations or financial condition.

Lion’s vehicles, and the sale of motor vehicles in general, are subject to numerous international, federal, state and provincial motor vehicle safety and other standards, including the National Traffic and Motor Vehicle Safety Act, the Federal Motor Vehicle Safety Standards, the Motor Vehicle Safety Act (Canada) and similar laws and regulations. Although Lion continuously evaluates requirements for licenses, approvals, certificates and governmental authorizations necessary to manufacture, sell or service its vehicles in the United States and Canada, it may experience difficulties in obtaining or complying with various licenses, approvals, certifications and other governmental authorizations necessary to manufacture, sell or service its vehicles, especially for future vehicles. For example, in the United States, vehicles that meet or exceed all federally mandated safety standards are certified under the federal regulations. Rigorous testing and the use of approved materials and equipment are among the requirements for achieving federal certification. Similar regulations exist in other jurisdictions. Failure by Lion to maintain or obtain any necessary approval for, or otherwise satisfy motor vehicle standards with respect to, its existing or future electric vehicles, or the incurrence of material unexpected costs in connection therewith, could have a material adverse effect on Lion’s business, financial condition and operating results.

Lion is subject to substantial laws, regulations and standards, including related to product safety, health and safety and environmental matters, each of which could impose substantial costs, legal prohibitions or unfavorable changes upon its operations or products, and any failure to comply with these laws, regulations or standards, including as they evolve, could harm Lion’s reputation, subject it to significant fines and liability, negatively impact its ability to sell its vehicles or operate its manufacturing facilities and materially adversely affect its business, results of operations and financial condition.

As a manufacturing company, including with respect to its current Saint-Jérôme, Québec, facility and its planned battery assembly facility and planned large-scale U.S. manufacturing facility, Lion is or will be subject to complex environmental, manufacturing, health and safety laws and regulations at numerous jurisdictional levels in the U.S. and Canada, including laws relating to the use, handling, storage, recycling, disposal and human exposure to hazardous materials and with respect to constructing, operating and maintaining its facilities. The costs of compliance, including remediating contamination if any is found on Lion’s current or future properties, or at sites where Lion has sent wastes for disposal, and any changes to Lion’s operations mandated by new or amended laws, may be significant. Lion may also face unexpected delays in obtaining permits and approvals required by such laws in connection with its future facilities, which would hinder operation of these facilities and Lion’s growth. Such costs and delays may materially adversely impact Lion’s business, results of operations or financial condition. Furthermore, any violations of these laws may result in substantial fines and penalties, remediation costs, third party damages, or a suspension or cessation of Lion’s operations. In addition, battery electric vehicles are subject to substantial regulation under international, federal, state, provincial and local laws and implementing regulations. These requirements are subject to change, including as a result of shifting sociopolitical trends. For example, several jurisdictions have adopted, or are considering adopting, laws related to supply chain sustainability, particularly with regards to environmental and/or human rights characteristics. Lion incurs significant costs in complying with applicable laws and regulations and may be required to incur additional costs to comply with any changes to such laws or regulations, and any failures to comply could result in significant expenses, delays or fines, or otherwise materially adversely affect Lion’s business, results of operations or financial condition.

The unavailability, reduction or elimination of government and economic incentives due to policy changes, government regulation or otherwise, could have a material adverse effect on Lion’s business, results of operations or financial condition.

Any reduction, elimination or discriminatory application of government subsidies and economic incentives because of policy changes, the reduced need for such subsidies and incentives due to the perceived success of the electric vehicle industry or other reasons may result in the diminished competitiveness of the alternative fuel and electric vehicle industry generally or Lion’s vehicles. While certain tax credits and other incentives for alternative energy production, alternative fuel and electric vehicles have been available in the past, there is no guarantee these programs will be available in the future. If current tax incentives are not available in the future, Lion’s business, results of operations or financial condition could be materially adversely affected.

In particular, demand for Lion’s vehicles is influenced by federal, state, provincial and local tax credits, rebates, grants and other government programs and incentives that promote the use of battery electric vehicles. These include various government programs that make grant funds available for the purchase of battery electric vehicles. Additionally, demand for Lion’s vehicles may be influenced by laws, rules, regulations and programs that require reductions in carbon emissions, such as the various measures implemented by lawmakers and regulators in California and Québec, among others, designed to increase the use of electric and other zero-emission vehicles, including the establishment of firm goals in certain instances for the number of these vehicles operating on state roads by specified dates and the enactment of various laws and other programs in support of these goals. These programs and regulations, which have the effect of encouraging the use of battery electric vehicles, could expire or be repealed or amended for a variety of reasons. For example, parties with an interest in gasoline and diesel, hydrogen or other alternative vehicles or vehicle fuels, including lawmakers, regulators, policymakers, environmental or advocacy organizations, OEMs, trade groups, suppliers or other groups, may invest significant time and money in efforts to delay, repeal or otherwise negatively influence regulations and programs that promote the use of battery electric vehicles. Many of these parties have substantially greater resources and influence than Lion has. Further, changes in federal, state, provincial or local political, social or economic conditions, including a lack of legislative focus on these programs and regulations, could result in their modification, delayed adoption or repeal. Any failure to adopt, delay in implementation, expiration, repeal or modification of these programs and regulations, or the adoption of any programs or regulations that encourage the use of other alternative fuels or alternative vehicles over battery electric vehicles, would reduce the market for battery electric vehicles and could materially adversely affect Lion’s business, results of operations or financial condition.

Lion’s inability to obtain or agree on acceptable terms and conditions for all or a significant portion of the government grants, loans and other incentives for which it may apply could have a material adverse effect on its business, results of operations or financial condition.

Lion has applied, and expects in the future to apply, for federal, state and provincial grants, loans and tax incentives under government programs designed to stimulate the economy and support the production of battery electric vehicles and related technologies. Lion anticipates that in the future there will be new opportunities to apply for grants, loans and other incentives from federal, state, provincial and foreign governments. Lion’s ability to obtain funds or incentives from government sources is subject to the availability of funds under applicable government programs and approval of Lion’s applications to participate in such programs. The application process for these funds and other incentives will likely be highly competitive and will cause management to divert time and resources from other aspects of its business. Lion cannot assure that it will be successful in obtaining any of these additional grants, loans and other incentives, and Lion’s inability to obtain or agree on acceptable terms and conditions for all or a significant portion of the government grants, loans and other incentives for which it may apply could have a material adverse effect on its business, results of operations or financial condition.

Unfavorable changes in U.S. or Canadian laws or regulations and trade policy, including the imposition of tariffs or quotas, or changes in any free-trade arrangements such as the CUSMA could adversely affect Lion’s business, results of operations or financial condition.

While Lion plans on manufacturing some of its vehicles in the United States in the future, all of its vehicles are currently manufactured in, and distributed from, its Saint-Jérôme, Québec, facility. For the year ended December 31, 2020 and the year ended December 31, 2019, Lion’s total sales outside Canada represented approximately 50.5% and 62.0%, respectively, of its total sales, and Lion intends to continue to expand its operations in the United States by investing in the construction of a large-scale U.S. manufacturing facility and promoting its brand and vehicles in the United States. The U.S. market has been and is expected to continue generating sales growth. Several factors, including weakened international economic conditions, the introduction of new trade restrictions, increased protectionism or changes in free-trade arrangements such as the Canada-United States-Mexico Agreement (CUSMA), tariffs, negative geo-political events or an outbreak of infectious disease, a pandemic or a similar public health threat, such as the COVID-19 pandemic, could adversely affect such growth. In particular, the U.S. government has adopted a new approach to trade policy and in some cases has attempted to renegotiate or terminate certain existing bilateral or multi-lateral trade agreements. It has also imposed tariffs on certain foreign goods, including steel and certain commercial vehicle parts, which have resulted in increased costs for goods imported into the United States. There is no guarantee that further tariffs or additional trade restrictions will not be implemented on a broader range of products or raw materials. The resulting environment could have a material adverse effect on Lion’s business, results of operations or financial condition.

Tax matters and changes in tax laws could materially adversely affect Lion’s business, results of operations or financial condition.

Lion conducts operations, directly and through its U.S. subsidiaries, in Canada and the United States and is therefore subject to income taxes in Canada and the United States. Lion may also in the future become subject to income taxes in other foreign jurisdictions. Lion’s effective income tax rate could be adversely affected by a number of factors, including changes in the valuation of deferred tax assets and liabilities, changes in tax laws, changes in accounting and tax standards or practices, changes in the composition of operating income by tax jurisdiction, changes in Lion’s operating results before taxes, and the outcome of income tax audits in Canada, the United States, or other jurisdictions. Lion regularly assesses all of these matters to determine the adequacy of its tax liabilities. If any of Lion’s assessments turn out to be incorrect, Lion’s business, results of operations, or financial condition could be materially adversely affected.

Lion conducts business in the United States through its existing U.S. subsidiary and may in the future conduct business via new subsidiaries in the United States or other jurisdictions. Due to the complexity of multinational tax obligations and filings, Lion may have a heightened risk related to audits or examinations by federal, state, provincial, and local taxing authorities in the jurisdictions in which it operates. Outcomes from these audits or examinations could have a material adverse effect on Lion’s business, results of operations, or financial condition.

The tax laws of Canada and the U.S., as well as potentially any other jurisdiction in which Lion may operate in the future, have detailed transfer pricing rules that require that all transactions with non-resident related parties satisfy arm’s length pricing principles. Although Lion believes that its transfer pricing policies have been reasonably determined in accordance with arm’s length principles, the taxation authorities in the jurisdictions where Lion carries on business could challenge its transfer pricing policies. International transfer pricing is a subjective area of taxation and generally involves a significant degree of judgment. If any of these taxation authorities were to successfully challenge Lion’s transfer pricing policies, Lion could be subject to additional income tax expenses, including interest and penalties. Any such increase in Lion’s income tax expense and related interest and penalties could have a material adverse effect on its business, results of operations, or financial condition.

In addition, Lion is also entitled to claim certain expenses and tax credits, including research and development expenses and Scientific Research and Experimental Development tax credits. Although Lion believes that the claims or deductions have been reasonably determined, there can be no assurance that Canadian or other relevant taxation authorities will agree. If a taxation authority were to successfully challenge the correctness of such expenses or tax credits claimed, or if a taxation authority were to reduce any tax credit either by reducing the rate of the grant or the eligibility of some research and development expenses in the future, Lion’s business, results of operations, or financial condition could be materially adversely affected.

Lion may also be adversely affected by changes in the relevant tax laws and tax rates, treaties, regulations, administrative practices and principles, judicial decisions, and interpretations thereof, in each case, possibly with retroactive effect. For example, the Multilateral Convention to Implement Tax Treaty Related Measures to Prevent BEPS recently entered into force among the jurisdictions that have ratified it. While Canada has ratified this convention, the United States has not yet done so. These recent changes could adversely affect Lion’s taxation, especially as Lion expands its relationships and operations internationally and could have a material adverse effect on Lion’s business, results of operations, or financial condition.

An adverse determination in any significant product liability claim against Lion could materially adversely affect its business, results of operations or financial condition.

The development, manufacturing, sale and usage of Lion’s vehicles expose Lion to significant risks associated with product liability claims. The automotive industry in particular experiences significant product liability claims, and Lion may face inherent risk of exposure to claims in the event its vehicles do not perform or are claimed to not have performed as expected. If Lion’s products are defective, malfunction or are used incorrectly by its customers, it may result in bodily injury, property damage or other injury, including death, which could give rise to product liability claims against Lion. Changes to Lion’s manufacturing processes, including as a result of its expected increase in manufacturing capacity and planned large-scale U.S. manufacturing facility, and the production of new products could result in product quality issues, thereby increasing the risk of litigation and potential liability. Any losses that Lion may suffer from any liability claims and the effect that any product liability litigation may have upon the brand image, reputation and marketability of Lion’s products could have a material adverse impact on Lion’s business, results of operations or financial condition.

Although Lion maintains insurance with respect to future claims in amounts it believes to be appropriate, no assurance can be given that material product liability claims will not be made in the future against Lion, or that claims will not arise in the future in excess or outside the coverage of Lion’s indemnities and insurance. Lion records provisions for known potential liabilities, but there is the possibility that actual losses may exceed these provisions and therefore negatively impact earnings. Also, Lion may not be able in the future to obtain adequate product liability insurance or the cost of doing so may be prohibitive. Adverse determinations of material product liability claims made against Lion could also harm its reputation and cause it to lose customers and could have a material adverse effect on its business, results of operations or financial condition.

Significant product repair and/or replacement due to product warranty claims or product recalls could have a material adverse impact on Lion’s business, results of operations or financial condition.

Lion generally provides a limited warranty against defects for all of its products. In addition, Lion may in the future be required to make product recalls or could be held liable in the event that some of its products do not meet safety standards or statutory requirements on product safety, even if the defects related to any such recall or liability are not covered by Lion’s limited warranty. Although Lion employs quality control procedures, products manufactured by it will need repair or replacement or may be recalled. Lion’s standard warranties generally require it to repair or replace defective products during such warranty periods at no cost to the consumer. Lion records provisions based on an estimate of product warranty claims, but there is the possibility that actual claims may exceed these provisions and therefore negatively impact Lion’s results of operations of financial condition. Although Lion has not to this date made any major product recall, it could in the future be required to make major product recalls or could be held liable in the event that some of its products do not meet safety standards or statutory requirements on product safety. In addition, the risks associated with product recalls may be aggravated if production volumes increase significantly, supplied goods do not meet Lion’s standards, Lion fails to perform its risk analysis systematically or product-related decisions are not fully documented. The repair and replacement costs that Lion could incur in connection with a recall could have a material adverse effect on its business, results of operations or financial condition. Product recalls could also harm Lion’s reputation and cause it to lose customers, particularly if recalls cause consumers to question the safety or reliability of its products, which could have a material adverse effect on its business, results of operations or financial condition.

In addition, purchase agreements with Lion’s customers may from time to time contain, in addition to Lion’s limited warranty, undertakings related to certain specific levels of performance and availability for the vehicles sold thereunder. Failure by Lion to provide the required levels of performance and availability, even if such failure is the result of factors outside of Lion’s control, could result in Lion being liable under such contractual arrangements or allow customers to terminate their arrangements with Lion. In particular, the MPA with the Specified Customer contains significant obligations from Lion in favor of the Specified Customer with respect to availability of vehicles in the ordinary course, and failure by Lion to satisfy those obligations, including if vehicle downtime and unavailability result from defects in the vehicles or preventative maintenance or maintenance issues, could result in Lion being liable for significant amounts, and any material breach by Lion under the MPA could entitle the Specified Customer to terminate the MPA and fully accelerate the vesting of the Specified Customer Warrant. See “Risk Factors—Lion’s constating documents permit it to issue an unlimited number of Common Shares without additional shareholder approval.” Failure by Lion to meet such obligations under the MPA with the Specified Customer, especially if the volume of purchases made by the Specified Customer thereunder increases significantly, could affect Lion’s profitability or otherwise materially and adversely affect its business, results of operations or financial condition.

Risks Related to Cyber Security, Intellectual Property and Technology

Lion is subject to information technology and cybersecurity risks to operational systems, security systems, infrastructure, integrated software in its vehicles and solutions and customer data processed by it, third-party vendors or suppliers, and any material failure, weakness, interruption, cyber event, incident or breach of security could prevent Lion from effectively operating its business, harm its reputation or materially adversely affect its business, results of operations or financial condition.

Lion is at risk for interruptions, outages and breaches of: (i) operational systems, including business, financial, accounting, product development, data processing or production processes, owned by it or its third-party vendors or suppliers; (ii) facility security systems, owned by it or its third-party vendors or suppliers; (iii) transmission control modules or other in-product technology, owned by it or its third-party vendors or suppliers; (iv) the integrated software in Lion’s vehicles; or (v) customer or driver data that Lion processes or Lion’s third-party vendors or suppliers process on its behalf. Such cyber incidents could materially disrupt operational systems; result in loss of intellectual property, trade secrets or other proprietary or competitively sensitive information; compromise certain information of customers, employees, suppliers, drivers or others; jeopardize the security of Lion’s facilities; or affect the performance of transmission control modules or other in-product technology and the integrated software in Lion’s vehicles. A cyber incident could be caused by disasters, insiders (through inadvertence or with malicious intent) or malicious third parties (including nation-states or nation-state supported actors) using sophisticated, targeted methods to circumvent firewalls, encryption and other security defenses, including hacking, fraud, trickery or other forms of deception. The techniques used by cyber attackers change frequently and may be difficult to detect for long periods of time.

Although Lion maintains information technology measures designed to protect it against intellectual property theft, data breaches and other cyber incidents, such measures will require updates and improvements, and there is no guarantee that such measures will be adequate to detect, prevent or mitigate cyber incidents. Any implementation, maintenance, segregation and improvement of Lion’s systems may require significant management time, support and cost. Moreover, there are inherent risks associated with developing, improving, expanding and updating current systems, including the disruption of Lion’s data management, procurement, production execution, finance, supply chain and sales and service processes. These risks may affect Lion’s ability to manage its data and inventory, procure parts or supplies or produce, sell, deliver and service its vehicles, adequately protect its intellectual property or achieve and maintain compliance with, or realize available benefits under, applicable laws, regulations and contracts. Lion cannot be sure that these systems upon which it relies, including those of its third-party vendors or suppliers, will be effectively implemented, maintained or expanded as planned. If Lion does not successfully implement, maintain or expand these systems as planned, its operations may be disrupted, Lion’s ability to accurately and timely report its financial results could be impaired, and deficiencies may arise in Lion’s internal control over financial reporting, which may impact Lion’s ability to certify its financial results. Moreover, Lion’s proprietary information or intellectual property could be compromised or misappropriated, and its reputation may be adversely affected. If these systems do not operate as expected, Lion may be required to expend significant resources to make corrections or find alternative sources for performing these functions.

A significant cyber incident could impact Lion’s manufacturing capacity or production capability, harm its reputation, cause Lion to breach its contractual arrangements with other parties or subject Lion to regulatory actions or litigation, any of which could materially affect its business, prospects, results of operations or financial condition. In addition, Lion’s insurance coverage for cyberattacks may not be sufficient to cover all the losses it may experience as a result of a cyber incident.

Lion also collects, uses, discloses, stores, transmits and otherwise processes customer, driver and employee and others’ data as part of its business and operations, which may include personal data or confidential or proprietary information. Lion also works with partners and third-party service providers or vendors that may in the course of their business relationship with Lion collect, store and process such data on Lion’s behalf and in connection with Lion’s products and services. There can be no assurance that any security measures that Lion or its third-party service providers, vendors, or suppliers have implemented will be effective against current or future security threats. While Lion has developed systems and processes designed to protect the availability, integrity, confidentiality and security of Lion’s, Lion’s customers’, drivers’ and employees’ and others’ data, such security measures or those of its third-party service providers, vendors or suppliers could fail and result in unauthorized access to or disclosure, acquisition, encryption, modification, misuse, loss, destruction or other compromise of such data. If a compromise of such data were to occur, Lion may become liable under its contracts with other parties and under applicable law for damages and incur penalties and other costs to respond to, investigate and remedy such an incident. Laws in all 50 states of the United States and Canada require Lion to provide notice to individuals, customers, regulators, credit reporting agencies and others when certain sensitive information has been compromised as a result of a security breach or where a security breach creates a real risk of significant harm to an individual. Such laws are inconsistent and compliance in the event of a widespread data breach could be costly. Depending on the facts and circumstances of such an incident, these damages, penalties, fines and costs could be significant. Any such event could harm Lion’s reputation and result in litigation against it, or otherwise materially adversely affect its business, prospects, results of operations or financial condition.

Any unauthorized control or manipulation of the information technology systems in Lion’s vehicles could result in loss of confidence in Lion and its vehicles and harm its reputation, which could materially adversely affect its business, results of operations or financial condition.

Lion’s vehicles contain complex information technology systems and built-in data connectivity to accept and install periodic remote updates to improve or update functionality. Lion has designed, implemented and tested security measures intended to prevent unauthorized access to its information technology networks and its vehicles and related systems. However, hackers may attempt to gain unauthorized access to modify, alter and use such networks, vehicles and systems to gain control of or to change Lion’s solutions’ functionality, user interface and performance characteristics, or to gain access to data stored in or generated by the vehicles. Future vulnerabilities could be identified and Lion’s efforts to remediate such vulnerabilities may not be successful. Any unauthorized access to or control of Lion’s vehicles, or any loss of customer data, could result in legal claims or proceedings and remediation of such problems could result in significant, unplanned capital expenditures. In addition, regardless of their veracity, reports of unauthorized access to its technology systems or data, as well as other factors that may result in the perception that Lion’s vehicles, technology systems or data are capable of being “hacked,” could materially negatively affect Lion’s brand and harm Lion’s business, prospects, results of operations or financial condition.

Lion’s vehicles, as well as the maintenance and repair services it offers to its customers, rely on software and hardware that is highly technical, and if these systems contain errors, bugs or vulnerabilities, or if Lion is unsuccessful in addressing or mitigating technical limitations in its systems, Lion’s business, results of operations or financial condition could be materially adversely affected.

Lion’s vehicles rely on software and hardware, including software and hardware developed or maintained by third parties, that is highly technical and complex and will require modification and updates over the life of the vehicle. In addition, the performance of the software solutions included in Lion’s vehicles depends on the ability of such software and hardware to store, retrieve, process and manage immense amounts of data. Lion’s software and hardware may contain errors, bugs or vulnerabilities, and its systems are subject to certain technical limitations that may compromise Lion’s ability to meet its objectives. Some errors, bugs or vulnerabilities inherently may be difficult to detect and may only be discovered after the code has been released for external or internal use. Errors, bugs, vulnerabilities, design defects or technical limitations may be found within Lion’s software and hardware. Although Lion attempts to remedy any issues it observes in its vehicles and software as effectively and rapidly as possible, such efforts may not be timely, may hamper production or may not be to the satisfaction of Lion’s customers. Additionally, if Lion is able to deploy updates to the software addressing any issues, but such updates cannot or are not installed by its customers, such customers’ software will be subject to these vulnerabilities until they install such updates. If Lion is unable to prevent or effectively remedy errors, bugs, vulnerabilities or defects in its software and hardware, Lion may suffer damage to its reputation, loss of customers, loss of revenue or liability for damages, any of which could materially adversely affect Lion’s business, results of operations or financial condition.

Interruption or failure of Lion information technology and communications systems could impact Lion’s ability to effectively provide Lion’s services.

The availability and effectiveness of Lion’s goods and services depend on the continued operation of information technology and communications systems. Lion’s systems will be vulnerable to damage or interruption from, among others, physical theft, fire, terrorist attacks, natural disasters, power loss, war, telecommunications failures, viruses, denial or degradation of service attacks, ransomware, social engineering schemes, insider theft or misuse or other attempts to harm Lion’s systems. Lion utilizes reputable third-party service providers or vendors for Lion’s data, and these providers could also be vulnerable to harms similar to those that could damage Lion systems, including sabotage and intentional acts of vandalism causing potential disruptions. Some of Lion’s systems may not be redundant, and Lion’s disaster recovery planning cannot account for all eventualities. Any problems with Lion’s third-party cloud hosting providers could result in lengthy interruptions in Lion’s business. In addition, Lion’s products utilize technical and complex technology which may contain errors or vulnerabilities that could result in interruptions in Lion’s business or the failure of Lion’s systems.

Lion is subject to evolving laws, regulations, standards and contractual obligations related to data privacy and security, and Lion’s actual or perceived failure to comply with such obligations could harm its reputation, subject it to significant fines and liability or adversely affect its business.

Collection, use, disclosure, storage, transmission or other processing of Lion’s customers’, employees’ and others’ information in conducting Lion’s business may subject it to various legislative and regulatory burdens related to data privacy and security that could require notification of data breaches, restrict or impose burdensome conditions on Lion’s use of such information and hinder Lion’s ability to acquire new customers or market to existing customers. The regulatory framework for data privacy and security is rapidly evolving, and Lion may not be able to monitor and react to all developments in a timely manner. For example, California requires connected devices to maintain minimum information security requirements. As legislation continues to develop, Lion will likely be required to expend significant additional resources to continue to modify or enhance Lion’s protective measures and internal processes to comply with such legislation. In addition, non-compliance with these laws or a significant breach of Lion’s third-party service providers’ or vendors’ or Lion’s own network security and systems could have serious negative consequences for its business and future prospects, including possible fines, penalties and damages, reduced customer demand for its vehicles and harm to its reputation and brand. Customers may also object to Lion’s or its third party service providers’ or vendors’ collection or processing of certain information, including personal data, which could materially adversely affect Lion’s business, results of operations or financial condition.

The performance characteristics of Lion’s vehicles, including battery life and range, may vary or decline over time, including due to factors outside of Lion’s control. Any such variation or decline may negatively influence potential or existing customers’ decisions whether to purchase Lion’s vehicles or affect Lion’s reputation, or could materially adversely affect its business, results of operations or financial condition.

The performance characteristics of Lion’s vehicles, including battery life and range, may vary or decline over time, including due to factors outside of Lion’s control. Factors such as driver behavior, usage, speed, terrain, time and stress patterns may also impact the battery’s ability to hold a charge, which would decrease Lion’s vehicles’ range before needing to recharge. Such battery deterioration and the related decrease in range may negatively influence potential customer decisions. In addition, Lion cannot guarantee that battery life and range deterioration will not be greater than what is currently anticipated. Any deterioration above the expected level could affect Lion’s reputation or could materially adversely affect its business, results of operations or financial condition.

Lion relies on unpatented proprietary know-how, trade secrets and contractual restrictions, and not patents, to protect its intellectual and other proprietary rights. Failure to adequately protect, enforce or otherwise manage Lion’s intellectual and other proprietary rights may undermine its competitive position and could materially adversely affect its business, prospects, results of operations or financial condition.

Protection of proprietary technology, processes, methods and other intellectual property related to Lion is critical to its business. Lion relies on unpatented proprietary know-how, trade secrets, trademarks, copyrights and contractual restrictions to protect its intellectual property and other proprietary rights and Lion does not hold any patents related to its business. As a matter of course, Lion employs numerous measures to protect its intellectual property and other confidential information, including technical data. For instance, Lion has implemented procedures designed to make the proprietary technology incorporated in its vehicle systems very difficult to access and/or retrieve and imposes consequences for users that seek to obtain unauthorized access to such technology. In addition, Lion enters into confidentiality agreements with suppliers, vendors, service providers, customers and other third parties with whom it may share information about its business and operations, and Lion also requires all of its employees, consultants and other persons who work for it to enter into confidentiality and assignment of intellectual property agreements. However, failure to adequately protect Lion’s intellectual property rights could result in Lion’s competitors offering similar products, potentially resulting in the loss of some of Lion’s competitive advantage and a decrease in revenue which would adversely affect Lion’s business, prospects, financial condition and operating results.

As well, there can be no assurance that competitors and other third parties will not independently develop the know-how and trade secrets related to Lion’s proprietary technology, in which case Lion would not be able to prevent such third parties from using such know-how and trade secrets, or develop better products or manufacturing methods or processes than it.

Further, Lion may not be able to deter current and former employees, consultants, suppliers and customers as well as other parties from breaching confidentiality agreements and misappropriating proprietary information and it is possible that third parties may copy or otherwise obtain and use Lion’s information and proprietary technology without authorization or otherwise infringe on Lion’s intellectual property and other proprietary rights. Lion may in the future need to rely on litigation to enforce its intellectual property rights and contractual rights, and, if not successful, may not be able to protect the value of its intellectual property. Any litigation could be protracted and costly and have a material adverse effect on Lion’s business, prospects, results of operations or financial condition regardless of the outcome. As well, in some cases the costs associated with such litigation could make enforcement impracticable. Further, intellectual property and contract laws vary throughout the world. Some foreign countries do not protect intellectual property rights to the same extent as do the laws of Canada. Policing the unauthorized use of our intellectual property in foreign jurisdictions may be difficult. Therefore, Lion’s intellectual property rights may not be as strong or as easily enforced outside of Canada. Failure to adequately enforce Lion’s intellectual property rights could result in its competitors offering similar products, potentially resulting in the loss of some of Lion’s competitive advantage and a decrease in its revenue, which would adversely affect its business, prospects, financial condition and operating results.

Lion may need to defend itself against intellectual property infringement or trade secret misappropriation claims, which may be time-consuming, could cause it to incur substantial costs and could prevent Lion from developing or commercializing future products.

Companies, organizations or individuals, including Lion’s competitors, may own or obtain patents, trademarks or other intellectual property or proprietary rights that would prevent or limit Lion’s ability to make, use, develop or sell its vehicles or components, which could make it more difficult for Lion to operate its business. Lion may receive inquiries from owners of intellectual property rights inquiring whether it infringes their proprietary rights. Lion may also be the subject of allegations that it has misappropriated a third party’s trade secrets or other proprietary rights. Companies owning patents or other intellectual property rights relating to the operation of Lion’s business, including in respect of battery packs, electric motors, fuel cells or electronic power management systems may allege infringement or misappropriation of such rights. In response to a determination that Lion has infringed or misappropriated upon a third party’s intellectual property rights, Lion may be required to do one or more of the following:

•	cease development, sales, or use of vehicles that incorporate the asserted intellectual property;

•	establish and maintain alternative branding for its products and services;

•	pay substantial damages;

•	obtain a license from the owner of the asserted intellectual property right, which license may not be available on commercially reasonable terms or at all; or

•	redesign one or more aspects or systems of its vehicles.

Any litigation or claims against Lion, whether valid or invalid, could result in substantial costs and diversion of resources or otherwise materially adversely affect its business, prospects, results of operations and financial condition.

Lion also licenses patents and other intellectual property from third parties, including its third-party vendors and suppliers, and Lion may face claims that the use by it of this in-licensed technology infringes the intellectual property rights of others. In such cases, Lion would seek indemnification from its licensors. However, Lion’s rights to indemnification may be unavailable or insufficient to cover Lion’s costs and losses, which could materially adversely affect Lion’s business, prospects, results of operations and financial condition. As well, Lion cannot be certain that such licensed intellectual property will afford protection against competitors with similar technology as the scope of protection of issued patent claims is often difficult to determine. The claims under any licensed patents may not be broad enough to prevent others from developing technologies that are similar or that achieve results similar to the patented technology.

Risks Related to the Ownership of Lion Common Shares

The share price of Lion Common Shares may be volatile, and you may not be able to sell Lion Common Shares at or above the initial listing price.

The market price of Lion Common Shares could be subject to significant fluctuations. Some of the factors that may cause the market price of Lion Common Shares to fluctuate include:

•	volatility in the market price and trading volume of comparable companies;

•	actual or anticipated changes or fluctuations in Lion’s operating results or in the expectations of market analysts;

•	short sales, hedging and other derivative transactions in Lion Common Shares;

•	publication of research reports or news stories about Lion, its competitors or its industry;

•	litigation or regulatory action against Lion;

•	positive or negative recommendations or withdrawal of research coverage by securities analysts;

•	adverse market reaction to any indebtedness it may incur or securities it may issue in the future;

•

investors’ general perception of Lion and the public’s reaction to its press releases, other public announcements and filings with U.S. and Canadian securities regulators, including its financial statements;

•	changes in general political, economic, industry and market conditions and trends;

•	sales of Lion Common Shares by existing shareholders;

•	recruitment or departure of key personnel;

•	significant acquisitions or business combinations, strategic partnerships, joint ventures or capital commitments by or involving Lion or its competitors; and

•	the other risk factors described in this section of this prospectus.

Additionally, these factors, as well as other related factors, may cause decreases in asset values that are deemed to be other than temporary, which may result in impairment losses. Certain institutional investors may base their investment decisions on consideration of Lion’s environmental, governance and social practices and performance against such institutions’ respective investment guidelines and criteria, and failure to satisfy such criteria may result in limited or no investment in Lion Common Shares by those institutions, which could materially adversely affect the trading price of Lion Common Shares. There can be no assurance that fluctuations in price and volume will not occur. If such increased levels of volatility and market turmoil continue for a protracted period of time, Lion’s business, results of operations or financial condition and the trading price of Lion Common Shares may be materially adversely affected.

In addition, broad market and industry factors may harm the market price of Lion Common Shares. Hence, the price of Lion Common Shares could fluctuate based upon factors that have little or nothing to do with it, and these fluctuations could materially reduce the price of Lion Common Shares regardless of Lion’s operating performance. In the past, following a significant decline in the market price of a company’s securities, there have been instances of securities class action litigation having been instituted against that company. If Lion is involved in any similar litigation, it could incur substantial costs, its management’s attention and resources could be diverted and Lion’s business, results of operations and financial condition could be materially adversely affected.

Lion will incur significant expenses and devote other significant resources and management time as a result of being a public company, which may negatively impact its financial performance and could cause its results of operations and financial condition to suffer.

Lion will incur significant legal, accounting, insurance and other expenses as a result of being a public company. The Sarbanes-Oxley Act, including the requirements of Section 404, as well as rules and regulations subsequently implemented by the SEC, the Dodd-Frank Act and the rules and regulations promulgated thereunder and the NYSE, impose additional reporting and other obligations on public companies. Lion expects that compliance with these laws, rules and regulations will substantially increase its expenses, including its legal and accounting costs, and make some activities more time-consuming and costly, and these new obligations will require attention from its management team and could divert their attention away from the day-to-day management of Lion’s business.

Lion also expects these laws, rules and regulations to make it more expensive for it to obtain director and officer liability insurance, and it may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. As a result, it may be more difficult for Lion to attract and retain qualified persons to serve on its board of directors or as officers. As a result of the foregoing, Lion expects a substantial increase in legal, accounting, insurance and certain other expenses in the future, which will negatively impact its financial performance and could cause Lion’s results of operations and financial condition to suffer. Furthermore, if Lion is unable to satisfy its obligations as a public company, it could be subject to delisting of the Lion Common Shares, fines, sanctions and other regulatory action and potentially civil litigation.

Lion’s senior management team has limited experience managing a public company, and regulatory compliance may divert its attention from the day-to-day management of the business.

The individuals who now constitute Lion’s senior management team have limited experience managing a publicly traded company and limited experience complying with the increasingly complex regulatory environment pertaining to public companies. Lion’s senior management team may not successfully or efficiently manage Lion’s transition to being a public company subject to significant regulatory oversight and reporting obligations under U.S. and Canadian securities laws.

Lion’s failure to timely and effectively implement controls and procedures required by the Sarbanes-Oxley Act and Canadian securities laws could have a material adverse effect on its business, results of operations or financial condition.

As a foreign private issuer listed on the NYSE, Lion will incur legal, accounting and other expenses that it did not previously incur. Lion will be subject to the requirements of the Exchange Act, the Sarbanes-Oxley Act, the Dodd-Frank Act, the NYSE Listing Rules, NYSE listing requirements, and other applicable securities rules and regulations, as well as the Foreign Corrupt Practices Act. Compliance with these rules and regulations will increase Lion’s legal and financial compliance costs, make some activities more difficult, time consuming or costly and increase demand on its systems and resources. The Exchange Act requires that, as a public company, Lion file or furnish annual and certain other reports with respect to its business, financial condition and results of operations.

Effective internal control over financial reporting is necessary for Lion to provide reliable financial reports. Effective internal controls, together with adequate disclosure controls and procedures, are designed to prevent or detect material misstatements due to fraud or error and to provide reasonable assurance as to the reliability of financial reporting. Deficiencies in Lion’s internal controls may adversely affect its management’s ability to record, process, summarize, and report financial data on a timely basis. As a public company, Lion is required to comply with applicable Canadian securities laws, including National Instrument 52-109 – Certification of Disclosure in Issuers’ Annual and Interim Filings. Beginning with its second annual report, Lion will be obligated to include a report of management’s assessment on its internal control over financial reporting and, after Lion ceases to qualify as an emerging growth company, an independent auditor’s attestation report on its internal control over financial reporting in its annual reports on Form 20-F, subject to certain exceptions. Prior to completion of the Business Combination, Lion was never required to test its internal controls within a specified period and, as a result, it may experience difficulty in meeting these reporting requirements in a timely manner.

Lion anticipates that the process of building its accounting and financial functions and infrastructure will require significant additional professional fees, internal costs and management efforts. Lion expects that it will need to adapt its current internal system to combine and streamline the management of its financial, accounting, human resources and other functions. However, such a system would likely require Lion to complete many processes and procedures for the effective use of the system or to run its business using the system, which may result in substantial costs. Any disruptions or difficulties in implementing or using such a system could adversely affect Lion’s controls and materially adversely affect its business, results of operations or financial condition. Moreover, such disruption or difficulties could result in unanticipated costs and diversion of management’s attention. In addition, Lion may discover weaknesses in its system of internal financial and accounting controls and procedures that could result in a material misstatement of its financial statements. Lion’s internal control over financial reporting will not prevent or detect all errors and all fraud. A control system, no matter how well designed and operated, can provide only reasonable, not absolute, assurance that the control system’s objectives will be met. Because of the inherent limitations in all control systems, no evaluation of controls can provide absolute assurance that misstatements due to error or fraud will not occur or that all control issues and instances of fraud will be detected.

Certain of Lion’s shareholders have significant influence over Lion.

PEC, directly or indirectly, owns or controls approximately 38.0% of Lion’s issued and outstanding Lion Common Shares, and 9368-2672, directly or indirectly, owns or controls approximately 16.1% of Lion’s issued and outstanding Lion Common Shares (in each case, on a non-diluted basis). Each of PEC and 9368-2672 therefore has significant influence over Lion’s management and affairs, which could limit a shareholder’s ability to influence the outcome of matters submitted to shareholders for a vote, including election of directors and significant corporate transactions. In addition, as per the terms of the Business Combination Agreement, effective as of Closing, Lion entered into the Nomination Rights Agreement, pursuant to which, subject to the terms and conditions contained therein, each of PEC and 9368-2672 was granted certain rights to nominate members of Lion’s Board (including, in certain cases, members of committees of Lion’s Board) for so long as it holds a requisite percentage of the total voting power of Lion. For more information about the Nomination Rights Agreement, see the section entitled “Description of Share Capital of Lion—Nomination Rights.”

Each of PEC and 9368-2672 is able to influence Lion’s decisions. The market price of Lion Common Shares could be adversely affected due to the significant influence and voting power of PEC and 9368-2672. Moreover, the significant influence and voting interest of PEC and 9368-2672 may discourage transactions involving a change of control, including transactions in which an investor, as a holder of Lion Common Shares, might otherwise receive a premium for Lion Common Shares over the then-current market price, or discourage competing proposals if a going private transaction is proposed.

Additionally, PEC’s interests may not align with the interests of Lion’s other shareholders. PEC (or its affiliates or related entities) is in the business of making investments in companies and may acquire and hold interests in businesses that compete directly or indirectly with Lion. PEC (or its affiliates or related entities) may also pursue acquisition opportunities that may be complementary to Lion’s business, and, as a result, those acquisition opportunities may not be available to Lion.

Lion does not expect to declare any dividends in the foreseeable future.

Lion anticipates reinvesting earnings to finance the growth of its business, and does not anticipate declaring any cash dividends to holders of Lion Common Shares in the foreseeable future. Consequently, investors may need to rely on sales of their shares after price appreciation, which may never occur, as the only way to realize any future gains on their investment.

Lion is an “emerging growth company” within the meaning of the Securities Act, and if it takes advantage of certain exemptions from disclosure requirements available to emerging growth companies, it could make Lion’s securities less attractive to investors and may make it more difficult to compare Lion’s performance to the performance of other public companies.

Lion is as an “emerging growth company” as defined in the Securities Act, as amended by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). As such, Lion is eligible for and intends to take advantage of certain exemptions from various reporting requirements applicable to other public companies that are not emerging growth companies for as long as it continues to be an emerging growth company, including (a) the exemption from the auditor attestation requirements with respect to internal control over financial reporting under Section 404(b) of the Sarbanes-Oxley Act, (b) the exemptions from say-on-pay, say-on-frequency and say-on-golden parachute voting requirements and (c) reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements. Lion will remain an emerging growth company until the earliest of (i) the last day of the fiscal year in which the market value of Lion Common Shares that are held by non-affiliates exceeds $700 million as of the last business day of the second quarter of that fiscal year, (ii) the last day of the fiscal year in which it has total annual gross revenue of $1.07 billion or more during such fiscal year (as indexed for inflation), (iii) the date on which it has issued more than $1 billion in non-convertible debt in the prior three-year period or (iv) the last day of the fiscal year following the fifth anniversary of the Closing. Investors may find Lion Common Shares less attractive because Lion will rely on these exemptions, which may result in a less active trading market for Lion Common Shares and its price may be more volatile.

Lion is a foreign private issuer within the meaning of the SEC rules, and as such is exempt from certain provisions applicable to U.S. domestic public companies.

Because Lion qualifies as a foreign private issuer under the Exchange Act, Lion is exempt from certain provisions of the securities rules and regulations in the United States that are applicable to U.S. domestic issuers, including:

•	the rules under the Exchange Act requiring the filing with the SEC of quarterly reports on Form 10-Q or current reports on Form 8-K;

•	the sections of the Exchange Act regulating the solicitation of proxies, consents or authorizations in respect of a security registered under the Exchange Act;

•

the sections of the Exchange Act requiring insiders to file public reports of their stock ownership and trading activities and liability for insiders who profit from trades made in a short period of time; and

•	the selective disclosure rules by issuers of material nonpublic information under Regulation FD.

Lion is required to file an annual report on Form 20-F within four months of the end of each fiscal year. In addition, Lion intends to publish its results on a quarterly basis as press releases, distributed pursuant to the rules and regulations of the NYSE. Press releases relating to financial results and material events will also be furnished to the SEC on Form 6-K. However, the information Lion is required to file with or furnish to the SEC will be less extensive and less timely compared to that required to be filed with the SEC by U.S. domestic issuers. As a result, you may not be afforded the same protections or information that would be made available to you were you investing in a U.S. domestic issuer.

As a foreign private issuer, Lion is permitted to adopt certain home country practices in relation to corporate governance matters that differ significantly from the NYSE Listing Rules; these practices may afford less protection to shareholders than they would enjoy if Lion complied fully with the NYSE Listing Rules.

As a corporation incorporated under the Business Corporations Act (Québec) listed on the NYSE, Lion is subject to the NYSE Listing Rules. However, the NYSE Listing Rules permit a foreign private issuer like Lion to follow the corporate governance practices of its home country. Certain corporate governance practices in Canada, which is Lion’s home country, may differ significantly from the NYSE Listing Rules. Lion may rely on home country practice with respect to its corporate governance, and Lion is currently doing so with respect to certain corporate governance requirements. As a result, Lion’s shareholders may be afforded less protection than they otherwise would enjoy under the NYSE Listing Rules applicable to U.S. domestic issuers.

If securities or industry analysts do not publish or cease publishing research or reports about Lion, its business or market, or if they change their recommendations regarding Lion Common Shares adversely, the price and trading volume of Lion Common Shares could decline.

The trading market for Lion Common Shares is influenced by the research and reports that industry or securities analysts publish about Lion, its business, its market or its competitors. If any of the analysts who cover Lion or may cover Lion in the future change their recommendation regarding Lion Common Shares adversely, or provide more favorable relative recommendations about its competitors, the price of Lion Common Shares would likely decline. If any analyst who covers Lion or may cover it in the future were to cease coverage of Lion or fail to regularly publish reports on it, Lion could lose visibility in the financial markets, which in turn could cause the price or trading volume of Lion Common Shares to decline.

A significant portion of Lion’s total outstanding Lion Common Shares are restricted from immediate resale but may be sold into the market in the near future. Future sales of Lion’s securities by existing shareholders or by Lion could cause the market price of Lion Common Shares to drop significantly, even if its business is doing well.

Sales of a substantial number of Lion Common Shares in the public market could occur at any time. These sales, or the perception in the market that the holders of a large number of Lion Common Shares or securities convertible into Lion Common Shares intend to sell Lion Common Shares, could reduce the market price of Lion Common Shares. The Lion Common Shares issued in exchange for the NGA Common Stock issued to the Sponsor prior to NGA’s initial public offering are subject to a 365-day lock-up with Lion, and the Lion Common Shares held by shareholders of Lion prior to the Business Combination are subject to a 180-day lock-up with Lion, in each case subject to certain exceptions thereto.

All of these Lion Common Shares will, however, be able to be resold after the expiration of the applicable lock-up period, as well as pursuant to customary exceptions thereto or upon the waiver of the lock-up agreement by Lion. As restrictions on resale end, the market price of Lion Common Shares could decline if the holders of currently restricted Lion Common Shares sell them or are perceived by the market as intending to sell them.

Lion entered into the Registration Rights Agreement pursuant to which, subject to the terms and conditions contained therein, each of PEC, 9368-2672 and the Warrantholder (as defined below) were granted certain rights with respect to the registration or qualification by prospectus in the United States and/or Canada of the sale of the Lion Common Shares held by them. For more information about the Registration Rights Agreement, see the section entitled “Description of Share Capital of Lion—Registration Rights.” Further, Lion cannot predict the size of future issuances of Lion Common Shares or the effect, if any, that future issuances and sales of Lion Common Shares will have on the market price of Lion Common Shares. Sales of a substantial number of Lion Common Shares, or the perception that such sales could occur, may adversely affect prevailing market prices for Lion Common Shares.

Any issuance of preferred shares could make it difficult for another company to acquire Lion or could otherwise adversely affect holders of Lion Common Shares, which could depress the price of Lion Common Shares.

Lion’s Board has the authority to issue Lion Preferred Shares and to determine the preferences, limitations and relative rights of Lion Preferred Shares and to fix the number of shares constituting any series and the designation of such series, without any further vote or action by its shareholders. Any such Lion Preferred Shares could be issued with liquidation, dividend and other rights superior to the rights of Lion Common Shares. The potential issuance of Lion Preferred Shares may delay or prevent a change in control of Lion, discourage bids for Lion Common Shares at a premium over the market price and adversely affect the market price and other rights of the holders of Lion Common Shares.

Lion’s constating documents permit it to issue an unlimited number of Lion Common Shares without additional shareholder approval.

Lion’s articles permit it to issue an unlimited number of Lion Common Shares. Lion may, from time to time, issue additional Lion Common Shares in the future. Subject to the requirements of the NYSE and the TSX, Lion will not be required to obtain the approval of shareholders for the issuance of additional Lion Common Shares. Any further issuances of Lion Common Shares will result in immediate dilution to existing shareholders and may have an adverse effect on the value of their shareholdings.

As of March 31, 2021, (i) the vested portion of the Specified Customer Warrant is exercisable for a number of Lion Common Shares that represents approximately 2.7% of all Lion Common Shares issued and outstanding on a partially-diluted basis, and (ii) the Specified Customer Warrant would, if fully vested, represent approximately 15.8% of all Lion Common Shares issued and outstanding on a partially-diluted basis. Any exercise by the Warrantholder of its right to acquire Lion Common Shares will dilute the ownership interests of Lion’s then-existing shareholders and reduce Lion’s earnings per share. In addition, any sales by the Warrantholder in the public market of any Lion Common Shares issuable upon the exercise of the Specified Customer Warrant could adversely affect prevailing market prices of the Lion Common Shares. For more information about the Specified Customer Warrant, see the section entitled “Business—Contractual Arrangements with Affiliates of Amazon.com, Inc.”

Lion’s constating documents and certain Canadian legislation contain provisions that may have the effect of delaying or preventing certain change in control transactions or shareholder proposals.

Certain provisions of Lion’s bylaws and certain Canadian legislation, together or separately, could discourage or delay certain change in control transactions or shareholder proposals. Lion’s bylaws contain provisions that establish certain advance notice procedures for nomination of candidates for election as directors at shareholders’ meetings. The Business Corporations Act (Québec) requires that any shareholder proposal that includes nominations for the election of directors must be signed by one or more holders of shares representing in the aggregate not less than 5% of the shares or 5% of the shares of a class or series of shares of the corporation entitled to vote at the meeting to which the proposal is to be presented.

The Investment Canada Act requires that a non-Canadian must file an application for review with the Minister responsible for the Investment Canada Act and obtain approval of the Minister prior to acquiring control of a “Canadian business” within the meaning of the Investment Canada Act, where prescribed financial thresholds are exceeded. Furthermore, limitations on the ability to acquire and hold Lion Common Shares may be imposed by the Competition Act (Canada). This legislation permits the Commissioner of Competition, or Commissioner, to review any acquisition or establishment, directly or indirectly, including through the acquisition of shares, of control over or of a significant interest in Lion. Otherwise, there will be no limitations either under the laws of Canada or Québec, or in Lion’s articles on the rights of non-Canadians to hold or vote its Lion Common Shares.

Any of these provisions may discourage a potential acquirer from proposing or completing a transaction that may have otherwise presented a premium to Lion’s shareholders.

Lion’s constating documents provide that any derivative actions, actions relating to breach of fiduciary duties and other matters relating to its internal affairs will be required to be litigated in Canada, other than complaints asserting a cause of action arising under the Securities Act or the Exchange Act, and that the U.S. federal district courts will be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act or the Exchange Act, which could limit shareholders’ ability to obtain a favorable judicial forum for disputes with Lion.

Lion’s by-laws include a forum selection provision that provides that, unless Lion consents in writing to the selection of an alternative forum, the Superior Court of Justice of the Province of Québec, Canada and the appellate courts therefrom, will be the sole and exclusive forum for (i) any derivative action or proceeding brought on Lion’s behalf; (ii) any action or proceeding asserting a claim of breach of a fiduciary duty owed by any of Lion’s directors, officers, or other employees to Lion; (iii) any action or proceeding asserting a claim arising pursuant to any provision of the Business Corporations Act (Québec) or Lion’s by-laws; or (iv) any action or proceeding asserting a claim otherwise related to the relationships among Lion, its affiliates and their respective shareholders, directors and/or officers, but excluding claims related to Lion’s business or such affiliates. The forum selection provision also provides that Lion’s securityholders are deemed to have consented to personal jurisdiction in the Province of Québec and to service of process on their counsel in any foreign action initiated in violation of the foregoing provisions. For more information about the choice of forum, see the section entitled “Description of Share Capital of Lion—Important Provisions and Constating Documents—Choice of Forum.”

In addition, Lion’s by-laws provide that the U.S. federal district courts will be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act and the Exchange Act. The enforceability of similar exclusive forum provisions (including exclusive federal forum provisions for actions, suits or proceedings asserting a cause of action arising under the Securities Act) in other companies’ organizational documents has been challenged in legal proceedings, and there is uncertainty as to whether courts would enforce the exclusive forum provisions in Lion’s by-laws. Additionally, Lion’s securityholders cannot waive compliance with the U.S. federal securities laws and the rules and regulations thereunder.

The forum selection provision may impose additional litigation costs on shareholders in pursuing any such claims. Additionally, the forum selection provision may limit shareholders’ ability to bring a claim in a judicial forum that they find favorable for disputes with Lion or its directors, officers or employees, which may discourage the filing of lawsuits against Lion and its directors, officers and employees, even though an action, if successful, might benefit its shareholders. The courts of the Province of Québec may also reach different judgments or results than would other courts, including courts where a shareholder considering an action may be located or would otherwise choose to bring the action, and such judgments may be more or less favorable to Lion than to its shareholders. If a court were to find either choice of forum provision contained in Lion’s by-laws to be inapplicable or unenforceable in an action, Lion may incur additional costs associated with resolving such action in other jurisdictions, which could adversely affect Lion’s business, results of operations and financial condition.

Lion may be treated as a passive foreign investment company (“PFIC”), which could result in adverse U.S. federal income tax consequences to U.S. investors.

If Lion is treated as a PFIC for any taxable year in which a U.S. Holder (as defined in the section entitled “Material U.S. Federal Income Tax Considerations —Considerations for U.S. Holders —Passive Foreign Investment Company Rules”) holds Lion Common Shares (regardless of whether Lion remains a PFIC for subsequent taxable years), such U.S. Holder may be subject to certain adverse U.S. federal income tax consequences and may be subject to additional reporting requirements.

Lion expects to take the position that it is not a PFIC for the current taxable year, but such position will not be free from doubt. Lion’s PFIC status for the current taxable year or any subsequent taxable year will not be determinable until after the end of such taxable year, and Lion cannot assure that it will not be a PFIC in the current taxable year or in any future taxable year. If Lion were later determined to be a PFIC, you may be unable to make certain advantageous elections with respect to your ownership of Lion Common Shares that would mitigate the adverse consequences of Lion’s PFIC status, or making such elections retroactively could have adverse tax consequences to you. Lion is not representing to you that Lion will not be treated as a PFIC for the current taxable year or in any future taxable years. The PFIC rules are complex and unclear. Holders should consult with, and rely solely upon, their tax advisors to determine the application of the PFIC rules to them and any resultant tax consequences. For more information about the tax considerations with respect to PFIC classification to Holders, see the section entitled “Material U.S. Federal Income Tax Considerations —Considerations for U.S. Holders —Passive Foreign Investment Company Rules.”

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, and the documents to which this prospectus refers, contain “forward-looking information” and “forward-looking statements” (collectively, “forward-looking statements”) within the meaning of applicable securities laws. Any statements contained in this prospectus, or any such documents, that are not statements of historical fact, including statements about Lion’s beliefs and expectations, are forward-looking statements and should be evaluated as such. Any references to forward-looking statements in this prospectus include forward-looking information within the meaning of applicable Canadian securities laws.

Forward-looking statements may be identified by the use of words such as “believe,” “may,” “will,” “continue,” “anticipate,” “intend,” “expect,” “should,” “would,” “could,” “plan,” “project,” “potential,” “seem,” “seek,” “future,” “target” or other similar expressions and any other statements that predict or indicate future events or trends or that are not statements of historical matters, although not all forward-looking statements contain such identifying words. Such forward-looking statements are based on a number of estimates and assumptions that Lion believes are reasonable when made including, but not limited to, that Lion will be able to retain and hire key personnel and maintain relationships with customers, suppliers or other business partners, that Lion will continue to operate the businesses of Lion in the normal course, that Lion will be able to implement its growth strategy, that Lion will be able to successfully and timely complete the construction of its U.S. manufacturing facility and its Québec battery plant, that Lion will be able to maintain its competitive position, that Lion will continue to improve its operational, financial and other internal controls and systems to manage its growth and size and that its results of operations and financial condition will not be adversely affected, that Lion will be able to maintain the benefits received by Lion from government subsidies and economic incentives and that Lion will be able to secure additional funding through equity or debt financing on terms acceptable to Lion. Such estimates and assumptions are made by Lion in light of the experience of management and their perception of historical trends, current conditions and expected future developments, as well as other factors believed to be appropriate and reasonable in the circumstances. However, there can be no assurance that such estimates and assumptions will prove to be correct.

By their nature, forward-looking statements involve risks and uncertainties because they relate to events and depend on circumstances that may or may not occur in the future. Lion believes that these risks and uncertainties include, but are not limited to, the following: any adverse changes in the U.S. and Canadian general economic, business, market, financial, political and legal conditions, including as consequences of the global COVID-19 pandemic; Lion’s inability to successfully and economically manufacture and distribute its vehicles at scale and meet its customers’ business needs; Lion’s inability to execute its growth strategy; Lion’s inability to maintain its competitive position; Lion’s inability to reduce its costs of supply over time; any inability to maintain and enhance Lion’s reputation and brand; any significant product repair and/or replacement due to product warranty claims or product recalls; any failure of information technology systems or any cybersecurity and data privacy breaches or incidents; the reduction, elimination or discriminatory application of government subsidies and economic incentives or the reduced need for such subsidies; natural disasters, epidemic or pandemic outbreaks, boycotts and geo-political events; the outcome of any legal proceedings that may be instituted against Lion from time to time. These and other risks and uncertainties related to the businesses of Lion are described in greater detail in the section entitled “Risk Factors.” Many of these risks are beyond Lion’s management’s ability to control or predict. All forward-looking statements attributable to Lion or persons acting on its behalf are expressly qualified in their entirety by the cautionary statements contained, and risk factors identified, in this prospectus and other documents filed with the Autorité des marchés financiers and the SEC.

Because of these risks, uncertainties and assumptions, you should not place undue reliance on these forward-looking statements. Furthermore, forward-looking statements speak only as of the date they are made. Except as required under applicable securities laws, Lion undertakes no obligation, and expressly disclaims any duty, to update, revise or review any forward-looking information, whether as a result of new information, future events or otherwise.

USE OF PROCEEDS

All of the common shares offered by the selling securityholders pursuant to this prospectus will be sold by the selling securityholders for their respective accounts. Lion will not receive any of the proceeds from such sales. Lion will pay certain expenses associated with the registration of the securities covered by this prospectus, as described in the section titled “Plan of Distribution”.

DIVIDEND POLICY

Lion does not expect to declare any dividends in the foreseeable future. Lion anticipates reinvesting earnings to finance the growth of its business, and does not anticipate declaring any cash dividends to holders of Lion Common Shares in the foreseeable future.

Subject to the prior rights of the holders of Lion Preferred Shares as to dividends, the holders of Lion Common Shares will be entitled to receive dividends as and when declared by Lion’s Board out of the funds that are available for the payment of dividends.

UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION

The following unaudited pro forma consolidated financial statements of Lion give effect to the PIPE Financing, the Business Combination and related transactions summarized below. The Business Combination does not constitute a business combination pursuant to IFRS 3 – Business Combinations as NGA is a non-operating entity and does not meet the definition of a business under IFRS 3 – Business Combinations. As a result, the Business Combination is being accounted for as a capital transaction of Lion equivalent to the issuance of shares by Lion in exchange for the net monetary assets of NGA.

The unaudited pro forma consolidated statement of financial position has been prepared to give effect to the PIPE Financing, the Business Combination and related transactions summarized below as if they had been consummated on March 31, 2021. The unaudited pro forma consolidated statement of net loss for the year ended December 31, 2020 and the unaudited pro forma consolidated statement of net loss for the three-month period ended March 31, 2021 give effect to the PIPE Financing, the Business Combination and related transactions summarized below as if they had been consummated on January 1, 2020:

•	the issuance and sale of 20,040,200 Lion Common Shares, for a purchase price of $10.00 per share and an aggregate purchase price of $200,402,000, in the PIPE Financing;

•	the merger of NGA with and into Merger Sub, a wholly-owned subsidiary of Lion, with NGA surviving the merger as a wholly-owned subsidiary of Lion;

•

the completion of the Pre-Closing Reorganization, which included a split of the Lion Common Shares, whereby each Lion Common Share immediately prior to such share split was converted into 4.1289 Lion Common Shares immediately following such share split;

•	the repayment, effective as of Closing, of the Convertible Loan (as defined herein) and the Convertible Debenture (as defined herein) with Investissement Québec; and

•	the repayment, effective as of Closing, of bank indebtedness and long term debt under the Credit Agreement (as defined below).

The unaudited pro forma consolidated statement of financial position and consolidated statements of net loss have been prepared to give effect to the PIPE Financing, the Business Combination and related transactions summarized above and the assumptions and adjustments discussed further below. The historical financial statements of Lion have been adjusted to give pro forma effect to events that are (i) directly attributable to the PIPE Financing and the Business Combination and (ii) factually supportable.

The following unaudited pro forma consolidated financial statements have been prepared from the information derived from, and should be read in conjunction with:

•	the audited consolidated financial statements of Lion as of and for the year ended December 31, 2020; and

•	the unaudited condensed interim consolidated financial statements of Lion as of March 31, 2021 and for the three-month period ended March 31, 2021.

together with, in each case, the notes accompanying such financial statements and the notes accompanying the unaudited pro forma consolidated financial statements, and the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” as well as the other information relating to Lion contained herein, and the description of certain terms thereof set forth herein.

Assumptions and estimates underlying the unaudited pro forma adjustments set forth in the unaudited pro forma consolidated financial statements are described in the accompanying notes. The unaudited pro forma consolidated financial statements have been presented for illustrative purposes only and are not necessarily indicative of the operating results and financial position that would have been achieved had the PIPE Financing, the Business Combination and related transactions occurred on the dates indicated. Further, the unaudited pro forma consolidated financial statements do not purport to project the future operating results or financial position of Lion following the completion of the PIPE Financing and the Business Combination. These unaudited pro forma consolidated financial statements do not take into account any synergies or cost savings which may, or are expected to, occur as a result of the Business Combination. The unaudited pro forma adjustments represent Lion’s management’s estimates based on information available as of the date of these unaudited pro forma consolidated financial statements and are subject to change as additional information becomes available and analyses are performed.

The Lion Electric Company

Unaudited Pro Forma Consolidated Statement of Financial Position

As of March 31, 2021

(In US Dollars)

	Lion March 31, 2021	Notes		Pro forma adjustments	Pro forma consolidated March 31, 2021
	$			$	$
Assets
Current
Cash	—	(a	)	405,296,961	405,296,961
Inventories	47,852,275			—	47,852,275
Accounts receivable	14,676,492			—	14,676,492
Prepaid expenses	1,553,322	(d	)	163,693	1,717,015

Current assets	64,082,089			405,460,654	469,542,743

Non-current
Property, plant and equipment	6,340,776			—	6,340,776
Right-of-use assets	7,905,453			—	7,905,453
Intangible assets	48,128,869			—	48,128,869
Contract asset	14,506,486			—	14,506,486

Non-current assets	76,881,584			—	76,881,584

Total assets	140,963,673			405,460,654	546,424,327

	Lion March 31, 2021	Notes		Pro forma adjustments	Pro forma consolidated March 31, 2021
	$			$	$
Liabilities
Current
Bank indebtedness and other indebtedness	31,303,033	(f	)	(23,369,300)	7,933,733
Trade and other payables	15,336,249	(d	)	520,930	15,399,344
		(f	)	(457,835)
Current portion of share-based compensation liability	39,200,456			—	39,200,456
Current portion of long-term debt	42,717,680	(f	)	(39,760,000)	2,957,680
Current portion of lease liabilities	1,702,996			—	1,702,996

Current liabilities	130,260,414			(63,066,205)	67,194,209

Non-current
Share-based compensation liability	37,621,575			—	37,621,575
Long-term debt	87,326			—	87,326
Convertible debt instruments	19,912,273	(g	)	(19,912,273)	—
Lease liabilities	6,436,263			—	6,436,263
Share warrant obligation / warrant liability	31,868,091	(d	)	170,226,114	202,094,205
Common shares, retractable	27,819,990	(i	)	(27,819,990)	—

Non-current liabilities	123,745,518			122,493,851	246,239,369

Total liabilities	254,005,932			59,427,646	313,433,578

Shareholders’ equity (deficiency)
Share capital	32,562,541	(h	)	357,010,735	389,573,276
Conversion options on convertible debt instruments, net of tax	1,472,520	(g	)	(1,472,520)	—
Deficit	(142,544,269)	(j	)	(9,505,207)	(152,049,476)
Cumulative translation adjustment	(4,533,051)			—	(4,533,051)

Total equity (deficiency)	(113,042,259)			346,033,008	232,990,749

Total equity (deficiency) and liabilities	140,963,673			405,460,654	546,424,327

The accompanying notes are an integral part of these unaudited pro forma consolidated financial statements.

The Lion Electric Company

Unaudited Pro Forma Consolidated Statement of Net Loss

For the three-month period ended March 31, 2021

(In US Dollars, Except Per Share Data and Number of Shares)

	Lion March 31, 2021	Notes		Pro forma adjustments	Pro forma consolidated March 31, 2021
	$			$	$
Revenue	6,225,478			—	6,225,478
Cost of sales	8,032,301			—	8,032,301

Gross profit	(1,806,823)			—	(1,806,823)

Administrative expenses	6,269,969			—	6,269,969
Selling expenses	4,383,579			—	4,383,579
Finance costs (income)	3,907,390	(bb	)	(1,616,013)	415,163
		(cc	)	(797,214)
		(dd	)	(1,079,000)
Foreign exchange gain	(178,653)			—	(178,653)
Change in fair value of share warrant obligation	(75,245)			—	(75,245)

Net loss for the period	(16,113,863)			3,492,227	(12,621,636)

Net loss per share:
Basic loss per share	(0.15)				(0.07)

Diluted loss per share	(0.15)				(0.07)

Weighted average number of shares outstanding, basic and diluted (Note 3)	110,551,314				188,497,602

The accompanying notes are an integral part of these unaudited pro forma consolidated financial statements.

The Lion Electric Company

Unaudited Pro Forma Consolidated Statement of Net Loss

For the year ended December 31, 2020

(In US Dollars, Except Per Share Data and Number of Shares)

	Lion December 31, 2020	Notes		Pro forma adjustments	Pro forma consolidated December 31, 2020
	$			$	$
Revenue	23,422,623			—	23,422,623
Cost of sales	20,277,309			—	20,277,309

Gross profit	3,145,314			—	3,145,314

Administrative expenses	59,941,972	(aa	)	7,700,000	67,641,972
Selling expenses	15,721,328			—	15,721,328
Finance costs (income)	8,667,405	(bb	)	(4,791,806)	4,676,351
		(cc	)	(1,164,975)
		(dd	)	(1,312,000)
		(ee	)	3,277,727
Foreign exchange gain	(681,194)			—	(681,194)
Change in fair value of share warrant obligation	16,846,470			—	16,846,470

Net loss for the year	(97,350,667)			(3,708,946)	(101,059,613)

Net loss per share:
Basic loss per share	(0.88)				(0.54)

Diluted loss per share	(0.88)				(0.54)

Weighted average number of shares outstanding, basic and diluted (Note 3)	110,551,314				188,497,602

The accompanying notes are an integral part of these unaudited pro forma consolidated financial statements.

The Lion Electric Company

Notes to Unaudited Pro Forma Consolidated Financial Statements

As of March 31, 2021

(In US Dollars, Except for Number of Shares)

1 – Basis of Presentation

The unaudited pro forma consolidated statement of financial position has been prepared to give effect to the PIPE Financing and the Business Combination together with the related transactions summarized above as if they had been consummated on March 31, 2021. The unaudited pro forma consolidated statement of net loss for the year ended December 31, 2020 and for the three-month period ended March 31, 2021 give effect to the PIPE Financing and the Business Combination together with the related transactions summarized above as if they had been consummated on January 1, 2020.

The unaudited pro forma consolidated financial statements have been prepared from information derived from the audited consolidated financial statements of Lion as of and for the year ended December 31, 2020 and from the unaudited condensed interim consolidated financial statements of Lion as of March 31, 2021 and for the three-month period ended March 31, 2021.

The pro forma adjustments are based on certain currently available information, estimates and certain assumptions. Management believes that the assumptions used provide a reasonable basis for presenting all of the significant effects of the PIPE Financing, the Business Combination and the related transactions summarized above and that the pro forma adjustments give appropriate effect to those assumptions and are appropriately applied in the unaudited pro forma consolidated financial statements. These financial statements do not take into account any synergies or cost savings which may, or are expected to, occur as a result of the Business Combination.

The unaudited pro forma consolidated financial statements are not intended to be indicative of the results that would actually have occurred, or the results expected in future periods, had the events reflected herein occurred on the dates indicated. Actual amounts recorded upon consummation of the PIPE Financing, the Business Combination and the related transactions summarized above will differ from those recorded in the unaudited pro forma consolidated financial statements.

2 – Adjustments to Unaudited Pro Forma Consolidated Financial Statements

The unaudited pro forma consolidated statement of financial position and consolidated statements of net loss have been prepared to reflect the PIPE Financing, the Business Combination together with the related transactions summarized above and the following assumptions and adjustments. The historical financial statements of Lion have been adjusted to give pro forma effect to events that are (i) directly attributable to the PIPE Financing and the Business Combination and (ii) factually supportable.

The adjustments included in the unaudited pro forma consolidated statement of financial position as of March 31, 2021 are as follows:

(a) Represents pro forma adjustments to the cash balance to reflect the following:

			$
Proceeds from PIPE Financing	(b	)	200,402,000
Placement agent fees and expenses related to PIPE Financing	(c	)	(4,000,000)
Net cash upon consummation of Business Combination	(d	)	303,372,096
Payment of estimated transaction costs	(e	)	(7,700,000)
Repayment of certain bank indebtedness and long-term debt	(f	)	(63,587,135)
Repayment of convertible debt instruments	(g	)	(23,190,000)

			405,296,961

(b)	Reflects the net proceeds of $200,402,000 from the issuance and sale of 20,040,200 Lion Common Shares at $10.00 per share pursuant to the PIPE Financing.

(c)

Represents placement agent fees and expenses of approximately $4,000,000 incurred in connection with the PIPE Financing and not included in (e) below. The unaudited pro forma consolidated statement of financial position reflects these costs as a reduction of cash of $4,000,000 and a corresponding decrease in share capital.

(d)

Upon consummation of the Business Combination, each outstanding share of NGA’s common stock held by an NGA stockholder was exchanged into one newly issued Lion Common Share and each outstanding warrant to purchase shares of NGA’s common stock was converted into a warrant to acquire one Lion Common Share, at a price of $11.50 per share. A total of 39,911,231 Lion Common Shares were issued in exchange for the NGA common stock outstanding and 27,111,741 NGA Warrants were converted into 27,111,741 Lion Warrants.

The Business Combination does not constitute a business combination pursuant to IFRS 3 – Business Combinations, as NGA is a non-operating entity and does not meet the definition of a business under IFRS 3 – Business Combinations. In addition NGA is not considered a “business” for purposes of Rule 3-05 of Regulation S-X. As a result, the Business Combination is being accounted for as a capital transaction of Lion equivalent to the issuance of shares of Lion in exchange for the non-monetary assets of Lion with the following impacts on the unaudited pro forma consolidated statement of financial position:

$
Cash	303,372,096
Prepaid expenses	163,693
Trade and other payables	520,930
Warrant liability(1)	170,226,114
Share capital	132,788,745

(1)

The Warrant liability represents the fair value determined as of March 31, 2021 of the 27,111,741 NGA warrants that converted into Lion Warrants. Such warrants are classified as a liability and are measured at fair value.

(e)

Represents estimated transaction costs incurred by Lion of approximately $7,700,000 for advisory, banking, printing, legal, and accounting fees. The unaudited pro forma consolidated statement of financial position reflects these costs as reduction of cash of $7,700,000 with a corresponding increase of $7,700,000 to the Lion deficit. Lion is currently assessing which costs would be accounted for as a reduction of the equity and those costs that will be recognized as an expense.

(f)

In connection with the Closing of the Business Combination, Lion repaid the bank indebtedness, long-term debt and the related accrued interest outstanding under the Credit Agreement. Such amounts represented $23,369,300, $39,760,000 and $457,835, respectively as of March 31, 2021. The final amounts to be repaid were determined at Closing.

(g)

In connection with the Business Combination, Lion agreed that the Convertible Debenture and the Convertible Loan would be repaid upon Closing. The amount of $23,190,000 represents the amount Lion repaid upon Closing. Accordingly, an amount of $3,277,727 representing the difference between the carrying amount of such convertible debt instruments of $19,912,273 and the amount paid increased the deficit and the conversion options on convertible debt instruments amounting to $1,472,520 has been reclassified as a reduction of the deficit.

(h)	Represents the pro forma adjustments to Lion share capital balance to reflect the following:

			$
Issuance of Lion Common Shares pursuant to PIPE Financing	(b	)	200,402,000
Placement agent fees and expenses related to PIPE Financing	(c	)	(4,000,000)
Issuance of Lion Common Shares upon consummation of Business Combination	(d	)	132,788,745
Lion Common Shares presented as liability reclassified to equity	(i	)	27,819,990

			357,010,735

(i)

Reflects the reclassification of 17,994,857 Lion Common Shares with a carrying value of $27,819,990 presented as a liability to equity. See the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Lion—Components of Results of Operations—Finance Costs” and Notes 13 and 14 of the Financial Statements of Lion as of December 31, 2020 and 2019 and for the years ended December 31, 2020, 2019 and 2018.

(j)	Represents the pro forma adjustments to the deficit balance to reflect the following:

			$
Payment of estimated transaction costs	(e	)	(7,700,000)
Repayment of convertible debt instruments	(g	)	(3,277,727)
Reclassification of the conversion option on convertible debt instruments	(g	)	1,472,520

			(9,505,207)

The pro forma adjustments included in the unaudited pro forma consolidated statements of net loss for the year ended December 31, 2020 and for the three-month period ended March 31, 2021 are as follows:

(aa)

Represents the pro forma adjustment to account for the estimated transaction costs. Lion is currently assessing if any of these costs could be accounted for as a reduction of equity. An amount of $7,700,000 has been reflected in the unaudited pro forma consolidated statement of net loss for the year ended December 31, 2020.

(bb)

Represents pro forma adjustment to eliminate accretion interest related to Lion Common Shares that were presented as a liability. With the consummation of the Business Combination, such shares are reclassified to equity and such accretion will cease. Amounts of $4,791,806 and $1,616,013 have been eliminated in the unaudited pro forma consolidated statements of net loss for the year ended December 31, 2020 and for the three-month period ended March 31, 2021, respectively.

(cc)

Represents the pro forma adjustment to eliminate accretion interest related to the Convertible Debenture and the Convertible Loan. Amounts of $1,164,975 and $797,214 have been eliminated in the unaudited pro forma consolidated statements of net loss for the year ended December 31, 2020 and for the three-month period ended March 31, 2021, respectively.

(dd)

Represents the pro forma adjustment to eliminate interest related to the bank indebtedness and long-term debt under the Credit Agreement repaid upon consummation of the Business Combination. Amounts of $1,312,000 and $1,079,000 have been eliminated in the unaudited pro forma consolidated statements of net loss for the year ended December 31, 2020 and for the three-month period ended March 31, 2021, respectively.

(ee)

Represents the pro forma adjustment to account for the difference between the carrying amount of the convertible debt instruments and the amount repaid. An amount of $3,277,727 has been reflected in the unaudited pro forma consolidated statement of net loss for the year ended December 31, 2020.

3 – Share Capital and Loss Per Share

A continuity of the weighted average number of shares outstanding after giving effect to the pro forma adjustments described in Note 2 is set out as follows:

	Note		March 31, 2021 and December 31, 2020
Weighted average number of Lion Common Shares outstanding			110,551,314
Reclass of Lion Common Shares classified as liability to equity after stock split	2	(i)	17,994,857

Lion Common Shares after stock split			128,546,171
PIPE Financing	2	(b)	20,040,200
Issuance of Lion Common Shares upon consummation of Business Combination	2	(d)	39,911,231

Pro forma weighted average number of Lion Common Shares outstanding			188,497,602

The pro forma net loss per share is calculated using the historical weighted average Lion Common Shares outstanding, and the issuance of additional Lion Common Shares in connection with the Business Combination and the related transactions summarized above, assuming the shares were outstanding since January 1, 2020. As the Business Combination together with the related transactions summarized above are being reflected as if they had occurred at the beginning of the periods presented, the calculation of the weighted average Lion Common Shares outstanding for basic and diluted net loss per share assumes that the Lion Common Shares issuable relating to the Business Combination and the related transactions summarized above have been outstanding for the entire periods presented.

BUSINESS

Lion is a corporation incorporated in 2008 and existing under the Business Corporations Act (Québec). Lion believes it is a North American leader in the design, development, manufacturing, and distribution of purpose-built all-electric medium and heavy-duty urban vehicles. Lion gained distinct industry expertise and a first-mover advantage in the medium and heavy-duty urban EV segment through more than 10 years of focused all-electric vehicle R&D, manufacturing and commercialization experience. Lion’s vehicles and technology benefit from over seven million miles driven by over 390 of its purpose-built all-electric vehicles that are on the road today, in real-life operating conditions.

Lion’s growing line-up of purpose-built all-electric vehicles consists of seven mid-range truck and bus models available for purchase today. Lion further has an active product development pipeline and expects to launch eight new mid-range truck and bus models over the next two years. By the end of 2022, management believes Lion will have among the broadest mid-range EV offerings in the medium and heavy-duty urban segment, with an expected total of 15 vehicles comprising Class 5, 6, 7 and 8 electric trucks designed for specific applications, Type A, C and D electric school buses, as well as an electric medium-duty shuttle bus and an electric ambulance.

Lion’s EVs are tailored to satisfy the needs of its customers and are entirely designed, manufactured and assembled in-house in North America, without relying on traditional combustion-engine vehicle retrofitting or third-party integrators. To achieve this, Lion has developed its own purpose-built for electric chassis, truck cabins, and bus bodies, incorporating its proprietary battery technology with modular energy capacity and its proprietary Lion software.

Like others in the EV space, Lion has adopted a direct-to-customer sales model tailored for EVs, avoiding reliance on third-party dealerships in most instances. As part of its go-to-market strategy, Lion assists its customers through the EV transition journey in all critical aspects of vehicle selection, purchase and adoption, including EV education and training, identification and seeking of any applicable governmental grants, energy requirements, charging infrastructure, maintenance and advanced telematics solutions. To enhance customer experience and help drive repeat purchases, Lion leverages its growing network of Experience Centers, which are dedicated spaces where prospective customers, policymakers and other transportation industry stakeholders can interact with EVs, learn about their specifications and advantages, meet a sales representative, discuss grant and subsidy assistance, receive vehicle training, and have existing vehicles serviced. Services available on-site at Lion’s Experience Centers include product demonstrations and sales support, full-service training, charging infrastructure assistance and maintenance support. There are currently nine Experience Centers strategically located in key markets in the United States and Canada, with additional centers expected to be opened within the next two years.

By capitalizing on its significant first mover advantage, broad EV line-up available today, turnkey customer experience and rapidly growing customer base, Lion’s management believes Lion is strongly positioned to gain significant market share in the medium and heavy-duty mid-range vehicle segment.

Market and Industry Trends

Lion’s medium and heavy-duty EV line-up was specifically designed to address the needs of the sub 250-mile (or 400-km) mid-range urban market. This market segment exhibits favorable characteristics for electrification given vehicles are typically driven over a relatively modest distance and return to base at the end of every workday. Mid-range EV applications thus require less battery capacity, resulting in a lower vehicle cost, allowing for a favorable payload, and avoiding the need for an extensive charging station network alongside vehicle routes, all of which contributes to favorable economics when compared to incumbent diesel solutions.

Lion is currently not targeting the long-haul market and, as such, does not compete with incumbent diesel solutions in that segment, nor with announced future long-haul battery- or fuel cells-powered prototypes destined to that market. However, as battery density improves over time, Lion’s products may also be well-suited for such applications.

Total Addressable Market

Lion believes its total addressable market in the U.S. and Canada is significant. Lion’s Class 5, 6, 7 and 8 trucks target a wide array of customers including carriers, consumer goods companies, waste management operators, manufacturers, utilities as well as governmental agencies. Lion is focusing its sales efforts towards medium to large fleet owners via its direct-to-customer sales model.

The customer breakdown for school buses varies across jurisdictions in the United States and Canada but consists mainly of school bus operators and school boards. On an aggregated basis, it is estimated the U.S. and Canadian fleet of school buses is approximately 60% owned by public school districts, and approximately 40% owned by private bus-fleet operators.

Lion’s shuttle bus, the LionM, targets customers with transit, adapted and shuttle transportation needs such as various commercial fleet owners and municipal transit agencies, among others.

Industry Focused on Total Cost of Ownership Competitiveness

In the trucking industry, the TCO, along with quality and reliability, are the primary decision factors on which customers base their purchasing decision. TCO represents the aggregate cost of vehicle ownership, including vehicle purchase price, energy costs and maintenance and repair costs over the useful life of the truck, which Lion’s management estimates is generally between 10 to 12 years. While EVs are typically sold at a premium when compared to incumbent diesel solutions, their higher upfront cost can be offset by lower energy costs and significantly lower maintenance costs, with EVs requiring far fewer moving parts and far less fluids. Management estimates that, over the useful life of the vehicle, owners of EVs will benefit from savings representing on average approximately 80% with respect to energy costs and approximately 60% with respect to repair and maintenance costs when compared to their diesel vehicles. While subsidies vary by jurisdiction, a number of them are available and help drive the transition to EV by reducing the upfront purchase price further contributes to improving the overall TCO competitiveness of electric trucks.

In the school bus market, TCO is also a key factor in the purchasing decision, along with quality and reliability. However, the lower annual mileage of individual school bus units typically renders the lower energy and maintenance costs insufficient to account for the currently steeper upfront costs of EVs over incumbent diesel units. As such, subsidies are often required for electric school buses to be competitive over diesel units from a pure TCO point of view. Electric school buses nevertheless carry a number of other advantages including reduced air and noise pollution. As governments and school districts are looking to set an example and act as social leaders in terms of sustainability, school buses in particular are often prioritized for subsidized conversion to all-electric solutions.

In addition to energy and repair and maintenance cost savings, TCO competitiveness of EVs can further be enhanced through Vehicle-to-Grid (“V2G”) technology. V2G technology allows the battery of EVs to generate revenue through energy arbitrage, by returning electricity to the grid during periods of peak energy prices while recharging in periods of lower energy prices, or through other revenue-generating ancillary services for the grid operator, such as frequency regulation and spinning reserves. To further improve all-electric vehicle TCO, some customers in specific jurisdictions are eligible to participate in carbon reduction programs. Customers in California, for example, can participate in a market-based incentive program whereby users of lower carbon-intensity fuels or energy sources (e.g., electricity) can earn and sell credits to importers or refiners of carbon-intensive fuels, such as gasoline and diesel, to offset their fuel standards compliance deficits.

Regulatory and Organizational Shifts to Zero-Emission Vehicles

With increasing environmental awareness globally, commercial vehicles have come under significant scrutiny by consumers, enterprises and governmental and regulatory bodies as they represent a significant portion of the global greenhouse gas (“GHG”) emissions. According to the Inventory of U.S. Greenhouse Gas Emissions and Sinks 1990-2018 (the national GHG inventory that the U.S. Environmental Protection Agency (EPA) prepares annually), transportation was the number one contributor to GHG emissions in the United States, representing 28% of GHG emissions in 2018. According to the same study, medium- and heavy-duty trucks represented 23% of the U.S. transportation sector GHG emissions for the same period.

U.S. Regulatory Tailwinds

There is an increased prevalence of financial incentives to offset carbon emissions such as Zero-Emission Vehicle (ZEV) credit trading mechanisms in the United States which have proved to generate a substantial revenue and profit stream for EV companies. Such mechanisms have been adopted in several states.

Additionally, in July 2020, 15 states and Washington D.C. signed the Multi-State Medium and Heavy-Duty Zero Emission Vehicle Memorandum of Understanding, which sets goals for the electrification of medium and heavy-duty vehicles, whether by battery, plug-in hybrid, or hydrogen fuel cell. The goal is to ensure that 100% of all new medium and heavy-duty vehicle sales be zero-emission by 2050 with an interim target of 30% zero-emission vehicle sales by 2030.

More recently, the Biden administration announced a goal of 50-52% reduction in economy-wide GHG emissions below 2005 levels by 2030. The Biden administration has proposed several plans including provisions aimed at achieving this goal, as well as economy-wide net-zero emissions by 2050. The Biden administration’s plan aims to reduce GHG emissions from transportation by restoring attributes of the Clean Air Act loosened by the previous administration. Additionally, the plan introduces new fuel economy standards that accelerate electrification of new vehicle sales and ultimately target 100% electric sales for new light and medium-duty vehicles. To further incentivize electrification, the plan calls for significant annual pollution reduction requirements for heavy duty vehicles. The plan also specifically aims to accelerate transition of the entire 500,000 U.S. school bus fleet to zero-emission and all new school bus sales to be zero-emission by 2030. To facilitate this plan, the U.S. Congress is currently considering the CLEAN Future Act, which, among other things, would provide financial incentives for the nationwide deployment of ZEV school buses in the United States. On January 27, 2021, President Biden also signed an executive order calling for significant action on climate change, calling for, among other things, the increased use of zero-emissions vehicles by the federal government. Finally, the Biden administration has stated that it aims to expand grant programs, loan guarantees and incentives for manufacturers to construct or retool existing U.S. facilities to manufacture zero-emission vehicles and charging infrastructure.

Canadian Regulatory Tailwinds

The Canadian federal government has set targets for zero-emission vehicles reaching 10% of new light-duty vehicle sales per year by 2025, 30% by 2030 and 100% by 2040. This program is expected to support zero-emission infrastructure for on-road medium and heavy-duty vehicle fleets.

In Québec, the provincial government recently announced the C$6.7 billion Green Economy Plan with the objective of cutting GHG emissions and banning sales of gasoline-powered consumer and light-duty vehicles by 2035. The plan includes C$217 million to electrify 55% of city buses and C$350 million to electrify 65% of school buses by 2030. Other provincial governments have also committed to green energy initiatives, in some cases assisted by the federal government’s Investing in Canada Plan which is designed to “provide predictable and sustainable funding for projects that will build modern, resilient, and green communities for Canadians.”

Lion’s management believes electric vehicles, such as the ones it produces, are the most promising alternative to rapidly reduce emissions in the transportation sector and meet the various GHG emissions reduction targets in the markets in which Lion operates.

Industry and Competition

Lion competes in the medium and heavy-duty urban vehicle market, ranging from commercial trucks to buses. In this market, Lion competes against traditional incumbent diesel engine OEMs as well as nascent EV manufacturers looking to disrupt the industry.

Primary Competitive Factors

Lion’s management believes the primary competitive factors in both the truck and bus industries include (i) TCO; (ii) vehicle range and payload capacity; (iii) quality, reliability and safety; (iv) technological innovation; (v) compliance with environmental regulation; and (vi) availability of fueling infrastructure.

Competitors

Medium and Heavy-duty Urban Trucks

Lion’s main competitors for mid-range Class 5, 6, 7 and 8 urban trucks include incumbent diesel truck OEM manufacturers such as Navistar, Daimler, Volvo, PACCAR, Hino (Toyota), and other automotive manufacturers which mainly compete with Lion’s vehicles through their traditional diesel vehicle offering. Lion’s management believes that incumbent OEMs are distracted from EV development and commercialization with their extensive legacy diesel infrastructure, such as factories tailored for production of combustion engine vehicles, and remain focused on their diesel-based product lines. Additionally, incumbent diesel OEMs’ third-party dealership networks are ill-suited to sell EVs given a significant portion of their revenues comes from maintenance and repair services, a less profitable proposition with EVs due to lower maintenance requirements. While a number of these OEMs have announced their intention to rollout EV solutions, Lion’s management believes that most remain at the development stage in the near term or intend to rely on third-party retrofit solutions to electrify their existing made-for-diesel platforms. Lion’s management believes that such retrofit solutions come with significant design and production cost compromises, often resulting in a higher TCO for the end customers when compared to a purpose-built EV solution.

In addition to the incumbent diesel OEMs, Lion also faces competition from a handful of other disruptive EV manufacturers. Lion management believes that many of these EV competitors remain at the early stages of product development, and in certain cases are focused on creating retrofit solutions on built-for-diesel chassis. Such EV companies include Nikola, Hyliion, XL Fleet and other smaller manufacturers.

School Buses

School bus manufacturing in the United States and Canada is mainly concentrated in the hands of three incumbent OEMs selling primarily diesel school buses: Blue Bird Corporation, Thomas Built Buses (Daimler), and IC Bus (Navistar). These manufacturers mainly compete with Lion’s school buses through their traditional diesel offering but are beginning to rollout electric models. Lion’s management estimates that incumbent school bus OEMs are also distracted from EV development and commercialization with their extensive legacy diesel infrastructure, such as factories tailored for production of combustion engine vehicles and remain focused on their diesel-based product lines.

In addition to the incumbent diesel school bus OEMs, a few early-stage EV OEMs have entered in competition with Lion such as Green Power Motor and Trans Tech.

Shuttle Buses

The shuttle bus market in which the LionM bus competes can be broken down into three main sub-markets: 1) the transit market, 2) the shuttle market, and 3) the adapted transport market. The transit market is mostly serviced by traditional transit bus diesel OEMs such a Nova Bus, New Flyer and Gillig. In addition to the diesel alternatives, the traditional transit bus OEMs are developing and offering hybrid, all-electric and alternative fuel transit bus models to challenge emerging all-electric transit bus competitors such as BYD, Proterra, Arrival and other smaller competitors. The shuttle and adapted transport markets generally consist of smaller companies who uplift medium and heavy-duty vehicles to offer a diesel shuttle or adapted transport bus. Additionally, there are other companies, such as Motiv Power Systems and Lightning eMotors, which offer retrofit electric solutions for the shuttle and adapted transport bus markets.

Benefits of Electrification

Lion’s management believes electric trucks and buses provide several advantages over traditional diesel vehicles:

•	100% clean energy and emission free, provided batteries are charged using renewable or other decarbonized sources of energy;

•	superior driving experience;

•	reduced noise pollution;

•	lower energy and maintenance costs, potentially resulting in favorable TCO economics relative to the diesel alternative;

•	opportunity for ancillary revenue through V2G technology and sale of carbon credits under carbon reduction incentive programs; and

•	purchase price subsidies in place to accelerate electrification.

For most applications, Lion believes its vehicles compare favorably to diesel vehicle alternatives on the basis of TCO. In addition, TCO is expected to improve further over the coming years as Lion reduces its production costs and vehicles prices.

Products and Services

Lion has been developing medium- and heavy-duty all-electric vehicle systems for over 10 years and began manufacturing its proprietary chassis in 2015. Each Lion vehicle is purpose-built for electric and entirely designed and assembled in-house, with its own chassis, truck cabin or bus body, proprietary battery technology with modular energy capacity and Lion software integration. All Lion vehicles are V2G enabled, equipped with Lion’s LionBeat telematics platform which provides for full remote monitoring of vehicle data, and are charging infrastructure agnostic.

Electric Truck Line-up

With the truck market trending towards electrification and many incumbent OEMs maintaining focus on diesel sales, Lion’s management believes Lion has the opportunity to become a leader in all-electric medium- and heavy-duty urban trucks, as it did in the electric school bus market.

Lion Trucks Currently Available

Lion’s current purpose-built all-electric truck offering consists of four trucks in the Class 6 and Class 8 category, including specialty vehicles. Lion’s trucks are the product of over ten years of EV R&D and extensive experience integrating battery systems and electric propulsion systems into purpose-built vehicles.

(1)	In the three-month period ended March 31, 2021, Lion sold 6 units of its electric truck models.
(2)	Level II charging delivers up to 240 volts to the vehicle via alternative current, whereas Level III charging provides significantly faster charging, via direct current.

Expected Near-Term Truck Launches

Lion’s truck development pipeline consists of seven new trucks that Lion plans to launch over 2021 and 2022. This includes Class 5 and Class 7 trucks as well as additional specialty Class 6 and Class 8 trucks (Lion8 Tractor, Lion8 Bucket, Lion8 Boom, Lion6 Utility and an Ambulance), all of which are expected to be available by the end of 2022.

Estimated TCO of Lion’s Electric Trucks

Today, Lion estimates that its electric trucks have a favorable TCO when compared to traditional diesel trucks for most applications. Despite a higher initial purchase price, management believes that Lion’s vehicles are cost competitive based on their potential to achieve energy cost savings of approximately 80% and estimated maintenance and repair cost savings of approximately 60% relative to diesel-fueled incumbent vehicle solutions. Lion’s management expects the competitiveness of its truck offering to increase significantly over time as production costs decrease. Production costs are expected to decrease as a result of a reduction in battery costs from increased vertical integration in manufacturing of battery systems, a reduction in the cost of other vehicle components from increased purchasing power, and other productivity gains.

Note: TCO has been calculated based on the vehicle purchase price and the estimated energy costs and maintenance and repair costs over the projected useful life of the vehicle, which has been estimated to 10 years for the LION6 and LION8 Refuse, and 12 years for the LION8. Energy costs are estimated at $0.09/kWh for electric vehicles across all platforms. Diesel exhaust fluid (“DEF”) cost and consumption for diesel are estimated at $3.00/gallon and 3.0% of fuel, respectively, for all diesel platforms. All truck platforms assume a residual value of 10% and all TCOs exclude the impact of any subsidies. The TCOs have also been calculated using the following additional assumptions:

	Assumed Mileage	Consumption	Maintenance & Repair Costs
LION6	52,000	1.18 kWh/mile (vs 7.00 miles/gallon for diesel)	$0.16/mile (vs $0.40/mile for diesel)
LION8	41,600	2.00 kWh/mile (vs 6.00 miles/gallon for diesel)	$0.18/mile (vs $0.44/mile for diesel)
LION8 REFUSE	23,400	1.80 kWh/mile (vs 3.00 miles/gallon for diesel)	$0.60/mile (vs $1.50/mile for diesel)

Electric Bus Line-up

The school bus market is rapidly transitioning towards EVs, in part due to an effort to set an example in the eyes of pupils in terms of sustainability. This transition is being supported by governments and school districts via subsidies. Over the past decade, Lion established itself as a clear leader in the U.S. and Canadian electric school bus markets through its extensive portfolio of proprietary and market-leading technologies. The first Lion all-electric school bus was delivered in 2016.

In addition to its school bus offering, Lion also offers the LionM, an all-electric shuttle bus designed to meet the requirements of operators in the transit, shuttle and adapted transport markets.

Buses Currently Available

Lion’s current bus offering includes the LionA and the LionC school buses, which are currently being sold to customers such as school districts and independent bus operators. Additionally, Lion offers the LionM, a shuttle bus with low floors catering to the transit, shuttle and adapted transport markets.

(1)	In the three-month period ended March 31, 2021, Lion sold 22 units of its LionC, with no sales of any other electric bus model.
(2)	Level II charging delivers up to 240 volts to the vehicle via alternative current, whereas Level III charging provides significantly faster charging, via direct current.

Expected Near-Term Bus Launches

The LionD (Type D) school bus is currently under development and is expected to be launched in 2021.

(1)	Level II charging delivers up to 240 volts to the vehicle via alternative current, whereas Level III charging provides significantly faster charging, via direct current.

Estimated TCO of Lion’s Electric Buses

Given school buses travel fewer miles than trucks, the savings in maintenance and energy costs in all-electric school buses currently do not outweigh the higher upfront purchase price relative to incumbent diesel solutions. However, school buses often benefit from subsidies that significantly decrease the upfront cost and allow Lion buses to be competitive relative to diesel. Similar to its electric trucks, Lion’s management expects the cost of its electric buses to decrease, eventually allowing for competitive TCO relative to diesel-fueled incumbent vehicle solutions, even in the absence of subsidies.

Note: TCO has been calculated based on the vehicle purchase price and the estimated energy costs and maintenance and repair costs over the projected useful life of the vehicle, which has been estimated to 15 years. Energy costs are estimated at $0.09/kWh for electric vehicles across all platforms. DEF cost and consumption for diesel are estimated at $3.00/gallon and 3.0% of fuel, respectively, for all diesel platforms. Current bus TCO includes the estimated impact of subsidies. All bus platforms assume no residual value. The TCOs have also been calculated using the following additional assumptions:

	Assumed Mileage	Consumption	Maintenance & Repair Costs
LION6	13,500	1.18 kWh/mile (vs 5.50 miles/gallon for diesel)	$0.22/mile (vs $0.54/mile for diesel)
LION8	13,500	1.18 kWh/mile (vs 5.50 miles/gallon for diesel)	$0.22/mile (vs $0.54/mile for diesel)
LION8 REFUSE	15,400	0.90 kWh/mile (vs 7.00 miles/gallon for diesel)	$0.21/mile (vs $0.51/mile for diesel)

Spare Parts

In addition to the sale of spare parts for the maintenance of Lion vehicles, Lion sells and distributes replacement parts for third-party vehicles out of certain of its Experience Centers. This enables Lion to build connectivity with prospective customers and begin the EV education process with the intention of ultimately converting the spare parts customer to a Lion EV customer.

Sales and Marketing

Lion’s sales and marketing efforts are conducted through a highly specialized in-house sales team solely focused on selling all-electric medium and heavy-duty urban vehicles and facilitating the EV transition journey for its customers. To do so, Lion provides a full suite of services to support its customers including EV education & training, identification and execution of grants, evaluation of energy requirements, charging infrastructure, maintenance and advanced telematics solutions.

Direct Sales Approach

Lion has chosen to sell directly to customers where possible for three key reasons: (i) traditional dealerships are generally not trained to sell and demonstrate EVs and do not have the required resources to do so; (ii) traditional dealerships typically generate a sizeable portion of their overall revenues through service and maintenance and, considering that EVs require significantly less service and maintenance than incumbent diesel solutions, traditional dealerships are disincentivized to sell EVs; and (iii) paying third-party dealership margins would make EVs less cost competitive for prospective customers.

Through this direct approach, Lion’s sales team handles all critical aspects of vehicle selection, purchase and adoption, including EV education and training, identification and execution of any applicable governmental grants, energy requirements, charging infrastructure, maintenance and advanced telematics solutions to ensure a smooth EV transition.

Lion has nevertheless entered into a number of distribution agreements with a select group of third-party dealers to abide by local laws and regulations in certain states requiring medium and heavy-duty vehicles to be sold through dealerships.

EV Education and Vehicle Selection

From the onset, Lion aims to understand customers’ requirements and help them identify the suitable EV for their needs. During the vehicle selection process, Lion performs analysis of typical customer routes, payload requirements, and ancillary energy consumption to determine the customer’s specific energy requirements. When the customer’s specific requirements have been matched with a Lion vehicle with the required onboard energy, Lion performs a tailored TCO analysis to demonstrate the economic benefits of its EV solution. Finally, customers can visit the Lion factory or one of Lion’s Experience Centers to test drive the product identified in the vehicle selection process.

Lion Grant Team

Given the importance of grants and subsidies in improving the TCO economics for certain EV applications, school buses in particular, Lion has put in place a dedicated grants assistance team responsible for assisting customers in identifying and applying for grant and subsidy funding opportunities. Lion’s grants assistance team has established lines of communication with key governmental bodies providing grants and subsidies, including the California Energy Commission, CARB and the Ministry of Transport of Québec, to support its customers in making sure that they benefit from all programs available in their respective jurisdictions. Given Lion’s position as a first mover in the all-electric medium and heavy-duty vehicle market, governmental bodies have occasionally consulted Lion prior to establishing new grant and subsidy programs to ensure programs are best designed to meet the desired purpose of encouraging the conversion to electric. In many cases, Lion works directly with customers to combine the grants and subsidies available in order to maximize public funding.

LionEnergy Infrastructure Support

New customers that are unfamiliar with EV technology are often intimidated by the charging infrastructure requirements. LionEnergy helps mitigate this fear by educating customers and by providing complete turnkey charging infrastructure solutions, tailored to each customer’s needs. LionEnergy supports the customers at all steps, from equipment selection to installation, and equipment management, including V2G. Through resale agreements with Global Tier 1 charging infrastructure manufacturers such as ABB and ChargePoint, LionEnergy generates revenues by selling charging stations to customers prior to the delivery of its EVs.

LionBeat Aftermarket Support

LionBeat is a dedicated EV telematics software solution embedded in every Lion vehicle, which can boost customers’ productivity and generate operational cost savings. LionBeat can gather data such as GHG emissions savings, real-time GPS tracking, speed, odometer readings, charging status, average energy usage, energy usage history, and other relevant maintenance and tracking statistics. It is offered on a subscription basis at three different levels (Gold, Silver and Bronze) with different data access, diagnostic and reporting privileges at each level.

Experience Centers

Overview

Lion operates a growing network of physical Experience Centers across the United States and Canada. The Experience Centers are dedicated spaces where prospective customers, policymakers and other transportation industry stakeholders can interact with EVs, learn about their specifications and advantages, meet a sales representative, discuss grant and subsidy assistance, receive vehicle training, and have existing vehicles serviced. Lion currently has Experience Centers in the United States in the cities of Albany (NY), Sacramento (CA), Seattle (WA), Los Angeles (CA), Jacksonville (FL), Phoenix (AZ) and Minneapolis (MN) and in Canada in the cities of Saint-Jérôme (Québec) and Terrebonne (Québec), with planned openings in the U.S. states of Colorado, Indiana, Pennsylvania, Tennessee, Texas, Vermont and Virginia and the Canadian province of British Columbia within the next two years. Lion intends to continue deploying additional Experience Centers in proximity to large potential markets, or where there is a significant volume of Lion vehicles on the road to improve the brand visibility and customer experience.

BrightSquad

BrightSquad consists of a team of professional technicians with deep EV knowledge that offer best-in-class, on-site, customer service with the objective of ensuring a smooth transition to electric and maximizing vehicle operation and performance. In addition to providing first line preventive maintenance, diagnostic and troubleshooting services, BrightSquad’s team of professionals offer training programs for end users’ drivers and operational teams.

The Lion Academy

Based on its experience delivering and servicing EVs, Lion has developed a training program, the Lion Academy, which provides selected classes to customers. This program, housed in Lion’s Experience Centers, is offered to a wide range of stakeholders such as drivers, mechanics, technicians, business officials, and transportation professionals. The main goal is to provide an overview of how EVs work at different levels based on the customer’s knowledge. In most cases, EVs are new for customers and training is necessary to help bridge the knowledge gap from diesel to electric. Customers who attend the Lion Academy are typically more receptive to the new technology.

The Lion Academy is not limited to Experience Centers; Lion provides training at customer sites or virtually through videoconferencing. Lion’s curriculum includes interactive classes that cover topics such as safety, troubleshooting, electric chargers, EV components, maintenance, repairs, warranty work, driver tips, accessories, and more. Lion also provides easy hands-on access to electric truck components, charging stations, and other tools to facilitate the transition to EVs.

Order Book

As of May 14, 2021, Lion’s vehicle order book stood at 817 all-electric medium- and heavy-duty vehicles, consisting of 209 trucks and 608 buses, representing a combined total order value of over $225 million. Most vehicles are expected to be delivered within the next twelve months, with some deliveries expected to take place in as much as five years. Additionally, LionEnergy, Lion’s division which assists customers with selecting, purchasing, project managing and deploying charging infrastructure ahead of vehicle delivery and which generates revenues through project management and consulting services as well as the resale of charging stations from global charging infrastructure manufacturers, has a current order book of 76 charging stations, representing a combined total order value of over $800,000, as of May 14, 2021. Most charging stations are expected to be delivered within the next twelve months.

Electric Truck Customers

Electric Truck Customers

Lion’s Class 5, 6, 7 and 8 trucks are expected to compete favorably with incumbent diesel solutions for urban applications requiring a sub 250-mile (or 400-km) mid-range, catering to vehicle owners and fleet operators of all sizes. As part of its go-to-market strategy, Lion’s direct sales force places a particular focus on medium to large fleet owners given their higher potential for repeat purchases as they adopt a particular EV product to electrify their fleet. Furthermore, medium to large fleet owners often have in-house maintenance capabilities which are complementary to Lion’s service offering.

The Lion150

The Lion150 is a priority customer target list of over 150 large fleet owners who have been carefully identified by Lion’s sales force for their EV orders potential. The fleet owners have been selected on the basis of fleet size, electrification goals, and applicability of Lion products. In aggregate, the combined fleet size of the Lion150 totals approximately 700,000 trucks, which Lion’s management estimates to represent approximately 70,000 truck purchases per year. While not all Lion150 targets are buying EVs today, Lion believes that there is a meaningful opportunity for significant future sales given the size of the vehicle fleet and the increasing focus towards environmentally friendly methods of transportation among large fleet owners.

Electric Bus Customers

School Bus Customers

Lion mainly targets school districts and school bus operators for its Type A, Type C and Type D electric school buses. Demand for school buses in the U.S. and Canada has demonstrated steady growth over the years, with supply being met by a very small number of manufacturers with a limited focus on electric. Lion aims to leverage an aging school bus fleet in the U.S. and Canada with an increasing number of buses reaching the end of their useful life to significantly increase the number of school buses sold. Additionally, with subsidies available to the school bus market to promote conversion to all-electric, Lion believes the market is poised for meaningful growth. Historically, California and Québec school boards and districts have been significant customers for Lion’s vehicles given their leadership in transportation electrification; however, Lion is rapidly expanding its presence throughout the U.S. and Canada.

In 2018, the California Energy Commission (CEC) began soliciting low- to zero-emissions school bus manufacturers for its $94 million school Bus Replacement Program aimed to help public school districts transition from diesel buses to lower emission vehicles. In July 2019, the agency awarded a total of approximately $90 million to schools in 26 California counties (approximately $75 million for electric school bus purchases and approximately $13 million for EV charging infrastructure). Of the six school bus categories eligible in the program, Lion was awarded buses in five categories, more specifically for Lion’s Type A (without wheelchair lift), Type C (with and without wheelchair lift), and Type D (with and without wheelchair lift) all-electric school buses. Gradual deliveries under the program began in December 2019 and will extend into 2022. This is a major milestone for Lion and establishes its leadership position in the electric school bus market due to the highly competitive nature of the request for proposal (RFP) process and stringent technical and pricing criteria.

Electric Shuttle Bus Customers

The LionM shuttle bus was designed to address the needs of the adapted transports, shuttle and transit markets. The LionM is well-suited for such markets given its useful life of over 10 years, high energy-efficiency, low floor and highly customizable seat configuration. Lion is in active dialogue with various regional public and private operators such as public transit authorities.

Contractual Arrangements with Affiliates of Amazon.com, Inc.

Lion entered into a master purchase agreement effective June 29, 2020 and a work order effective July 6, 2020 (collectively, the “MPA”) with Amazon Logistics, Inc. (the “Specified Customer”) that provides for the purchase of up to 2,500 Lion6 and Lion8 all-electric trucks, at the discretion of the Specified Customer. Under the MPA, Lion is required to, subject to the terms and conditions set out therein, among other things, reserve the necessary manufacturing capacity to meet forecasted volumes and delivery schedules agreed upon with the Specified Customer in accordance with the terms of the MPA. Pursuant to the MPA, Lion will be required to reserve manufacturing capacity in respect of forecasted volumes representing up to 500 trucks per year from 2021 to 2025 and the greater of 500 trucks per year or 10% of Lion’s manufacturing capacity from 2026 to 2030. In addition, Lion is required to provide ongoing maintenance and training assistance to the Specified Customer under the terms of the MPA. As of May 14, 2021, the Specified Customer had placed orders for the purchase of 10 Lion6 trucks, and all deliveries of such trucks have been completed during the first half of 2021. Other than vehicles that are subject to an existing purchase order, the Specified Customer is not required to purchase any specified minimum quantity of vehicles from Lion under the MPA. The MPA will remain in force until December 31, 2025, unless terminated earlier in accordance with its terms. Thereafter, the MPA will be automatically renewed on a month-to-month basis until either party terminates the MPA in accordance with its terms. The Specified Customer may terminate the MPA at any time without cause by providing at least six months’ prior written notice to Lion or upon the occurrence of certain events, including a material breach by Lion of the MPA, certain insolvency events and upon a change of control of Lion (as defined in the Specified Customer Warrant). Under the MPA, except in specific circumstances, the Specified Customer may not cancel any previously submitted and accepted purchase order within three (3) months of a scheduled delivery date, and any cancellation occurring during the period from the date that is six (6) months and the date that is three (3) months prior to a scheduled delivery date triggers the payment of a cancellation fee. Any submitted and accepted purchase order may be cancelled by the Specified Customer without penalty prior to the date that is six (6) months prior to a scheduled delivery date.

This description of the MPA is a summary of the material features of the MPA. This summary is qualified in its entirety by reference to the MPA, which is filed as Exhibit 10.12 to the registration statement of which this prospectus is a part.

In connection with entering into the MPA, Lion issued on July 1, 2020 the Specified Customer Warrant to Warrantholder which vests, subject to the terms and conditions contained therein, based on the aggregate amount of spending by the Specified Customer and its affiliates on Lion products or services. For more information about the Specified Customer Warrant, see the section entitled “Description of Share Capital of Lion—Common Equity Warrant Issued to Warrantholder.”

Manufacturing and Production

Existing Production Facility

Lion’s primary manufacturing facility is located in Saint-Jérôme, Québec, which is approximately 25 miles (or 40-km) north of Montréal, Québec. The facility is approximately 200,000 sq. ft and currently has an annual production capacity of up to 2,500 vehicles. In addition to manufacturing, the facility includes an in-house R&D and testing center. The facility currently has over 600 employees across all functions, including manufacturing, R&D, sales & marketing, and corporate and administrative. The facility is located in one of the most important manufacturing hubs in Canada, and Lion believes local qualified labor availability is ample to satisfy the production ramp-up requirements.

Supply Chain

Over the past decade, Lion has developed a global supply chain spanning over 400 suppliers for all of the components required to manufacture its vehicles. Lion proactively manages its suppliers as part of its production plan to maintain an adequate supply of components at attractive prices, and it engages with alternatives suppliers where appropriate to support its ramp-up or drive cost reductions. Additionally, Lion is engaging with some of the world’s largest truck parts OEMs to accelerate the development of more advanced electric motors, Advanced Driver Assistance Systems and other components in order to remain at the leading edge of EV technology.

Battery systems are core to Lion’s EV offering. Lion has focused on developing and applying the right battery technology to the right application using its own proprietary battery management system (“BMS”), battery thermal management system (“BTMS”) and battery packs, when applicable. Today, Lion offers two battery systems based on LG battery modules and BMW battery packs, which can be arranged in various configurations depending on the EV application.

On November 17, 2020, Lion entered into a multi-year supply contract with Romeo Systems, Inc. (“Romeo”), a designer and manufacturer of lithium-ion battery modules and packs for commercial EVs. This five-year agreement, which began in 2021, allows Lion to offer Romeo’s battery modules and packs as an alternative energy storage solution across Lion’s fleet of class 6 to 8 commercial urban trucks and buses. Romeo’s already established battery solutions provide an opportunity for Lion to reduce time to market and benefit from favorable pricing. This description of the supply agreement with Romeo is qualified in its entirety by reference to the full text of the supply agreement, which is filed as Exhibit 10.10 to the registration statement of which this prospectus is a part.

Lion is also advancing the development of an integrated proprietary battery system which is expected to include its proprietary battery modules and packs based on 21700 cylindrical battery cells. Lion intends to assemble these new battery systems in-house in its planned battery manufacturing plant and innovation center in Québec, which Lion aims to have built and become operational by 2023.

Growth Strategy

Capitalize on First Mover Advantage through Innovation and Continuous Improvement

Lion has over 390 EVs on the road today. Lion’s EVs have been driven over seven million miles across various geographies, terrains and climates in the U.S. and Canada. By leveraging the continuous dialogue with customers, along with the significant amount of telematic data accumulated over the years, Lion’s management believes it has a competitive advantage over competing medium and heavy-duty vehicle OEMs.

Lion believes that the current product line-up available for purchase today is broader than the all-electric alternatives offered by incumbent manufacturers and new entrants in the medium and heavy-duty truck and bus industries. Lion will continue to capitalize on the depth of its EV knowledge, and the quality and breadth of Lion’s product offering, to further capture new customers and gain significant market share in the medium and heavy-duty mid-range vehicle segment.

Lion’s management expects the competitiveness of Lion’s vehicle offering to increase significantly over time as the production cost of its electric vehicles is expected to decrease significantly. Such decrease is expected to result from reduction in battery costs through increased vertical integration of battery modules manufacturing, increased purchasing power with suppliers through larger volume commitments, increased manufacturing capacity utilization and other productivity gains.

Continued Development of New Products and Services

To accelerate its product development and control costs, Lion is leveraging existing EV platforms and is securing partnerships with select specialized equipment providers to leverage their respective expertise. Lion is also collaborating actively with governmental bodies to secure government funding to support the development of these next generation all-electric urban vehicles to ensure vehicle compliance with local laws and regulations.

Leveraging Lion’s transport platform, the current product line-up of seven purpose-built all-electric models will be bolstered by Lion’s development pipeline. Lion is in the process of developing eight additional electric trucks and buses as part of its focus on the urban market, including class 5, 6, 7 and 8 trucks for various urban applications. Lion’s current product development pipeline consists of Class 5 and Class 7 trucks, LionD bus, as well as specialty vehicles (Lion8 Tractor, Lion8 Boom, Lion8 Bucket, Lion6 Utility and Ambulance). Lion’s robust development pipeline of complementary all-electric medium and heavy-duty vehicles is expected to lead to a total of 15 purpose-built EV models by the end of 2022.

Site Selection of U.S. Manufacturing Facility

On May 7, 2021, Lion announced the selection of Joliet, Illinois, for the construction of its U.S. manufacturing facility. The new 900,000 sq-ft production facility will be Lion’s largest footprint in the U.S. Lion expects to take possession of the facility in the second half of 2021, and is expected to begin production in the second half of 2022. The facility represents an expected total investment of approximately $130 million by Lion.

Battery System Development and Battery Assembly Facility Project

Lion has been developing its own battery systems since 2011, including proprietary battery packs, BMS and BTMS. In 2014, Lion began developing its proprietary BMS and, in 2017, commenced manufacturing its own battery packs, incorporating its proprietary BMS with LG battery modules. Today, Lion has two battery systems (based either on LG battery modules or BMW battery packs) offered in various configurations depending on the application. In November 2020, Lion entered into a five-year supply contract with Romeo. Beginning in 2021, Romeo’s battery systems are expected to be offered across Lion’s class 6 to 8 commercial urban trucks and buses.

In parallel Lion continues to make progress on its journey to build a battery system development and assembly facility. In March 2021, Lion announced the planned construction of a battery manufacturing plant and innovation center in Québec, which is expected to serve to develop, manufacture and assemble in a highly-automated facility fully proprietary battery systems based on Lion’s proprietary battery. Through this project, Lion aims to further integrate battery manufacturing operations by leveraging years of experience in developing battery systems. The facility is expected to begin operations in the second half of 2022, with the construction projected to begin over the next several months at a location to be confirmed in the near future. The project is expected to represent a total investment of approximately $150 million (C$185 million). As publicly announced on March 15, 2021, Lion expects to benefit from support by the Canadian federal and Quebec governments of up to approximately C$100 million (amounting to approximately up to C$50 million each) in connection with the planned construction of its battery manufacturing plant and innovation center in Québec, of which up to 30% is expected to be forgiven subject to certain criteria tied to Lion and to the operations of the facility Lion proprietary battery modules would be initially based on the 21700 cylindrical battery cells, with the intended flexibility to rapidly adapt to emerging technology, such as solid-state. The project would allow Lion to substantially reduce supplier dependency, realize significant battery systems vertical integration cost savings, become agnostic to battery cell suppliers, and optimize battery specifications while maintaining full control on battery form and design.

Lion’s innovation center will focus on research and development, with the goal of exploring and achieving new advancements in performance, range, energy capacity and the development of innovative products, and will allow the company the flexibility needed to rapidly adapt to emerging technologies.

Sustainable-Trucking-as-a-Service

Lion is well positioned to deliver incremental value from the combination of its best-in-class all-electric vehicles, evolving data management innovations and creative financing solutions under Lion’s ecosystem proposed concept known as Sustainable-Trucking-as-a-Service (“STaaS”). Under this concept, Lion would deliver a turnkey trucking solution to customers, providing a compelling investment proposition for fleet owners to convert their fleets to electric.

Lion would gain the possibility of generating additional revenue under its STaaS ecosystem by:

•	Offering energy infrastructure services and solutions through LionEnergy by leveraging its knowledge of V2G and the value that it brings to EV fleets;

•	Leveraging its telematics solutions (LionBeat) by offering value added EV fleet data management and optimization services to its customers; and

•

Monetizing commercial vehicle credits that Lion expects to start accumulating in 2021. For more information about the monetization of zero-emission credit, see the section entitled “Zero-Emission Credits Monetization.”

Zero-Emission Credits Monetization

On June 25, 2020, CARB adopted the Advanced Clean Trucks (“ACT”) rule, the first statewide zero-emission commercial truck requirement. The primary purpose of ACT is to accelerate the transition to zero-emission medium and heavy-duty on-road vehicles. The ACT rule sets clear requirements on manufacturers to sell zero-emission trucks and requires large entities to report information that would be used for developing future strategies that would require the use of zero-emission trucks.

The credit trading mechanism under the ACT represents a potentially significant source of revenue for Lion as manufacturers exceeding minimum requirements earn surplus credits they can bank for future use or sell to other manufacturers. Manufacturers are required to offset all deficits with credits by sale of zero-emission medium and heavy-duty trucks or by purchasing and trading credits with other manufacturers. Lion expects to start accumulating such credits in 2021. Over time, it may also be able to benefit from other similar programs adopted in other regions of the U.S. For example, in April 2021, the New Jersey Department of Environmental Protection proposed implementing a similar rule.

Research and Development

Lion’s team of over 200 engineers and other R&D professionals conducts research and development from its two R&D centers in Saint-Jérôme, Québec, and Montréal, Québec. Lion is currently planning to launch an additional R&D center in Los Angeles, California by the end of 2021. Site selection for R&D centers is based on the availability of talent in the region, along with the proximity to significant customer pools in order to facilitate collaboration in the development of customized product applications.

Lion’s research and development is currently focused on developing additional purpose-built electric vehicle platforms and continue developing proprietary battery systems.

Lion expects research and development expense to increase in the foreseeable future as Lion generates more revenues in order to continue expanding on and improving its product offering.

Intellectual Property

Lion relies on trade secret protection, trademarks, copyrights and contractual restrictions to protect its intellectual property and other proprietary rights. As a matter of course, Lion does not employ a strategy that is focused on the active registration (including through patent application) of intellectual property rights. Lion relies on a number of other measures to protect its intellectual property and other confidential information, including technical data. For instance, Lion takes steps designated to ensure that proprietary technology incorporated in its vehicle systems is difficult to access and/or retrieve, and takes additional steps to mitigate the effect of any such unauthorized access. In addition, Lion enters into confidentiality agreements with suppliers, customers and other third parties with whom it may share information about its business and operations, and Lion also requires all of its employees, consultants and other persons who work for it to enter into confidentiality and assignment of intellectual property agreements.

Lion pursues from time to time the registration of domain names, trademarks and service marks in the United States, Canada and in some other locations abroad as it considers necessary. In addition, Lion may in the future file patent applications as it considers appropriate under the circumstances relating to any new technologies that it develops.

Lion cannot be sure that third parties will not independently develop the know-how and trade secrets related to Lion’s proprietary technology, in which case Lion would not be able to prevent such third parties from using such know-how and trade secrets, which may allow competitors to develop similar or better products or manufacturing methods or processes than those offered by Lion. As well, Lion cannot be sure that its own proprietary know-how, trade secrets, copyrights and trademarks do not infringe third party intellectual property rights. For more information about the risks associated with Lion intellectual property strategy and portfolio, see the section entitled “Risk Factors.”

Headquarters and Facilities

Lion’s existing head office and manufacturing facility is based in Saint-Jérôme, Québec, which is approximately 25 miles north of Montréal, Québec. Lion does not own any real property. Lion currently leases the following facilities and offices.

Facility	Principal Activity	Approximate Square Footage
Saint-Jérôme, Qc	Head Office Manufacturing Facility Experience Center	196,000
Joliet, IL	Planned U.S. Manufacturing Facility	900,000
Mirabel, Qc	Manufacturing Facility	50,000
Montréal, Qc	Engineering Center	5,000
Terrebonne, Qc	Experience Center	50,000
Phoenix, AZ	Experience Center	7,000
Sacramento, CA	Experience Center	18,000
Los Angeles, CA	Experience Center	14,000
Jacksonville, FL	Experience Center	10,000
Minneapolis, MN	Experience Center	10,000
Albany, NY	Experience Center	8,000
Seattle, WA	Experience Center	12,000

Employees

As of May 14, 2021, Lion had over 658 employees, of which over 200 were in its R&D department. To date, Lion has not experienced any employee-related work stoppages and considers relationships with employees to be in good standing. None of Lion’s employees are either represented by a labor union or subject to a collective bargaining agreement.

Corporate Information and Structure

Lion was incorporated by Marc Bedard, Lion’s CEO—Founder, and Camile Chartrand under the Business Corporations Act (Québec) on July 28, 2008 as “Lion Buses Inc.” Over the years, Lion’s articles were amended in order to, among other things, amend the terms and conditions of Lion’s share capital in connection with strategic investments made by investors, including the strategic investment made by Power Energy, a wholly-owned subsidiary of Power Sustainable Capital Inc., in October 2017, which resulted in Lion’s authorized share capital being amended to provide for only one class of common shares. On November 24, 2020, Lion filed articles of amendment to change its name to The Lion Electric Company. On May 6, 2021, Lion filed articles of amendments, which resulted in Lion’s authorized share capital being amended to provide for (i) an unlimited number of Lion Common Shares and (ii) an unlimited number of “blank-cheque” preferred shares issuable in series, and immediately thereafter filed articles of consolidation to consolidate its articles.

Lion’s principal and registered office is located at 921 chemin de la Rivière-du-Nord, Saint-Jérôme, Québec, Canada J7Y 5G2, and its telephone number is (450) 432-5466.

The following chart reflects Lion’s organization structure (including the jurisdiction of formation or incorporation of Lion and its subsidiaries):

Government Regulation and Credits

Vehicle Safety

The vehicles that Lion manufacture and sell are subject to various and complex safety standards across jurisdictions where Lion operates. In the United States, the National Traffic and Motor Vehicle Safety Act of 1966 (the “Safety Act”) regulates vehicles and vehicle equipment by prohibiting the sale of any new vehicle or equipment that does not conform to applicable vehicle safety standards established by the National Highway Transportation Safety Administration (“NHTSA”). In Canada, the Motor Vehicle Safety Act (the “MVSA”) regulates vehicles, and Transport Canada develops and enforces Motor Vehicle Safety Standards which are largely harmonized with the standards in the United States. Meeting or exceeding such safety standards is costly and has continued to evolve alongside developments in technology and safety expectations. Although Lion continuously evaluates requirements for licenses, approvals, certificates and governmental authorizations necessary to manufacture, sell or service its vehicles in the United States and Canada, it may experience difficulties in obtaining or complying with various licenses, approvals, certifications and other governmental authorizations necessary to manufacture, sell or service its vehicles, especially for future vehicles. For example, in the United States, vehicles that meet or exceed all federally mandated safety standards are certified under the federal regulations. Rigorous testing and the use of approved materials and equipment are among the requirements for achieving federal certification. Failure by Lion to maintain or obtain any necessary approval for, or otherwise satisfy motor vehicle standards with respect to, its existing or future electric vehicles, or the incurrence of material unexpected costs in connection therewith, could have a material adverse effect on Lion’s business, financial condition and operating results.

The Safety Act also requires that defects related to motor vehicle safety be remedied through safety recall campaigns. A manufacturer is obligated to recall vehicles if it determines that vehicles do not comply with a safety standard. Should Lion or NHTSA determine that either a safety defect or noncompliance issue exists with respect to any of Lion’s vehicles, the cost of such recall campaigns could be substantial. In Canada, regulations are currently similar to those in the United States; however, under the MVSA, the Transport Canada has broad powers to order manufacturers to submit a notice of defect or non-compliance when it considers it to be in the interest of safety. Remedying such defects may be costly, and any new or more stringent regulations may cause us to incur further costs for compliance or face substantial penalties for non-compliance.

Environment and Other Regulatory Matters

EPA

Although Lion’s vehicles qualify as ZEVs, they are subject to regulations regarding vehicle emissions. For example, in the United States, every class of heavy-duty engines or vehicles must receive Certificate of Conformity (“COCs”) from the EPA prior to being sold. These COCs must be obtained for each model year of production, and failure to obtain them prior to entering Lion’s vehicles into commerce may result in substantial fines or penalties. For more information about vehicles emissions in Canada, see the section entitled “Environment and Climate Change Canada.”

Environment and Climate Change Canada

In Canada, the Heavy-duty Vehicle and Engine Greenhouse Gas Emission Regulations adopted under the Canadian Environmental Protection Act, 1999, establish Canadian emission standards and test procedures for Canadian manufacturers, distributors and importers of heavy-duty vehicles. These standards and procedures are aligned with the requirements of the United States Code of Federal Regulations for on-road heavy-duty vehicles and engines published by the EPA, parts of which are incorporated by reference in the Regulations however, testing and other requirements to demonstrate compliance may vary, adding to the regulatory complexity of Lion’s operations. Electric vehicles generally comply with such standards, with emission values of CO2, N2O and CH4 deemed to be 0 grams per mile pursuant to Canadian regulations, and all certifications required by Lion have been obtained or are in the course of being obtained.

Battery Safety

The use, storage, transport, and disposal of Lion’s battery packs is subject to extensive regulation. Lithium-ion cells may be regulated as “hazardous” or “dangerous” goods under several regulatory regimes in both the United States and Canada. For example, Lion’s battery packs are subject to testing requirements before they can be transported, and they must be transported in keeping with various conditions which vary by mode of transportation. Complying with these requirements involves substantial costs, and any failure to do so may result in heavy fines or other restrictions on Lion’s operations. Additionally, in certain jurisdictions, Lion may be responsible for the recycling and proper disposal of expended batteries from Lion’s vehicles. Lion has agreements with third-party companies to manage such recycling and disposal; however, Lion may be found liable for any failures in compliance by these third-parties and subject to fines or remediation liabilities, which costs may be substantial.

Supply Chain

Increasingly, jurisdictions require companies to monitor for and address certain practices from their supply chains. For example, under the Dodd-Frank Act, companies listed in the United States that use conflict minerals are required to report certain information regarding such minerals in their supply chain. Similar requirements have been adopted, or are being considered for adoption, in other jurisdictions. Currently, conflict minerals are defined by the Dodd-Frank Act as tin, tungsten, tantalum and gold. While Lion’s operations do not involve the use of such materials, the minerals covered by such requirements may be expanded in future. In addition, supply chain diligence laws are being considered in a variety of jurisdictions. Compliance with such laws entails substantial costs, and may require modifying Lion’s supply chains if any issues are discovered. Additionally, should Lion fail to sufficiently monitor Lion’s supply chains, Lion may be subject to fines or penalties for non-compliance, which may have an adverse effect on Lion’s operations.

Industrial Environmental Controls

In addition to the proper handling, recycling, and disposal of expended batteries, Lion’s operations are subject to a wide range of laws and regulations related to the protection of the environment, including those regulating air emissions, discharges to water, waste management, worker health and safety, and environmental cleanup. Certain environmental statutes require that responsible parties fund remediation actions regardless of fault, legality of original disposal or ownership of a disposal site. Under certain circumstances these laws impose joint and several liability as well as liability for related damages to natural resources.

The costs of compliance, including remediating contamination if any is found on Lion’s current or future properties, or at sites where Lion has sent wastes for disposal, and any changes to Lion’s operations mandated by new or amended laws, may be significant. Similarly, Lion may also face unexpected delays in obtaining permits and approvals required by environmental laws, or be unable to obtain such permits on terms acceptable to the company, which would hinder operation of Lion’s facilities and Lion’s growth.

Greenhouse Gas (GHG) Emissions and Related Credits

In connection with the production, delivery and placement into service of Lion products, which are expected to qualify as ZEVs, Lion expects to start accumulating tradable regulatory credits in 2021. Such credits can be sold to automotive companies and other regulated entities who can use the credits to comply with emission standards and other regulatory requirements. For example, under California’s ZEV regulations and those of states that have adopted California’s standard, vehicle manufacturers are required to earn or purchase credits, referred to as ZEV credits, for compliance with their annual regulatory requirements. In addition to these ZEV credits, Lion may also be able to earn credits in the United States, Canada or abroad related to greenhouse gas emissions, fuel economy, clean fuels, or other such topics. However, Lion’s claiming and sale of these credits is dependent on significant recordkeeping, accounting, and related requirements. Failure to comply with such requirements may reduce the value of Lion’s credits or subject us to penalties or other restrictions, which may significantly affect Lion’s operations.

Legal Proceedings

From time to time, Lion may become involved in legal proceedings arising in the ordinary course of business. Although no assurances can be given about the final outcome of pending legal proceedings, at the present time Lion’s management does not believe that Lion is currently a party to any legal proceedings the outcome of which, if determined adversely to Lion, would individually or in the aggregate have a material adverse effect on the business, financial condition, and results of operations of Lion.

MANAGEMENT’S DISCUSSION AND ANALYSIS

OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis provides information which Lion’s management believes is relevant to an assessment and understanding of Lion’s results of operations and financial condition. This discussion and analysis should be read together with the audited and unaudited historical consolidated financial statements and related notes that are included elsewhere in this prospectus. This discussion and analysis should also be read together with Lion’s pro forma consolidated financial information in the section entitled “Unaudited Pro Forma Consolidated Financial Information.” In addition to historical financial information, this discussion and analysis contains forward-looking statements based upon current expectations that involve risks, uncertainties and assumptions. For more information about forward-looking statements, see the section entitled “Cautionary Note Regarding Forward-Looking Statements.” Actual results and timing of selected events may differ materially from those anticipated in these forward-looking statements as a result of various factors, including those set forth under “Risk Factors” or elsewhere in this prospectus.

Lion’s consolidated financial statements have been prepared in accordance with IFRS. All amounts are in U.S. dollars except as otherwise indicated. For more information about the basis of presentation of Lion’s consolidated financial statements, see the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Basis of Presentation” below.

Certain figures, such as interest rates and other percentages included in this section, have been rounded for ease of presentation. Percentage figures included in this section have not in all cases been calculated on the basis of such rounded figures but on the basis of such amounts prior to rounding. For this reason, percentage amounts in this section may vary slightly from those obtained by performing the same calculations using the figures in Lion’s consolidated financial statements or in the associated text. Certain other amounts that appear in this section may similarly not sum due to rounding.

Company Overview

Lion is a corporation existing under the Business Corporations Act (Québec). Lion is a leader in the design, development, manufacturing, and distribution of purpose-built all-electric medium and heavy-duty urban vehicles. Lion gained distinct industry expertise and a first-mover advantage in the medium and heavy-duty urban electric vehicles (“EV”) segment through more than 10 years of focused all-electric vehicle R&D, manufacturing and commercialization experience. Lion’s vehicles and technology benefit from over seven million miles driven by over 390 of its purpose-built all-electric vehicles that are on the road today, in real-life operating conditions.

Lion’s growing line-up of purpose-built all-electric vehicles consists of seven urban truck and bus models available for purchase today.

Lion’s EVs are tailored to satisfy the needs of its customers and are entirely designed, manufactured, and assembled in-house in North America, without relying on traditional combustion-engine vehicle retrofitting or third-party integrators. To achieve this, Lion has developed its own purpose-built for electric chassis, truck cabins, and bus bodies, incorporating its proprietary battery technology with modular energy capacity and its proprietary Lion software.

Like others in the EV space, Lion has adopted a direct-to-customer sales model tailored for EVs, avoiding reliance on third-party dealerships in most instances. As part of its go-to-market strategy, Lion assists its customers through the EV transition journey in all critical aspects of vehicle selection, purchase and adoption, including EV education and training, identification and seeking of any applicable governmental grants, energy requirements, charging infrastructure, maintenance and advanced telematics solutions. To enhance customer experience and help drive repeat purchases, Lion leverages its growing network of Experience Centers, which are dedicated spaces where prospective customers, policymakers and other transportation industry stakeholders can interact with EVs, learn about their specifications and advantages, meet a sales representative, discuss grant and subsidy assistance, receive vehicle training, and have existing vehicles serviced. Services available on-site at Lion’s Experience Centers include product demonstrations and sales support, full-service training, charging infrastructure assistance and maintenance support. There are currently nine Experience Centers strategically located in key markets in the United States and Canada.

As of May 14, 2021, Lion had over 658 employees, of which over 200 were in its R&D department.

Financial Highlights of the Three-Month Period Ended March 31, 2021

For the three-month period ended March 31, 2021, the Company’s financial performance was the following when compared to the three-month period ended March 31, 2020:

•	Revenues of $6.2 million, an increase of $5.0 million;

•	Gross profit of ($1.8) million, a decrease of $0.7 million;

•	Net loss of ($16.1) million, a decrease of $10.4 million, which resulted in basic and diluted earnings per share of ($0.15), a decrease of $0.10 per share;

•	Adjusted EBITDA of ($5.9) million, a decrease of $2.8 million.

Operational Highlights of the Three-Month Period Ended March 31, 2021

Construction of Battery Manufacturing Plant and Innovation Center

On March 15, 2021, Lion announced the planned construction of a battery manufacturing plant and innovation center. The factory is expected to begin operations in the second half of 2022 and produce battery packs and modules made from Lithium-ion cells. Construction is projected to break ground over the next few months at a location to be confirmed in the near future. The project is expected to represent a total investment of approximately $150 million (C$185 million). As publicly announced on March 15, 2021, Lion expects to benefit from support by the Canadian federal and Quebec governments of up to approximately C$100 million (amounting to approximately up to C$50 million each) in connection with the planned construction of its battery manufacturing plant and innovation center in Québec, of which up to 30% is expected to be forgiven subject to certain criteria tied to Lion and to the operations of the facility.

Truck Order from Pride Group Enterprises

On March 25, 2021, Lion received a purchase order from Pride Group Enterprises (“Pride”) for 100 all-electric Lion6 and Lion8 trucks. The order represented Lion’s largest single order of zero-emission trucks to date. The majority of the trucks are expected to be delivered to Pride during 2021, with the remainder of deliveries expected to take place in 2022.

Truck Order from Heritage

On May 14, 2021, Lion announced that it has been selected to participate in the Heritage-Romeo Power Fleet Electrification Program to execute on Heritage’s fleet electrification strategy. Heritage will initially purchase five Lion battery-electric trucks for the 2021 fleet electrification validation program consisting of Class 6 and/or Class 8 vehicles. Subject to the validation program’s success to target specifications with operational excellence experienced, Heritage’s initial purchase could result in significantly more orders over a four-year period.

School Bus Order from Autobus Séguin

On January 19, 2021, Lion received a purchase order for up to 60 all-electric LionC school buses over a five-year period from Autobus Groupe Séguin (Autobus Séguin), a transportation operator headquartered in Laval, Quebec. The first 10 buses are expected to be delivered throughout the 2021 calendar year. Subject to continued satisfaction of certain conditions, up to 50 additional buses are expected to be delivered through 2026.

Senior Personnel Hires

Lion announced the appointment of Isabelle Adjahi as Vice President, Investor Relations and Sustainable Development. Ms. Adjahi is responsible for developing and implementing an investor relations strategy aimed at maintaining relationships with investors and analysts through an ongoing dialogue about Lion’s corporate, business, financial objectives and growth. Lion also announced the appointment of Rocco Mezzatesta as Senior Vice-president, Product development and Vehicle engineering. Mr. Mezzatesta is responsible for product development as well as management of engineering projects.

Recent Developments

Closing of Business Combination Agreement with Northern Genesis Acquisition Corp. and Concurrent Equity Private Placement

On May 6, 2021, Lion completed its previously-announced Business Combination with NGA pursuant to which Merger Sub merged with and into NGA through a statutory merger under the laws of the State of Delaware, with NGA surviving the merger as a wholly-owned subsidiary of Lion, and (ii) as consideration for the merger, each outstanding share of NGA’s common stock held by an NGA stockholder was converted into the right to receive one Lion Common Share, and each outstanding warrant to purchase shares of NGA’s common stock, with each such whole warrant exercisable for one share of NGA’s common stock at an exercise price of $11.50, was converted into a Lion Warrant to acquire a number of Lion Common Shares equal to the number of shares of NGA’s common stock underlying each such warrant of NGA. At the time of closing of the Business Combination, NGA held (net of the redemptions exercised by NGA’s stockholders holding 20,449 shares) approximately $320 million in its trust account.

Immediately prior to the completion of the Business Combination, Lion completed the Pre-Closing Reorganization which included a share split pursuant to which each Lion Common Share outstanding immediately prior to such share split was converted into 4.1289 Lion Common Shares. Immediately prior to the completion of the Business Combination, Lion also completed the PIPE Financing pursuant to which a number of investors agreed to purchase, and Lion agreed to sell to such investors, an aggregate of 20,040,200 Lion Common Shares, for a purchase price of $10.00 per share and an aggregate purchase price of $200,402,000.

The Business Combination and the PIPE Financing resulted in proceeds of approximately $490 million, net of transaction fees. Approximately $90 million of the net proceeds were used to repay outstanding credit facilities and debt instruments. See section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Update with Respect to Certain Debt Instruments” below.

Following the closing of the Business Combination and the PIPE Financing, the Lion Common Shares began trading on the TSX and on the NYSE under the new symbol “LEV”, and the warrants of Lion began trading on the TSX under the new symbol “LEV.WT” and on the NYSE under the new symbol “LEV WS”.

Update with Respect to Certain Debt Instruments

In connection with the closing of the Business Combination, Lion entered into a new loan agreement (the “Finalta Loan Agreement”) with Finalta Capital Fund, L.P. (“Finalta”) amending and restating in their entirety the two (2) loan agreements that had previously been entered into with Finalta, as lender, to finance certain refundable tax credits and grants under government programs (collectively, the “Former Finalta Loan Agreements”). The Finalta Loan Agreement provides for a combined loan facility of up to a principal amount of approximately C$13,500,000 and bears interest at the rate of 7.50% per annum. The Finalta Loan Agreement has terms and conditions which improved on, or are substantially similar to, the terms and conditions of the Former Finalta Loan Agreements. See the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Finalta Loan Agreement” of this prospectus.

In connection with the closing of the Business Combination, Lion repaid in full all amounts owed under the Credit Agreement (as defined below) entered into with National Bank of Canada (“NBC”), as lender, and the Credit Agreement and all security related thereto were terminated. The Credit Agreement provided for the following credit facilities (i) a $27,489,000 (C$35 million) operating revolving facility, (ii) a $35,343,000 (C$45 million) term loan facility, and (iii) a $7,854,000 (C$10 million) additional term loan facility. See the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Credit Agreement with National Bank of Canada” of this prospectus.

Prior to the completion of the Business Combination, Lion had completed financings through (i) the issuance of an unsecured convertible loan (the “Convertible Loan”) to Investissement Québec in the principal amount of $3,927,000 (C$5,000,000), and (ii) the issuance of an unsecured convertible debenture (the “Convertible Debenture”) to Investissement Québec in the principal amount of $15,708,000 (C$20,000,000). See the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Convertible Instruments with Investissement Québec” of this prospectus. In connection with the closing of the Business Combination, the Convertible Debenture and the Convertible Loan were repaid in full.

Site Selection of U.S. Manufacturing Facility

On May 7, 2021, the Company announced the selection of Joliet, Illinois, for the construction of its U.S. manufacturing facility. The new 900,000 sq-ft production facility will be Lion’s largest footprint in the U.S. The Company expects to take possession of the facility in the second half of 2021, and is expected to begin production in the second half of 2022. The facility represents an expected total investment of approximately $130 million by Lion.

Appointment of Vice President, Chief Legal Officer and Corporate Secretary

On April 6, 2021, Lion announced the appointment of François Duquette as Vice President, Chief Legal Officer and Corporate Secretary. Mr. Duquette oversees all aspects of legal and regulatory affairs, as well as provides strategic counsel to the senior management team and board of directors.

Appointment of Chief Commercial Officer

On May 11, 2021, Lion announced the appointment of Brian Piern as Chief Commercial Officer, with a start date of June 7th, 2021. Mr. Piern will oversee all aspects of Lion’s commercial and sales strategy and lead the related execution.

Appointment of Vice-President, Financial Reporting

Lion appointed Vince Spadafora as Vice President, Financial Reporting, effective May 17, 2021. In this newly created role, Mr. Spadafora will oversee all aspects of financial reporting and related compliance.

Order of 260 School Buses from First Student

On May 14, 2021, Lion secured an order for 260 buses from First Student, a leading school bus operator, with deliveries expected to take place from the second half of 2021 to the first half of 2023. The buses will be used by Transco, First Student’s subsidiary that operates in Quebec.

Order Book

As of May 14, 2021, Lion’s vehicle order book stood at 817 all-electric medium- and heavy-duty vehicles, consisting of 209 trucks and 608 buses, representing a combined total order value of over $225 million. Most vehicles are expected to be delivered within the next twelve months, with some deliveries expected to take place in as much as five years. Additionally, LionEnergy, Lion’s division which assists customers with selecting, purchasing, project managing and deploying charging infrastructure ahead of vehicle delivery and which generates revenues through project management and consulting services as well as the resale of charging stations from global charging infrastructure manufacturers, has a current order book of 76 charging stations, representing a combined total order value of over $800,000, as of May 14, 2021. Most charging stations are expected to be delivered within the next twelve months. See the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Non-IFRS Measures, Other Performance Metrics and Reconciliation of Adjusted EBITDA.”

Current Situation with Regards to COVID-19

The decree of a COVID-19 state of pandemic in March 2020 has since then resulted in the enactment of numerous measures by the federal, provincial, state and municipal governments to protect the public had impacts on Lion’s operations. From time to time, these measures have resulted in either in a full shutdown or in a significant reduction in the operations of Lion’s manufacturing facility and have also impacted the Company’s research and development, marketing, sales and after-market activities. Similarly, these measures have significantly impacted customers, suppliers and other business partners, and their respective businesses.

There continues to be significant uncertainty surrounding the COVID-19 pandemic. The COVID-19 pandemic had a material negative impact on the global economy in 2020 and is expected to continue having a negative impact in 2021 and perhaps beyond. Given the dynamic nature of the pandemic, the extent to which it impacts the Lion’s business and future results will depend on unknown future developments and any further impact on the global economy and the markets in which Lion operates and sells its products, including Canada and the United States. Accordingly, as of the date of this prospectus, management was not able to assess how quickly Lion’s activities will get back to normal or the financial impact of these events at this time but continues to monitor closely the evolving situation.

Key Factors Affecting Lion’s Performance

Lion believes that its performance and future success is dependent on multiple factors that present significant opportunities for Lion, but also pose risks and challenges, including those discussed below and in the section of this prospectus entitled “Risk Factors.”

Customer Demand for Electrification

The electrification of medium and heavy-duty commercial vehicles has recently gained strong momentum as users and governmental authorities are looking for novel solutions to reduce GHG emissions and atmospheric pollution generally while the cost competitiveness of electric vehicles continues to improve. Lion anticipates that an increasing number of fleet owners and operators will seek all-electric alternatives to reduce the carbon footprint of their diesel fleets. Lion intends to leverage its broad offering of electric vehicles available for purchase today, and its strong engagement with large fleet owners and other potential customers, in order to benefit from the growing customer demand for electric vehicles.

In order to meet customer demand and drive adoption of its vehicles and solutions, Lion plans to make comprehensive additions to its production capacity and expand its network of Experience Centers, which is expected to require significant capital and operating expenses.

Reduction in Total Cost of Ownership

The total cost of ownership (“TCO”), along with quality and reliability, are the primary drivers of truck and bus purchasing decisions for fleet owners and operators. Lion’s management believes that Lion’s truck TCO is favorable to comparable diesel vehicles today in most use cases. Going forward, the TCO advantage of electric trucks is expected to further increase as electric vehicle prices reduce, which will in turn further improve the economic benefit and rationale for fleet owners and operators to purchase Lion’s all-electric vehicles. In the school bus market, the lower annual mileage of individual units typically renders the lower energy and maintenance costs insufficient to account for the currently steeper upfront costs of electric vehicles over incumbent diesel units. As such, at the current time, subsidies are often required for electric buses to be competitive over diesel units from a pure TCO point of view in this category. Over time, as the cost of the vehicles decreases as a result, among other things, of reduction in battery costs from increased vertical integration in manufacturing of battery systems, increased purchasing power with suppliers through larger volume commitments, increased manufacturing capacity utilization, and other productivity gains, the TCO for electric buses is expected to become favorable even in the absence of subsidies.

Product Development

Lion’s growth strategy depends in part upon its ability to effectively introduce new products and implement new technology-driven services and solutions, which is expected to require significant capital and operating expenses.

Lion had seven all-electric urban vehicles available for purchase as of March 31, 2021. The product offering consisted of (i) trucks, being Lion6 (Class 6 truck), Lion8 (Class 8 truck), Lion8 Reefer, and Lion8 Refuse trucks, (ii) school buses, being LionC (Type C school bus) and LionA (Type A school bus) and (iii) a shuttle bus, the

LionM. Lion’s development pipeline consists of eight additional all-electric urban vehicles, including the Lion8 Tractor truck, Lion8 Bucket truck, Lion6 Utility truck, LionD (Type D school bus), Lion5 (Class 5 truck), Lion7 (Class 7 truck), Lion8 Boom truck and the Lion Ambulance. In parallel, Lion intends to continue the development and improvement of its existing vehicle products, services and solutions.

Regulatory Landscape and Government and Economic Incentives

Lion operates within an industry that is subject to environmental regulations across the various jurisdictions in which it sells its products. With heightened focus on the global environment, commercial vehicles have come under significant scrutiny by customers, enterprises, and governmental and regulatory bodies as they represent a significant portion of the global GHG emissions. While regulations have become increasingly stringent over time, various subsidy and financial incentives programs have been introduced by governmental authorities in Canada and the United States to promote the adoption of emissions-free vehicles. Demand for Lion’s vehicles is and is expected to remain influenced by federal, state, provincial and local tax credits, rebates, grants and other government programs and incentives that promote the use of battery electric vehicles. These include various government programs that make grant funds available for the purchase of battery electric vehicles. Additionally, demand for Lion’s vehicles may be influenced by laws, rules, regulations and programs that require reductions in carbon emissions, such as the various measures implemented by lawmakers and regulators in California and Québec, among others, designed to increase the use of electric and other zero-emission vehicles, including the establishment of firm goals in certain instances for the number of these vehicles operating on state roads by specified dates and the enactment of various laws and other programs in support of these goals.

Costs of Raw Materials and Supplies

Components in Lion’s vehicles are made of various raw materials, including aluminum, steel, carbon fiber, non-ferrous metals (such as copper) and other materials and minerals used to manufacture lithium-ion batteries. The prices for these raw materials fluctuate depending on market conditions and global demand. While Lion manages some of these risks through long-term contractual arrangements with suppliers with respect to the supply of certain key components of its vehicles, including lithium-ion batteries, it does not currently hedge its long-term exposure to price fluctuations of raw materials and supplies. Therefore, an increase in prices of raw materials and supplies could negatively impact the Company’s operating results if it is not able to find other manufacturing or supply alternatives or transfer these cost increases to customers.

Foreign Exchange

The Company’s revenues are reported in U.S. dollars but its functional currency is the Canadian dollar and the majority of its transactions are in Canadian dollars. The Company’s current manufacturing facility is also located in Canada. Suppliers of the Company are located in Canada, in the United States and other foreign jurisdictions. The Company’s indebtedness is denominated in Canadian dollars. Going forward, the Company’s growth strategy will require substantial investments in Canada and in the United States. Therefore, the Company’s revenues, gross profit and net income (loss) reported in U.S. dollars is and is expected to continue to be exposed to foreign exchange fluctuations.

Seasonality

The Company’s sales have historically experienced substantial fluctuations from quarter to quarter, particularly considering that they have been mainly comprised of sales of school buses which are mainly driven by the school calendar. Historically, the Company’s peak season has been during its third and fourth fiscal quarters. While the Company expects to continue to experience seasonal variations in its sales in the foreseeable future, management believes that the mix of product sales may vary considerably in the future, especially in connection with the Company’s execution of its growth strategy and as sales of trucks become more prevalent and new products are introduced. As a result, it is difficult to predict if any historical trends will be reproduced in the future.

Research and Development

Lion’s team of over 200 engineers and other R&D professionals conducts research and development from its two R&D centers in Saint-Jérôme, Québec, and Montréal, Québec.

Lion’s research and development is currently focused on developing additional purpose-built electric vehicle platforms and continuing to develop proprietary battery systems.

Lion expects research and development expense to increase in the foreseeable future in order to continue expanding on and improving its product offering.

Basis of Presentation

Lion’s consolidated financial statements have been prepared in accordance with IFRS. All amounts are in U.S. dollars unless otherwise indicated. The Company’s fiscal year is the twelve-month period ending December 31 of each year.

Lion has one reportable operating segment, the manufacturing and sales of electric vehicles in Canada and in the United States.

Components of Results of Operations

Revenues

To date, Lion has primarily generated revenues from the sale of its all-electric school bus vehicles.

Following the ongoing ramp-up of Lion’s truck manufacturing, Lion anticipates a significant proportion of its revenues to be generated from the sale of all-electric trucks over time.

Cost of Sales

Lion’s cost of sales includes material costs, labor, manufacturing overhead, and other direct costs related to electric vehicle production.

Administrative Expenses

Administrative expenses consist of facility leasing, share-based compensation, management, information technology, human resources, accounting and general administrative functions.

Lion expects its administrative expenses to increase for the foreseeable future as Lion increases headcount to support the growth of its business, and as a result of costs associated with operating as a public company, including compliance with the rules and regulations of the SEC and applicable Canadian securities laws and stock exchanges, legal, audit, additional insurance expenses, investor relations activities, and other administrative and professional services.

Selling Expenses

Selling expenses consist of personnel-related expenses for Lion’s bus and truck sales, share-based compensation, business development, aftermarket sales and marketing and communications, in addition to expenses incurred for publicity and marketing events. Lion expects its selling expenses to increase for the foreseeable future as Lion expands its sales force and increases headcount to support the growth of its business.

Finance Costs

Finance costs primarily consists of interest paid on Lion’s outstanding debt, interest on lease liabilities, as well as non-cash accretion expenses on retractable common shares and on balance of purchase price payable related to the acquisition of dealership rights.

Lion’s Unanimous Shareholders’ Agreement which provided for retraction rights in respect of certain common shares was terminated in accordance with its terms effective as of closing of the Business Combination and such retraction rights did not become exercisable at or before the closing of the Business Combination. As a result, such retraction rights will not impact results of operations for future periods.

Foreign Exchange Loss (Gain)

Foreign exchange loss and gain represents the losses and gains on instruments such as cash balances, accounts receivable, accounts payable, debt balances and other accounts that are not denominated in Canadian dollars, as a result of changes in foreign currency rates.

Change in Fair Value of Share Warrant Obligation

On July 1, 2020, in connection with the entering into of the MPA (as defined below) with Amazon Logistics, Inc., the Company issued the Specified Customer Warrant to the Warrantholder which vests, subject to the terms and conditions contained therein, based on the aggregate amount of spending by Amazon.com, Inc. and its affiliates on Lion’s products or services. Lion has determined that the Specified Customer Warrant is a derivative instrument and should be classified as a liability in accordance with IAS 32 - Financial Instruments: Presentation and IFRS 9 - Financial Instruments. The vested portion of the Specified Customer Warrant is initially recorded at fair value as a share warrant obligation and then revalued at each reporting date, with a corresponding contract asset recognized at inception. The corresponding contract asset recognized at inception will be amortized as a reduction of revenues on a percentage per dollar of revenue generated with Amazon.com, Inc. and its affiliates. See section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Common Equity Warrant Issued to the Warrantholder”.

Results of Operations

Comparison of the three-month period ended March 31, 2021 and the three-month period ended March 31, 2020

Lion’s results of operations for the three-month period ended March 31, 2021 and 2020 are presented below:

	(Unaudited)
	three-month period Ended March 31,		$ Change	% Change
	2021	2020
	(dollar amounts in thousands, except share and per share data)
Revenues	$6,225	$1,228	$4,997	407%
Cost of sales	$8,032	$2,285	5,748	252%

Gross profit	(1,807)	(1,056)	(751)	n.a.

Gross profit margin	(29.0%)	(86.0%)		57.0%
Operating expenses:
Administrative expenses	6,270	761	5,509	724%
Selling Expenses	4,384	1,607	2,777	173%
Finance costs	3,907	1,880	2,028	108%
Foreign exchange loss (gain)	(179)	366	(545)	(149%)
Change in fair value of share warrant obligation	(75)	—	(75)	n.a.

Net loss	($16,114)	($5,669)	($10,445)	184%

Foreign currency translation adjustment	($1,302)	($112)	($1,190)	1,060%

Comprehensive loss	($17,416)	($5,782)	($11,635)	201%

Basic and diluted loss per share	($0.15)	($0.05)	($0.10)	184%

Pro forma basic and diluted loss per share

Weighted average number of common shares outstanding	110,551,314	110,551,314	—	n.a.

Pro forma weighted average number of common shares outstanding

Revenues

Revenues increased by $5.0 million, from $1.2 million for the three-month period ended March 31, 2020 to $6.2 million for the three-month period ended March 31, 2021. The increase in revenue was primarily due to an increase in vehicle sales volume of 22 units, from 2 units (2 school buses in the U.S.) for the three-month period ended March 31, 2020 to 24 units (18 school buses and 6 trucks; 22 vehicles in Canada and 2 vehicles in the U.S.) for the three-month period ended March 31, 2021.

Cost of Sales

Cost of sales increased by $5.7 million, from $2.3 million for the three-month period ended March 31, 2020 to $8.0 million for the three-month period ended March 31, 2021. The increase was primarily due to the addition of personnel and other resources to accommodate higher anticipated production volumes. Lion completed the manufacturing of 43 vehicles in the three-month period ending March 31, 2021.

Gross Profit

Gross profit decreased by $0.8 million, from ($1.1) million (-86.0% of revenues) for the three-month period ended March 31, 2020 to ($1.8) million (-29.0% of revenues) for the three-month period ended March 31, 2021. The decrease is primarily due to the addition of personnel and other resources to accommodate higher anticipated production volumes.

Administrative Expenses

Administrative expenses increased by $5.5 million, from $0.8 million for the three-month period ended March 31, 2020 to $6.3 million for the three-month period ended March 31, 2021. The increase was primarily due a significant increase in non-cash share-based compensation of $3.1 million for the three-month period ended March 31, 2021 ($0.2 million for the three-month period ended March 31, 2020), to Lion expanding its head office capabilities in preparation of an expected increase in business, and an increase in non-recurring professional fees.

Selling Expenses

Selling expenses increased by $2.8 million, from $1.6 million for the three-month period ended March 31, 2020 to $4.4 million for the three-month period ended March 31, 2021. The increase was primarily due a significant increase in non-cash share-based compensation of $2.1 million for the three-month period ended March 31, 2021 ($0.1 million for the three-month period ended March 31, 2020), to Lion expanding its sales force effective, and an increase in expenses associated with Experience Centers.

Finance Costs

Finance costs increased by $2.0 million, from $1.9 million for the three-month period ended March 31, 2020 to $3.9 million for the three-month period ended March 31, 2021. The increase was driven primarily by higher accretion expense on retractable shares, an increase in borrowing costs due to an increase in the amount of debt outstanding, an increase in interest expense on convertible debt instruments, and an increase in lease liabilities from new Experience Center openings.

Foreign Exchange Loss (Gain)

Foreign exchange loss (gain) increased by $0.5 million, from a loss of $0.4 million for the three-month period ended March 31, 2020 to a gain of $0.2 million for the three-month period ended March 31, 2020, largely as a result of a weakening of the Canadian dollar relative to the U.S. dollar during the three-month period ended March 31, 2020 and a strengthening of the Canadian dollar relative to the U.S. dollar during the three-month period ended March 31, 2021.

Change in Fair Value of Share Warrant Obligation

Change in fair value of share warrant obligation increased from nil for the three-month period ended March 31, 2020 (as the Lion Warrant had not yet been issued), to a gain of $0.1 million for the three-month period ended March 31, 2021. The gain for the three-month period ended March 31, 2021 was largely related to a reduction in warrant life from the December 31, 2020 valuation, offset by an increase in the interest rate used to perform the valuation.

Net Loss

Net loss increased by $10.4 million, from ($5.7) million for the three-month period ended March 31, 2020 to ($16.1) million for the three-month period ended March 31, 2020, largely due to the factors discussed above.

Comparison of Year Ended December 31, 2020 to Year Ended December 31, 2019

Lion’s results of operations for the years ended December 31, 2020 and 2019 are presented below:

	Years Ended December 31,		$ Change	% Change
	2020	2019
	(dollar amounts in thousands, except share and per share data)
Revenues	$23,423	$30,862	$(7,440)	(24%)
Cost of sales	20,277	20,778	(500)	(2%)

Gross profit	3,145	10,085	(6,939)	(69%)

Gross profit margin	13%	33%	(19%)
Operating expenses:
Administrative expenses	59,942	2,936	57,006	1,942%
Selling expenses	15,721	5,892	9,829	167%
Finance costs	8,667	4,112	4,555	111%
Foreign exchange loss (gain)	(681)	79	(760)	(966%)
Change in fair value of share warrant obligation	16,847	—	16,847	n.a.
Other expenses	—	133	(133)	(100%)

Loss before income taxes	(97,352)	(3,067)	(94,284)	nmf

Income tax expense	—	4	(4)	nmf

Net loss	(97,352)	(3,071)	(94,280)	nmf

Foreign currency translation adjustment	(4,631)	234	(4,865)	nmf

Comprehensive loss	($101,983)	($2,837)	$(99,146)	nmf

Basic and diluted loss per share	($3.64)	($0.12)	$(3.52)	nmf

Pro forma basic and diluted loss per share(1)	($0.88)	($0.03)	$(0.85)	nmf

Weighted average number of common shares outstanding	26,775	25,766	1,009	4%

Pro forma weighted average number of common shares outstanding(1)	110,551	106,386	4,165	4%

(1)

Reflects the completion of the Pre-Closing Reorganization, which included a share split, whereby each Lion Common Share outstanding immediately prior to such share split was converted into 4.1289 Lion Common Shares (subject to adjustments as contemplated in the Business Combination Agreement). For more information about the share capital of Lion, see the section entitled “Description of Share Capital of Lion.”

Revenues

Revenues decreased by $7.4 million, or 24%, from $30.9 million for the year ended December 31, 2019 to $23.4 million for the year ended December 31, 2020. The decrease in revenue was primarily due to a decrease in school bus sales volume of 27 units, or 25%, from 107 units (55 in the U.S. and 52 in Canada) for the year ended December 31, 2019 to 80 units (33 in the U.S. and 47 in Canada) for the year ended December 31, 2020, as measures implemented regarding COVID-19 prevented Lion from delivering school buses to certain operators and school districts, in addition to causing production delays from supply chain disruptions.

Cost of Sales

Cost of sales decreased by $0.5 million, or 2%, from $20.8 million (67.3% of revenues) for the year ended December 31, 2019 to $20.3 million (86.6% of revenues) for the year ended December 31, 2020. As a percentage of revenues, cost of sales increased by 19.2% from 2019 to 2020. The increase was primarily due to the addition of personnel and other resources to accommodate higher expected production volumes, which ultimately did not materialize, largely due to challenges related to the COVID-19 pandemic. However, cost of sales was partly offset by $0.5 million in assistance from the CEWS. Lion manufactured 84 vehicles at its current manufacturing facility in 2020, comprised primarily of LionC school buses, a limited number of Lion360 buses and its first Lion6 and Lion8 trucks.

Selling and Administrative Expenses

Selling expenses increased by $9.8 million, or 167%, from $5.9 million for the year ended December 31, 2019 to $15.7 million for the year ended December 31, 2020. Administrative expenses increased by $57.0 million, or 1,942%, to $59.9 million during the same period. In total, selling and administrative expenses increased by $66.8 million, or 757%, from $8.8 million for the year ended December 31, 2019 to $75.7 million for the year ended December 31, 2020. The increase was primarily due to a non-cash revaluation to fair value of vested options amounting to $65.2 million (of which $10.1 million is accounted for within selling expenses and $55.1 million is accounted for within administrative expenses), Lion expanding its head office capabilities in preparation of an expected increase in business, increasing expenses associated with the opening of new Experience Centers, and an increase in professional fees, partially offset by lower marketing and selling related expenses and $0.7 million in assistance from the CEWS. Excluding the non-cash revaluation to fair value of vested options, selling and administrative expenses increased, in total, by $3.0 million, or 41%, from $7.4 million for the year ended December 31, 2019 to $10.4 million for the year ended December 31, 2020.

Finance Costs

Finance costs increased by $4.6 million, or 111%, from $4.1 million for the year ended December 31, 2019 to $8.7 million for the year ended December 31, 2019. The increase was driven primarily by higher accretion expense on retractable shares, an increase in borrowing costs and an increase in lease liabilities from new Experience Center openings.

Foreign Exchange Loss (Gain)

Foreign exchange gain amounted to $0.7 million for the year ended December 31, 2020 compared to a foreign exchange loss of $ 0.08 million for the year ended December 31, 2019. The increase in the gain is primarily due to the weakening of the Canadian dollar versus the U.S. dollar on the remeasurement or monetary items denominated in U.S. dollars.

Change in Fair Value of Share Warrant Obligation

The change in fair value of share warrant obligation represents the change recognized in the consolidated statement of comprehensive income resulting from revaluing the share warrant obligation as of December 31, 2020. The change in fair value amounted to $ 16.8 million.

Comparison of Year Ended December 31, 2019 to Year Ended December 31, 2018

Lion’s results of operations for the years ended December 31, 2019 and 2018 are presented below:

	Years Ended December 31,		$ Change	% Change
	2019	2018
	(dollar amounts in thousands, except share and per share data)
Revenues	$30,862	$16,621	$14,241	86%
Cost of sales	20,778	12,904	7,874	61%

Gross profit	10,085	3,717	6,367	171%

Gross profit margin	33%	22%		10%

	Years Ended December 31,		$ Change	% Change
	2019	2018
	(dollar amounts in thousands, except share and per share data)
Operating expenses:
Administrative expenses	2,936	2,010	926	46%
Selling expenses	5,892	3,928	1,964	50%
Finance costs	4,112	3,274	838	26%
Foreign exchange loss (gain)	79	(137)	216	158%
Other expenses	133	—	133	n.a.

Loss before income taxes	(3,067)	(5,358)	2,291	(43%)

Income tax expense	4	—	4	n.a.

Net loss	(3,071)	(5,358)	2,287	(43%)

Foreign currency translation adjustment	234	(306)	540	176%

Comprehensive loss	$(2,837)	$(5,664)	$2,827	(50%)

Basic and diluted loss per share	$(0.12)	$(0.22)	$0.10	(46%)

Pro forma basic and diluted loss per share(1)	$(0.03)	$(0.05)	$0.02	(46%)

Weighted average number of common shares outstanding	25,766	24,544	1,222	5%

Pro forma weighted average number of common shares outstanding(1)	106,386	101,338	5,048	5%

(1)

Reflects the completion of the Pre-Closing Reorganization, which included a share split, whereby each Lion Common Share outstanding immediately prior to such share split was converted into 4.1289 Lion Common Shares (subject to adjustments as contemplated in the Business Combination Agreement). See “Description of Share Capital of Lion.”

Revenues

Revenues increased by $14.2 million, or 86%, from $16.6 million in the year ended December 31, 2018 to $30.9 million in the year ended December 31, 2019. The increase in revenue was primarily due to an increase in school bus sales volume of 28 units, or 35%, from 79 units (26 in the U.S. and 53 in Canada) in the year ended December 31, 2018 to 107 units (55 in the U.S. and 52 in Canada) in the year ended December 31, 2019.

Cost of Sales

Cost of sales increased by $7.9 million, or 61%, from $12.9 million (77.6% of revenues) in the year ended December 31, 2018 to $20.8 million (67.3% of revenues) in the year ended December 31, 2019. The increase was primarily due to higher school bus unit volume (35% year-over-year growth). As a percentage of revenues, cost of sales decreased by 10.3% primarily reflecting higher sales volumes and favorable sales mix.

Selling and Administrative Expenses

Selling expenses increased by $2.0 million, or 50%, from $3.9 million in the year ended December 31, 2018 to $5.9 million in the year ended December 31, 2019. Administrative expenses increased by $0.9 million, or 46%, from $2.0 million to $2.9 million during the same period. In total, selling and administrative expenses increased by $2.9 million, or 49%, from $5.9 million in the year ended December 31, 2018 to $8.8 million in the year ended December 31, 2019. The increase was primarily due to an increase in expenses associated to the expansion of the business, including the opening of new Experience Centers and enlargement of the sales team, as well as an increase in non-cash share-based compensation.

Finance Costs

Finance costs increased by $0.8 million, or 26%, from $3.3 million in the year ended December 31, 2018 to $4.1 million in the year ended December 31, 2019. The increase was primarily driven by an increase in borrowing costs, an increase in lease liabilities from new Experience Centers and the expansion of the Saint-Jérôme facility, as well as an increase in accretion expense on the balance of purchase price payable related to the acquisition of dealership rights, partially offset by lower accretion expense on retractable shares.

Other Expenses (Income), Net

Other expenses increased by $0.1 million from zero in the year ended December 31, 2018 to $0.1 million in the year ended December 31, 2019. The increase in expenses was due to non-recurring professional fees associated with the acquisition of distribution rights.

Income Tax Expense

Income tax expense increased by $4,000 from zero in the year ended December 31, 2018 to $4,000 in the year ended December 31, 2019. The increase was due to the minimum income tax requirement.

Non-IFRS Financial Measures, Other Performance Metrics and Reconciliation of Adjusted EBITDA

This prospectus makes reference to certain non-IFRS measures, including Adjusted EBITDA, and other performance metrics, including the Company’s order book. These measures are not recognized measures under IFRS, do not have a standardized meaning prescribed by IFRS and are therefore unlikely to be comparable to similar measures presented by other companies. Rather, these measures are provided as additional information to complement those IFRS measures by providing further understanding of the Company’s results of operations from management’s perspective. Accordingly, they should not be considered in isolation nor as a substitute for analysis of the Company’s financial information reported under IFRS.

The Company uses non-IFRS measures including Adjusted EBITDA. “Adjusted EBITDA” is defined as net earnings (loss) before finance costs “Adjusted EBITDA” is defined as net loss before finance costs, income tax expense or benefit, and depreciation and amortization, adjusted for share-based compensation, changes in fair value of share warrant obligation, foreign exchange loss (gain) and certain non-recurring expenses. Adjusted EBITDA is intended as a supplemental measure of performance that is neither required by, nor presented in accordance with, IFRS. Lion believes that the use of Adjusted EBITDA provides an additional tool for investors to use in evaluating ongoing operating results and trends and in comparing Lion’s financial measures with those of comparable companies, which may present similar non-IFRS financial measures to investors. However, you should be aware that when evaluating Adjusted EBITDA, Lion may incur future expenses similar to those excluded when calculating Adjusted EBITDA. In addition, Lion’s presentation of these measures should not be construed as an inference that Lion’s future results will be unaffected by unusual or non-recurring items. Lion’s computation of Adjusted EBITDA may not be comparable to other similarly entitled measures computed by other companies, because all companies may not calculate Adjusted EBITDA in the same fashion.

This prospectus also makes reference to the Company’s order book with respect to vehicles and charging stations. The Company’s order book, expressed as a number of units or the amount of sales expected to be recognized in the future in respect of such number of units, is determined based on purchase orders that have been signed, orders that have been formally confirmed by clients or products in respect of which formal joint applications for governmental subsidies or economic incentives have been made by the applicable clients and the Company. The Company’s order book refers to products that have not yet been delivered but which are reasonably expected by management to be delivered within a time period that can be reasonably established and includes, in the case of charging stations, services that have not been completed but which are reasonably expected by management to be completed in connection with the delivery of the product. When the Company’s order book is expressed as an amount of sales, such amount has been determined by management based on the current specifications or requirements of the applicable order, assumes no changes to such specifications or requirements and, in cases where the pricing of a product or service may vary in the future, represents management’s reasonable estimate of the prospective pricing as of the time such estimate is reported. The order book is intended as a supplemental measure of performance that is neither required by, nor presented in accordance with, IFRS or any other applicable securities legislation. Lion believes that the disclosure of its order book provides an additional tool for investors to use in evaluating the Company’s performance and trends. Lion’s computation of its order book may not be comparable to other similarly entitled measures computed by other companies, because all companies may not calculate their order book, order backlog or order intake in the same fashion. In addition, Lion’s presentation of such measure should not be construed as a representation by Lion that all of the vehicles and charging stations included in its order book will translate into actual sales. A portion of the vehicles or charging stations included in the Company’s order book may be cancellable in certain circumstances within a certain period. The conversion of the Company’s order book in actual deliveries and sales is subject to a number of risks. For instance, a customer may default on a purchase order that has become binding, and the Company may not be able to convert orders included in its order books into sales. As a result, the Company’s realization of its order book could be affected by variables beyond its control and may not be entirely realized. See sections entitled “Cautionary Note Regarding Forward-Looking Statements” and “Order Book”.

Because of these limitations, Adjusted EBITDA and order book should not be considered in isolation or as a substitute for performance measures calculated in accordance with IFRS. Lion compensates for these limitations by relying primarily on Lion’s IFRS results and using Adjusted EBITDA, and order book on a supplemental basis. You should review the reconciliation of net earnings (loss) to Adjusted EBITDA presented by the Company under the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Reconciliation of Adjusted EBITDA” and not rely on any single financial measure to evaluate Lion’s business.

The following table reconciles net loss to Adjusted EBITDA for the three-month periods ended March 31, 2021 and 2020:

	(Unaudited)
	three-month period ended March 31,
	2021	2020
	(in thousands)
Revenue	$6,225	$1,228
Net loss	(16,114)	($5,669)
Finance costs	3,907	1,880
Depreciation and amortization	984	483
Share-based compensation(1)	5,205	251
Change in fair value of warrant(2)	(75)	—
FX loss (gain)(3)	(179)	—
Non-recurring fees(4)	410	21

Adjusted EBITDA	($5,861)	($3,034)

(1)	Represents non-cash expenses recognized in connection with the issuance and revaluation to fair value of options to participants under Lion’s legacy option plan.
(2)	Represents change in the fair value of the share warrant obligation under the Specified Customer Warrant valued at $31,868,091 as of March 31, 2021.
(3)	Represents non-cash losses (gains) relating to foreign exchange translation.
(4)

Represents non-recurring professional fees related to the acquisition of dealership rights and other professional fees, including as it relates to financing transactions, recruiting of senior management and other non-recurring items.

The following table reconciles net loss to Adjusted EBITDA for the fiscal years ended December 31, 2020, 2019, and 2018:

	Years Ended December 31,
	2020	2019	2018
	(in thousands)
Revenue	$23,423	$30,862	$16,621
Net loss	($97,352)	($3,071)	($5,358)
Finance costs	8,667	4,112	3,274
Income tax expense	—	4	—
Depreciation and amortization	2,696	1,216	845
Share-based compensation(1)	65,249	1,422	523
Changes in fair value of share warrant obligation(2)	16,847	—	—
Foreign exchange loss (gain)(3)	(681)	79	(137)
Non-recurring fees(4)	233	155	66

Adjusted EBITDA	($4,339)	$3,917	($788)

(1)	Represents non-cash expenses recognized in connection with the issuance and revaluation to fair value of options to participants under the Legacy Plan (as defined below).
(2)	Represents change in the fair value of the share warrant obligation under the Specified Customer Warrant valued at $31,549,033 as of December 31, 2020.
(3)	Represents non-cash losses (gains) relating to foreign exchange translation.
(4)	Represents non-recurring management, professional fees related to the acquisition of dealership rights and other professional fees.

Financial Position

The following table sets out selected information related to the financial position of Lion as of March 31, 2021 and December 31, 2020:

	(Unaudited)
	March 31, 2021	December 31, 2020
Inventories	47,852,275	38,073,303
Total current assets	64,082,089	57,656,523
Property, plant and equipment	6,340,776	5,446,807
Total assets	140,963,673	127,020,606
Total current liabilities	130,260,414	105,226,066
Total non-current financial liabilities(1)	79,687,680	76,389,971
Total non-current liabilities	123,745,518	117,420,469
Total liabilities	254,005,932	222,646,535
Total shareholders’ deficiency	(113,042,259)	(95,625,929)

(1)

Represents financial liabilities related to long-term debt, convertible debt instruments, share warrant obligation and common shares (retractable), as reflected in the Company’s unaudited condensed consolidated interim financial statements for the three-month period ended March 31, 2021.

Liquidity and Capital Resources

Liquidity and Capital Management

As of March 31, 2021, Lion had current assets of $64.1 million and trade and other payables of $15.3 million and an accumulated deficit of $142.5 million. Lion incurred a net loss of $16.1 million for the three-month period ended March 31, 2021 and a net loss of $5.7 million for the three-month period ended March 31, 2020. Lion expects to continue to incur net losses in the short term, as it continues to execute on its growth strategy.

Lion’s growth strategy and the development, design, manufacturing, sale and servicing of Lion’s vehicles are capital-intensive. Net cash used in investing activities is expected to continue to increase substantially as Lion purchases additional property and equipment, continues the development of its product offering, and scales its manufacturing operations to meet anticipated demand.

Lion’s primary sources of liquidity used in the funding of its operations are its sales volumes, its credit facilities, other borrowings and debt capital, and contributions from shareholders. Lion used a portion of the funds raised in connection with the Business Combination and the PIPE Financing to repay indebtedness and pay transaction expenses, and it expects to use a significant portion of the remaining funds to fund its growth strategy in the future. Lion’s ability to access capital when needed is not assured and, if capital is not available to Lion when and in the amounts needed, Lion could be required to delay, scale back or abandon all or part of its growth strategy, including planned additions to its current manufacturing facility as well as the construction of its planned large-scale U.S. manufacturing facility and of its battery assembly facility.

Cash Flows Summary

Presented below is a summary of Lion’s operating, investing, and financing cash flows for the periods indicated:

	For the three-month periods ended March 31,		Years Ended December 31,
	2021	2020	2020	2019	2018
	(in thousands)
Cash flows used in operating activities	$(10,064)	$(5,491)	$(27,058)	$(7,404)	$(2,210)
Cash flows used in investing activities	(7,106)	(2,426)	(16,794)	(12,706)	(6,963)
Cash flows from financing activities	17,189	8,241	44,461	20,104	3,023

Effect of exchange rate changes on cash held in foreign currency	(62)	(22)	(532)	60	(182)

Net change in cash	$(43)	$302	$77	$54	($6,332)

Cash Flows Used in Operating Activities

For the three-month period ended March 31, 2021, cash flows used in operating activities was $10.1 million. The cash used was related to Lion’s net loss of $16.1 million driven by the factors discussed above, and net changes in working capital of ($2.6) million, partially offset primarily by non-cash items of $2.6 million related to accretion expenses, $1.0 million related to depreciation and amortization, $5.2 million related to share-based compensation.

For the three-month period ended March 31, 2020, cash flows used in operating activities was $5.5 million. The cash used was related to Lion’s net loss of $5.7 million and changes in working capital of ($2.3) million, partially offset primarily by non-cash items of $1.4 million related to accretion expenses, $0.5 million related to depreciation and amortization, $0.3 million related to unrealized foreign exchange loss, and $0.3 million related to share-based compensation.

For the year ended December 31, 2020, cash flows used in operating activities was $27.1 million, representing an increase of $19.7 million over cash flows used in operating activities for the year ended December 31, 2019. The increased cash used was related to Lion’s net loss of $97.4 million driven primarily by an unfavorable decrease in revenue as compared to the year ended December 31, 2019 and net changes in working capital of $20.9 million driven primarily by an increase in inventories as compared to the year ended December 31, 2019, partially offset primarily by non-cash items of $6.4 million related to accretion expenses, $2.7 million related to depreciation and amortization, $65.2 million related to share-based compensation, and $16.8 million related to change in fair value of share warrant obligation.

For the year ended December 31, 2019, cash flows used in operating activities was $7.4 million, representing an increase of $5.2 million over cash flows used in operating activities for the year ended December 31, 2018. The increased cash used was related to Lion’s net loss of $3.1 million driven primarily by an unfavorable increase in selling expenses and financing costs as compared to the year ended December 31, 2018 and net changes in working capital of $10.1 million driven primarily by an increase in inventories, trade and other receivables and certain receivables related to government incentive programs as compared to the year ended December 31, 2018, partially offset primarily by non-cash items of $3.2 million related to accretion expenses, $1.2 million related to depreciation and amortization, and $1.4 million related to share-based compensation.

For the year ended December 31, 2018, cash flows used in operating activities was $2.2 million. The cash used was related to Lion’s net loss of $5.4 million and net changes in working capital of $1.3 million, partially offset primarily by non-cash items of $3.1 million related to accretion expenses, $0.8 million related to depreciation and amortization, and $0.5 million related to share-based compensation.

Cash Flows Used in Investing Activities

Cash used in investing activities primarily relate to capitalized R&D for vehicle and battery system development and capital expenditures for equipment and machinery, leasehold improvements, office furniture and equipment as Lion continues to invest in its business infrastructure and scales its manufacturing operations.

Cash used in investing activities was $7.1 million for the three-month period ended March 31, 2021. The cash used was related to acquisition of intangible assets of $6.5 million and capital expenditures of $1.1 million, partially offset by government assistance related to intangible assets of $0.5 million. The majority of acquisition of intangible assets is related to capitalized R&D for vehicle and battery system development. Property, plant and equipment and intangible assets totaled $54.5 million as of March 31, 2021.

Cash used in investing activities was $2.4 million for the three-month period ended March 31, 2020. The cash used was related to acquisition of intangible assets of $2.8 million and capital expenditures of $0.9 million, partially offset by government assistance related to intangible assets of $1.2 million.

Cash used in investing activities was $16.8 million for the year ended December 31, 2020. The cash used was related to acquisition of intangible assets of $16.5 million and capital expenditures of $2.9 million, partially offset by government assistance related to intangible assets of $2.8 million. Acquisition of intangible assets for the year ended December 31, 2020 includes $2.3 million benefit from the CEWS, which resulted in lower capitalized salaries. The majority of acquisition of intangible assets is related to capitalized R&D for vehicle and battery system development. Property, plant and equipment and intangible assets totaled $47.5 million as of December 31, 2020.

Cash used in investing activities was $12.7 million for the year ended December 31, 2019. The cash used was related to acquisition of intangible assets of $12.3 million and capital expenditures of $1.8 million, partially offset by government assistance related to intangible assets of $1.4 million. Property, plant and equipment and intangible assets totaled $30.2 million as of December 31, 2019.

Cash used in investing activities was $7.0 million for the year ended December 31, 2018. The cash used was related to acquisition of intangible assets of $7.9 million and capital expenditures of $0.4 million, partially offset by government assistance related to intangible assets of $1.3 million.

Cash Flows from Financing Activities

Cash provided by financing activities was $17.2 million for the three-month period ended March 31, 2021, which was primarily due to a net increase of $17.6 million in long-term debt and other debt, partially offset by the repayment of lease liabilities of $0.4 million.

Cash provided by financing activities was $8.2 million for the three-month period ended March 31, 2020, which was primarily due to a net increase of $4.8 million in long-term debt and other debt, and $3.7 million of proceeds from convertible debt instruments issuance, partially offset by the repayment of lease liabilities of $0.2 million.

Cash provided by financing activities was $44.5 million for the year ended December 31, 2020, which was primarily due to a net increase of $27.1 million in long term debt and other debt, and $18.7 million of proceeds from the issuance of convertible debt instruments, partially offset by the repayment of lease liabilities of $1.3 million.

Cash provided by financing activities was $20.1 million for the year ended December 31, 2019, which was primarily due to a net increase of $13.4 million in long term debt and other debt, and $7.4 million of share issuance, partially offset by the repayment of lease liabilities of $0.6 million and share redemption of $0.2 million.

Cash provided by financing activities was $3.0 million for the year ended December 31, 2018, which was primarily due to a net increase of $3.5 million in long term debt and other debt, partially offset by repayment of lease liabilities of $0.5 million.

Credit Agreement with National Bank of Canada

On February 25, 2019, Lion entered into a credit agreement with NBC which was amended on September 23, 2019, May 15, 2020, August 25, 2020, December 2, 2020 and December 18, 2020 (the “Credit Agreement”). The Credit Agreement provided for the following credit (i) a $27,489,000 (C$35 million) operating revolving facility, (ii) a $35,343,000 (C$45 million) term loan facility, and (iii) a $7,854,000 (C$10 million) additional term loan facility. The operating revolving credit facility included a sub-facility for standby letters of credit with an aggregate cap of $392,700 (C$500,000) (or the equivalent in other approved currencies). Such credit facilities bore interest at floating rates by reference to the Canadian prime rate or the U.S. prime rate, as applicable, plus a margin of 1.0% for the operating revolving facility, 9.0% for the term loan facility and 3.0% for the additional term loan facility. The obligations under the Credit Agreement were secured by a first priority security interest, hypothec and lien on substantially all of Lion’s property and assets, except for certain tax credits and government grants on which it holds a second priority security interest, hypothec and lien subject to the first priority security of Finalta under the loans made by it. The Credit Agreement also required Lion to maintain certain financial ratios. In connection with the third amendment to the Credit Agreement dated December 2, 2020, NBC waived any default or any event of default resulting from the failure by Lion to maintain such financial ratios until the maturity date. As of March 31, 2021, there was $23,369,339 (C$29,388,002) outstanding under the operating revolving credit facility, $31,808,000 (C$40,000,000) outstanding under the term loan facility and $7,952,000 (C$10,000,000) outstanding under the additional term loan facility. In connection with the closing of the Business Combination, Lion repaid in full all amounts owed under the Credit Agreement, and the Credit Agreement and all security related thereto were terminated. See section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Recent Developments”.

Finalta Loan Agreement

On May 6, 2021, Lion entered into the Finalta Loan Agreement, which amended and restated in their entirety the two (2) loan agreements that had previously been entered into with Finalta, as lender, to finance certain refundable tax credits and grants under government programs. As of March 31, 2021, there was $7,799,624 (C$9,808,380) outstanding under the loans governed by the Former Finalta Loan Agreements.

The Finalta Loan Agreement provides for a combined loan facility of up to a principal amount of approximately C$13,500,000 and bears interest at the rate of 7.50% per annum. The Finalta Loan Agreement matures on May 31, 2022, and may be extended by one (1) year. The obligations thereunder are secured by a first priority security interest, hypothec and lien in tax credits and government grants and a subordinate security interest, hypothec and lien in substantially all other property and assets.

The Finalta Loan Agreement includes certain customary restrictions and negative covenants on Lion’s activities, subject to certain exceptions, baskets and thresholds. The Finalta Loan Agreement also provides for customary events of default, in each case, subject to customary grace periods, baskets and materiality thresholds. Upon the occurrence and during the continuance of an event of default, Finalta would be entitled to demand the immediate repayment of all amounts owing to it under the Finalta Loan Agreement and/or it may exercise its other rights, remedies and/or recourses.

Convertible Instruments with Investissement Québec

March 2020 Convertible Loan. In March 2020, Lion completed a financing through the issuance of the Convertible Loan to Investissement Québec in the principal amount of $3,741,675 (C$5,000,000). The Convertible Loan had an initial maturity date of March 3, 2025 and bore interest at an annual rate of 7.5% with the interest payable at the maturity date. In connection with the closing of the Business Combination, the Convertible Loan was repaid in full. See section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Recent Developments”.

September 2020 Convertible Debenture. In September 2020, Lion completed a financing through the issuance of the Convertible Debenture to Investissement Québec in the principal amount of $15,340,000 (C$20,000,000). The Convertible Debenture had an initial maturity date of September 1, 2023 and bore interest at a rate of 15% per annum for the first year, and 18% thereafter, subject to the terms and conditions set out therein. In connection with the closing of the Business Combination, the Convertible Debenture was repaid in full. See section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Recent Developments”.

Contractual Obligations and Commitments

The following table summarizes Lion’s contractual obligations and other commitments for cash expenditures as of December 31, 2020, and the years in which these obligations are due.

	Payment due by period
Contractual Obligations	Total	Less than 1 year	1 - 3 years	3 - 5 years	More than 5 years
Long-term debt obligations (including current portion) (1)	$26,817,815	$26,699,276	$100,674	$17,865	—
Convertible debt instruments(2)	18,866,890	—	15,190,638	3,676,252	—
Lease liabilities	7,719,108	1,814,635	2,992,325	2,813,818	98,330
Credit facilities	18,209,335	18,209,335	—	—	—
Loans on R&D tax credits and subsidies receivable	10,433,572	10,433,572	—	—	—

	82,046,720	57,156,818	18,283,637	6,507,935	98,330

(1)

In connection with the closing of the Business Combination, Lion repaid in full all amounts owed under the Credit Agreement entered into with NBC, as lender, and the Credit Agreement and all security related thereto were terminated. See sections entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Recent Developments – Update with Respect to Certain Debt Instruments” and “Credit Agreement with National Bank of Canada” of this prospectus.

(2)

In connection with the closing of the Business Combination, the Convertible Debenture and the Convertible Loan were repaid in full. See the sections entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Recent Developments – Update with Respect to Certain Debt Instruments” and “Convertible Instruments with Investissement Québec” of this prospectus.

Related Parties

Management fees

Management fees were paid to Services XPND Inc., an entity related to XPND Croissance Fund L.P., for services rendered to Lion during the years ended December 31, 2019 and 2018. Such services ended during the second half of 2019. These transactions are measured at their exchange amount, which is the amount of consideration established and agreed to by the related parties. Management fees are recorded within administration expenses.

	2020	2019	2018
	(in thousands)
Management fees	$—	$22,609	$65,602

Off-Balance Sheet Arrangements

During the periods presented, Lion did not have any relationships with unconsolidated organizations or financial partnerships, such as structured finance or special purpose entities, which were established for the purpose of facilitating off-balance sheet arrangements.

Critical Accounting Policies and Estimates

Overall Considerations

Lion’s unaudited condensed consolidated interim financial statements for the three-month period ended March 31, 2021 and audited consolidated financial statements for the year ended December 31, 2020 that are included elsewhere in this prospectus have been prepared in conformity with IFRS using the significant accounting policies and measurement bases that are in effect at the time such financial statements are prepared, as summarized below with respect to areas requiring the most significant estimates and judgments. These were used throughout all periods presented in the consolidated financial statements.

Revenue

Lion’s principal sources of revenue are the sale of all-electric medium and heavy-duty urban vehicles. To determine whether to recognize revenue, Lion follows a five-step process:

•	Identifying the contract with a customer;

•	Identifying the performance obligations;

•	Determining the transaction price;

•	Allocating the transaction price to the performance obligations; and

•	Recognizing revenue when/as performance obligation(s) are satisfied.

Revenue is recognized at a point in time, when Lion satisfies performance obligations by transferring control of the goods to its customers, which generally occurs when the goods are delivered to the customers and when the customer confirms acceptance.

Lion guarantees its products against defects. An allowance for warranty expense is recorded when the revenue for the related product is recognized. The allowance is based upon the terms of the warranty, Lion’s historical experience and management estimates of future expense for replacement or repairs. The corresponding expense is recorded in cost of goods sold.

Intangible Assets

Acquired Software. Acquired computer software licenses are capitalized on the basis of the costs incurred to acquire and install the specific software.

Dealership Rights with an Indefinite Useful Life. Dealership rights with an indefinite useful life are recorded initially at cost and are not amortized. Because the acquisition was based on future sales of a product, Lion has elected to measure the cost based on a financial liability model, whereby the fair value of all variable payments under the contract are recorded on initial recognition of the asset with a corresponding liability. Any re-measurements of the related liability are recognized in earnings. The cost also includes any directly attributable costs of preparing the asset for its intended use. Directly attributable cost includes professional fees arising directly from bringing the asset to its working conditions.

Dealership rights are subject to asset impairment testing as described below. The useful life is reviewed each period to determine whether events and circumstances continue to support an indefinite useful life assessment.

Internally Developed Intangible Assets.

Expenditure on the research phase is recognized as an expense as incurred. Costs that are directly attributable to a project’s development phase are recognized as intangible assets, provided they meet the following recognition requirements:

•	Development costs can be measured reliably;

•	Project is technically and commercially feasible;

•	Lion and its subsidiaries intend to and have sufficient resources to complete the project;

•	Lion and its subsidiaries have the ability to use or sell the intangible assets; and

•	Intangible assets will generate probable future economic benefits.

Development costs not meeting these criteria for capitalization are expensed as incurred.

Directly attributable costs include employee costs incurred along with an appropriate portion of relevant overheads and subcontractors’ fees.

Subsequent Measurement.

All finite-live intangible assets are accounted for using the cost model whereby capitalized costs are amortized on a straight-line basis over their estimated useful lives, as these assets are considered finite. Residual values and useful lives are reviewed at each reporting date. In addition, they are subject to impairment testing as described below. The following useful lives are applied:

•	Software: 5 years

•	Development costs: According to production of 7,000 units

Leased Assets

Identification of Leases.

For any new contracts, Lion considers whether a contract is, or contains a lease. A lease is defined as “a contract, or part of a contract, that conveys the right to use an asset (the underlying asset) for a period of time in exchange for consideration.” To apply this definition Lion assesses whether the contract meets three key evaluations which are whether:

•	Contract contains an identified asset, which is either explicitly identified in the contract or implicitly specified by being identified at the time the asset is made available to Lion;

•

Lion and its subsidiaries have the right to obtain substantially all of the economic benefits from use of the identified asset throughout the period of use, considering its rights within the defined scope of the contract; and

•

Lion and its subsidiaries have the right to direct the use of the identified asset throughout the period of use. Lion assesses whether it has the right to direct “how and for what purpose” the asset is used throughout the period of use.

Measurement and Recognition of Leases as a Lessee.

At lease commencement date, Lion recognizes a right-of-use asset and a lease liability on the consolidated statement of financial position. The right-of-use asset is measured at cost, which is made up of the initial measurement of the lease liability, any initial direct costs incurred by Lion, an estimate of any costs to dismantle and remove the asset at the end of the lease, and any lease payments made in advance of the lease commencement date (net of any incentives received).

Lion depreciates the right-of-use assets on a straight-line basis from the lease commencement date to the earlier of the end of the useful life of the right-of-use asset or the end of the lease term. Lion also assesses the right-of-use asset for impairment when such indicators exist.

At the commencement date, Lion measures the lease liability at the present value of the lease payments unpaid at that date, discounted using the interest rate implicit in the lease if that rate is readily available or Lion’s incremental borrowing rate. The incremental borrowing rate is the estimated rate that Lion would have to pay to borrow the same amount over a similar term, and with similar security to obtain an asset of equivalent value. This rate is adjusted should the lessee entity have a different risk profile to that of Lion’s.

Lease payments included in the measurement of the lease liability are made up of fixed payments (including in substance fixed), variable payments based on an index or rate, amounts expected to be payable under a residual value guarantee and payments arising from options reasonably certain to be exercised.

Subsequent to initial measurement, the liability will be reduced for payments made and increased for interest. It is remeasured to reflect any reassessment or modification, or if there are changes in in-substance fixed payments.

When the lease liability is remeasured, the corresponding adjustment is reflected in the right-of-use asset, or profit and loss if the right-of-use asset is already reduced to zero.

Lion has elected to account for short-term leases and leases of low-value assets using the practical expedients. Instead of recognizing a right-of-use asset and lease liability, the payments in relation to these are recognized as an expense in profit or loss on a straight-line basis over the lease term.

Impairment Testing of Intangible Assets, Property, Plant and Equipment and Right-of-Use Assets

For impairment assessment purposes, assets are grouped at the lowest levels for which there are largely independent cash inflows (cash-generating units). As a result, some assets are tested individually for impairment and some are tested at the cash-generating unit level. Cash-generating units to which intangible assets with indefinite useful life have been allocated (determined by Lion’s management as equivalent to its operating segment) are tested for impairment at least annually. All other individual assets or cash-generating units are tested for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable.

An impairment loss is recognized for the amount by which the asset’s or cash-generating unit’s carrying amount exceeds its recoverable amount, which is the higher of fair value less costs to sell and value-in-use. To determine the value-in-use, management estimates expected future cash flows from each cash-generating unit and determines a suitable interest rate in order to calculate the present value of those cash flows. The data used for impairment testing procedures are directly linked to Lion’s latest approved budget, adjusted as necessary to exclude the effects of future reorganizations and asset enhancements. Discount factors are determined individually for each cash-generating unit and reflect management’s assessment of respective risk profiles, such as market and asset-specific risks factors.

Impairment losses for cash-generating units are charged pro rata to the assets in the cash-generating unit. All assets are subsequently reassessed for indications that an impairment loss previously recognized may no longer exist. An impairment charge is reversed if the cash-generating unit’s recoverable amount exceeds its carrying amount.

Inventories

Finished goods, goods in process and raw materials are valued at the lower of cost and net realizable value. Cost is determined using the identified cost method for finished goods and goods in process while the cost of raw materials is determined using the weighted average cost method. Supplier rebates are deducted to determine the cost of purchase.

The cost of inventories includes all purchase, conversion and other costs incurred to bring the inventories to their present location and condition. The net realizable value represents the estimated selling price in the normal course of business less the estimated costs necessary to make the sale. The amount of any write-down of inventories to net realizable value and all losses of inventories are recognized as an expense in the year the write-down or loss occurs. The amount of any reversal of any write-down of inventories, arising from an increase in net realizable value, is recognized as a reduction in the amount of inventories recognized as an expense in the year in which the reversal occurs.

Common Equity Warrant Issued to the Warrantholder

On July 1, 2020, in connection with the entering into of a master purchase agreement and a work order (collectively, the “MPA”) with Amazon Logistics, Inc., the Company issued a warrant to purchase common shares of the Company (the “Specified Customer Warrant”) to Amazon.com NV Investment Holdings LLC (the “Warrantholder”) which vests, subject to the terms and conditions contained therein, based on the aggregate amount of spending by Amazon.com, Inc. and its affiliates on Lion’s products or services.

At the election of the Warrantholder, any vested portion of the Specified Customer Warrant can be exercised either on a cash basis by the payment of the applicable exercise price or on a net issuance basis based on the in-the-money value of the Specified Customer Warrant. The exercise of the Specified Customer Warrant corresponds to $23.36 per share ($5.66 following the completion of the Business Combination and the Pre-Closing Reorganization). The Specified Customer Warrant grants the Warrantholder the right to acquire up to 8,561,603 (35,350,003 following the completion of the Business Combination and the Pre-Closing Reorganization) Lion Common Shares representing 19.99% (approximately 15% on a partially diluted basis following the completion of the Business Combination and the Pre-Closing Reorganization) of the issued and outstanding Lion Common Shares.

There was an initial vesting of a portion of the Specified Customer Warrant which is exercisable for 1,284,243 (5,302,511 following the completion of the Business Combination and the Pre-Closing Reorganization) Lion Common Shares. The remaining portion of the Specified Customer Warrant vests in three tranches based on the aggregate amount of spending by Amazon.com, Inc. and its affiliates on Lion’s products or services. The Specified Customer Warrant has a term of 8 years ending on July 1, 2028. Full vesting of the Specified Customer Warrant requires spending of at least $1.1 billion on Lion’s products or services over the term of the Specified Customer Warrant, subject to accelerated vesting upon the occurrence of certain events, including a change of control of Lion or a termination of the MPA for cause.

Lion has determined that the Specified Customer Warrant is a derivative instrument and should be classified as a liability in accordance with IAS 32 - Financial Instruments: Presentation and IFRS 9 - Financial Instruments. The vested portion of the Specified Customer Warrant is initially recorded at fair value and then revalued at each reporting date. The initial fair value of the Specified Customer Warrant of $13,227,703 was recorded as a share warrant obligation with a corresponding contract asset recognized at inception. The corresponding contract asset recognized at inception will be amortized as a reduction of revenues on a percentage per dollar of revenue generated with Amazon.com, Inc. and its affiliates.

The fair value of the share warrant obligation was revalued as of March 31, 2021. The fair value of the Specified Customer Warrant was determined based on the Black-Scholes option pricing model taking into account the following assumptions (following the completion of the Business Combination and the Pre-Closing Reorganization):

	March 31, 2021	December 31, 2020
Exercise price ($)	5.66	5.66
Share price ($)	10.00	10.00
Volatility (%)	40%	40%
Risk-free interest rate (%)	1.24%	0.69%
Expected warrant life (years)	7.25	7.50

Convertible Debt Instruments with Investissement Québec

			March 31, 2021
	Convertible Loan	Convertible Debentures	Conversion Option
Balance at January 1, 2021	$3,676,252	$15,190,638	$1,472,520
Accretion expense	92,447	712,121	—
Foreign currency translation adjustment	46,492	194,323	—

Balance at March 31, 2021	$3,815,191	$16,097,082	$1,472,520

March 2020 Convertible Loan.

An amount of $70,376 (C$94,043) in financing fees was incurred as a direct cost in the closing of the financing. This balance has been capitalized and netted against the proceeds received from the issuance of the Convertible Loan. The financial instrument meets the “Fixed for Fixed” criteria under IAS 32. As such, the conversion option was classified as an equity instrument at the issuance date and is not subsequently remeasured. The conversion option classified as equity will remain in equity until the conversion is exercised, in which case, the balance recognized in equity will be transferred to another equity account.

The debt portion of the Convertible Loan was recorded at the estimated fair value of $3,318,735 (C$4,400,000) using an effective interest rate of 10.76% per annum at the time of issuance with the residual value of $422,940 (C$600,000) recorded as contributed surplus.

As of March 31, 2021, the Convertible Loan balance was accreted to $3,815,191 (C$4,797,776) with an interest expense of $92,447 (C$117,036) and a foreign currency translation adjustment of $46,492 for the three-month period ending March 31, 2021.

September 2020 Convertible Debenture.

An amount of $313,131 (C$417,675) in financing fees was incurred as a direct cost in the closing of the financing. This balance has been capitalized and netted against the proceeds received from the issuance of the Convertible Debenture. The financial instrument meets the “Fixed for Fixed” criteria under IAS 32. As such, the conversion option was classified as an equity instrument at the issuance date and is not subsequently remeasured. The conversion option classified as equity will remain in equity until the conversion is exercised, in which case, the balance recognized in equity will be transferred to another equity account.

The debt portion of the Convertible Debenture was recorded at the estimated fair value of $14,290,420 (C$18,600,000) using an effective interest rate of 20.52% per annum at the time of issuance with the residual value of $1,049,580 (C$1,400,000) recorded as a separate component in equity.

As of March 31, 2021, the Convertible Debenture balance was accreted to $16,097,082 (C$20,242,809) with an interest expense of $712,121 (C$901,533) and a foreign currency translation adjustment of $194,323 for the three-month period ending March 31, 2021.

Financial liabilities are initially measured at fair value, and, where applicable, adjusted for transaction costs unless Lion designated a financial liability at fair value through profit or loss.

Subsequently, financial liabilities are measured at amortized cost using the effective interest method except for derivatives and financial liabilities designated at fair value through profit or loss (FVTPL), which are carried subsequently at fair value with gains or losses recognized in profit or loss.

All interest-related charges and, if applicable, changes in an instrument’s fair value that are reported in profit or loss are included within finance costs or finance income.

Provisions, Contingent Assets and Contingent Liabilities

Provisions for product warranties, legal disputes, onerous contracts or other claims are recognized when Lion has a present legal or constructive obligation as a result of a past event, it is probable that an outflow of economic resources will be required from Lion and amounts can be estimated reliably. Timing or amount of the outflow may still be uncertain. Restructuring provisions are recognized only if a detailed formal plan for the restructuring has been developed and implemented, or management has at least announced the plan’s main features to those affected by it. Provisions are not recognized for future operating losses.

Provisions are measured at the estimated expenditure required to settle the present obligation, based on the most reliable evidence available at the reporting date, including the risks and uncertainties associated with the present obligation. Where there are a number of similar obligations, the likelihood that an outflow will be required in settlement is determined by considering the class of obligations as a whole. Provisions are discounted to their present values, where the time value of money is material. Any reimbursement that Lion can be virtually certain to collect from a third party with respect to the obligation is recognized as a separate asset. However, this asset may not exceed the amount of the related provision. In those cases where the possible outflow of economic resources as a result of present obligations is considered improbable or remote, no liability is recognized.

Emerging Growth Company Status

As defined in Section 102(b)(1) of the JOBS Act, Lion is as an emerging growth company (“EGC”). As such, Lion is eligible for and relies on certain exemptions and reduced reporting requirements provided by the JOBS Act, including (a) the exemption from the auditor attestation requirements with respect to internal control over financial reporting under Section 404(b) of the Sarbanes-Oxley Act, (b) the exemptions from say-on-pay, say-on-frequency and say-on-golden parachute voting requirements and (c) reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements.

Lion will remain an EGC under the JOBS Act until the earliest of (i) the last day of the fiscal year in which the market value of Lion’s Common Shares that are held by non-affiliates exceeds $700 million as of the last business day of the second quarter of that fiscal year, (ii) the last day of the fiscal year in which it has total annual gross revenue of $1.07 billion or more during such fiscal year (as indexed for inflation), (iii) the date on which it has issued more than $1 billion in non-convertible debt in the prior three-year period or (iv) the last day of the fiscal year following the fifth anniversary of the date of the Closing.

Foreign Private Issuer Status

Lion qualifies as a “foreign private issuer” as defined under SEC rules. Even after Lion no longer qualifies as an emerging growth company, as long as Lion continues to qualify as a foreign private issuer under SEC rules, Lion is exempt from certain SEC rules that are applicable to U.S. domestic public companies, including:

•	the rules requiring domestic filers to issue financial statements prepared under U.S. GAAP;

•	the sections of the Exchange Act regulating the solicitation of proxies, consents or authorizations in respect of a security registered under the Exchange Act;

•

the sections of the Exchange Act requiring insiders to file public reports of their share ownership and trading activities and liability for insiders who profit from trades made in a short period of time;

•

the rules under the Exchange Act requiring the filing with the SEC of quarterly reports on Form 10-Q containing unaudited financial statements and other specified information, and current reports on Form 8-K upon the occurrence of specified significant events; and

•	the selective disclosure rules by issuers of material non-public information under Regulation FD.

Notwithstanding these exemptions, Lion will file with the SEC, within four months after the end of each fiscal year, or such applicable time as required by the SEC or Canadian securities legislation, an annual report on Form 20-F containing financial statements audited by an independent registered public accounting firm.

Lion may take advantage of these exemptions until such time as Lion is no longer a foreign private issuer. Lion would cease to be a foreign private issuer at such time as more than 50% of its outstanding voting securities are held by U.S. residents and any of the following three circumstances applies: (i) the majority of its executive officers or directors are U.S. citizens or residents, (ii) more than 50% of its assets are located in the United States or (iii) its business is administered principally in the United States.

Both foreign private issuers and emerging growth companies also are exempt from certain more stringent executive compensation disclosure rules. Thus, even if Lion no longer qualifies as an emerging growth company, but remains a foreign private issuer, Lion will continue to be exempt from the more stringent compensation disclosures required of companies that are neither an emerging growth company nor a foreign private issuer.

In addition, because Lion qualifies as a foreign private issuer under SEC rules, Lion is permitted to follow the corporate governance practices of Canada (the jurisdiction in which Lion is organized) in lieu of certain NYSE corporate governance requirements that would otherwise be applicable to Lion. For example, under Canadian securities laws, Lion is not required to have a board of directors comprised of a majority of directors meeting the independence standards described in the NYSE Listing Rules. In addition, under Canadian securities laws, Lion is not required to have a compensation committee or a nominations committee that is comprised solely of independent directors.

If at any time Lion ceases to be a foreign private issuer, Lion will take all action necessary to comply with the SEC and NYSE Listing Rules, including by having compensation and nominating committees that are comprised solely of independent directors, subject to a permitted “phase-in” period.

Qualitative Disclosures About Market Risk

Lion is exposed to various risks in relation to financial instruments. The main types of risks are currency risk and interest rate risk. While Lion may enter into hedging contracts from time to time, any change in the fair value of the contracts could be offset by changes in the underlying value of the transactions being hedged. Furthermore, Lion does not currently have foreign-exchange hedging contracts in place with respect to all currencies in which it does business.

Currency Risk

While Lion presents its financial statements in U.S. dollars, its functional currency is the Canadian dollar and the majority of Lion’s transactions are in Canadian dollars. Lion is exposed to currency risk due to cash, trade and other receivables, borrowings and trade and other payables denominated in foreign currency, being primarily the U.S. dollar.

Interest Rates

Lion is exposed to interest rate risk with respect to financial assets and liabilities bearing fixed and variable interest rates. In addition, credit facilities under the Finalta Loan Agreement bear interest at a fixed rate and Lion is, therefore, exposed to the risk of changes in fair value resulting from interest rate fluctuations.

Recently Issued Accounting Standards Not Yet Adopted

From time to time, new accounting standards, amendments to existing standards, and interpretations are issued by the International Accounting Standards Board (“IASB”). Unless otherwise discussed, Lion believes that the impact of recently issued standards or amendments to existing standards that are not yet effective will not have a material impact on Lion’s financial position or results of operations under adoption.

Disclosure of Outstanding Share Data

As of May 14, 2021, the Company had the following issued and outstanding shares, warrants and stock options:

•	188,497,602 Lion Common Shares, which are listed on the TSX and on the NYSE under the symbol “LEV”;

•	27,111,741 Lion Warrants, which are listed on the TSX under symbol “LEV.WT” and on the NYSE under the symbol “LEV WS”;

•

the Specified Customer Warrant which, if and when fully vested, will be exercisable for up to 35,350,003 Lion Common Shares upon an exercise on a cash basis (see the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Common Equity Warrant Issued to the Warrantholder”). The portion of the Specified Customer Warrant that is vested as of the date of this report is exercisable for 5,302,499 Lion Common Shares; and

•	stock options to purchase 10,375,186 Lion Common Shares.

MANAGEMENT

Executive Officers and Directors

The business and affairs of Lion are managed by or under the supervision of Lion’s Board. The following table sets forth the name, age and position of each of the directors and executive officers of Lion.

Name	Age	Position
Executive Officers
Marc Bedard	57	CEO—Founder and Director
Nicolas Brunet	39	Executive Vice-President and Chief Financial Officer
Yannick Poulin	39	Chief Operating Officer
François Duquette	48	Vice President, Chief Legal Officer and Corporate Secretary
Non-Employee Directors
Sheila Colleen Bair(1)(3)(7)	66	Director
Christopher Jarratt(2)(5)(7)	62	Director
Pierre Larochelle	49	Director and Chairman of Lion’s Board
Pierre-Olivier Perras(2)(3)	51	Director
Michel Ringuet(1)(4)(7)	62	Lead Director
Ian Robertson(1)(3)(6)(7)	61	Director
Pierre Wilkie(2)(7)	60	Director

(1)	Member of the audit committee.
(2)	Member of the human resources and compensation committee.
(3)	Member of the nominating and corporate governance committee.
(4)	Chair of the audit committee.
(5)	Chair of the human resources and compensation committee.
(6)	Chair of the nominating and corporate governance committee.
(7)

Independent director for the purposes of National Instrument 58-101—Disclosure of Corporate Governance Practices of the Canadian Securities Administrators and NYSE Listing Rules. See “Management—Corporate Governance—Director Independence.”

Executive Officers

Marc Bedard. Marc Bedard has served as Lion’s CEO—Founder and as a member of Lion’s Board since Lion’s incorporation in 2008. Prior to founding Lion, Mr. Bedard served as vice-president and chief financial officer of Les Entreprises Barette Ltée, a leading manufacturer of wood and vinyl products for construction and exterior use in North America, from 2003 to 2007. Previously, Mr. Bedard was a partner at Pricewaterhouse LLP, a national partnership of professional accountants and consultants, from 1996 to 2003. Mr. Bedard is a certified chartered professional accountant and has been a member of the Ordre des comptables professionnels agréés du Québec since 1987. Mr. Bedard holds a Bachelor of Business Administration from the École des Hautes Études Commerciales (HEC), Université de Montréal. Mr. Bedard has served as member of Lion’s Board since 2008.

Lion’s Board believes that Mr. Bedard is well qualified to serve on Lion’s Board due to his experience as CEO—Founder and director of Lion since Lion’s incorporation, his significant experience in the electric vehicle industry, and his leadership and business expertise.

Nicolas Brunet. Nicolas Brunet has been the Executive Vice-President and Chief Financial Officer of Lion since 2019. Prior to joining Lion, he was a Managing Director in BMO Capital Markets’ Montréal Investment and Corporate Banking Group, specializing in capital markets advisory and financing solutions. Mr. Brunet held various positions in the field of investment banking from 2004 to 2019, both at BMO Capital Markets and at NM Rothschild & Sons. From 2012 to 2020, Nicolas sat on the Board of the Fondation Jeunes en Tête, a non-profit organization focused on the mental well-being of Québec’s youth, and acted as its treasurer from 2015 to 2020. Nicolas holds a Bachelor of Commerce from McGill University and graduated with Great Distinction.

Yannick Poulin. Yannick Poulin has served as Lion’s Chief Operating Officer since April 2016. From October 2013 to April 2016, Mr. Poulin held positions of increasing responsibility at Paradox Security Systems, an international security and alarm systems manufacturer and solutions provider, including the position of chief operating officer and plant general manager. Previously, Mr. Poulin held various positions related to production and manufacturing at Electrolux, an international home appliance manufacturer. Mr. Poulin holds a bachelor of business administration from the John Molson School of Business, Concordia University.

François Duquette. François Duquette has served as Lion’s Vice President, Chief Legal Officer and Corporate Secretary since April 2021. Prior to joining Lion, Mr. Duquette served as Managing Director, Global Private Equity at Caisse de dépôt et placement du Québec (“CDPQ”), which he joined in 2015 as Vice-President, Legal Affairs, Investment. In such role, Mr. Duquette co-led CDPQ’s private equity direct investment strategy outside of Québec, primarily in Europe and Asia Pacific. Mr. Duquette also co-chaired CDPQ’s International Private Equity and Technology Investment Committees. Before joining CDPQ, Mr. Duquette was a Partner at Allen & Overy LLP, an international law firm, where he specialized in mergers and acquisitions. During his years with the firm, he worked in their Toronto, Abu Dhabi and Casablanca offices. Prior to joining Allen & Overy, Mr. Duquette practiced in Paris and Abu Dhabi with international law firm Simmons & Simmons LLP. Mr Duquette holds a Bachelor of Civil Law (BCL) and a Juris Doctor (JD) from McGill University and is a member of the Barreau du Québec and a Solicitor of the Senior Courts of England and Wales.

Non-Employee Directors

Sheila Colleen Bair. Sheila Colleen Bair has served as a member of Lion’s Board since September 2020. Sheila C. Bair is a corporate director. Ms. Bair was President of Washington College from August 2015 to June 2017. Prior to that, she was Senior Advisor to The Pew Charitable Trusts for four years. Ms. Bair was also Senior Advisor to DLA Piper, an international law firm. Ms. Bair was the Chair of the Federal Deposit Insurance Corporation from June 2006 to July 2011. From 2002 to 2006, she was the Dean’s Professor of Financial Regulatory Policy for the Isenberg School of Management at the University of Massachusetts-Amherst. She also served as Assistant Secretary for Financial Institutions at the U.S. Department of the Treasury from 2001 to 2002, Senior Vice President for Government Relations of the New York Stock Exchange from 1995 to 2000, Commissioner of the Commodity Futures Trading Commission from 1991 to 1995, and as counsel to Kansas Republican Senate Majority Leader Bob Dole from 1981 to 1988. Ms. Bair also serves on the boards of directors of Bunge Limited, where she serves on the audit and risk committees, Host Hotels & Resorts, Inc., where she serves on the audit and nominating and corporate governance committees, and Fannie Mae, where she serves as board chairwomen and on the nomination, compensation and risk committees. Ms. Bair previously served on the board of director of Thomson Reuters Corporation, where she served as chair of the risk committee. Ms. Bair holds a bachelor’s degree and law degree from the University of Kansas.

Lion’s Board believes Ms. Bair is qualified to serve on Lion’s Board based on her extensive experience in global capital markets, financial risk management, regulation and public policy as well as her financial expertise, together her experience on the boards of directors of several public and private companies.

Christopher Jarratt. Christopher Jarratt became a member of Lion’s Board effective as of Closing. One of NGA’s founders, Mr. Jarratt is an active senior business professional and the chair of the board of Northern Genesis Acquisition Corp. II, a blank check company that closed its initial public offering on January 15, 2021 (“Northern Genesis II”) and Northern Genesis Acquisition Corp. III, a blank check company that has filed a registration statement on Form S-1 with the SEC in respect of its initial public offering (“Northern Genesis III”). Mr. Jarratt co-founded Algonquin Power Corporation Inc. in 1988, and previously served as a director and Executive Vice Chair for Algonquin Power & Utilities Corp. from October 2009 through November 2020. During his leadership tenure, Algonquin grew to become one of Canada’s largest power and utilities companies, serving regulated electricity, natural gas and water utility customers in the United States and Canada and owning and operating a large portfolio of global renewable wind and solar powered generation capacity. Mr. Jarratt brings more than 30 years of experience in the origination, development and operations of global infrastructure investment initiatives and is committed to the concept of best of class governance and sustainable investing. Mr. Jarratt previously served on the board of directors of Atlantica Sustainable Infrastructure plc. Mr. Jarratt is a professional engineer and holds an engineering degree from the University of Guelph. In addition, Mr. Jarratt holds the designation of Chartered Director from McMaster University.

Lion’s Board believes that Mr. Jarrat is qualified to serve on Lion’s Board based on his substantial business, leadership and management expertise, together with his strong background in engineering and public company governance and his previous experience serving on the boards of directors of public companies.

Pierre Larochelle. Pierre Larochelle has served as a member of Lion’s Board since October 2017. Mr. Larochelle serves and will continue to serve upon Closing as Chairman of Lion’s Board. Mr. Larochelle has been President and Chief Executive Officer of Power Energy since 2012 and as Partner, Co-Head of Energy Infrastructure at Power Sustainable Capital Inc., the parent company of Power Energy and a wholly-owned subsidiary of Power Corporation of Canada. Prior to joining Power Corporation of Canada, Mr. Larochelle was President and Chief Executive Officer at Adaltis Inc., a position he held between November 2003 and February 2009. Previously, he also held the positions of Vice-President, Business Development at Picchio Pharma Inc. and Vice-President, Mergers and Acquisitions for Credit Suisse First Boston in London, England. Mr. Larochelle started his career as a lawyer, at the Montréal offices of Ogilvy Renault. Mr. Larochelle also serves on the board of directors of Bellus Health Inc. Mr. Larochelle holds a law degree from Université de Montréal, a masters degree in international business law from McGill University and an MBA degree from INSEAD in Fontainebleau, France.

Lion’s Board believes that Mr. Larochelle is qualified to serve on Lion’s Board based on his extensive corporate governance and executive leadership experience, together with his experience on the boards of directors of several public and private companies.

Pierre-Olivier Perras. Pierre-Olivier Perras has served as a member of Lion’s Board since January 2021. Since 2019, Mr. Perras serves as President of Power Energy and, since 2020, Mr. Perras serves as Partner, Co-Head of Energy Infrastructure at Power Sustainable Capital Inc. Prior to joining Power Energy, Mr. Perras worked at BMO Capital Markets, for over two decades, where he held various leadership positions in the Investment and Corporate Banking Group, in his last role he was Head of the Power, Utilities and Infrastructure Group, leading an international team across North America and Europe. Prior to joining BMO Capital Markets, Mr. Perras was a senior consultant analyst with an actuarial consultant. As part of his role at Power Energy, Mr. Perras also serves as Chairman of the board of directors of Nautilus Solar Energy and sits on the boards of Lumenpulse Inc. and Potentia Renewables Inc. Mr. Perras holds a Master of Business Administration degree from McGill University and a Bachelor of Science in Actuarial Sciences from Laval University. He is a Chartered Financial Analyst (CFA).

Lion’s Board believes that Mr. Perras is qualified to serve on Lion’s Board based on his mergers and acquisitions and corporate finance expertise, together with his experience on the boards of directors of several private companies and charitable organizations.

Michel Ringuet. Michel Ringuet has served as a member of Lion’s Board since October 2017. From 2006 to 2016, Mr. Ringuet served as Chief Executive Officer of Master Group Inc., a leader in the distribution of HVAC/R equipment in eastern Canada, where he also served from 1990 to 2006 as Vice-President Finance and Administration. Today, Mr Ringuet is still involved with the company as a shareholder, a corporate director (Mr. Ringuet will be appointed independent Lead Director effective as of Closing) and as Chairman of the Audit Committee. Prior to joining the Master Group, Mr. Ringuet worked in various finance and investment departments at the National Bank of Canada and Bank of Montréal. Mr. Ringuet serves as a director of Lumenpulse Inc., where he served on the audit committee while the company was listed on the TSX. Mr. Ringuet holds a bachelor’s degree in administration from Université Laval and an MBA from McGill University.

Lion’s board of directors believes that Mr. Ringuet is qualified to serve on Lion’s Board based on his extensive financial and investment expertise, together with his experience on the boards of directors of several public and private companies.

Ian Robertson. Ian Robertson became a member of Lion’s Board effective as of Closing. One of NGA’s founders, Mr. Robertson has served as NGA’s Vice Chair since June 2020 and as member of NGA’s board of directors since NGA’s formation in May 2020. Mr. Robertson is an active senior business professional and currently leads InfraStar Investments, an infrastructure investment fund management company, and is the Chief Executive Officer and a member of the board of Northern Genesis II and Northern Genesis III. Mr. Robertson co-founded Algonquin Power Corporation Inc. in 1988 and previously served as Chief Executive Officer and Director of Algonquin Power & Utilities Corp. from October 2009 through July 2020. During his leadership tenure, Algonquin grew to become one of Canada’s largest power and utilities companies, serving regulated electricity, natural gas and water utility customers in the United States and Canada and owning and operating a large portfolio of global renewable wind and solar powered generation capacity. He has more than 30 years of experience in the origination and execution of global infrastructure investment initiatives and is committed to the concept of sustainable investing. Mr. Robertson previously served on the board of directors of Atlantica Sustainable Infrastructure plc. Mr. Robertson holds an electrical engineering degree from the University of Waterloo, a Master of Business Administration from York University, and a Master of Law from the Law School of the University of Toronto. He is a professional engineer and holds a Chartered Financial Analyst designation.

Lion’s Board believes that Mr. Robertson is qualified to serve on Lion’s Board based on his substantial business, leadership and management expertise, together with his strong background in public company governance and his previous experience serving on the boards of directors of public companies.

Pierre Wilkie. Pierre Wilkie has served as a member of Lion’s Board since May 2019. Mr. Wilkie is a serial entrepreneur who has founded or participated in the creation of many enterprises, including in the manufacturing industry. He is currently the co-owner of M.A.C. Métal Architectural Inc. He also serves as the President of Déco Nat Inc. Prior to that, he acted as the co-president of Laboratoire Dr Renaud Inc. Mr. Wilkie sits on the board of directors of M.A.C. Métal Architectural Inc. and other private enterprises. Mr. Wilkie holds a bachelor’s degree in Economy and Finance from the École des Hautes Études Commerciales (HEC), Université de Montréal.

Lion’s Board believes that Mr. Wilkie is qualified to serve on Lion’s Board based on his substantial business, leadership and management expertise, together with his strong background in the manufacturing industry.

Penalties or Sanctions, Individual Bankruptcies and Corporate Cease Trade Orders and Bankruptcies

None of the directors or executive officers of Lion, and to the best of Lion’s knowledge, no shareholder holding a sufficient number of securities to affect materially the control of Lion, has been subject to any penalties or sanctions imposed by a court relating to securities legislation or by a securities regulatory authority or has entered into a settlement agreement with a securities regulatory authority or been subject to any other penalties or sanctions imposed by a court or regulatory body that would likely be considered important to a reasonable investor making an investment decision.

None of the directors or executive officers of Lion, and to the best of Lion’s knowledge, no shareholder holding a sufficient number of securities to affect materially the control of Lion, has, within the 10 years prior to the date of this prospectus, become bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency, or become subject to or instituted any proceedings, arrangement or compromise with creditors, or had a receiver, receiver manager or trustee appointed to hold the assets of that individual.

None of the directors or executive officers of Lion, and to the best of Lion’s knowledge, no shareholder holding a sufficient number of securities to affect materially the control of Lion is, as at the date of this prospectus, or has been within the 10 years before the date of this prospectus: (a) a director, chief executive officer or chief financial officer of any company that was subject to an order that was issued while the director or executive officer was acting in the capacity as director, chief executive officer or chief financial officer; (b) was subject to an order that was issued after the director or executive officer ceased to be a director, chief executive officer or chief financial officer and which resulted from an event that occurred while that person was acting in the capacity as director, chief executive officer or chief financial officer; or (c) a director or executive officer of any company that, while that person was acting in that capacity, or within a year of that person ceasing to act in that capacity, became bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency or was subject to or instituted any proceedings, arrangement or compromise with creditors or had a receiver, receiver manager or trustee appointed to hold its assets. For the purposes of this paragraph, “order” means a cease trade order, an order similar to a cease trade order or an order that denied the relevant company access to any exemption under securities legislation, in each case, that was in effect for a period of more than 30 consecutive days.

Foreign Private Issuer Status

The NYSE Listing Rules include certain accommodations in the corporate governance requirements that allow foreign private issuers, such as Lion, to follow “home country” corporate governance practices in lieu of the otherwise applicable corporate governance standards of the NYSE. The application of such exceptions requires that Lion discloses any significant ways in which its corporate governance practices differ from the NYSE Listing Rules that it does not follow. When Lion Common Shares are listed on the NYSE, Lion intends to follow Canadian corporate governance practices in respect of the following:

•	the majority independent director requirement under the NYSE Listing Rules;

•	the requirement under the NYSE Listing Rules that a compensation committee be comprised solely of independent directors; and

•	the requirement under the NYSE Listing Rules that director nominees be selected or recommended for selection by a nominations committee comprised solely of independent directors.

If at any time Lion ceases to be a foreign private issuer, Lion will take all action necessary to comply with the SEC and NYSE rules, including by appointing a majority of independent directors to its board of directors and having compensation and nominating committees that are comprised solely of independent directors, subject to a permitted “phase-in” period.

The NYSE Listing Rules generally require that a listed company’s by-laws provide for a quorum for any meeting of the holders of the company’s voting shares that is sufficiently high to ensure a representative vote. Pursuant to the NYSE Listing Rules, Lion, as a foreign private issuer, has elected to comply with practices that are permitted under Canadian securities laws in lieu of the provisions of NYSE. Lion’s by-laws, to be effective at closing of the Business Combination, will provide that a quorum of shareholders shall be at least two holders present in person or represented by proxy who, together, hold not less than 25% of the votes attaching to Lion’s outstanding shares entitled to be voted at the meeting. Lion may in the future decide to use other foreign private issuer exemptions with respect to some of the other NYSE Listing Rules. Following Lion’s home country governance practices, as opposed to the requirements that would otherwise apply to a company listed on the NYSE, may provide less protection than is accorded to investors under the NYSE Listing Rules applicable to U.S. domestic issuers.

Corporate Governance

The Canadian securities regulatory authorities have issued corporate governance guidelines pursuant to National Policy 58-201—Corporate Governance Guidelines (the “Corporate Governance Guidelines”), together with certain related disclosure requirements pursuant to National Instrument 58-101—Disclosure of Corporate Governance Practices (“NI 58-101”). The Corporate Governance Guidelines are recommended as “best practices” for issuers to follow. Lion recognizes that good corporate governance plays an important role in its overall success and in enhancing shareholder value and, accordingly, Lion has adopted, or will be adopting at Closing, certain corporate governance policies and practices which reflect its consideration of the recommended Corporate Governance Guidelines. The disclosure set out below includes disclosure required by NI 58-101 describing Lion’s expected approach to corporate governance in relation to the Corporate Governance Guidelines.

Board Composition

The business and affairs of Lion are managed by or under the supervision of Lion’s Board. Under Lion’s articles, Lion’s Board consists of a minimum of three and a maximum of 20 directors as determined from time to time by the directors. Lion’s Board currently consists of eight directors: Sheila Colleen Bair, Marc Bedard, Christopher Jarratt, Pierre Larochelle, Pierre-Olivier Perras, Ian Robertson, Michel Ringuet and Pierre Wilkie. Mr. Larochelle currently serves as Chairman of Lion’s Board. The primary responsibilities of Lion’s Board are to provide oversight, strategic guidance, counseling and direction to Lion’s management. Lion’s board of directors meets on a regular basis and additionally as required.

Under the Business Corporations Act (Québec), between annual general meetings of Lion’s shareholders, the directors may appoint one or more additional directors, but the number of additional directors may not at any time exceed one third of the number of directors elected at the previous annual meeting of shareholders. The directors are appointed at the annual general meeting of shareholders and the term of office for each of the directors will expire at the time of Lion’s next annual shareholders meeting.

Certain aspects of the composition and functioning of Lion’s Board are be subject to the rights of PEC and 9368-2672 under the Nomination Rights Agreement among Lion and such shareholders. For more information about the Nomination Rights Agreement, see the section entitled “Description of Share Capital of Lion—Nomination Rights.”

In addition, Lion entered into on November 30, 2020 the Stockholder Support and Lock-Up Agreement pursuant to which Lion has agreed, in respect of any meeting of shareholders at which directors of the board of directors of Lion are to be elected, prior to and including the annual general meeting of Lion to be held during the calendar year 2022, to use at least the same efforts to cause the election of Ian Robertson and Chris Jarratt as it uses to cause the election of the other nominees of the board of directors of Lion. Subject to such agreements, nominees for election as directors will be recommended to Lion’s Board by Lion’s nominating and corporate governance committee in accordance with the provisions of applicable corporate law and the charter of the nominating and corporate governance committee. For more information about the nominating and corporate governance committee, see the section entitled “Management—Corporate Governance—Board Committees—Nominating and Corporate Governance Committee.”

Director Independence

Under the NYSE Listing Rules, an independent director means a person who, in the opinion of Lion’s Board, has no material relationship with Lion. Under NI 58-101, a director is considered to be independent if he or she is independent within the meaning of Section 1.4 of National Instrument 52-110—Audit Committees (“NI 52-110”). Pursuant to NI 52-110, an independent director is a director who is free from any direct or indirect material relationship with Lion which could, in the view of Lion’s Board, be reasonably expected to interfere with the exercise of such director’s independent judgement. Lion’s Board agrees with this approach to assessing director independence.

Based on information provided by each director concerning his or her background, employment and affiliations, Lion’s Board has determined that of the eight directors who serve on Lion’s Board, five directors are considered “independent” as that term is defined under the NYSE Listing Rules and NI 58-101, namely Ms. Sheila Colleen Bair and Messrs. Christopher Jarratt, Michel Ringuet, Ian Robertson and Pierre Wilkie. In making this determination, Lion’s Board considered the current and prior relationships that each such non-employee director has with Lion and all other facts and circumstances that Board deemed relevant in determining their independence.

Marc Bedard is considered non-independent due to the fact that he acts as the CEO–Founder of Lion. Pierre Larochelle and Pierre-Olivier Perras are considered non-independent under the NYSE Listing Rules and NI 58-101 due to their relationship with Power Energy.

Seven of the eight members of the Board are not members of Lion’s management. Lion’s Board believes that, except for Mr. Bedard, all of the individuals who serve on Lion’s Board are independent of management, and have no other relationships that could reasonably interfere with the exercise of their independent judgment in discharging their duties to Lion. The following table shows which Directors are independent of management, which Directors are independent of management but are not considered independent within the meaning of the NYSE Listing Rules and NI 58-101, and the reason for such non-independence of individual Directors.

Director	Independent of Management	Independent	Non-independent	Reason for Non-independence
Within the NYSE Listing Rules and NI 58-101
Marc Bedard			✓	CEO–Founder of Lion
Sheila Colleen Bair	✓	✓
Christopher Jarratt	✓	✓
Pierre Larochelle	✓		✓	Executive of Power Energy
Pierre-Olivier Perras	✓		✓	Executive of Power Energy
Michel Ringuet	✓	✓
Ian Robertson	✓	✓
Pierre Wilkie	✓	✓

Lion’s Board believes that given its size and structure, it is able to facilitate independent judgement in carrying out its responsibilities. To enhance such independent judgement, the independent members of Lion’s Board may meet in the absence of senior executive officers or any non-independent directors.

In addition, considering that the Chairman of the Board is considered non-independent, the Board has determined that Mr. Michel Ringuet will serve as independent Lead Director in order to ensure appropriate leadership for the independent directors. Lion’s Board adopted a written position description for the Lead Director. His primary functions are to provide leadership to the directors to enhance the effectiveness and independence of the Board, to facilitate the efficient functioning of the Board, to ensure that there is an effective relationship between management and the members of the Board and to advise the Chairman of the Board on the appropriate flow of information to the Board.

For purposes of managing any potential conflicts of interest, a director who has a material interest in a matter before Lion’s Board or any committee on which he or she serves is required to disclose such interest as soon as the director becomes aware of it. In situations where a director has a material interest in a matter to be considered by Lion’s Board or any committee on which he or she serves, such director may be required to absent himself or herself from the meeting while discussions and voting with respect to the matter are taking place. Directors are also required to comply with the relevant provisions of the Business Corporations Act (Québec) regarding conflicts of interest.

Certain members of Lion’s Board are also members of the board of directors of other public companies. See the section entitled “Management”. Lion’s Board has not adopted a director interlock policy but is keeping informed of other public directorships held by its members.

Insider Trading Policy

Lion has adopted an insider trading policy which prohibits its executives, other employees and directors from: (i) trading in its securities while in possession of material undisclosed information about Lion; and (ii) entering into certain derivative-based transactions that involve, directly or indirectly, securities of Lion, during a restricted period.

Diversity

Lion recognizes the importance and benefit of having a board of directors and senior management composed of highly talented and experienced individuals having regard to the need to foster and promote diversity among board members and senior management with respect to attributes such as gender, ethnicity and other factors. In support of this goal, the nominating and corporate governance committee will, when identifying candidates to nominate for election to Lion’s Board or appoint as senior management or in its review of senior management succession planning and talent management:

•

consider individuals who are highly qualified, based on their talents, experience, functional expertise and personal skills, character and qualities having regard to Lion’s current and future plans and objectives, as well as anticipated regulatory and market developments;

•	consider criteria that promote diversity, including with regard to gender, ethnicity, and other dimensions;

•

consider the level of representation of women on its board of directors and in senior management positions, along with other markers of diversity, when making recommendations for nominees to Lion’s Board or for appointment as senior management and in general with regard to succession planning for Lion’s Board and senior management; and

•

as required, engage qualified independent external advisors to assist Lion’s Board in conducting its search for candidates that meet the board of directors’ criteria regarding skills, experience and diversity.

Lion does not expect to adopt formal targets regarding the number of women on Lion’s Board or in executive officer positions because it believes the nominating and corporate governance committee and management will generally identify, evaluate and recommend candidates that, as a whole, consist of individuals with various and relevant career experience, industry knowledge and experience, and financial and other specialized experience, while taking diversity, including gender diversity, into account. Lion has one woman on its board of directors and 0 as executive officer, representing 12.5% of Lion’s directors and 0% of its senior management team.

Director Term Limits and Other Mechanisms of Board Renewal

Lion’s Board has not adopted director term limits or other automatic mechanisms of board renewal. Rather than adopting formal term limits, mandatory age-related retirement policies and other mechanisms of board renewal, the nominating and corporate governance committee will seek to maintain the composition of Lion’s Board in a way that provides, in the judgement of Lion’s Board, the best mix of skills and experience to provide for Lion’s overall stewardship. Lion’s nominating and corporate governance committee also is expected to conduct a process for the assessment of Lion’s Board, each committee and each director regarding his, her or its effectiveness and performance, and to report evaluation results to Lion’s Board.

Mandate of Lion’s Board

Lion’s Board is responsible for supervising the management of Lion’s business and affairs, including providing guidance and strategic oversight to management. Lion’s Board has adopted a formal mandate that includes the following:

•	adopting a strategic planning process, approving the principal business objectives for the company and approving major business decisions and strategic initiatives;

•

appointing the Chief Executive Officer of the company and developing the corporate goals and objectives that the Chief Executive Officer is responsible for meeting, and reviewing the performance of the Chief Executive Officer against such goals and objectives;

•	overseeing communications with shareholders, other stakeholders, analysts and the public, including the adoption of measures for receiving feedback from stakeholders; and

•

monitoring the implementation of procedures, policies and initiatives relating to corporate governance, risk management, corporate social responsibility, health and safety, ethics and integrity appointing the Chief Executive Officer.

Lion’s Board developed written position descriptions for the Chairman of Lion’s Board and the chairperson of the board committees. Their primary roles are to manage the affairs of Lion’s Board or of such relevant committee, including ensuring Lion’s Board or such committee is organized properly, functions effectively and meets its obligations and responsibilities. Each committee has a chairperson that conducts the affairs of the applicable committee in accordance with the charter of such committee.

Lion’s Board and CEO—Founder have not developed at this time a written position description for the CEO—Founder or for other executive officers. The role of the CEO—Founder is delineated on the basis of customary practice. Lion’s Board considers that the role and responsibilities of the CEO—Founder are to develop the company’s strategic plans and policies and recommending such plans and policies to Lion’s Board, provide executive leadership, oversee a comprehensive operational planning and budgeting process, supervise day-to-day management, report relevant matters to Lion’s Board, facilitate communications between Lion’s Board and the senior management team, and identify business risks and opportunities and manage them accordingly, and has communicated the same to the CEO—Founder.

Orientation and Continuing Education

Lion intends to implement an orientation program for new directors under which a new director will meet with the Chairman and members of senior management. It is anticipated that new directors will be provided with comprehensive orientation and education as to the nature and operation of the company and its business, the role of Lion’s Board and its committees, and the contribution that an individual director is expected to make. The nominating and corporate governance committee is responsible for overseeing director continuing education designed to maintain or enhance the skills and abilities of the directors and to ensure that their knowledge and understanding of Lion’s business remains current. The chair of each committee is responsible for coordinating orientation and continuing director development programs relating to the committee’s mandate.

Code of Business Conduct and Ethics

In connection with the Closing, Lion adopted a Code of Business Conduct and Ethics (“Code of Conduct”), applicable to all of its directors, officers and employees. The Code of Conduct sets out Lion’s fundamental values and standards of behavior that are expected from Lion’s directors, officers and employees with respect to all aspects of Lion’s business. The objective of the Code of Conduct is to provide guidelines for maintaining Lion’s integrity, reputation and honesty with a goal of honoring others’ trust in Lion at all times. The Code of Conduct sets out guidance with respect to conflicts of interest, protection and proper use of corporate assets and opportunities, confidentiality of corporate information, fair dealing with third parties, compliance with laws and reporting of any illegal or unethical behavior.

Lion’s audit committee is responsible for reviewing and evaluating the Code of Conduct periodically and recommends any necessary or appropriate changes thereto to Lion’s Board for consideration. The audit committee also assists Lion’s Board with the monitoring of compliance with the Code of Conduct, and is responsible for considering any waivers of the Code of Conduct (other than waivers applicable to Lion’s directors or executive officers, which shall be subject to review by Lion’s Board as a whole).

Board Committees

Lion’s Board has three standing committees: the audit committee, the human resources and compensation committee, and the nominating and corporate governance committee. Each of the committees operates under its own written charter adopted by Lion’s Board, each of which is available on Lion’s website.

Audit Committee. Lion’s audit committee is composed of Michel Ringuet, Sheila Bair and Ian Robertson, with Michel Ringuet serving as chairperson of the committee. Lion’s Board has determined that all such directors meet the independence requirements under the NYSE Listing Rules, NI 52-110 and under Rule 10A-3 of the Exchange Act. Lion’s Board has determined that Sheila Bair is an “audit committee financial expert” within the meaning of the SEC’s regulations and applicable NYSE Listing Rules. Lion will comply with NI 52-110 and intend to rely on the exemptions for U.S. listed issuers thereunder. The audit committee’s responsibilities include:

•

appointing, compensating, retaining and overseeing the work of any registered public accounting firm engaged for the purpose of preparing or issuing an audit report or performing other audit, review or attest services and reviewing and appraising the audit efforts of Lion’s independent accountants;

•	pre-approving audit and permissible non-audit services, and the terms of such services, to be provided by Lion’s independent registered public accounting firm;

•

establishing procedures for (i) the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters and (ii) confidential and anonymous submissions by Lion’s employees of concerns regarding questionable accounting or auditing matters;

•	engaging independent counsel and other advisers, as necessary and determining funding of various services provided by accountants or advisers retained by the committee;

•	reviewing Lion’s financial reporting processes and internal controls;

•	establishing, overseeing and dealing with issues related to the company’s code of ethics for managers and financial officers;

•	reviewing and approving related-party transactions or recommending related-party transactions for review by independent members of Lion’s Board; and

•	providing an open avenue of communication among the independent accountants, financial and senior management and Lion’s Board.

Human Resources and Compensation Committee. Lion’s human resources and compensation committee is composed of Chris Jarratt, Pierre Wilkie and Pierre-Olivier Perras, with Chris Jarratt serving as chairperson of the committee. Its primary purpose, with respect to compensation, is to assist Lion’s Board in fulfilling its oversight responsibilities and to make recommendations to Lion’s Board with respect to the compensation of Lion’s directors and executive officers.

The principal responsibilities and duties of the human resources and compensation committee include:

•	establishing and reviewing Lion’s overall compensation philosophy;

•

evaluating Lion’s CEO—Founder’s and other executive officer’s performance in light of the goals and objectives established by Lion’s board of directors and, based on such evaluation, with appropriate input from other independent members of Lion’s board of directors, determining the CEO—Founder’s and other executive officer’s compensation;

•	reviewing management’s assessment of existing management resources and succession plans;

•

administering Lion’s equity-based and incentive compensation plans and making recommendations to Lion’s Board about amendments to such plans and the adoption of any new employee incentive compensation plans;

•	reviewing executive compensation disclosure before the company publicly discloses this information; and

•	engaging independent counsel and other advisers, as necessary and determining funding of various services provided by accountants or advisers retained by the committee.

Nominating and Corporate Governance Committee. Lion’s nominating and corporate governance committee is composed of Ian Robertson, Sheila Bair and Pierre-Olivier Perras, with Ian Robertson serving as chairperson of the committee. The nominating and corporate governance committee’s responsibilities include:

•	developing and recommending to Lion’s Board criteria for board and committee membership;

•	recommending to Lion’s Board the persons to be nominated for election as directors and to each of the committees of Lion’s Board;

•	assessing the independence of directors within the meaning of securities laws and stock exchange rules as applicable;

•	considering resignations by directors submitted pursuant to Lion’s majority voting policy, and making recommendations to Lion’s Board as to whether or not to accept such resignations;

•	reviewing and making recommendations to the board of directors in respect of Lion’s corporate governance principles;

•	providing for new director orientation and continuing education for existing directors on a periodic basis;

•	performing an evaluation of the performance of the committee; and

•	overseeing the evaluation of Lion’s Board and its committees.

EXECUTIVE COMPENSATION

Overview

The following table shows the total compensation awarded to, earned by, or paid during the year ended December 31, 2020 to Lion’s CEO—Founder, Marc Bedard, and Lion’s two most highly compensated executive officers (other than Mr. Bedard) who were serving as executive officers on the last day of the year ended December 31, 2020. Those individuals are referred to collectively in this prospectus as Lion’s “Named Executive Officers.” Lion’s Named Executive Officers for the year ended December 31, 2020 who appear in the Summary Compensation Table below are:

•	Marc Bedard, CEO—Founder;

•	Nicolas Brunet, Executive Vice-President and Chief Financial Officer; and

•	Yannick Poulin, Chief Operating Officer

For the year ended December 31, 2020, the compensation of Lion’s Named Executive Officers has mainly consisted of salary and, in some cases, an annual performance bonus. Prior to the year ended December 31, 2020, Lion has granted stock options to its Named Executive Officers at the time of hire, and from time to time thereafter, pursuant to its legacy equity-based incentive plan adopted in November 2017, as amended and restated in December 2019 and May 2021 (the “Legacy Plan”), intended to better align Lion’s interests and those of its shareholders with those of its Named Executive Officers. As Lion transitions to a publicly-traded company, it may also award equity-based long-term incentives such as stock options, restricted stocks units (“RSUs”), performance stock units (“PSUs”) and deferred share units (“DSUs”) under a new omnibus equity-based incentive plan (the “Omnibus Plan”) which Lion adopted upon completion of the Business Combination.

Lion operates in a dynamic and rapidly evolving industry. To succeed in this environment and to achieve its business and financial objectives, Lion needs to attract, retain and motivate a highly talented team of executive officers. Lion’s compensation philosophy is designed to align the compensation provided to its executives, including the Named Executive Officers, with the achievement of business objectives, while also enabling Lion to attract, motivate and retain individuals who contribute to Lion’s long-term success. In addition, as Lion transitions from being a privately-held company to a publicly-traded company, it will continue to evaluate its philosophy and compensation program as circumstances require and plans to continue to review compensation on an annual basis. As part of this review process, Lion expects to be guided by the philosophy and objectives outlined above, as well as other factors which may become relevant, such as the cost to Lion if it were required to find a replacement for a key employee.

Summary Compensation Table

Name and Principal Position	Fiscal Year ended Dec. 31,	Salary ($)(1)	Bonus ($)(1)	Stock Awards ($)	Option Awards ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)		Total ($)
Marc Bedard	2020	215,991	—	—	—	—	3,557	(3)	219,548
CEO—Founder(2)
Nicolas Brunet	2020	196,356	—	—	—	—	—		196,356
Executive Vice-President and Chief Financial Officer
Yannick Poulin	2020	157,085	—	—	—	—	8,746	(4)	165,831
Chief Operating Officer

(1)

Represents actual amounts paid during 2020. Base salary values have been converted from C$to US$using the daily average exchange rate published by the Bank of Canada on December 31, 2020, being 0.7854. See “—Salaries and Annual Incentive Bonuses.”

(2)	Mr. Bedard also serves as a member of Lion’s Board but does not receive any additional compensation for his service as a director.
(3)	All Other Compensation for the year ended December 31, 2020 consisted of an auto allowance provided by Lion to Mr. Bedard.
(4)	All Other Compensation for the year ended December 31, 2020 consisted of an auto allowance provided by Lion to Mr. Poulin.

Salaries and Annual Incentive Bonuses

Annual base salaries are intended to provide a fixed component of compensation to Lion’s Named Executive Officers, reflecting their skill sets, experience, roles and responsibilities. Base salaries for Lion’s Named Executive Officers have generally been set at levels deemed necessary to attract and retain individuals with superior talent. Lion intends for any adjustments to base salaries to be determined annually and may increase base salaries based on factors such as the Named Executive Officer’s success in meeting or exceeding individual objectives and an assessment of the competitiveness of the then-current compensation. Additionally, Lion may choose to adjust base salaries as warranted throughout the year to reflect promotions or other changes in the scope or breadth of a Named Executive Officer’s role or responsibilities, as well as to maintain market competitiveness.

In accordance with the terms of their respective employment agreements, certain of Lion’s Named Executive Officers and other executive officers are eligible to receive discretionary annual bonuses based on individual performance, company performance or otherwise as may be determined by Lion’s Board from time to time.

Equity Incentive Awards

Equity-based incentive awards granted to Named Executive Officers are designed to align Lion’s interests and those of its shareholders with those of its employees, including its Named Executive Officers. As of the date hereof, stock option awards were the only form of equity awards Lion has granted to any of its Named Executive Officers. Lion has historically used stock options as an incentive for long-term compensation to its Named Executive Officers because stock options allow its Named Executive Officers to profit from this form of equity compensation only if Lion’s share price increases relative to the stock option’s exercise price, which exercise price is set by Lion’s Board based on an amount no lower than the fair market value of Lion Common Shares on the date of grant. Vesting of the stock options is generally tied to each Named Executive Officer’s continuous service to serve as an additional retention measure. Lion may grant equity awards at such times as the board of directors determines appropriate. Lion’s Named Executive Officers executives generally are awarded an initial grant of stock options in connection with their commencement of employment with Lion. Additional grants have historically occurred and may in the future periodically occur in order to specifically incentivize executives with respect to achieving certain corporate goals or to reward Named Executive Officers for exceptional performance.

Prior to the Business Combination, Lion granted all stock options pursuant to its Legacy Plan. Following completion of the Business Combination, Lion will grant equity incentive awards under the Omnibus Plan and there will be no more grants under the Legacy Plan. The terms of Lion’s equity plans are described in the section entitled “—Equity Incentive Plans.”

All options have been granted with an exercise price per share that is no less than the fair market value of Lion Common Shares on the date of grant of such award. Lion’s stock option awards generally vest within four years and may be subject to acceleration of vesting and exercisability under certain termination and change in control events. For more information about the outstanding equity awards at December 31, 2020, see the section entitled “—Outstanding Equity Awards at December 31, 2020.”

Other Benefits

The Named Executive Officers are eligible to participate in benefits available generally to salaried employees, including benefits under Lion’s health and welfare plans and arrangements, and vacation pay or other benefits under Lion’s medical insurance plan. Each of Marc Bedard and Yannick Poulin is also entitled to an annual car allowance.

Agreements with Lion’s Named Executive Officers and Potential Payments Upon Termination

Marc Bedard. In May 2015, Marc Bedard entered into an employment agreement with Lion. Mr. Bedard’s employment with Lion will continue until terminated in accordance with the terms of the employment agreement. Pursuant to the employment agreement, Mr. Bedard is entitled to receive an annual base salary which is adjusted on a yearly basis in accordance with the terms of the employment agreement and other relevant criteria determined by Lion’s Board. For the year ended December 31, 2020, Mr. Bedard’s base salary was approximately $215,991 (approximately C$275,000). Pursuant to the employment agreement, Mr. Bedard is eligible to receive an annual performance bonus based on Lion’s earnings before interest, taxes, depreciation and amortization (EBITDA), subject to a maximum which was set at approximately $314,169 (approximately C$400,000) for the year ended December 31, 2015, as adjusted on a yearly basis based on the consumer price index. For the year ended December 31, 2020, Mr. Bedard did not receive a performance bonus. The employment agreement provides Mr. Bedard with potential severance benefits if his employment with Lion is terminated for any reason other than (i) death, (ii) insolvency or bankruptcy, (iii) permanent or long-term incapacity or disability, (iv) for cause or (v) Mr. Bedard voluntary resignation or his retirement, in a maximum amount equivalent to 24 months of its then current annual base salary, paid in lump sum. Under his employment agreement, Mr. Bedard is subject to non-competition obligations during and for two years following his termination of employment, is subject to restrictions on soliciting Lion’s employees during and for three years following his termination of employment, and is subject to confidentiality and intellectual property assignment covenants. This description of the employment agreement between Marc Bedard and Lion is a summary of the material features of such agreement. This summary is qualified in its entirety by reference to the employment agreement, which is filed as Exhibit 10.6 to the registration statement of which this prospectus is a part.

Nicolas Brunet. On December 11, 2019, Nicolas Brunet entered into an employment agreement with Lion, to serve as Executive Vice-President and Chief Financial Officer of Lion. Mr. Brunet’s employment with Lion will continue until terminated in accordance with the terms of the employment agreement. Pursuant to the employment agreement, Mr. Brunet’s base salary is approximately $196,356 (approximately C$250,000). Pursuant to the employment agreement, Mr. Brunet is eligible to receive an annual performance bonus equivalent to up to 50% of his base salary, upon terms to be agreed with Lion. The employment agreement provides Mr. Brunet with potential severance benefits if his employment with Lion is terminated without cause, in a maximum amount equivalent to 12 months of its then current annual base salary, paid in lump sum. provisions. Under his employment agreement, Mr. Brunet is subject to restrictions on soliciting Lion’s employees during and following his termination of employment, and is subject to confidentiality and intellectual property assignment covenants. This description of the employment agreement between Nicolas and Lion is a summary of the material features of such agreement. This summary is qualified in its entirety by reference to the employment agreement, which is filed as Exhibit 10.7 to the registration statement of which this prospectus is a part.

Yannick Poulin. On March 14, 2016, Yannick Poulin entered into an employment agreement with Lion, to serve as Chief Operating Officer of Lion. Mr. Poulin’s employment with Lion will continue until terminated in accordance with the terms of the employment agreement. For the year ended December 31, 2020, Mr. Poulin’s base salary was $157,085 (approximately C$200,000), and Mr. Poulin was not eligible to receive an annual bonus. Upon a termination of Mr. Poulin’s employment without cause, any severance payments or benefits to be provided to Mr. Poulin will be determined in accordance with applicable law. On September 13, 2017, Mr. Poulin entered into a confidentiality, non-competition and non-solicitation agreement with Lion pursuant to which Mr. Poulin is subject to non-competition obligations during and for one year following his termination of employment, is subject to restrictions on soliciting Lion’s employees during and following his termination of employment, and is subject to confidentiality and intellectual property assignment covenants. This description of the employment agreement and the confidentiality, non-compete and non-solicitation agreement between Yannick Poulin and Lion is a summary of the material features of such agreements. This summary is qualified in its entirety by reference to the employment agreement and the confidentiality, non-compete and non-solicitation agreement, which are filed respectively as Exhibit 10.8 and Exhibit 10.11 to the registration statement of which this prospectus is a part.

During the fiscal year ending December 31, 2021, Lion expects to conduct a review of the terms and conditions of the current employment agreements and in connection thereto may, to the extent necessary, enter into new employment agreements with the Named Executive Officers, which agreements will replace, effective as of the time they are entered into, the current employment agreements for the Named Executive Officers described herein. Such review will form part of a broader process pursuant to which Lion expects to retain an independent consulting firm to provide services to review compensation matters and, among other things, support Lion in establishing a peer comparator group of public companies with similar attributes to Lion for the purpose of benchmarking its compensation policies and plans, setting a compensation program for Named Executive Officers for the year ending December 31, 2021, and designing a compensation structure for non-employee directors.

Outstanding Equity Awards at December 31, 2020

The following table provides certain information regarding the outstanding equity awards granted to Lion’s Named Executive Officers that remain outstanding as of December 31, 2020. The figures included in the table below reflect the information available as of the date hereof and do not reflect the completion of the Pre-Closing Reorganization and Closing of the Business Combination. All awards were granted pursuant to the Legacy Plan. For more information about the Legacy Plan, see the section entitled “—Equity Incentive Plans—Legacy Plan.”

			Option Awards(1)(2)
Name and Principal Position	Grant Date	Initial Vesting Date(3)	Number of Lion Common Shares underlying unexercised options (#) exercisable(4)	Number of Lion Common Shares underlying unexercised options (#) unexercisable(4)	Option exercise price ($)(4)		Option Expiration Date
Marc Bedard
CEO—Founder	November 1, 2017	November 1, 2018	643,290	214,430	$3.0273	(3)	November 1, 2027
	June 14, 2019	June 14, 2020	19,069	57,207	$3.0273	(3)	June 14, 2029
Nicolas Brunet
Executive Vice-President and Chief Financial Officer	December 26, 2019	December 26, 2020	155,666	466,998	$3.0273	(3)	December 26, 2029
Yannick Poulin
Chief Operating Officer	November 1, 2017	November 1, 2018	107,215	35,738	$3.0273	(3)	November 1, 2027
	June 14, 2019	June 14, 2020	3,178	9,535	$3.0273	(3)	June 14, 2029

(1)	All of the awards in this table were granted under the Legacy Plan, the terms of which are described below under “—Equity Incentive Plans—Legacy Plan.”
(2)

All of the option awards listed in the table were granted with an exercise price per share that is no less than the fair market value of Lion Common Shares on the date of grant of such award, as determined in good faith by Lion’s Board.

(3)	Option exercise price converted from C$3.8544 to US$ using the daily average exchange rate published by the Bank of Canada on December 31, 2020, being 0.7854.
(4)

Following the completion of the Pre-Closing Reorganization, (i) Marc Bedard holds options entitling him to purchase, subject to any vesting conditions, 3,856,375 Lion Common Shares at an option exercise price per Lion Common Share of $0.7332, (ii) Nicolas Brunet holds options entitling him to purchase, subject to any vesting conditions, 2,570,917 Lion Common Shares at an option exercise price per Lion Common Share of $0.7332, and (iii) Yannick Poulin holds options entitling him to purchase, subject to any vesting conditions, 642,728 Lion Common Shares at an option exercise price per Lion Common Share of $0.7332.

Lion may, on an annual basis or otherwise, grant additional equity awards to its executive officers pursuant to its Omnibus Plan, the terms of which are described under the section entitled “—Equity Incentive Plans—Omnibus Plan.”

Equity Incentive Plans

The principal features of Lion’s equity incentive plans are summarized below. These summaries are qualified in their entirety by reference to the actual text of the plans evidencing the applicable awards, which are filed as exhibits to the registration statement this prospectus is a part, as well as each grant agreement evidencing the applicable awards.

Legacy Plan

General. Lion originally adopted the Legacy Plan in November 2017. Lion has subsequently amended and restated its Legacy Plan in December 2019. Upon Closing, Lion made certain amendments to the Legacy Plan to take into account, among other things, the fact that the Lion Common Shares are traded on the NYSE and the TSX. Following Closing and upon the adoption of Lion’s Omnibus Plan, no further awards will be granted under the Legacy Plan; however, awards outstanding under the Legacy Plan will continue in full effect in accordance with their existing terms. The Legacy Plan provides for the grant of incentive stock options to directors, executive officers, employees or consultants of Lion. The following discussion is qualified in its entirety by the full text of the Legacy Plan. No additional options will be granted under the Legacy Plan and each grant agreement evidencing the applicable awards.

Share Reserve. No further grants will be made under the Legacy Plan following closing of the Business Combination and upon the adoption of Lion’s Omnibus Plan. The maximum number of Lion Common Shares reserved for issuance under the Legacy Plan is 12,854,615. As of December 31, 2020, options to purchase 10,375,446 Lion Common Shares (assuming completion of the Pre-Closing Reorganization), at exercise prices ranging from $0.7332 (C$0.9335) to $5.66 per share were outstanding under the Legacy Plan.

Administration. Lion’s Board administers the Legacy Plan. Lion’s Board has full authority and discretion to administer and interpret the Legacy Plan and to prescribe such rules and regulations and make such other determinations as it deems necessary or useful for the administration of Legacy Plan. Lion’s Board may generally amend, suspend or terminate the Legacy Plan, or amend the terms and conditions of outstanding options thereunder, provided that such amendment, suspension or termination (i) complies with applicable law and with the prior approval, if required, of the shareholders, the NYSE or any other regulatory body having authority over Lion, and (ii) does not adversely alter or impair any option previously granted thereunder.

Insider Participation Limit. The aggregate number of Lion Common Shares issuable to insiders and their associates at any time under the Omnibus Plan, the Legacy Plan or any other proposed or established share compensation arrangement, will not exceed 10% of the issued and outstanding Lion Common Shares, and the aggregate number of Lion Common Shares issued to insiders and their associates under the Omnibus Plan or any other proposed or established share compensation arrangement within any one-year period will not exceed 10% of the issued and outstanding Lion Common Shares.

Insider Participation Limit. The aggregate number of Lion Common Shares issuable to insiders and their associates at any time under the Legacy Plan, the Omnibus Plan or any other proposed or established share compensation arrangement, will not exceed 10% of the issued and outstanding Lion Common Shares, and the aggregate number of Lion Common Shares issued to insiders and their associates under the Legacy Plan or any other proposed or established share compensation arrangement within any one-year period will not exceed 10% of the issued and outstanding Lion Common Shares.

Options. The exercise price of options granted under the Legacy Plan is established by Lion’s Board at the time of grant, but must be equal to or exceed the fair market value of a common share on the date of grant date. Options expire at the time determined at the time of grant, but in no event more than ten years after they are granted, and generally expire earlier if the optionholder’s service terminates.

Capital Reorganization. In the event of any reorganization, change in the number of issued and outstanding Lion Common Shares by reason of any stock dividend, stock split, recapitalization, merger, or exchange of shares or other similar corporate change, an equitable adjustment will be made by Lion’s Board in the number and/or kind of shares subject to outstanding options under the Legacy Plan and in the exercise price of such outstanding options.

Trigger Events; Change of Control. The Legacy Plan provides that certain events, including termination for cause, resignation, termination other than for cause, retirement, death or disability, may trigger forfeiture or reduce the vesting period, where applicable, of outstanding stock options. In the event of a change of control, Lion’s Board will have the right to accelerate the vesting of any unvested options in connection with such change of control. Except as otherwise set forth in any document evidencing a grant of any option, in the event of any change of control transaction in which there is an acquiring or surviving entity, Lion’s Board may provide for substitute or replacement options of similar value from, or the assumption of outstanding options by, the acquiring or surviving entity. Lion’s Board will be entitled to, in its sole discretion, terminate any or all stock option outstanding, provided that any such stock option that have vested will remain exercisable until consummation of such change of control.

Termination; Amendment. Lion’s Board has the power and authority to amend, suspend or terminate the Legacy Plan, in whole or in part, or amend the terms and conditions of outstanding options, provided that such amendment, suspension or termination (i) complies with applicable law and with the prior approval, if required, of the shareholders, the NYSE or any other regulatory body having authority over Lion, and (ii) does not adversely alter or impair any option previously granted thereunder (provided that Lion’s Board may at its discretion accelerate the vesting of any option granted thereunder regardless of any adverse or potentially adverse tax consequences resulting from such acceleration).

Lion’s Board will be required to obtain shareholder approval to make the following amendments:

•	any increase in the maximum number of Lion Common Shares issuable pursuant to the Legacy Plan;

•

except for adjustments permitted by the Legacy Plan, any reduction in the exercise price of an option or any cancellation of an option and replacement of such option with an option with a lower exercise price, to the extent such reduction or replacement benefits an insider;

•	any extension of the term of an option beyond its original expiry date, to the extent such amendment benefits an insider;

•	any increase in the maximum number of Lion Common Shares that may be issuable to insiders pursuant to the insider participation limit; and

•	any amendment to the Legacy Plan’s amendment provisions.

In the event that Lion’s Board terminates the Legacy Plan, all options granted thereunder will become fully exercisable by the optionees, unless Lion’s Board, in its sole discretion, determines otherwise.

Omnibus Plan

General. In connection with the Business Combination, Lion adopted the Omnibus Plan to provide different types of equity-based incentives to be granted to certain of its directors, executive officers, employees and consultant, including options, RSUs, PSUs and DSUs, collectively referred to as “awards.” Lion’s Board is responsible for administering the Omnibus Plan and may delegate its responsibilities thereunder to a committee thereof or to a plan administrator. The following discussion is qualified in its entirety by the full text of the Omnibus Plan and each grant agreement evidencing the applicable awards.

Lion’s Board is entitled to, in its sole discretion, from time to time, designate the directors, executive officers, employees and consultants to whom awards will be granted and determine, if applicable, the number of Lion Common Shares to be covered by such awards and the terms and conditions of such awards.

Shares Available Under the Plan. The number of Lion Common Shares reserved and available for issuance under the Omnibus Plan is 8,474,574 Lion Common Shares. On January 1 of each calendar year occurring prior to the expiration of the Omnibus Plan, the total number of Lion Common Shares reserved and available for issuance under the Omnibus Plan will increase by a sufficient number such that the number of Lion Common Shares available for issuance under the Omnibus Plan and the Legacy Plan (including Lion Common Shares that may be issued upon vesting, settlement, or exercise of awards then-outstanding under the Omnibus Plan and the Legacy Plan) will equal 10% of the aggregate number of Lion Common Shares issued and outstanding on such date (on a non-diluted basis). Based on the number of Lion Common Shares issued and outstanding as of May 14, 2021, 10% of the aggregate number of Lion Common Shares that were issued and outstanding after the completion of the Pre-Closing Reorganization and Closing represent 18,849,760 Lion Common Shares.

If an outstanding award under the Legacy Plan or the Omnibus Plan expires or is terminated, surrendered or cancelled for any reason without having been exercised or settled in full, or if Lion Common Shares acquired pursuant to an award subject to forfeiture are forfeited, the Lion Common Shares covered by such award, if any, will again be available for issuance under the Omnibus Plan. Lion Common Shares will not be deemed to have been issued pursuant to the Omnibus Plan with respect to any portion of an award that is settled in cash.

Subject to the insider participation limit set out below and the overall shares available under the Omnibus Plan described above, the Omnibus Plan does not limit the maximum number of Common Shares that any one person or company is entitled to receive under the Omnibus Plan.

Insider Participation Limit. The aggregate number of Lion Common Shares issuable to insiders and their associates at any time under the Omnibus Plan, the Legacy Plan or any other proposed or established share compensation arrangement, will not exceed 10% of the issued and outstanding Lion Common Shares, and the aggregate number of Lion Common Shares issued to insiders and their associates under the Omnibus Plan or any other proposed or established share compensation arrangement within any one-year period will not exceed 10% of the issued and outstanding Lion Common Shares.

Non-Employee Director Participation Limit. In each calendar year during any part of which the Omnibus Plan is in effect, the aggregate value of Lion Common Shares issuable to non-employee directors will not exceed $500,000, provided that in certain circumstances in respect of a given calendar year, such as when a non-employee director (i) first commences service on Lion’s Board, (ii) serves on a special committee of Lion’s Board or (iii) serves as lead independent director or chairman of Lion’s Board, such non-employee directors may receive additional awards subject to certain restrictions contained in the Omnibus Plan.

Options. All options granted under the Omnibus Plan will have an exercise price determined and approved by Lion’s Board at the time of grant, which will not be less than the market price of the Lion Common Shares on the date of the grant. For purposes of the Omnibus Plan, the market price of the Lion Common Shares as of a given date will generally be the volume weighted average trading price on the NYSE for the five trading days before such date.

Subject to any vesting conditions set forth in a participant’s grant agreement, an option will be exercisable during a period established by Lion’s Board which will not be more than ten years from the grant of the option. The Omnibus Plan will provide that the exercise period will automatically be extended if the date on which it is scheduled to terminate will fall during a blackout period. In such cases, the extended exercise period will terminate ten business days after the last day of the blackout period. Lion’s Board will be entitled, in its discretion, to provide for procedures to allow a participant to elect to undertake a “cashless exercise” or a “net exercise” in respect of options.

Share Units. Lion’s Board is authorized to grant RSUs, PSUs and DSUs evidencing the right to receive Lion Common Shares, cash based on the value of a Lion Common Share or a combination thereof at some future time to eligible persons under the Omnibus Plan. Although DSUs may be available for grant to directors, executive officers, employees and consultants, Lion currently expects to only grants DSUs as a form of non-executive director compensation.

RSUs generally become vested, if at all, following a period of continuous employment. PSUs are similar to RSUs, but their vesting is, in whole or in part, conditioned on the attainment of specified performance metrics as may be determined by Lion’s Board. The terms and conditions of grants of RSUs and PSUs, including the quantity, type of award, grant date, vesting conditions, vesting periods, settlement date and other terms and conditions with respect to these awards will be set out in the participant’s grant agreement.

Subject to the achievement of the applicable vesting conditions, the settlement of an RSU or PSU will generally occur on or as soon as reasonably practicable following the vesting date. The settlement of a DSU will generally occur following a pre-established deferral period, which may be upon or following the participant ceasing to be a director, executive officer, employee or consultant of Lion, subject to satisfaction of any applicable conditions.

Dividend Share Units. If, as the case may be, dividends (other than share dividends) are paid on Lion Common Shares, additional share unit equivalents may be automatically granted to each participant who holds RSUs, PSUs or DSUs on the record date for such dividends. If the Board provides for an award of RSUs, PSUs or DSUs to receive dividend share units, such units will be subject to the same vesting or other conditions applicable to the underlying RSUs, PSUs or DSUs, as applicable.

Recapitalization. In the event of any change in the capital structure or any other change affecting the Lion Common Shares, or any change in the business of Lion or other corporate transaction or event that would be considered an “equity restructuring” within the meaning of IFRS 2 and, in each case, that would result in an additional compensation expense to Lion pursuant to the provisions of IFRS 2, Lion’s Board will equitably adjust the aggregate number or kind of shares that may be delivered under the Omnibus Plan, the number or kind of shares or other property (including cash) subject to an award, and the terms and conditions of awards.

In the event of any other change in the capital structure or business of Lion or other corporate transaction, Lion’s Board will be entitled, in its sole discretion, to make equitable adjustments to be made in such circumstances in order to maintain the economic rights of the participants in respect of awards under the Omnibus Plan.

Change of Control. In the event of a change of control, or other changes in Lion or the outstanding Lion Common Shares by reason of a recapitalization, reorganization, merger, consolidation, combination, exchange or other relevant change, Lion’s Board will have the power, in its sole discretion, to modify the terms of the Omnibus Plan and/or the awards granted thereunder, including to cause the power to accelerate vesting, waive any forfeiture conditions or otherwise modify or adjust any other condition or limitation regarding an award. Lion’s Board will be entitled, at its discretion, to accelerate the time of exercisability of an award, redeem in whole or in part outstanding awards, cancel awards that remain subject to a restricted period, and make such adjustments to awards then outstanding as Lion’s Board deems appropriate to reflect the change of control or other such event, including providing for the substitution, assumption, or continuation of awards by the successor company or a parent or subsidiary thereof.

Trigger Events. The Omnibus Plan provides that, except as otherwise determined by the Board, upon the termination for cause of a participant, any awards granted to such participant, whether vested or unvested, will automatically terminate. The Omnibus Plan further provides that upon a participant’s termination of employment without cause, or upon the resignation or retirement of a participant, Lion’s Board may determine, in its sole discretion, that (i) a portion of the PSUs, RSUs and/or DSUs granted to such participant will immediately vest, (ii) all unvested options will be forfeited, and (iii) vested options will remain exercisable until the earlier of 90 days (30 days for a resignation or retirement) after the termination date or the expiration date of the options. Finally, upon a participant’s termination of employment as a result of death or disability, except as otherwise determined by the Board, (i) all rights, title and interest in the options granted to such participant which are unvested will continue to vest in accordance with the terms of the Omnibus Plan and the participant’s grant agreement, for a period of up to two years, (ii) vested options (including such options that vest during the period following the termination date) will remain exercisable until the earlier of (A) two years after the termination date, and (B) the expiry date of the options, and (iii) a portion of PSUs, RSUs and/or DSUs granted to the participant will immediately vest, as determined by Lion’s Board.

Amendments and Termination. The Omnibus Plan terminates in accordance with its terms on the 10th anniversary of the date it was adopted by Lion’s Board. Lion’s Board is entitled to suspend or terminate the Omnibus Plan at any time, or from time to time amend or revise the terms of the Omnibus Plan or of any granted award, provided that no such suspension, termination, amendment or revision will be made, (i) except in compliance with applicable law and with the prior approval, if required, of the shareholders, the NYSE or any other regulatory body having authority over Lion, and (ii) if it would adversely alter or impair the rights of any participant, without the consent of the participant except as permitted by the terms of the Omnibus Plan.

Lion’s Board will be required to obtain shareholder approval to make the following amendments:

•	any increase in the maximum number of Lion Common Shares issuable pursuant to the Omnibus Plan, including any amendment to the maximum number of Lion Common Shares expressed as a fixed percentage;

•

except for adjustments permitted by the Omnibus Plan, any reduction in the exercise price of an option or any cancellation of an option and replacement of such option with an option with a lower exercise price, to the extent such reduction or replacement benefits an insider;

•	any extension of the term of an award beyond its original expiry date, to the extent such amendment benefits an insider;

•	any increase in the maximum number of Lion Common Shares that may be issuable to insiders pursuant to the insider participation limit;

•

any amendment which increases the maximum number of Lion Common Shares that may be issuable upon exercises of options issued under the Omnibus Plan as incentive stock options intended to meet the requirements of Section 422 of the U.S. Internal Revenue Code of 1986 (the “Code”);

•	any amendment to the Omnibus Plan’s amendment provisions; and

•	any amendment which modifies the definition of eligible participant used for purposes of determining eligibility for the grant of any award under the Omnibus Plan.

Except as specifically provided in a grant agreement approved by Lion’s Board, awards granted under the Omnibus Plan will generally not be transferable other than by will or the laws of succession.

Director Compensation Table

Name and Principal Position	Fiscal Year ended Dec. 31,	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)		Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Sheila C. Bair Director	2020	25,000	—	115,203	(1)	—	—	—	140,203	(2)

(1)

On September 9, 2020, Sheila C. Bair was granted options entitling her to purchase, subject to any vesting conditions, 10,000 Lion Common Share at an option exercise price per Lion Common Share of $23.36. Following completion of the Pre-Closing Reorganization, Sheila C. Bair holds options entitling her to purchase, subject to any vesting conditions, 41,289 Lion Common Shares at an option exercise price per Lion Common Shares of $5.66.

(2)

In addition to the compensation paid by Lion to Sheila C. Bair as compensation for her services as a director of Lion, Power Sustainable Capital Inc. (“Power Sustainable”), the parent company of Power Energy, agreed to grant Ms. Bair stock appreciation rights (“SARs”) of Power Sustainable relating to Power Energy’s Lion Common Shares. Pursuant to such SARs, Ms. Bair will be entitled, on December 15, 2025 and in proportion to the then applicable number of vested SARs, to receive from Power Sustainable a cash amount to be determined based on the increase in the fair market value attributable to the interests held by Power Energy in Lion between January 1, 2020 and December 15, 2025. The SARs will vest in five equal tranches over a five year period on January 1 of each year, starting on January 1, 2021, subject to Ms. Bair’s continued directorship with Lion. Ms. Bair is not an employee or a director of, or otherwise entitled to receive any consultant or similar compensation from, Power Sustainable or any of its affiliates, including Power Energy. Lion is not party to this arrangement between Ms. Bair and Power Sustainable nor is Lion responsible for any payment in connection with such SARs.

Historically, Lion has not had a formal compensation policy with respect to service on Lion’s Board. Lion’s board of directors intends to adopt a formal director compensation policy for non-employee directors following the completion of the Business Combination. During the year ended December 31, 2020, no non-employee director of Lion received any compensation or perquisite for his or her services as a member of the board of directors of Lion, except for Sheila C. Bair, who received 10,000 stock options pursuant to the Legacy Plan and additional compensation paid in cash in the amount of $25,000.

DESCRIPTION OF SHARE CAPITAL OF LION

Lion was incorporated on July 28, 2008 under the Business Corporations Act (Québec) under the name “Lion Buses Inc.” On November 24, 2020, Lion changed its name to The Lion Electric Company. Immediately prior to the Effective Time (as defined below), Lion implemented the Pre-Closing Reorganization in order to, among other things, effective as of the Effective Time, (i) amend and restate the articles of Lion in order to, notably, amend Lion’s share capital on terms described below and (ii) adopt new bylaws.

The following description of Lion’s share capital and certain provisions of its bylaws is a summary and does not purport to be complete and is qualified in its entirety by reference to the complete texts of such documents. You should refer to and read such documents carefully.

General

Under the articles of Lion, the authorized share capital of Lion consists of: (i) an unlimited number of Lion Common Shares and (ii) an unlimited number of “blank-cheque” preferred shares (“Lion Preferred Shares”) issuable in series.

Lion Common Shares

Voting Rights

Holders of Lion Common Shares are entitled to one vote for each share held at any meeting of the shareholders of Lion, other than meetings at which only the holders of a particular class or series of shares are entitled to vote due to provisions of the Business Corporations Act (Québec) or the specific attributes of such class or series.

Dividends

Subject to the prior rights of the holders of Lion Preferred Shares as to dividends, the holders of Lion Common Shares are entitled to receive dividends as and when declared by Lion’s Board out of the funds that are available for the payment of dividends.

Liquidation

Subject to the prior payment to the holders of Lion Preferred Shares, in the event of Lion’s voluntary or involuntary liquidation, dissolution or winding-up or other distribution of Lion’s property and assets among its shareholders for the purposes of winding up Lion’s affairs, the holders of Lion Common Shares will be entitled to share pro rata in the distribution of the balance of Lion’s remaining property and assets.

Rights and Preferences

The holders of Lion Common Shares do not have preemptive, conversion rights or other subscription rights attaching to the Lion Common Shares. There are no redemption or sinking fund provisions applicable to Lion Common Shares. There is no provision in the articles of Lion requiring the holders of Lion Common Shares to contribute additional capital or permitting or restricting the issuance of additional securities or any other material restrictions. The rights, preferences and privileges of the holders of Lion Common Shares are subject to and may be adversely affected by, the rights of the holders of any series of Lion Preferred Shares that Lion’s Board may designate in the future.

Lion Preferred Shares

Pursuant to the articles of Lion, Lion’s Board is authorized to issue, without shareholder approval, an unlimited number of Lion Preferred Shares, issuable in one or more series, and, subject to the provisions of the Business Corporations Act (Québec), having such designations, rights, privileges, restrictions and conditions, including dividend and voting rights, as Lion’s Board may determine, and such rights and privileges, including dividend and voting rights, may be superior to those of the Lion Common Shares. Except as otherwise provided by law or in accordance with any voting rights which may from time to time be attached to any series of Lion Preferred Shares, the holder of Lion Preferred Shares as a class is not entitled as such to receive notice of, to attend or to vote at any meeting of the shareholders of Lion.

The issuance of Lion Preferred Shares, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, have the effect of delaying, deferring or preventing a change in control of Lion and might adversely affect the market price of the Lion Common Shares and the voting and other rights of the holders of Lion Common Shares.

Options

As of the date hereof, options to purchase 10,375,186 Lion Common Shares, at exercise prices ranging from C$0.94 to $5.66 per share were outstanding under the Legacy Plan. For more information about the terms of Lion’s equity incentive plans, see the section entitled “Executive Compensation—Equity Incentive Plans.”

Common Equity Warrant Issued to Warrantholder

In connection with entering into the MPA, Lion issued on July 1, 2020 a warrant to purchase Lion Common Shares (the “Specified Customer Warrant”) to Amazon.com NV Investment Holdings LLC (the “Warrantholder”) which vests, subject to the terms and conditions contained therein, based on the aggregate amount of spending by the Specified Customer and its affiliates on Lion products or services. At the election of the Warrantholder, any vested portion of the Specified Customer Warrant can be exercised either on a cash basis by the payment of the applicable exercise price or on a net issuance basis based on the in-the-money value of the Specified Customer Warrant. The exercise price of the Specified Customer Warrant corresponds to $5.66 per Lion Common Share and the Specified Customer Warrant will be, if and when fully vested, exercisable for 35,350,003 Lion Common Shares upon an exercise on a cash basis. Full vesting of the Specified Customer Warrant requires spending of at least $1.1 billion on Lion products or services over the term of the Specified Customer Warrant, subject to accelerated vesting upon the occurrence of certain events, including a change of control of Lion (as such term is defined in the Specified Customer Warrant) or a termination of the MPA by the Specified Customer for cause. Pursuant to the Specified Customer Warrant, if Lion or its shareholders propose to initiate a process to explore, or to accept any offer or enter into negotiations with respect to, a change of control of Lion (as defined in the Specified Customer Warrant), Lion must provide written notice thereof to the Warrantholder prior to entering into any definitive agreement or binding letter of intent with respect to any such proposed transaction, and the Warrantholder has the right to enter into non-exclusive, good faith negotiations with Lion and its shareholders in respect of any such proposed transaction.

As of March 31, 2021, (i) the vested portion of the Specified Customer Warrant is exercisable for a number of Lion Common Shares that represents approximately 2.7% of all Lion Common Shares issued and outstanding on a partially-diluted basis, and (ii) the Specified Customer Warrant would, if fully vested, represent approximately 15.8% of all Lion Common Shares issued and outstanding on a partially-diluted basis. The Specified Customer Warrant has a term of 8 years and the Warrantholder has customary registration and information rights. For more information about registration rights, see the section entitled “Description of Share Capital of Lion—Registration Rights.”

This description of the Specified Customer Warrant is a summary of the material features of the Specified Customer Warrant. This summary is qualified in its entirety by reference to the Specified Customer Warrant, which is filed as Exhibit 10.9 to the registration statement of which this prospectus is a part.

Lion Warrants

27,111,741 Lion Common Shares are issuable upon the exercise of outstanding Lion Warrants, at an exercise price of $11.50 per Lion Common Share. The Lion Warrants will become exercisable upon the later of (i) 30 days after the completion of the Business Combination and (ii) 12 months following the NGA IPO, and will expire five years after the completion of the Business Combination or earlier upon their redemption or liquidation. Once the Lion Warrants held by holders of Public Warrants become exercisable, Lion may redeem such Lion Warrants, in whole and not in part, for cash in accordance with, and subject to the terms of, the Warrant Agreement. Pursuant to the existing terms of the Private Placement Warrants and NGA Working Capital Warrants, the Lion Warrants resulting from the NGA Private Placement Warrants and the NGA Working Capital Warrants will be non-redeemable so long as they are held by the Sponsor or its permitted transferees. Further, in connection with the listing of the Lion Warrants on the TSX, in accordance with the TSX’s listing requirements in respect of warrants, Lion provided certain undertakings to the TSX to the effect that Lion will not exercise certain of its rights under the Warrant Agreement, including, notably, (i) lowering of the exercise price of the Lion Warrants and (ii) extending the duration of the Lion Warrants by delaying the expiration date thereof.

Important Provisions of Constating Documents

Advance Notice

The bylaws of Lion require that advance notice be given to Lion in circumstances where nominations of persons for election as a director are made by shareholders other than pursuant to a requisition of a meeting made pursuant to the provisions of the Business Corporations Act (Québec) or a shareholder proposal made pursuant to the provisions of the Business Corporations Act (Québec).

Among other things, the bylaws of Lion fix a deadline by which shareholders must submit a notice of director nominations to Lion prior to any annual or special meeting of shareholders where directors are to be elected and set forth the information that a shareholder must include in the notice for it to be valid.

The bylaws of Lion provide that in the case of an annual meeting of shareholders, notice must be given to Lion no less than 30 nor more than 60 days prior to the date of the annual meeting, provided, however, that in the event that the annual meeting is to be held on a date that is less than 50 days after the date on which the first public announcement of the date of the annual meeting was made, notice may be given no later than the close of business on the 10th day following such public announcement. In the case of a special meeting of shareholders (which is not also an annual meeting), notice must be given to Lion no later than the close of business on the 15th day following the day on which the first public announcement of the date of the special meeting was made.

Choice of Forum

The bylaws of Lion provide that the courts of the Province of Québec and the appellate courts therefrom shall, to the fullest extent permitted by law, be the sole and exclusive forum for: (i) any derivative action or proceeding brought on behalf of Lion; (ii) any action or proceeding asserting a claim for breach of a fiduciary duty owed to Lion by any of its directors, officers or other employees; (iii) any action or proceeding asserting a claim arising pursuant to any provision of the Business Corporations Act (Québec) or Lion’s articles or bylaws (as either may be amended from time to time); or (iv) any action or proceeding asserting a claim otherwise related to the affairs of Lion, provided that, the exclusive forum provision will not apply to suits brought to enforce any liability or duty created by the Securities Act, the Exchange Act or any other claim for which the U.S. federal courts have exclusive jurisdiction. Lion’s bylaws further provide that unless Lion consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act. It is possible that a court of law could rule that the choice of forum provision contained in Lion’s bylaws will be inapplicable or unenforceable if it is challenged in a proceeding or otherwise. For example, under the Securities Act, federal courts have concurrent jurisdiction over all suits brought to enforce any duty or liability created by the Securities Act, and investors cannot waive compliance with the federal securities laws and the rules and regulations thereunder.

Registration Rights

Effective as of Closing, Lion entered into the Registration Rights Agreement pursuant to which, subject to the terms and conditions contained therein, each of PEC, 9368-2672 and the Warrantholder were granted certain rights with respect to the registration or qualification by prospectus in the United States and/or Canada of the sale of the Lion Common Shares held by them.

Pursuant to the Registration Rights Agreement, each of PEC, 9368-2672 and the Warrantholder will, for so long as it and its affiliates collectively hold at least 10% of the outstanding Lion Common Shares on a non-diluted basis and provided such Lion Common Shares are “Registrable Securities” as contemplated by the Registration Rights Agreement, be entitled to certain demand registration rights which will enable them to require Lion to file a registration statement and/or a Canadian prospectus and otherwise assist with underwritten public offerings of Lion Common Shares under the Securities Act and applicable Canadian securities laws, in accordance with the terms and conditions of the Registration Rights Agreement. Each of PEC, 9368-2672 and the Warrantholder are entitled to certain incidental registration rights in connection with demand registrations initiated by the other party to the Registration Rights Agreement, as well as to certain “piggy-back” registration rights in the event that Lion proposes to register securities as part of a public offering.

Lion is entitled to postpone or suspend a registration request for a period of up to 60 days in respect of a given registration request and up to 120 days in the aggregate in respect of multiple registration requests during any 12-month period where such registration request(s) would require it to make any adverse disclosure (as such term is defined in the Registration Rights Agreement). In addition, in connection with an underwritten offering, the number of securities to be registered thereunder may be limited, for marketing reasons, based on the opinion of the managing underwriter or underwriters for such offering.

All costs and expenses associated with any demand registration or “piggy-back” registration will be borne by Lion other than underwriting discounts, commissions and transfer taxes, if any, attributable to the sale of Lion Common Shares by the applicable selling shareholder. Lion will also be required to provide indemnification and contribution for the benefit of PEC, 9368-2672 and the Warrantholder and their respective affiliates and representatives in connection with any demand registration or “piggy-back” registration.

As a result of the lock-up restrictions contained in the Lion Lock-Up Agreements, in most circumstances, the demand and incidental registration rights granted pursuant to the Registration Rights Agreement will not be exercisable, unless a waiver of the applicable lock-up restrictions is obtained, during a period of 180 days after Closing.

The foregoing description of the Registration Rights Agreement is qualified in its entirety by reference to the full text of the form of Registration Rights Agreement, a copy of which is filed as Exhibit 4.3 to the registration statement of which this prospectus is a part.

Nomination Rights

Effective as of Closing, Lion entered into the Nomination Rights Agreement pursuant to which, subject to the terms and conditions contained therein, each of PEC and 9368-2672 were granted certain rights to nominate members of Lion’s Board (including, in certain cases, members of committees of Lion’s Board) of Lion for so long as it holds a requisite percentage of the total voting power of Lion.

Pursuant to the Nomination Rights Agreement, each of PEC and 9368-2672 will, for so long as it and its affiliates collectively hold at least 20% of the outstanding Lion Common Shares (on a non-diluted basis), be entitled to designate a number of director nominees equal to the product of (rounding to the nearest whole number) (i) the percentage of the outstanding Lion Common Shares held by it (on a non-diluted basis) multiplied by (ii) the size of Lion’s Board.

The foregoing rights of PEC and 9368-2672 to so designate director nominees will be submitted for approval of Lion’s shareholders at the first annual meeting of the shareholders of Lion to be held following the fifth anniversary of the date of the Nomination Rights Agreement, and at every fifth annual meeting of the shareholders of Lion shareholders thereafter. Failing approval by the shareholders of Lion, such nomination rights will become void and shall have no further force or effect.

Notwithstanding any shareholder approval of the nomination rights described above, 9368-2672 will, for so long as it and its affiliates collectively hold at least 5% of the outstanding Lion Common Shares (on a non-diluted basis), be entitled to designate (i) for so long as Marc Bedard serves as chief executive officer of Lion, one director nominee (in addition to Marc Bedard, who will be appointed to Lion’s Board for so long as he serves as chief executive officer thereof) and (ii) at any other time, Marc Bedard as a director nominee.

At least one of each of PEC and 9368-2672’s director nominees (other than Marc Bedard), must be an independent director as determined by the Nominating and Corporate Governance Committee, and all director nominees of PEC and 9368-2672 must also receive the favorable recommendation of the Nominating and Corporate Governance Committee, having regard to the characteristics, experience, skill set, independence and diversity desired by Lion’s Board. In the even that any of PEC or 9368-2672’s director nominees are disqualified for failing to satisfy the foregoing criteria, the affected shareholder shall be entitled to designate a replacement director nominee.

The nomination rights contained in the Nomination Rights Agreement provide that PEC and 9368-2672, at the relevant time, will cast all votes to which they are entitled to elect directors designated in accordance with the terms and conditions of the Nomination Rights Agreement.

The Nomination Rights Agreement further provides that for so long as PEC has the right to designate a director nominee, it shall have the right to designate one of its director nominees as the Chairman of Lion’s Board. In the event that such designated director nominee is not an independent director, the remaining directors will select a lead independent director from amongst the independent directors of Lion’s Board.

Each of PEC and 9368-2672 under the Nomination Rights Agreement also have the right to appoint one member of each committee of Lion’s Board, except that neither Marc Bedard or 9368-2672 has the right to appoint any director to the Human Resources and Compensation Committee.

The foregoing description of the Nomination Rights Agreement is qualified in its entirety by reference to the full text of the form of Nomination Rights Agreement, a copy of which is filed as Exhibit 10.14 to the registration statement of which this prospectus is a part.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Investment by Power Energy Corporation

In connection with the initial investment made by Power Energy (a wholly-owned subsidiary of Power Sustainable Capital Inc.) in October 2017, Lion and Power Energy entered into a subscription agreement, and Lion, Power Energy and certain selling shareholders entered into a share purchase agreement (these agreements, together with other ancillary documentation entered into in connection thereto, the “PEC Transaction Agreements”). The PEC Transaction Agreements provided for, among other things, the terms and conditions of Power Energy’s subscription and acquisition of Lion Common Shares, certain pre-closing reorganization transactions as well as certain additional subscription and purchase rights in favour of Power Energy, which terminated effective as of closing of the Business Combination. Certain representations and warranties and indemnities provided by Lion in favour of Power Energy under the PEC Transaction Agreements remain in force following closing of the Business Combination.

PIPE Financing

In connection with the PIPE Financing, Lion and NGA entered into a Subscription Agreement with Power Energy pursuant to which Power Energy purchased, subject to the terms and conditions contained therein, a total of 1,662,500 Lion Common Shares at a purchase price of $10.00 per share for a total purchase price of $16,625,000. In addition, Lion and NGA entered into Subscription Agreements with certain of Lion’s and NGA’s respective shareholders, directors and/or officers pursuant to which such subscribers purchased, directly or indirectly, subject to the terms and conditions contained therein, Lion Common Shares at a purchase price of $10.00 per share. Such Lion Common Shares were acquired upon the same terms and conditions as the Lion Common Shares acquired by all other subscribers in the PIPE Financing. The PIPE Financing closed concurrently with the Business Combination.

Stockholder Support and Lock-Up Agreement

In connection with the Business Combination Agreement, NGA, Lion, and the Sponsor entered into the Stockholder Support and Lock-Up Agreement pursuant to which the Sponsor agreed to vote all of its shares of NGA Common Stock in favor of the approval and adoption of the Business Combination. Additionally, the Sponsor agreed, among other things, not to (a) transfer any of its shares of NGA Common Stock or NGA Warrants, or any Lion Common Shares or Assumed Warrants acquired in exchange therefor pursuant to the Business Combination, for certain periods of time as set forth in the Stockholder Support and Lock-Up Agreement, subject to certain customary exceptions or (b) enter into any voting arrangement that is inconsistent with the commitment under the Stockholder Support and Lock-Up Agreement to vote in favor of the approval and adoption of the Business Combination and Business Combination Agreement. In addition, pursuant to the Stockholder Support and Lock-Up Agreement, Lion has agreed, in respect of any meeting of shareholders at which directors of Lion’s Board are to be elected, prior to and including any annual general meeting of Lion to be held in the calendar year 2022, to use at least the same efforts to cause the election of Ian Robertson and Chris Jarratt as it uses to cause the election of the other nominees of Lion’s Board.

Lion Lock-Up Agreements

In connection with the Business Combination Agreement, Lion and the existing shareholders of Lion entered into the Lion Lock-Up Agreements pursuant to which such shareholders agreed not to transfer Lion Common Shares for 180 days following the Effective Date, subject to customary exceptions and the terms therein. Among other exceptions on the restriction to transfer Lion Common Shares for 180 days, the lock-up agreement entered into by each of Power Energy, XPND Croissance Fund L.P., 9368-2672 Québec Inc. and 9231-9979 Québec Inc. provides that any transfer of Lion Common Shares made pursuant to the PEC Option Agreement (as defined below) is a permitted transfer thereunder. For more information about the PEC Option Agreement, see the section entitled “Beneficial Ownership of Securities—PEC Option Agreement.” In addition, the lock-up agreement entered into by 9368-2672 provides that 9368-2672 will be entitled to, during the restricted period of 180 days after the Effective Date applicable under the lock-up, transfer up to 1,000,000 Lion Common Shares in the aggregate, representing less than four percent (4%) of the total number of Lion Common Shares held as of the date of execution of the lock-up agreement by 9368-2672, in open market transactions and/or pursuant to private agreements.

Nomination Rights Agreement

Effective as of Closing, Lion entered into the Nomination Rights Agreement pursuant to which, subject to the terms and conditions contained therein, each of PEC and 9368-2672 were granted certain rights to nominate members of Lion’s Board (including, in certain cases, members of committees of Lion’s Board) of Lion for so long as it holds a requisite percentage of the total voting power of Lion.

For more information about the Nomination Rights Agreement, see the section entitled “Description of Share Capital of Lion—Nomination Rights.”

Registration Rights Agreement

Effective as of Closing, Lion entered into the Registration Rights Agreement pursuant to which, subject to the terms and conditions contained therein, each of PEC, 9368-2672 and the Warrantholder were granted certain rights with respect to the registration or qualification by prospectus in the United States and/or Canada of the sale of the Lion Common Shares held by them.

For more information about the Registration Rights Agreement, see the section entitled “Description of Share Capital of Lion—Registration Rights.”

Employment Arrangements

Lion has entered into employment agreements with certain of its Named Executive Officers and other executive officers. In addition, certain immediate family members of certain directors and executive officers of Lion are and have been, and may from time to time be, employed by Lion, with the compensation paid to such persons being substantially consistent with compensation provided to other employees performing similar functions.

For more information regarding employment agreements with Lion’s named executive officers, see the section entitled “Executive Compensation—Lion—Agreements with Lion’s Named Executive Officers and Potential Payments Upon Termination.”

Indemnity Agreements

Effective as of Closing, Lion entered into separate indemnity agreements with each of its directors and executive officers, in addition to the indemnification provided for in its bylaws. These indemnity agreements provide Lion’s directors and executive officers with contractual rights to indemnification and, in some cases, expense advancement in any action or proceeding arising out of their services as one of Lion’s directors or executive officers or as a director or executive officer of a subsidiary of Lion.

BENEFICIAL OWNERSHIP OF SECURITIES

The following table sets forth information known to Lion regarding the beneficial ownership of Lion Common Shares as of May 14, 2021 by:

•	each person who is the beneficial owner of more than 5% of the total issued and outstanding Lion Common Shares;

•	each of Lion’s named executive officers and directors; and

•	all current executive officers and directors of Lion as a group.

The beneficial ownership of Lion Common Shares is based on 188,497,602 Lion Common Shares issued and outstanding in the aggregate as of May 14, 2021.

Beneficial ownership is determined in accordance with the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days. Securities that may be acquired by an individual or group within 60 days of the date hereof, pursuant to the exercise of options or warrants, are deemed to be outstanding for the purpose of computing the percentage ownership of such individual or group, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person shown in the table. Lion Warrants will not become exercisable until the later of (i) 30 days after the Closing and (ii) 12 months following the NGA IPO, therefore, Lion Common Shares that may be acquired pursuant to the exercise of any such warrants are not deemed to be outstanding.

Except as disclosed in this prospectus, including the section entitled “Certain Relationships and Related Party Transactions,” Lion does not know of any arrangements, including any pledge by any person of securities of Lion, the operation of which may at a subsequent date result in a change of control of Lion.

Except as indicated in footnotes to this table, Lion believes that the shareholders named in this table have sole voting and investment power with respect to all shares of Lion Common Shares shown as beneficially owned by them, based on information provided to Lion by such stockholder.

Name and Address of Beneficial Owner(1)	Number of Lion Common Shares	Lion Ownership %
Five Percent Holders
Power Energy Corporation(2)	71,621,834	38.0
9368-2672 Québec Inc.(3)	27,558,653	14.6
XPNDCroissance Fund L.P.(4)	12,474,889	6.6
9368-2722 Québec Inc.(5)	10,430,890	5.5
9231-9979 Quebec Inc.(6)	10,130,832	5.4
Directors and Executive Officers
Sheila Colleen Bair	—	—
Marc Bedard(7)	30,293,467	16.1
Nicolas Brunet(8)	642,729	*
François Duquette	—	—
Chris Jarratt(9)(10)	8,086,336	4.3
Pierre Larochelle	—	—
Pierre-Olivier Perras	—	—
Yannick Poulin(11)	455,802	*
Michel Ringuet(12)	1,168,557	*
Ian Robertson(9)(13)	8,086,336	4.3
Pierre Wilkie(14)	—	—
All Directors and Executive Officers as a Group (10 Individuals)	40,746,891	21.6

*	Less than one percent.
(1)	Unless otherwise noted, the business address of each of the directors and executive officers of Lion in this table is 921 chemin de la Rivière-du-Nord, Saint-Jérôme (Québec), Canada, J7Y 5G2.

(2)

The Lion Common Shares reported herein represent (i) 58,409,354 Lion Common Shares currently held of record by Power Energy (including 1,662,500 Lion Common Shares acquired by Power Energy in the PIPE Financing), and (ii) 13,212,480 Lion Common Shares which may be acquired by Power Energy through the exercise of its options under the PEC Option Agreement (see “—PEC Option Agreement”). On a fully-diluted basis (assuming the full vesting and exercise or conversion of all securities exercisable or convertible into Lion Common Shares), Power Energy’s beneficial ownership represents approximately 29.5% of all Lion Common Shares issued and outstanding. Power Energy is a wholly-owned subsidiary of Power Sustainable Capital Inc., which in turn is a wholly-owned subsidiary of Power Corporation of Canada, in which a controlling voting interest is held by the Desmarais Family Residuary Trust. The business address of Power Energy Corporation and Power Sustainable Capital Inc. is 751 Victoria Square, Montréal (Québec), Canada, H2Y 2J3.

(3)

9368-2672 Québec Inc. is the record holder of the shares reported herein. Marc Bedard, CEO—Founder of Lion, has control over, directly and indirectly, a majority of the voting shares of 9368-2672 Québec Inc. On a fully-diluted basis (assuming the full vesting and exercise or conversion of all securities exercisable or convertible into Lion Common Shares), 9368-2672 Québec Inc.’s beneficial ownership represents approximately 11.4% of all Lion Common Shares issued and outstanding. The business address of 9368-2672 Québec Inc. is 921 chemin de la Rivière-du-Nord, Saint-Jérôme (Québec), Canada, J7Y 5G2.

(4)

XPNDCroissance Fund L.P. is the record holder of the shares reported herein. The general partner of XPNDCroissance Fund L.P. is XPND Fund Management L.P., and the general partner of XPND Fund Management L.P. is 7807368 Canada Inc. Alexandre Taillefer has control over, directly and indirectly, a majority of the voting shares of 7807368 Canada Inc. The business address of XPNDCroissance Fund L.P. is 12350-3 Place Ville Marie, Montréal (Québec), Canada, H3B 0E7. The Lion Common Shares reported herein include shares held by XPNDCroissance Fund L.P. which are subject to the PEC Option Agreement. See “—PEC Option Agreement.”

(5)

9368-2722 Québec Inc. is the record holder of the Lion Common Shares reported herein, which Lion Common Shares are being registered pursuant to the registration rights granted to 9368-2672 Québec Inc. under the Registration Rights Agreement (see “Description of Share Capital—Registration Rights Agreement”). Bernard Casavant has control over, directly and indirectly, a majority of the voting shares of 9368-2722 Québec Inc. The business address of 9368-2722 Québec Inc. is 1108-2540 boul. Daniel-Johnson, Laval (Québec), Canada, H7T 2S3. The Lion Common Shares reported herein include shares held by 9368-2722 Québec Inc. which are subject to the PEC Option Agreement. See “—PEC Option Agreement.”

(6)

Reflects (i) 10,030,832 Lion Common Shares held of record by 9231-9979 Quebec Inc. and (ii) 100,000 Lion Common Shares acquired in the PIPE Financing by 9231-9979 Quebec Inc. The shareholders of 9231-9979 Quebec Inc. exercise voting and dispositive power over the shares held by 9231-9979 Quebec Inc. Gestion Bertin Castonguay Inc., Cosmecorp Inc. and 9045-2582 Québec Inc. are the shareholders of 9231-9979 Quebec Inc., and voting and investment decisions require a majority vote of such shareholders. Each of the shareholders disclaims any beneficial ownership of such securities except to the extent of its pecuniary interest therein. 9231-9979 Quebec Inc.’s President, Pierre Wilkie, is a Director of Lion. Mr. Wilkie holds a non-controlling interest in 9231-9979 Quebec Inc. through his partial ownership of Cosmecorp Inc. Mr. Wilkie has no voting or dispositive power over the Lion Common Shares held by 9231-9979 Québec Inc. Mr. Wilkie may be deemed to beneficially own securities held by 9231-9979 Québec Inc. through his indirect economic ownership interest therein, but he disclaims beneficial ownership of such securities except to the extent of his pecuniary interest therein. The business address of 9231-9979 Quebec Inc. is 5 Place de la Falaise, Terrebonne, QC J6Y 1Z6, Canada.

(7)

Marc Bedard does not personally own any Lion Common Shares. The Lion Common Shares reported herein represent (i) 27,558,653 Lion Common Shares currently held by 9368-2672 Québec Inc., of which Marc Bedard has control over, directly and indirectly, a majority of the voting shares (see footnote 3 above), and (ii) 2,734,814 Lion Common Shares which may be acquired by Marc Bedard through the exercise of options which are currently exercisable or exercisable within 60 days of the date hereof.

(8)

Nicolas Brunet does not personally own any Lion Common Shares. The Lion Common Shares reported herein represent 642,729 Lion Common Shares which may be acquired by Nicolas Brunet through the exercise of options which are currently exercisable or exercisable within 60 days of the date hereof.

(9)

Northern Genesis Sponsor, LLC is the record holder of 7,986,336 Lion Common Shares. Each of Mr. Robertson and Mr. Jarratt is a managing member of Northern Genesis Sponsor, LLC and, as such, each may be deemed to have or to share beneficial ownership of the Lion Common Shares currently held of record by Northern Genesis Sponsor, LLC. In addition, each of Mr. Robertson and Mr. Jarratt, as a member of Northern Genesis Sponsor, LLC, may receive a distribution of a portion of such Lion Common Shares held by Northern Genesis Sponsor, LLC. The business address of each of these individuals is 4801 Main Street, Suite 1000, Kansas City, MO 64112.

(10)	Reflects (i) 7,986,336 Lion Common Shares held of record by Northern Genesis Sponsor, LLC and (ii) 100,000 Lion Common Shares acquired in the PIPE Financing by Mr. Jarratt.
(11)

Yannick Poulin does not personally own any Lion Common Shares. The Lion Common Shares reported herein represent 455,802 Lion Common Shares which may be acquired by Yannick Poulin through the exercise of options which are currently exercisable or exercisable within 60 days of the date hereof.

(12)

Michel Ringuet does not personally own any Lion Common Shares or other securities convertible into Lion Common Shares. The Lion Common Shares reported herein are directly owned by Capital Mimar Inc. Mr. Ringuet has control over, directly and indirectly, a majority of the voting shares of Capital Mimar Inc., which currently holds 1,168,557 Lion Common Shares. The business address of Capital Mimar Inc. is 110 boul. de Montrose Saint-Lambert (Québec), Canada, J4R 1X3.

(13)	Reflects (i) 7,986,336 Lion Common Shares held of record by Northern Genesis Sponsor, LLC and (ii) 100,000 Lion Common Shares acquired in the PIPE Financing by Mr. Robertson.
(14)

Pierre Wilkie holds a non-controlling interest in 9231-9979 Québec Inc., who is the holder of record of 10,130,832 Lion Common Shares. Mr. Wilkie has no voting or dispositive power over the Lion Common Shares held by 9231-9979 Québec Inc. Mr. Wilkie may be deemed to beneficially own securities held by 9231-9979 Québec Inc. through his indirect economic ownership interest therein. Mr. Wilkie disclaims beneficial ownership of such securities except to the extent of his pecuniary interest therein.

PEC Option Agreement

On November 27, 2020, Power Energy, on the one hand, and XPND Croissance Fund L.P., 9368-2722 Québec Inc. and 9231-9979 Québec Inc., on the other hand (collectively, the “PEC Option Securityholders”) entered into an option agreement (the “PEC Option Agreement”) pursuant to which each PEC Option Securityholder has granted an option to Power Energy to acquire Lion Common Shares held by such PEC Option Securityholder. Under the PEC Option Agreement, Power Energy has the right, subject to the terms and conditions set out therein, to purchase from the PEC Option Securityholders, on a pro rata basis (i) up to 8,670,690 Lion Common Shares at a price per share of $3.01 at any time on or before March 15, 2022, (ii) up to 2,270,895 Lion Common Shares at a price per share of $6.32 at any time on or before April 30, 2022, and (iii) up to 2,270,895 Lion Common Shares at a price per share of $15.80 at any time on or before October 31, 2023. Under the PEC Option Agreement, Power Energy may elect to exercise any of the foregoing options on a cashless basis, whereby the number of Lion Common Shares to be so acquired will be determined on the basis of the market price of the Lion Common Shares as of immediately prior to such exercise. The exercise of the foregoing options (and the related transfer of Lion Common Shares) pursuant to the PEC Option Agreement are permitted under the lock-up agreements entered into between Lion and each of Power Energy and the PEC Option Securityholders.

SELLING SECURITYHOLDERS

This prospectus relates to the possible offer and sale from time to time of up to 152,276,690 Lion Common Shares by the selling securityholders.

The selling securityholders may from time to time offer and sell any or all of the Lion Common Shares set forth below pursuant to this prospectus. When we refer to the “selling securityholders” in this prospectus, we mean the persons listed in the tables below, and the pledgees, donees, transferees, assignees, successors and others who later come to hold any of the selling securityholders’ interest in our securities after the date of this prospectus.

The table below sets forth, as of May 14, 2021, the name of the selling securityholders for which we are registering Lion Common Shares for resale to the public and the aggregate principal amount that the selling securityholders may offer pursuant to this prospectus. The individuals and entities listed below have beneficial ownership over their respective securities. Beneficial ownership is determined in accordance with the rules of the SEC. The ownership percentages in the table below are based on 188,497,602 Lion Common Shares issued and outstanding in the aggregate as of May 14, 2021.

The common shares held by certain of the selling securityholders are subject to transfer restrictions. See “Certain Relationships and Related Party Transactions—Lion Lock-Up Agreements,” and “Certain Relationships and Related Party Transactions — Stockholder Support and Lock-Up Agreement.”

We cannot advise you as to whether the selling securityholders will in fact sell any or all of such securities. In addition, the selling securityholders may sell, transfer or otherwise dispose of, at any time and from time to time, the common shares in transactions exempt from the registration requirements of the Securities Act after the date of this prospectus, subject to applicable law.

Selling securityholder information for each additional selling securityholder, if any, will be set forth by prospectus supplement to the extent required prior to the time of any offer or sale of such selling securityholder’s securities pursuant to this prospectus. Any prospectus supplement may add, update, substitute, or change the information contained in this prospectus, including the identity of each selling securityholder and the number of common shares registered on its behalf. A selling securityholder may sell all, some or none of such securities in this offering. See the section titled “Plan of Distribution”.

The shares owned by the persons named below do not have voting rights different from the shares owned by other holders. Unless otherwise noted, the business address of each of the directors and executive officers of Lion in this table is 921 chemin de la Rivière-du-Nord, Saint-Jérôme (Québec), Canada, J7Y 5G2.

Name of selling securityholders	Shares Owned Before the Offering		Shares Being Offered (#)	Shares Owned After the Offering
	(#)	(%)		(#)(1)	(%)(1)
9245-2218 Québec Inc.(2)	75,000	*	75,000	—	—
4425502 Canada Inc(3)	12,500	*	12,500	—	—
9008-5085 Quebec Inc.(4)	75,000	*	75,000	—	—
9231-9979 Quebec Inc.(5)	10,130,832	5.4	100,000	10,030,832	5.3
9368-2672 Quebec Inc. (6)	27,558,653	*	27,558,653	—	—
9853219 Canada Inc.(7)	150,000	*	150,000	—	—
ART Energy Services Inc.(8)	100,000	*	100,000	—	—
Avanindra Das(9)	5,000	*	5,000	—	—
Millais Limited(10)	500,000	*	500,000	—	—
BMO Private Equity (Canada) Inc.(11)	500,000	*	500,000	—	—
Bradley J. Sparkes(12)	30,000	*	30,000	—	—
Bruno Normandin(13)	12,500	*	12,500	—	—
C. J. Cawse Investments Inc.(14)	15,000	*	15,000	—	—
Algonquin Power Corporation (CKJ) Inc.(15)	100,000	*	100,000	—	—
Citadel Multi-Strategy Equities Master Fund Ltd.(16)	737,119	*	600,000	137,119	*
D.E. Shaw Oculus Portfolios, L.L.C.(17)	500,000	*	500,000	—	—

Name of selling securityholders	Shares Owned Before the Offering		Shares Being Offered (#)	Shares Owned After the Offering
	(#)	(%)		(#)(1)	(%)(1)
D.E. Shaw Valence Portfolios, L.L.C.(17)	1,500,000	*	1,500,000	—	—
Difesa Master Fund, LP(18)	45,000	*	45,000	—	—
Dirk Schlimm(19)	10,000	*	10,000	—	—
Eclo Capital Inc.(20)	250,000	*	250,000	—	—
Management Arista inc.(21)	25,000	*	25,000	—	—
Fondaction, Le Fonds de développement de la Confédération des Syndicats Nationaux pour la coopération et l’emploi(22)	300,000	*	300,000	—	—
Geotab Inc.(23)	500,000	*	500,000	—	—
Glenn Jamieson(24)	15,000	*	15,000	—	—
Green Fund Holdings, LLC(25)	40,000	*	40,000	—	—
CVI Investments Inc. (26)	350,000	*	350,000	—	—
Hewitt Group Inc. (27)	50,000	*	50,000	—	—
Investissement Québec(28)	1,540,200	*	1,540,200	—	—
Isabrem Limited(29)	100,000	*	100,000	—	—
James Gillis Family Trust 2015 (30)	20,000	*	20,000	—	—
Jane Street Global Trading, LLC(31)	901,653	*	900,000	1,653	*
Jose Dario Murkovic(32)	20,000	*	20,000	—	—
Joseph Mancina(33)	50,000	*	50,000	—	—
K J Harrison & Partners Inc.(34)	930,000	*	930,000	—	—
Kafka Stevens Holding Corporation(35)	10,000	*	10,000	—	—
Kenneth MacKinnon(36)	10,000	*	10,000	—	—
Klaveness Marine Finance AS(37)	960,000	*	960,000	—	—
Louis Chevrier(38)	12,500	*	12,500	—	—
Louis De Jong(39)	15,000	*	15,000	—	—
Maxime Gauvin(40)	25,000	*	25,000	—	—
Michael and Jane Hoffman 2018 Descendants Trust(41)	300,000	*	300,000	—	—
Michel A. Caron Revocable Trust(42)	150,000	*	150,000	—	—
MMF LT, LLC(43)	500,000	*	500,000	—	—
NewGen Alternative Income Fund (44)	321,900	*	321,900	—	—
NewGen Equity Long/Short Fund (44)	966,500	*	966,500	—	—
Tiff MultiAsset NewGen A/C I8DP (44)	71,600	*	71,600	—	—
Normand Gauvin(45)	25,000	*	25,000	—	—
Paul Dalglish(46)	40,000	*	40,000	—	—
Pembroke Management Ltd. For: Air Canada Pension Plan(47)	111,656	*	111,656	—	—
Pembroke Management Ltd. For: Catsima Inc.(47)	6,080	*	6,080	—	—
Pembroke Management Ltd. For: Fiducies C.M.S. Dupéré(47)	4,362	*	4,362	—	—
Pembroke Management Ltd. For: Imperial Windsor Group Inc.(47)	1,878	*	1,878	—	—
Pembroke Management Ltd. For: Pembroke Canadian Growth Fund(47)	131,645	*	131,645	—	—
Pembroke Management Ltd. For: Pembroke Canadian Growth Pooled Fund(47)	66,650	*	66,650	—	—
Pembroke Management Ltd. For: R. Howard Webster Foundation(47)	8,690	*	8,690	—	—
Pembroke Management Ltd. For: Régime de Retraite de l’Université de Montréal(47)	55,253	*	55,253	—	—
Pembroke Management Ltd. For: Rio Tinto Pension Plan(47)	113,786	*	113,786	—	—
Peter C. Durhager(48)	70,000	*	70,000	—	—

Name of selling securityholders	Shares Owned Before the Offering		Shares Being Offered (#)	Shares Owned After the Offering
	(#)	(%)		(#)(1)	(%)(1)
Peter Kruyt(49)	50,000	*	50,000	—	—
Philip K. Ryan(50)	10,000	*	10,000	—	—
PEP Energy Equity Opportunities Fund LP(51)	62,500	*	62,500	—	—
Picton Mahoney Fortified Alpha Extension Alternative Fund (52)	7,400	*	7,400	—	—
Picton Mahoney Fortified Arbitrage Alternative Fund (52)	35,000	*	35,000	—	—
Picton Mahoney Fortified Arbitrage Plus Alternative Fund (52)	175,700	*	175,700	—	—
Picton Mahoney Fortified Long Short Alternative Fund (52)	18,000	*	18,000	—	—
Picton Mahoney Fortified Market Neutral Alternative Fund (52)	44,900	*	44,900	—	—
Picton Mahoney 130/30 Alpha Extension Canadian Equity Fund (52)	1,600	*	1,600	—	—
Picton Mahoney Canadian 130/30 Pension One Fund (52)	65,600	*	65,600	—	—
Picton Mahoney Arbitrage Fund (52)	10,400	*	10,400	—	—
Picton Mahoney Arbitrage Plus Fund (52)	91,500	*	91,500	—	—
Picton Mahoney World 130/30 Canadian Equity Fund (52)	26,400	*	26,400	—	—
Picton Mahoney Long Short Equity Fund (52)	23,300	*	23,300	—	—
Picton Mahoney Market Neutral Equity Fund (52)	21,200	*	21,200	—	—
Power Energy Corporation(53)	71,621,834	38.0	71,621,834	—	—
Quailco Investments Inc. (54)	350,000	*	350,000	—	—
Richard D. Cherney Professional Corporation Inc. (55)	5,000	*	5,000	—	—
Robert Schaefer(56)	50,000	*	50,000	—	—
Sean Durfy(57)	50,000	*	50,000	—	—
The K2 Principal Fund L.P. (58)	300,000	*	300,000	—	—
Transatlantic Mobility holdings LLC(59)	100,000	*	100,000	—	—
W Investments Group L.P. (60)	750,000	*	750,000	—	—
W Investments Inc. (61)	150,000	*	150,000	—	—
WAD Inc. (62)	100,000	*	100,000	—	—
Yaupon Master Fund LP(63)	500,000	*	500,000	—	—
Badger Power Consulting Inc.(64)	100,000	*	100,000	—	—
Amazon.com NV Investment Holdings LLC(65)	35,350,003	18.8	35,350,003	—	—
Alberta Investment Management Corporation(66)	1,250,000	*	1,250,000	—	—

*	Less than 1%
(1)	Assumes the sale of all shares offered in this prospectus.
(2)

The business address of 9245-2218 Québec Inc. is 112 Place Terroux, St-Lambert, QC J4R 2W2. 9245-2218 Québec Inc. is the record holder of the securities included herein. Michel Marcogliese, in his capacity as President of 9245-2218 Québec Inc., may be deemed to beneficially own the securities held by 9245-2218 Québec Inc. but disclaims any beneficial ownership of such securities except to the extent of his pecuniary interest therein.

(3)

The business address of 4425502 Canada Inc is c/o Claude Dufresne, 287 Ch Champagne, Mt-Tremblant, J8E 1V4. 4425502 Canada Inc. is the record holder of the securities included herein. Claude Dufresne, in his capacity as President of 4425502 Canada Inc, may be deemed to beneficially own the securities held by 4425502 Canada Inc. but disclaims any beneficial ownership of such securities except to the extent of his pecuniary interest therein.

(4)

The business address of 9008-5085 Quebec Inc. is 53 Avenue Morrison, Mont Royal, QC H3R 1K3. 9008-5085 Quebec Inc. is the record holder of the securities included herein. Artenio Checchin, in his capacity as President of 9008-5085 Quebec Inc., may be deemed to beneficially own the securities held by 9008-5085 Quebec Inc. but disclaims any beneficial ownership of such securities except to the extent of his pecuniary interest therein.

(5)

Reflects (i) 10,030,832 Lion Common Shares held of record by 9231-9979 Quebec Inc. and (ii) 100,000 Lion Common Shares acquired in the PIPE Financing by 9231-9979 Quebec Inc. The shareholders of 9231-9979 Quebec Inc. exercise voting and dispositive power over the shares held by 9231-9979 Quebec Inc. Gestion Bertin Castonguay Inc., Cosmecorp Inc. and 9045-2582 Québec Inc. are the shareholders of 9231-9979 Quebec Inc., and voting and investment decisions require a majority vote of such shareholders. Each of the shareholders disclaims any beneficial ownership of such securities except to the extent of its pecuniary interest therein. 9231-9979 Quebec Inc.’s President, Pierre Wilkie, is a Director of Lion. Mr. Wilkie holds a non-controlling interest in 9231-9979 Quebec Inc. through his partial ownership of Cosmecorp Inc. Mr. Wilkie has no voting or dispositive power over the Lion Common Shares held by 9231-9979 Québec Inc. Mr. Wilkie may be deemed to beneficially own securities held by 9231-9979 Québec Inc. through his indirect economic ownership interest therein, but he disclaims beneficial ownership of such securities except to the extent of his pecuniary interest therein. The business address of 9231-9979 Quebec Inc. is 5 Place de la Falaise, Terrebonne, QC J6Y 1Z6, Canada.

(6)

9368-2672 Québec Inc. is the record holder of the shares reported herein. Marc Bedard, CEO—Founder of Lion, has control over, directly and indirectly, a majority of the voting shares of 9368-2672 Québec Inc. On a fully-diluted basis (assuming the full vesting and exercise or conversion of all securities exercisable or convertible into Lion Common Shares), 9368-2672 Québec Inc.’s beneficial ownership represents approximately 11.4% of all Lion Common Shares issued and outstanding. The business address of 9368-2672 Québec Inc. is 921 chemin de la Rivière-du-Nord, Saint-Jérôme (Québec), Canada, J7Y 5G2.

(7)

The business address of 9853219 Canada Inc. is 322 des Bernaches Street, Saint-Jean-sur-Richelieu, Quebec, J2W 0A4, Canada. 9853219 Canada Inc. is the record holder of the securities included herein. Eric Caron, in his capacity as President of 9853219 Canada Inc., may be deemed to beneficially own the securities held by 9853219 Canada Inc. but disclaims any beneficial ownership of such securities except to the extent of his pecuniary interest therein.

(8)

The business address of ART Energy Services Inc. is Édifice Delta 3, 950-2875, Boulevard Laurier, Québec (Québec), Canada G1V 2M2. ART Energy Services (“ART”) is the record holder of the securities included herein. Andre Rochette, in his capacity as President of ART and owner of 99.99% of ART, may be deemed to beneficially own the securities held by ART but disclaims any beneficial ownership of such securities except to the extent of his pecuniary interest therein.

(9)	The business address of Avanindra Das is 258 s 1st st, apt 3a, Brooklyn, NY, 11211 USA. Avanindra Das is a consultant for NGA, a wholly-owned subsidiary of Lion.
(10)

The business address of Millais Limited is c/o Millais USA LLC, 767 5th Ave., 9th Floor, New York, NY 10153. Millais Limited is the record holder of the securities included herein. Michael Bell and Andrew Dodd, in their capacities as the directors of Millais Limited, may be deemed to beneficially own the securities held by Millais Limited, but each disclaims any beneficial ownership of such securities except to the extent of their pecuniary interest therein.

(11)

The business address of BMO Private Equity (Canada) Inc. is 100 King West Street, 6th Floor, Toronto, Ontario, M5X 1A9, Canada. BMO Private Equity (Canada) Inc. is the record holder of the securities included herein. Marc Khouzami, in his capacity as Managing Director of BMO Private Equity (Canada) Inc., may be deemed to beneficially own the securities held by BMO Private Equity (Canada) Inc. but disclaims any beneficial ownership of such securities except to the extent of his pecuniary interest therein.

(12)	The business address of Bradley J. Sparkes is 33 McKenzie Lake Pt. SE., Calgary, AB T2Z 1L7, Canada.
(13)	The business address of Bruno Normandin is 400 de la Prunelle, Verdun, QC, H3E 1Z3, Canada.
(14)

The business address of C. J. Cawse Investments Inc. is 290 Donessle Dr., Oakville, Ontario L6J 3Y6, Canada. Clive Cawse, in his capacity as President and owner of C. J. Cawse Investments Inc., may be deemed to beneficially own the securities held by C. J. Cawse Investments Inc.

(15)

The business address of Algonquin Power Corporation (CKJ) Inc. is 269 Gloucester Ave, Oakville, Ontario, Canada L6J3W8. Algonquin Power corporation (CKJ) Inc. is the record holder of the securities included herein. Chris Jarratt, in his capacity as President and sole shareholder of Algonquin Power Corporation, may be deemed to beneficially own the securities held by Algonquin Power Corporation (CKJ) Inc. but disclaims any beneficial ownership of such securities except to the extent of his pecuniary interest therein. Mr. Jarrett is a director of Lion and a founder of NGA.

(16)

The business address of Citadel Multi-Strategy Equities Master Fund Ltd. is c/o Citadel Enterprise Advisors LLC, 131 South Dearborn Street, Chicago, Illinois 60603. Citadel Multi-Strategy Equities Master Fund Ltd. (“CMF”) is the record holder of the securities included herein. Citadel Advisors LLC, as investment advisor to CMF, holds the voting and dispositive power with respect to the securities held by CMF. Citadel Advisors Holdings LP (“CAH”) is the sole member of Citadel Advisors LLC. Citadel GP LLC is the general partner of CAH. Kenneth Griffin is the President, Chief Executive Officer and sole member of Citadel GP LLC. Through their affiliation with Citadel Advisors LLC and/or certain other affiliated entities, Citadel GP LLC and Mr. Griffin may be deemed to beneficially own the securities held by CMF but each disclaims any beneficial ownership of such securities except to the extent of their pecuniary interest therein.

(17)

Shares offered hereby consist of 500,000 Lion Common Shares held by D. E. Shaw Oculus Portfolios, L.L.C. (“Oculus”) and 1,500,000 Lion Common Shares held by D. E. Shaw Valence Portfolios, L.L.C. (“Valence,” and the Lion Common Shares held by Oculus and Valence, the “Subject Shares”). D. E. Shaw & Co., L.P. (“DESCO LP”), as the investment adviser of Oculus and Valence, may be deemed to have the shared power to vote or direct the vote of (and the shared power to dispose or direct the disposition of) the Subject Shares. D. E. Shaw & Co., L.L.C. (“DESCO LLC”), as the manager of Oculus and Valence, may be deemed to have the shared power to vote or direct the vote of (and the shared power to dispose or direct the disposition of) the Subject Shares. Julius Gaudio, Maximilian Stone, and Eric Wepsic, or their designees, exercise voting and investment control over the Subject Shares on DESCO LP’s and DESCO LLC’s behalf. D. E. Shaw & Co., Inc. (“DESCO Inc.”), as general partner of DESCO LP, may be deemed to have the shared power to vote or direct the vote of (and the shared power to dispose or direct the disposition of) the Subject Shares. D. E. Shaw & Co. II, Inc. (“DESCO II Inc.”), as managing member of DESCO LLC, may be deemed to have the shared power to vote or direct the vote of (and the shared power to dispose or direct the disposition of) the Subject Shares. None of DESCO LP, DESCO LLC, DESCO Inc., or DESCO II Inc. owns any Lion Common Shares directly, and each such entity disclaims beneficial ownership of the Subject Shares. David E. Shaw does not own any Lion Common Shares directly. By virtue of David E. Shaw’s position as President and sole shareholder of DESCO Inc., which is the general partner of DESCO LP, and by virtue of David E. Shaw’s position as President and sole shareholder of DESCO II Inc., which is the managing member of DESCO LLC, David E. Shaw may be deemed to have the shared power to vote or direct the vote of (and the shared power to dispose or direct the disposition of) the Subject Shares and, therefore, David E. Shaw may be deemed to be the beneficial owner of the Subject Shares. David E. Shaw disclaims beneficial ownership of the Subject Shares. Oculus and Valence may be deemed to be affiliates of D. E. Shaw Securities, L.L.C., a registered broker-dealer, which will not be involved in the offering or distribution of the Subject Shares. The business address of the foregoing individuals and entities is c/o the D. E. Shaw group, 1166 Avenue of the Americas, Ninth Floor, New York, N.Y. 10036.
(18)

The business address of Difesa Master Fund, LP is 40 West 57th St, Suite 2020, NY, NY 10019. Difesa Master Fund, LP is the record holder of the securities included herein. Andrew Cohen, Chief Investment Officer of Difesa Master Fund, LP, may be deemed to beneficially own the securities held by Difesa Master Fund, LP, but disclaims any beneficial ownership of such securities except to the extent of his pecuniary interest therein.

(19)	The business address of Dirk Schlimm is 46 Randolph Dr, Maple, ON L6A 0W1.
(20)

The business address of Eclo Capital Inc. is 540, Notre-Dame Avenue, Saint-Lambert, Quebec, J4P 2K7, Canada. Eclo Capital Inc. is the record holder of the securities included herein. Eric Lemieux, founder of Eclo Capital Inc., may be deemed to beneficially own the securities held by Eclo Capital Inc. but disclaims any beneficial ownership of such securities except to the extent of his pecuniary interest therein..

(21)

The business address of Management Arista inc. is 150, Chemin du Grand-Bouvier, Austin, Quebec, J0B 1B0. Management Arista inc. is the record holder of the securities included herein. Eric Morin, in his capacity as President of Management Arista inc., may be deemed to beneficially own such shares. Mr. Morin disclaims any beneficial ownership of such securities except to the extent of his pecuniary interest therein.

(22)

The business address of Fondaction, Le Fonds de développement de la Confédération des Syndicats Nationaux pour la coopération et l’emploi (“Fondaction”) is 2175, boul. De Maisonneuve Est, bureau 103, Montreal (Quebec), H2K 4S3, Canada. Fondaction is the record holder of the securities included herein. Fiera Capital Corporation (“FCC”) is the Investment Manager of Fondaction. Anik Lanthier is the President and Chief Investment Officer, Public Markets of FCC. Through their affiliation with Fondaction, FCC and Mr. Lanthier may be deemed to beneficially own the securities held by Fondaction but disclaim any beneficial ownership of such securities except to the extent of their pecuniary interest therein.

(23)

The business address of Geotab Inc. is 2440 Winston Park Drive, Oakville, Ontario L6H 7V2, Canada. Geotab Inc. is the record holder of the securities included herein. Neil Cawse is the President and Secretary of Geotab Inc. and through the Neil Cawse (2011) Family Trust, may be deemed to beneficially own the securities held by Geotab Inc., but disclaims any beneficial ownership of such securities except to the extent of its pecuniary interest therein.

(24)	The business address of Glenn Jamieson is 2178 Arbourview Drive, Oakville ON L6M 3N9.
(25)

The business address of Green Fund Holdings, LLC is P.O. Box 15304, Las Vegas, NV 89114 USA. Green Fund Holdings LLC is the record holder of the securities included herein. Joey Marlow and Sherry Marlow, in their capacities as Owners of Green Fund Holdings, LLC, may be deemed to beneficially own the securities held by Green Fund Holdings LLC but disclaim any beneficial ownership of such securities except to the extent of their pecuniary interest therein.

(26)

The business address of CVI Investments Inc. is c/o Heights Capital Management, 101 California St., Suite 3250, San Francisco, CA 94111. CVI Investments Inc. (“CVI”) is the record holder of the securities included herein. Heights Capital Management, Inc., the authorized agent of CVI, has discretionary authority to vote and dispose of the securities held by CVI and may be deemed to be the beneficial owner of these securities. Martin Kobinger, in his capacity as Investment Manager of Heights Capital Management, Inc., may also be deemed to have investment discretion and voting power over the securities held by CVI. Mr. Kobinger disclaims any beneficial ownership of such securities except to the extent of his pecuniary interest therein.

(27)

The business address of Hewitt Group Inc. is 204—455 Fénelon Blvd., Dorval, QC H9S 5T8. Hewitt Group Inc. is the record holder of the securities included herein. Stephen David Hewitt and James W. Hewitt, through their affiliation with Hewitt Group Inc., may be deemed to beneficially own the securities held by Hewitt Group Inc. but each disclaims any beneficial ownership of such securities except to the extent of their pecuniary interest therein.

(28)

The business address of Investissement Québec is Iberville Building 1, 1195, avenue Lavigerie, Suite 060, Québec (Québec) Canada G1V 4N3. Investissement Québec is the record holder of the securities included herein. The Minister of Finance of the Government of the province of Québec, Canada, is the sole shareholder of Investissement Québec pursuant to Section 60 of the An Act respecting Investissement Québec, RLRQ, chapter I-16.0.1, and may be deemed to beneficially own the securities held by Investissement Québec but disclaims any beneficial ownership of such securities except to the extent of their pecuniary interest therein. Investissement Quebec’s Chief Executive Officer, Guy Leblanc, is a former director of Lion.

(29)

The business address of Isabrem Limited is 1 Chartwell Road, Oakville, ON L6J 3Z3. Isabrem Limited is the record holder of the securities included herein. Brian P. Layfield, in his capacity as Director and 100% Owner of Isabrem Limited, may be deemed to beneficially own the securities held by Isabrem Limited but disclaims any beneficial ownership of such securities except to the extent of his pecuniary interest therein.

(30)

The business address of James Gillis Family Trust 2015 is 2 Rose Park Cres, Toronto, ON M4T 1P9. James Gillis is the record holder of the securities included herein, and may be deemed to beneficially own the securities held by James Gillis Family Trust 2015, but disclaims any beneficial ownership of such securities except to the extent of their pecuniary interest therein.

(31)

The business address of Jane Street Global Trading, LLC is 250 Vesey Street, 3rd Floor, New York, NY 10281. Jane Street Global Trading, LLC is a wholly owned subsidiary of Jane Street Group, LLC. Michael A. Jenkins and Robert A. Granieri are the members of the Operating Committee of Jane Street Group, LLC. Jane Street Global Trading, LLC is the record holder of the securities included herein. Michael A. Jenkins and Robert A. Granieri, through their affiliation with Jane Street Global Trading, LLC, may be deemed to beneficially own the securities held by Jane Street Global Trading, LLC but each disclaims any beneficial ownership of such securities except to the extent of their pecuniary interest therein.

(32)	The business address of Jose Dario Murkovic is 2552 Harman Gate, Oakville, Ontario L6H 6L6.
(33)	The business address of Joseph Mancina is 2479 Deer Run Avenue, Oakville, Ontario, L6J 6L1, Canada.
(34)

The business address of K J Harrison & Partners Inc. is 60 Bedford Road, Toronto, Ontario M5R 2K2. K J Harrison & Partners Inc. is the record holder of the securities included herein. Joel Clark and Peter Barlas, in their capacities as Chief Executive Officer and Portfolio Manager and Chief Investment Officer and Portfolio Manager, respectively, of K J Harrison & Partners Inc., may be deemed to beneficially own the securities held by K J Harrison & Partners Inc. but disclaim any beneficial ownership of such securities except to the extent of their pecuniary interest therein.

(35)

The business address of Kafka Stevens Holding Corporation is 2295C Erbs Rd., Baden, ONT, N3A 3M3, Canada. Kafka Stevens Holding Corporation is the record holder of the securities included herein. Amanda Stevens and Matthew Stevens, in their capacities as directors of Kafka Stevens Holding Corporation, may be deemed to beneficially own the securities held by Kafka Stevens Holding Corporation but disclaim any beneficial ownership of such securities except to the extent of their pecuniary interest therein.

(36)	The business address of Kenneth MacKinnon is 3995 Montrose Ave, Westmount, QC, H3Y 2A3, Canada.
(37)

The business address of Klaveness Marine Finance AS is Harbitzalléen 2A, 0275 Oslo, Norway. Klaveness Marine Holding AS is the record holder of the securities included herein. Each of Karianne Klaveness Holmen, Kristine Klaveness and Tom Erik Klaveness, through their affiliation with Klaveness Marine Holding AS, may be deemed to beneficially own the securities held by Klaveness Marine Finance AS but each disclaims any beneficial ownership of such securities except to the extent of their pecuniary interest therein.

(38)	The business address of Louis Chevrier is 213 Terroux, St-Lambert, QC J4R 2W2.
(39)	The business address of Louis De Jong is 718314 1st Line East, Mulmur, Ontario L9V 0G3.
(40)	The business address of Maxime Gauvin is 299 Rue de la Rotonde #2309, Verdun, Quebec, H3E 0C6, Canada. Maxime Gauvin is an employee of Lion.
(41)

The business address of Michael and Jane Hoffman 2018 Descendants Trust is 52 E 83rd St, New York, NY 10028. Michael and Jane Hoffman 2018 Descendants Trust is the record holder of the securities included herein. Jane Hoffman, in her capacity as Trustee of Michael and Jane Hoffman 2018 Descendants Trust, may be deemed to beneficially own the shares held by Michael and Jane Hoffman 2018 Descendants Trust but disclaims any beneficial ownership of such securities except to the extent of her pecuniary interest therein.

(42)

The business address of Michel A. Caron Revocable Trust is 527 Ponte Vedra BLVD, Ponte Vedra Beach, FL, USA, 32082. Michel A. Caron Revocable Trust is the record holder of the securities included herein. Hugues Caron, through his affiliation with Michel A. Caron Revocable Trust, may be deemed to beneficially own the securities held by Michel A. Caron Revocable Trust but disclaims any beneficial ownership of such securities except to the extent of his pecuniary interest therein.

(43)

Moore Capital Management, LP, the investment manager of MMF LT, LLC, has voting and investment control of the shares held by MMF LT, LLC. Mr. Louis M. Bacon controls the general partner of Moore Capital Management, LP and may be deemed the beneficial owner of the common shares held by MMF LT, LLC. Mr. Bacon also is the indirect majority owner of MMF LT, LLC. The address of MMF LT, LLC, Moore Capital Management, LP and Mr. Bacon is 11 Times Square, New York, New York 10036.

(44)

NewGen Asset Management, in its capacity as the Investment Manager of NewGen Alternative Income Fund, NewGen Equity Long/Short Fund, and TIFF Multi-Asset NewGen A/C I8DP (the “NewGen Entities”) may be deemed to beneficially own the securities of the NewGen Entities. NewGen Asset Management disclaims any beneficial ownership of such securities except to the extent of its pecuniary interest therein. The business address of

NewGen Alternative Income Fund is Commerce Court N, 25 King St. West Suite 2900, POB 405, Toronto, Ontario M5L 1G3. The business address of NewGen Equity Long/Short Fund is Regatta Office Park, Windward Three, 4th Floor, West Ban Road, POB 10312, Grand Cayman KY-10003 The business address of TIFF Multi-Asset NewGen A/C I8DP is 170 N. Radnor Chester Road, Suite 300, Radnor PA 19087.
(45)	The business address of Normand Gauvin is 704 Chemin Tour du Lac, St-Aubert, QC G0R 2R0.
(46)

The business address of Paul Dalglish is 43 Lambeth Rd, Toronto, ON M9A 2Y8. Mr. Dalglish was a Board Co-Chair of Northern Genesis Acquisition Corp. until the Closing. Mr. Dalglish also served on various committees within the Northern Genesis Acquisition Corp. Board of Directors.

(47)

The business address of Pembroke Management Ltd. For: Air Canada Pension Plan, Pembroke Management Ltd. For: Catsima Inc., Pembroke Management Ltd. For: Fiducies C.M.S. Dupéré, Pembroke Management Ltd. For: Imperial Windsor Group Inc., Pembroke Management Ltd. For: Pembroke Canadian Growth Fund, Pembroke Management Ltd. For: Pembroke Canadian Growth Pooled Fund, Pembroke Management Ltd. For: R. Howard Webster Foundation, Pembroke Management Ltd. For: Régime de Retraite de l’Université de Montréal, and Pembroke Management Ltd. For: Rio Tinto Pension Plan (the “Pembroke Entities”) is 1002 Sherbrooke Street West, Suite 1700, Montreal, Quebec H3A 3S4, Canada. Pembroke Management Ltd., in its capacity as Investment Advisor with discretionary trading authority for the Pembroke Entities, may be deemed to beneficially own the securities held by each of the Pembroke Entities, but disclaims any beneficial ownership of such securities except to the extent of its pecuniary interest therein.

(48)	The business address of Peter C. Durhager is 20 Rosemont Avenue, Pembroke, HM 06, Bermuda.
(49)	The business address of Peter Kruyt is 751 Square Victoria, Montreal, QC, H2Y 2J3, Canada. Mr. Kruyt was a director of Lion from December 2017 to January 2021.
(50)	The business address of Philip K. Ryan is 97 Condoins Point Rd, Brooksville, ME 04617.
(51)

The business address of PEP Energy Equity Opportunities Fund LP is Pickering Energy Partners LP, 3200 Kirby Drive, Suite 800, Houston, Texas 77098. PEP Energy Equity Opportunities Fund Management LLC is the general partner of PEP Energy Equity Opportunities Fund LP. Daniel R. Pickering, as the Chief Investment Officer of PEP Energy Equity Opportunities Fund Management LLC, exercises voting and investment control over the securities held by PEP Energy Equity Opportunities Fund LP. Through their affiliation with PEP Energy Equity Opportunities Fund LP and/or certain other affiliated entities, PEP Energy Equity Opportunities Fund Management LLC and Mr. Pickering may be deemed to beneficially own the securities held by PEP Energy Equity Opportunities Fund LP but each disclaims any beneficial ownership of such securities except to the extent of their pecuniary interest therein.

(52)

The business address of Picton Mahoney Market Neutral Equity Fund, Picton Mahoney Long Short Equity Fund, Picton Mahoney 130/30 Alpha Extension Fund, Picton Mahoney World 130/30 Equity Fund, Picton Mahoney Canadian 130/30 Pension One Fund, Picton Mahoney Arbitrage Fund, Picton Mahoney Arbitrage Plus Fund, Picton Mahoney Fortified Market Neutral Alternative Fund, Picton Mahoney Fortified Long Short Alternative Fund, Picton Mahoney Fortified Active Extension Alternative Fund, Picton Mahoney Fortified Arbitrage Alternative Fund and Picton Mahoney Fortified Arbitrage Alternative Plus Fund (the “Picton Mahoney Funds”) is 33 Yonge Street, Suite 830, Toronto, ON M5E 1G4. Picton Mahoney Asset Management is the trustee on behalf of the Picton Mahoney Funds and may therefore be deemed to beneficially own the securities held by each of the Picton Mahoney Funds, but disclaims any beneficial ownership of such securities except to the extent of its pecuniary interest therein.

(53)

The Lion Common Shares reported herein represent (i) 56,746,854 Lion Common Shares currently held of record by Power Energy and 13,212,480 Lion Common Shares which may be acquired by Power Energy through the exercise of its options under the PEC Option Agreement (see “—PEC Option Agreement”), which Lion Common Shares are being registered pursuant to the registration rights granted to Power Energy under the Registration Rights Agreement (see “Description of Share Capital of Lion—Registration Rights Agreement”), and (iii) 1,662,500 Lion Common Shares acquired by Power Energy in the PIPE Financing. Power Energy is a wholly-owned subsidiary of Power Sustainable Capital Inc., which in turn is a wholly-owned subsidiary of Power Corporation of Canada, in which a controlling voting interest is held by the Desmarais Family Residuary Trust. The business address of Power Energy Corporation and Power Sustainable Capital Inc. is 751 Victoria Square, Montréal (Québec), Canada, H2Y 2J3.

(54)

The business address of Quailco Investments Inc. is 640, Monette Avenue, Dorval, Quebec, H9S 2H4 Canada. Quailco Investments Inc. is the record holder of the securities included herein. Louis St-Laurent, through his affiliation with Quailco Investments Inc., may be deemed to beneficially own the securities held by Quailco Investments Inc. but disclaims any beneficial ownership of such securities except to the extent of their pecuniary interest therein.

(55)

The business address of Richard D. Cherney Professional Corporation Inc. is 1455 Sherbrooke Street W., Suite 1402, Montreal, QC H3G 1L2. Richard D. Cherney, in his capacity as President of Richard D. Cherney Professional Corporation Inc., may be deemed to beneficially own the shares held by Richard D. Cherney Professional Corporation Inc., but disclaims any beneficial ownership of such securities except to the extent of his pecuniary interest therein.

(56)	The business address of Robert Schaefer is 49 Posthill Drive SW, Calgary, Alberta T3H 0A8. Robert Schaefer was a Director of NGA until the Closing.
(57)	The business address of Sean Durfy is 90 Daum Quay, PO Box 30981, West Bay, Grand Cayman KY-1204 Cayman Islands.
(58)

The business address of The K2 Principal Fund L.P. is 2 Bloor Street West, Suite 801, Toronto, Ontario M4W 3E2. The K2 Principal Fund L.P. is the record holder of the securities included herein. K2 Genpar 2017 Inc. is the General Partner of the K2 Principal Fund L.P., and therefore may be deemed to beneficially own the securities held by K2 Principal Fund L.P., but disclaims any beneficial ownership of such securities except to the extent of its pecuniary interest therein.

(59)

The business address of Transatlantic Mobility Holdings LLC is 601 13th street NW, Washington DC 20005, USA. Transatlantic Mobility Holdings LLC is the record holder of the securities included herein. Each of Transatlantic Group Partners LLC, Lorenzo Roccia and Abel Navarro Homet, through their affiliation with Transatlantic Mobility Holdings LLC, may be deemed to beneficially own the securities held by Transatlantic Mobility Holdings LLC but each disclaims any beneficial ownership of such securities except to the extent of their pecuniary interest therein.

(60)

The business address of W Investments Group L.P. is 540, Notre-Dame Avenue, Saint-Lambert, Quebec, J4P 2K7 Canada. W Investments Group L.P. is the record holder of the securities included herein. W Investments Group Inc. is the General Partner of W Investments Group L.P. and therefore may be deemed to beneficially own the securities held by W Investments Group L.P., but disclaims any beneficial ownership of such securities except to the extent of its pecuniary interest therein. In addition, each of Michel Ringuet, Maxime St-Laurent, Eric Lemieux, David Waddell and Nicolas Belanger, through their affiliation with W Investments Group L.P., may be deemed to beneficially own the securities held by W Investments Group L.P. but each disclaims any beneficial ownership of such securities except to the extent of their pecuniary interest therein.

(61)

The business address of W Investments Inc. is 1220, Marie-Victorin Boulevard, Longueuil, Quebec, J4G 2H9, Canada. W Investments Inc. is the record holder of the securities included herein. Nicolas Belanger, in his capacity as Managing Partner and Director of W Investments Inc., may be deemed to have investment discretion and voting power over the shares held by W Investments Inc. Nicolas Belanger and Louis Belanger-Martin, through their affiliation with W Investments Inc., may each be deemed to beneficially own 50% of the securities held by W Investments Inc, but each disclaims any beneficial ownership of such securities except to the extent of their pecuniary interest therein.

(62)

The business address of WAD Inc. is 540, Notre-Dame Avenue, Saint-Lambert, Quebec, J4P 2K7, Canada. WAD Inc. is the record holder of the securities included herein. David Waddell, in his capacity as President of WAD Inc., may be deemed to have investment discretion and voting power over the securities held by WAD Inc. David Waddell, through his affiliation with WAD Inc., may be deemed to beneficially own the securities held by WAD Inc. but disclaims any beneficial ownership of such securities except to the extent of his pecuniary interest therein.

(63)

The business address of Yaupon Master Fund LP is 104 W. 40th Street, 20th Floor, New York, New York 10018. Yaupon Master Fund LP (“YMF”) is the record holder of the securities included herein. Yaupon Capital GP LLC is the General Partner of YMF. Yaupon Capital GP LLC is the managing member of YMF and is directed by Steve Pattyn. Yaupon Capital Management LP is the investment advisor of YMF. Yaupon Capital GP LLC and Steve Pattyn, through their affiliation with YMF, may be deemed to beneficially own the securities held by YMF but each disclaims any beneficial ownership of such securities except to the extent of their pecuniary interest therein.

(64)

The business address of Badger Power Consulting Inc. is 2415 – 30 Avenue SW, Calgary, Alberta Canada T2T 1S1. Badger Power Consulting Inc. is the record holder of the securities included herein. Louis Dufresne, in his capacity as President of Badger Power Consulting Inc., may be deemed to beneficially own the securities held by Badger Power Consulting Inc. but disclaims any beneficial ownership of such securities except to the extent of his pecuniary interest therein.

(65)

The Lion Common Shares included herein consist solely of Lion Common Shares issuable upon exercise of the Specified Customer Warrant and are being registered pursuant to the registration rights granted to the Warrantholder under the Registration Rights Agreement. See “Description of Share Capital of Lion—Registration Rights Agreement” and “Description of Share Capital of Lion—Common Equity Warrant Issued to Warrantholder.” The Warrantholder is a wholly-owned subsidiary of Amazon.com, Inc. The business address of the Warrantholder is 410 Terry Avenue North, Seattle, WA 98109. The Warrantholder is an affiliate of the Specified Customer, with which the Company entered into the MPA. See “Business—Contractual Arrangements with Affiliates of Amazon.com, Inc.”

(66)

These shares are owned directly by Alberta Investment Management Corporation. Alberta Investment Management Corporation is established as an agent of the Crown in right of the Province of Alberta and manages funds on behalf of a diverse set of Alberta public sector clients for which it serves as investment manager. The address for Alberta Investment Management Corporation is 1600, 10250–101 Street, Edmonton, AB T5J 3P4.

Material Relationships with Selling Securityholders

See the section titled “Certain Relationships and Related Person Transactions”.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following describes material U.S. federal income tax considerations with respect to the ownership and disposition of Lion Common Shares. For purposes of this discussion, a “Holder” is a beneficial owner of Lion Common Shares. This discussion applies only to Lion Common Shares held as a “capital asset” for U.S. federal income tax purposes (generally property held for investment). This discussion does not address any tax treatment of any of the transactions occurring in connection with the Business Combination. This summary is based on the provisions of the Code, U.S. Treasury regulations, administrative rules, and judicial decisions, all as in effect on the date hereof. These authorities may change or be subject to differing interpretations. Any such change or differing interpretation may be applied retroactively in a manner that could adversely affect Holders to which this section applies. Lion has not sought and will not seek any rulings from the IRS with respect to the positions or conclusions described in the following discussion. The statements and conclusions herein are not free from doubt, and there can be no assurance that your or Lion’s tax advisors, the IRS, or a court will agree with such statements and conclusions.

The following does not address all aspects of U.S. federal income taxation that may be relevant to particular Holders in light of their personal circumstances. In addition, this summary does not address the Medicare tax on certain investment income, U.S. federal estate or gift tax laws, any state, local, or non-U.S. tax laws, any tax treaties, or any other tax law. This summary also does not address tax considerations applicable to investors that may be subject to special treatment under the U.S. federal income tax laws, including, but not limited to:

•	banks, insurance companies, or other financial institutions;

•	tax-exempt or governmental organizations;

•	qualified foreign pension funds (or any entities all of the interests of which are held by a qualified foreign pension fund);

•	dealers in securities or foreign currencies;

•	persons whose functional currency is not the U.S. dollar;

•	persons that hold (including constructively) 10% or more of Lion’s stock (by vote or by value);

•	“controlled foreign corporations,” “passive foreign investment companies,” and corporations that accumulate earnings to avoid U.S. federal income tax;

•	traders in securities that use the mark-to-market method of accounting for U.S. federal income tax purposes;

•	persons subject to the alternative minimum tax;

•	partnerships or other pass-through entities for U.S. federal income tax purposes or holders of interests therein;

•	persons deemed to sell Lion Common Shares under the constructive sale provisions of the Code;

•	persons that acquired Lion Common Shares through the exercise of employee stock options or otherwise as compensation or through a tax-qualified retirement plan;

•	real estate investment trusts;

•	regulated investment companies;

•	certain former citizens or long-term residents of the United States; and

•

persons that hold Lion Common Shares as part of a straddle, appreciated financial position, synthetic security, hedge, conversion transaction, or other integrated investment or risk reduction transaction.

If a partnership (including an entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds Lion Common Shares, the tax treatment of a partner in the partnership generally will depend upon the status of the partner, upon the activities of the partnership, and upon certain determinations made at the partner level. Accordingly, partners in partnerships (including entities or arrangements treated as partnerships for U.S. federal income tax purposes) holding Lion Common Shares are urged to consult with, and rely solely upon, their tax advisors regarding the U.S. federal income tax consequences to them relating to the matters discussed below.

For purposes of this discussion, a “U.S. Holder” is a Holder that is, for U.S. federal income tax purposes:

•

an individual who is a citizen or resident of the United States, including an individual who is not a permanent resident of the United States (i.e., not a “green card” holder) but is treated as a resident of the United States for U.S. tax purposes;

•

a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof, or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income tax regardless of its source; or

•

a trust (i) the administration of which is subject to the primary supervision of a U.S. court and which has one or more United States persons (within the meaning of the Code) who have the authority to control all substantial decisions of the trust or (ii) which has made a valid election under applicable U.S. Treasury regulations to be treated as a United States person.

Also, for purposes of this discussion, a “Non-U.S. Holder” is a Holder that is neither a U.S. Holder nor an entity treated as a partnership for U.S. federal income tax purposes.

THIS DISCUSSION IS NOT TAX ADVICE. INVESTORS SHOULD CONSULT WITH, AND RELY SOLELY UPON, THEIR TAX ADVISORS WITH RESPECT TO THE APPLICATION OF U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS, AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER ANY OTHER TAX LAWS, INCLUDING, BUT NOT LIMITED TO, U.S. FEDERAL ESTATE OR GIFT TAX LAWS, THE LAWS OF ANY STATE, LOCAL OR NON-U.S. TAXING JURISDICTION, OR ANY APPLICABLE INCOME TAX TREATY.

Tax Residence of Lion for U.S. Federal Income Tax Purposes

A corporation is generally considered for U.S. federal income tax purposes to be a tax resident in the jurisdiction of its organization or incorporation. Accordingly, under the generally applicable U.S. federal income tax rules, Lion, which is organized under the laws of the Province of Québec (Canada), would be treated as a non-U.S. corporation (and, therefore, not a U.S. tax resident) for U.S. federal income tax purposes. Section 7874 of the Code provides an exception to this general rule, under which a non-U.S. organized entity might, in certain circumstances, be treated as a U.S. corporation for U.S. federal income tax purposes. These rules are complex and guidance regarding their application is unclear and incomplete.

Under Section 7874 of the Code, an entity that is treated as a corporation for U.S. federal income tax purposes and organized outside the United States (i.e., a non-U.S. corporation) will nevertheless be treated as a U.S. corporation for U.S. federal income tax purposes (and, therefore, as a U.S. tax resident subject to U.S. federal income tax on its worldwide income) if each of the following three conditions are met: (i) the non-U.S. corporation, directly or indirectly, acquires substantially all of the properties held directly or indirectly by a U.S. corporation (including through the acquisition of all of the outstanding shares of the U.S. corporation), (ii) the non-U.S. corporation’s “expanded affiliated group” does not have “substantial business activities” in the non-U.S. corporation’s country of organization or incorporation (and tax residence) relative to the expanded affiliated group’s worldwide activities (the “Substantial Business Activities Exception”), and (iii) after the acquisition, the former stockholders of the acquired

U.S. corporation hold at least 80% (by either vote or value) of the shares of the non-U.S. acquiring corporation by reason of holding shares in the U.S. acquired corporation (taking into account the receipt of the non-U.S. corporation’s shares in exchange for the U.S. corporation’s shares) as determined for purposes of Section 7874 of the Code (the “Ownership Test”).

Pursuant to the Business Combination, Lion acquired all of the outstanding NGA Common Stock. As a result, the determination of whether Lion will be treated as a U.S. corporation for U.S. federal income tax purposes will depend on whether Lion satisfies the Ownership Test and, if it does, whether it satisfies the Substantial Business Activities Exception. If NGA stockholders in Lion hold less than 80% (by both vote and value) of the Lion Common Shares following the Business Combination (as determined under Section 7874 of the Code), the Ownership Test will not be satisfied and Lion will not be treated as U.S. corporation for U.S. federal income tax purposes, irrespective of whether the Substantial Business Activities Exception is satisfied. In order for Lion to satisfy the Substantial Business Activities Exception, at least 25% of the employees (by headcount and compensation), real and tangible assets, and gross income of Lion’s expanded affiliated group must be based, located, and derived, respectively, in the country in which Lion is a tax resident after the consummation of the Business Combination (i.e., Canada).

Based upon the terms of the Business Combination, the rules for determining share ownership under Section 7874 of the Code and the Treasury regulations promulgated thereunder, and certain factual assumptions, Lion currently expects that, following the Business Combination, former holders of NGA Common Stock held less than 80% (by both vote and value) of the Lion Common Shares by reason of holding NGA Common Stock as determined for purposes of Section 7874 of the Code. In addition, Lion believes it might satisfy the Substantial Business Activities Exception. Accordingly, Lion does not expect to be treated as a U.S. corporation for U.S. federal income tax purposes, and Lion intends to take this position on its tax returns. However, the application of the Ownership Test and Substantial Business Activities Exception has not yet been determined. In addition, the rules for determining ownership under Section 7874 of the Code are complex, unclear, and the subject of ongoing regulatory change. Thus, Lion’s intended reporting positions described herein are not free from doubt.

Lion has not sought and will not seek any rulings from the IRS as to such tax treatment, and the closing of the Business Combination was not conditioned upon achieving, or receiving a ruling from any tax authority or opinion from any tax advisor in regards to, any particular tax treatment. Moreover, there can be no assurance that your tax advisors or the IRS would not take a contrary position to those described above or that such a contrary position would not be sustained by a court.

If Lion were to be treated as a U.S. corporation for U.S. federal income tax purposes, this could result in a number of negative tax consequences for Lion and its Holders. For example, Lion would be subject to U.S. federal income tax on its worldwide income and, as a result, could be subject to substantial liabilities for additional U.S. income taxes. Moreover, the gross amount of any dividend payments to Lion’s Non-U.S. Holders could be subject to 30% U.S. withholding tax (depending on the application of any income tax treaty that might apply to reduce the withholding tax), and the ability of Lion’s U.S. Holders to credit any Canadian taxes imposed on them may be materially limited. Holders should consult with, and rely solely upon, their own tax advisors regarding the application of the rules described above and any resultant tax consequences.

Consistent with Lion’s intended reporting position, the remainder of this discussion assumes that Lion will not be treated as a U.S. corporation for U.S. federal income tax purposes under Section 7874 of the Code. However, Lion is not representing to you that Lion will not be treated as a U.S. corporation for U.S. federal income tax purposes under Section 7874 of the Code.

Considerations for U.S. Holders

This section applies to you if you are a U.S. Holder of Lion Common Shares.

Passive Foreign Investment Company Rules. Adverse and burdensome U.S. federal income tax rules and consequences apply to U.S. Holders that hold shares in a non-U.S. corporation classified as a PFIC for U.S. federal income tax purposes. In general, Lion would be treated as a PFIC with respect to a particular U.S. Holder in any taxable year in which, after applying certain look-through rules, either:

(i)

at least 75% of its gross income for such taxable year, including its pro rata share of the gross income of any corporation in which it is considered to own at least 25% of the shares by value, consists of passive income (which generally includes dividends, interest, rents and royalties (other than rents or royalties derived from the active conduct of a trade or business) and gains from the disposition of passive assets); or

(ii)

at least 50% of its assets in a taxable year (ordinarily determined based on fair market value and averaged quarterly over the year), including its pro rata share of the assets of any corporation in which Lion is considered to own at least 25% of the shares by value, produce or are held for the production of passive income.

Lion expects to take the position that it is not a PFIC for the current taxable year but such position will not be free from doubt. Lion’s PFIC status for the current taxable year or any subsequent taxable year will not be determinable until after the end of such taxable year and will depend on, among other things, the amount of Lion’s passive and non-passive income and assets in such year. Lion cannot assure that it will not be a PFIC in the current taxable year or in any future taxable year. If Lion were later determined to be a PFIC, you may be unable to make certain advantageous elections with respect to your ownership of Lion Common Shares that would mitigate the adverse consequences of Lion’s PFIC status, or making such elections retroactively could have adverse tax consequences to you. Lion has not sought and will not seek any rulings from the IRS as to such tax treatment, and the closing of the Business Combination was not conditioned upon achieving, or receiving a ruling from any tax authority or opinion from any tax advisor in regards to, any particular tax treatment. Lion has not obtained an opinion regarding its treatment as a PFIC for the current taxable year, and there can be no assurance that such an opinion could be obtained or, if obtained, would be provided at the desired level of certainty in the future. Moreover, regardless of whether Lion could obtain an opinion with respect to its status as a PFIC, there can be no assurance that your tax advisors or the IRS would not take a contrary position or that such a contrary position would not be sustained by a court. Thus, the intended reporting position of Lion described herein is not free from doubt. Lion is not representing to you that Lion will not be treated as a PFIC for the current taxable year or any future taxable years.

THE PFIC RULES ARE COMPLEX AND UNCERTAIN. HOLDERS SHOULD CONSULT WITH, AND RELY SOLELY UPON, THEIR TAX ADVISORS TO DETERMINE THE APPLICATION OF THE PFIC RULES TO THEM AND ANY RESULTANT TAX CONSEQUENCES.

Consistent with Lion’s intended reporting position, the remainder of this discussion assumes that Lion will not be treated as a PFIC in the current taxable year or in any subsequent taxable year.

Tax Characterization of Distributions with Respect to Lion Common Shares. If Lion pays a distribution in cash or other property to U.S. Holders of Lion Common Shares, such distribution generally will constitute a dividend for U.S. federal income tax purposes to the extent paid from current or accumulated earnings and profits as determined under U.S. federal income tax principles. Distributions in excess of current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. Holder’s adjusted tax basis in its Lion Common Shares. Any remaining excess will be treated as gain realized on the sale of Lion Common Shares and will be treated as described below in the section entitled “—Gain or Loss on Sale or Other Taxable Exchange or Disposition of Lion Common Shares” below.

Distributions Treated as Dividends. Dividends paid by Lion will be taxable to a corporate U.S. Holder at regular rates and will not be eligible for the dividends-received deduction generally allowed to domestic corporations in respect of dividends received from other domestic corporations. Dividends Lion pays to a non-corporate U.S. Holder generally will constitute a “qualified dividend” that will be subject to U.S. federal income tax at the maximum tax rate accorded to long-term capital gains if Lion Common Shares are readily tradable on an established securities market in the United States and certain holding period and other requirements are met, including that Lion is not classified as a PFIC during the taxable year in which the dividend is paid or a preceding taxable year. If such requirements are not satisfied, a non-corporate U.S. Holder may be subject to tax on the dividend at regular ordinary income tax rates instead of the preferential rate that applies to qualified dividend income. Further, the Biden Administration has proposed limiting the application of the preferential rate that applies to qualified dividend income. U.S. Holders should consult with, and rely solely upon, their tax advisors regarding the availability of the lower preferential rate for qualified dividend income for any dividends paid with respect to Lion Common Shares.

Gain or Loss on Sale or Other Taxable Exchange or Disposition of Lion Common Shares. Upon a sale or other taxable exchange or disposition of Lion Common Shares, a U.S. Holder generally will recognize capital gain or loss in an amount equal to the difference between (i) the sum of the amount of cash and the fair market value of any property received in such exchange or disposition and (ii) the U.S. Holder’s adjusted tax basis in its Lion Common Shares so disposed of. A U.S. Holder’s adjusted tax basis in its Lion Common Shares generally will equal the U.S. Holder’s acquisition cost of such Lion Common Shares, less, any prior distributions on such Lion Common Shares paid to such U.S. Holder that were treated as a return of capital for U.S. federal income tax purposes.

Any such capital gain or loss generally will be long-term capital gain or loss if the U.S. Holder held the Lion Common Shares so disposed of for more than one year. Long-term capital gains recognized by non-corporate U.S. Holders may be eligible to be taxed at reduced rates. However, the Biden Administration has proposed limiting the application of the reduced rate applicable to long-term capital gains. In addition, the deductibility of capital losses is subject to limitations.

Information Reporting and Backup Withholding. Dividends with respect to Lion Common Shares and proceeds from the sale or exchange of Lion Common Shares may be subject, under certain circumstances, to information reporting and backup withholding. Backup withholding will not apply, however, to a U.S. Holder that (i) is a corporation or entity that is otherwise exempt from backup withholding (which, when required, certifies as to its exempt status) or (ii) furnishes a correct taxpayer identification number and makes any other required certification on IRS Form W-9. Backup withholding is not an additional tax. Rather, the U.S. federal income tax liability (if any) of persons subject to backup withholding will be reduced by the amount of tax withheld. If backup withholding results in an overpayment of taxes, a refund generally may be obtained, provided that the required information is timely furnished to the IRS.

Certain U.S. Holders may be required to file an IRS Form 926 (Return by a U.S. Transferor of Property to a Foreign Corporation) to report a transfer of property (including stock, securities, or cash) to Lion. Substantial penalties may be imposed on a U.S. Holder that fails to comply with this reporting requirement and the period of limitations on assessment and collection of U.S. federal income taxes will be extended in the event of a failure to comply. Furthermore, certain U.S. Holders who are individuals and certain entities will be required to report information with respect to such U.S. Holder’s investment in “specified foreign financial assets” on IRS Form 8938 (Statement of Specified Foreign Financial Assets), subject to certain exceptions. An interest in Lion constitutes a specified foreign financial asset for these purposes. Persons who are required to report specified foreign financial assets and fail to do so may be subject to substantial penalties and the period of limitations on assessment and collection of U.S. federal income taxes will be extended in the event of a failure to comply. Potential investors are urged to consult with, and rely solely upon, their tax advisors regarding the foreign financial asset and other reporting obligations and their application to an investment in Lion Common Shares.

Considerations for Non-U.S. Holders

Non-U.S. Holders generally will not be subject to U.S. federal income tax in respect of their ownership of Lion Common Shares. Under certain circumstances, a Non-U.S. Holder may be subject to U.S. federal income tax in respect of such ownership, which circumstances include, but are not limited to, Non-U.S. Holders recognizing income from their ownership of Lion Common Shares that is effectively connected with a trade or business conducted by the Non-U.S. Holder in the United States (and, if required by an applicable income tax treaty, attributable to a permanent establishment maintained by the Non-U.S. Holder in the United States) and the treatment of Lion as a U.S. corporation for U.S. federal income tax purposes. As indicated above, Lion does not expect to be treated as a U.S. corporation for U.S. federal income tax purposes, and Lion intends to take this position on its tax returns. Therefore, this disclosure does not address U.S. federal income tax considerations for Non-U.S. Holders in respect of their ownership of Lion Common Shares. Non-U.S. Holders should consult with, and rely solely upon, their tax advisors to determine whether their ownership of Lion Common Shares will be subject to U.S. federal income tax and any resultant tax consequences.

THE FOREGOING DISCUSSION IS NOT TAX ADVICE OR A COMPREHENSIVE DISCUSSION OF ALL U.S. FEDERAL INCOME TAX CONSEQUENCES TO THE HOLDERS OF LION COMMON SHARES. HOLDERS OF LION COMMON SHARES SHOULD CONSULT WITH, AND RELY SOLELY UPON, THEIR TAX ADVISORS TO DETERMINE THE SPECIFIC TAX CONSEQUENCES TO THEM OWNING LION COMMON SHARES, INCLUDING THE EFFECT OF ANY U.S. FEDERAL, STATE, LOCAL, NON-U.S., OR OTHER TAX LAWS.

CERTAIN CANADIAN FEDERAL INCOME TAX CONSIDERATIONS

In the opinion of Stikeman Elliott LLP, Canadian counsel to the Company, the following is a general summary, as of the date hereof, of the principal Canadian federal income tax considerations under the Income Tax Act (Canada) and the regulations thereunder (collectively, the “Tax Act”) generally applicable to a holder who acquires Lion Common Shares as beneficial owner pursuant to this offering and who, for the purposes of the Tax Act and at all relevant times, acquires and holds the Common Shares as capital property, deals at arm’s length with the Company or any of the selling securityholders, is not affiliated with the Company or any of the selling securityholders, has not entered into, with respect to their Common Shares, a “derivative forward agreement” or a “dividend rental arrangement” each as defined under the Tax Act (a “Holder”). A Common Share will generally be capital property to a Holder provided the Holder does not acquire or hold such Common Share in the course of carrying on a business or as part of an adventure or concern in the nature of trade.

This summary is based upon the current provisions of the Tax Act and counsel’s understanding of the current published administrative and assessing policies and practices of the Canada Revenue Agency (the “CRA”). The summary also takes into account all specific proposals to amend the Tax Act that have been publicly announced by or on behalf of the Minister of Finance (Canada) prior to the date hereof (the “Tax Proposals”), and assumes that all such Tax Proposals will be enacted in the form proposed. No assurance can be given that the Tax Proposals will be enacted in the form proposed or at all. This summary does not otherwise take into account or anticipate any changes in law, CRA’s administrative policies or assessing practices, whether by way of legislative, regulatory, judicial or administrative action or interpretation, nor does it address any provincial, territorial or foreign tax considerations.

This summary is not exhaustive of all possible Canadian federal income tax considerations relating to purchasing, holding or disposing of the Common Shares. Moreover, this summary is of a general nature only and is not intended to be, nor should it be construed to be, legal or tax advice to any particular Holder. Accordingly, Holders are urged to consult their own tax advisors about the specific tax consequences to them of acquiring, holding and disposing of Common Shares.

Residents of Canada

This portion of the summary is generally applicable to a Holder who, for the purposes of the Tax Act, and at all relevant times, is, or is deemed to be, resident in Canada (“Resident Holder”). This portion of the summary is not applicable to a Resident Holder: (a) that is a “financial institution”, as defined in the Tax Act for purposes of the “mark-to-market rules” contained in the Tax Act; (b) an interest in which would be a “tax shelter investment” as defined in the Tax Act; (c) that is a “specified financial institution” as defined in the Tax Act; or (d) that has elected to report its “Canadian tax results”, as defined in the Tax Act, in a currency other than the Canadian currency. Any such Holder to which this summary does not apply should consult its own tax advisor.

Additional considerations, not discussed herein, may be applicable to a Resident Holder that is a corporation resident in Canada and is, or becomes, or does not deal at arm’s length for purposes of the Tax Act with a corporation resident in Canada that is or becomes, as part of a transaction or series of transactions or events that includes the acquisition of Common Shares, controlled by a non-resident person, or if no single non-resident person has or acquires control, by a group of non-resident persons that do not deal with each other at arm’s length for purposes of the “foreign affiliate dumping” rules in section 212.3 of the Tax Act. Such Resident Holders should consult their own tax advisors with respect to the consequences of acquiring Common Shares.

Certain Resident Holders whose Common Shares might not otherwise qualify as capital property may, in certain circumstances, make the irrevocable election pursuant to subsection 39(4) of the Tax Act to have its Common Shares, and every other “Canadian security”, as defined in the Tax Act, owned by such Resident Holder in the taxation year of the election and in all subsequent taxation years, deemed to be capital property. Resident Holders should consult their own tax advisors for advice as to whether an election under subsection 39(4) of the Tax Act is available and advisable in their own circumstances.

Dividends on Common Shares

Dividends received (or deemed to be received) on a Common Share by a Resident Holder who is an individual (including certain trusts) will be included in computing such Resident Holder’s income and will be subject to the gross-up and dividend tax credit rules normally applicable under the Tax Act to taxable dividends received from taxable Canadian corporations, including the enhanced gross-up and dividend tax credit in respect of dividends designated by the Company as “eligible dividends”. There may be limitations on the ability of the Company to designate dividends as “eligible dividends”. Dividends received or deemed to be received by a Resident Holder who is an individual (including certain trusts) may result in such Resident Holder being liable for alternative minimum tax under the Tax Act. Resident Holders who are individuals should consult their own tax advisors in this regard.

Dividends received (or deemed to be received) on a Common Share by a Resident Holder that is a corporation will be included in computing such Resident Holder’s income for the taxation year and will generally also be deductible in computing its taxable income for that taxation year. In certain circumstances a dividend received (or deemed to be received) by a Resident Holder that is a corporation may be deemed to be proceeds of disposition giving rise to a capital gain pursuant to subsection 55(2) of the Tax Act. A Resident Holder that is a “private corporation” or a “subject corporation”, each as defined in the Tax Act, will generally be liable to pay an additional tax under Part IV of the Tax Act on dividends received (or deemed to be received) on Common Shares to the extent such dividends are deductible in computing the Resident Holder’s taxable income. Such additional tax may be refundable in certain circumstances. Resident Holders should consult their own tax advisors in this regard.

Dispositions of Common Shares

Generally, on a disposition, or a deemed disposition, of a Common Share (other than to the Company unless purchased by the Company in the open market in the manner in which shares are normally purchased by any member of the public in the open market), a Resident Holder will realize a capital gain (or a capital loss) equal to the amount by which the proceeds of disposition of the Common Share, net of any reasonable costs of disposition, exceed (or are less than) the adjusted cost base of the Common Share to the Resident Holder immediately before the disposition or deemed disposition. Such capital gain (or capital loss) will be subject to the treatment described below under “Taxation of Capital Gains and Capital Losses”.

Taxation of Capital Gains and Capital Losses

Generally, one-half of any capital gain (a “taxable capital gain”) realized by a Resident Holder for a taxation year must be included in computing the Resident Holder’s income for the year. Subject to and in accordance with the provisions of the Tax Act, a Resident Holder will generally be required to deduct one-half of any capital loss (an “allowable capital loss”) realized in a taxation year from taxable capital gains realized in that taxation year and allowable capital losses in excess of taxable capital gains for the taxation year of disposition may generally be carried back and deducted in any of the three preceding taxation years, or carried forward and deducted in any subsequent year against net taxable capital gains realized in such years, to the extent and under the circumstances specified in the Tax Act. If the Resident Holder is a corporation, any such capital loss realized on the sale of a Common Share may in certain circumstances be reduced by the amount of any dividends which have been received (or deemed to be received) by the Resident Holder on such Common Share to the extent and in circumstances prescribed by the Tax Act. Similar rules may apply where a corporation is a member of a partnership or a beneficiary of a trust that owns Common Shares, directly or indirectly through a partnership or a trust. Such Resident Holder should consult its own tax advisor. Taxable capital gains realized by a Resident Holder who is an individual (including certain trusts) may give rise to alternative minimum tax depending on the Resident Holder’s circumstances.

A Resident Holder that is throughout the year a “Canadian-controlled private corporation” (as defined in the Tax Act) may be liable to pay an additional tax on certain investment income, including taxable capital gains. Such additional tax may be refundable in certain circumstances. Resident Holders should consult their own tax advisors in this regard.

Non-Residents of Canada

This portion of the summary is generally applicable to a Holder who, for the purposes of the Tax Act and at all relevant times, is not (and is not deemed to be) resident in Canada and will not use or hold (and will not be deemed to use or hold) the Common Shares in, or in the course of, carrying on a business or part of a business in Canada (a “Non-Resident Holder”). This summary does not apply to a Non-Resident Holder that carries on an insurance business in Canada and elsewhere or an “authorized foreign bank” (as defined in the Tax Act) and such Non-Resident Holders should consult their own tax advisors.

Dividends on Common Shares

A dividend paid or credited, or deemed to be paid or credited, on a Common Share to a Non-Resident Holder will generally be subject to Canadian withholding tax at the rate of 25% of the gross amount of the dividend, subject to any reduction in the rate of withholding to which that Non-Resident Holder may be entitled under an applicable income tax treaty or convention. For example, the rate of withholding tax applicable to a dividend paid on a Common Share to a Non-Resident Holder that is the beneficial owner of the dividend and who is a resident of the United States for purposes of the Canada-U.S. Income Tax Convention (the “Convention”), and is fully entitled to the benefits of the Convention will generally be reduced to 15%.

Dispositions of Common Shares

A Non-Resident Holder will not be subject to tax under the Tax Act in respect of any capital gain realized by such Non-Resident Holder on a disposition or deemed disposition of a Common Share and any capital loss arising on a disposition or deemed disposition of a Common Share by a Non-resident Holder will not be recognized under the Tax Act, unless the Common Share constitutes “taxable Canadian property” (as defined in the Tax Act) of the Non-Resident Holder at the time of disposition and the Non-Resident Holder is not entitled to relief under an applicable income tax treaty or convention between Canada and the country in which the Non-Resident Holder is resident. Generally, a Common Share will not constitute taxable Canadian property of a Non-Resident Holder at any particular time provided that the Common Share is listed on a “designated stock exchange” for the purposes of the Tax Act (which currently includes the TSX and the NYSE), unless at any time during the 60-month period immediately preceding such time: (a) 25% or more of the issued shares of any class or series of the capital stock of the Company was owned by or belonged to any combination of (i) the Non-Resident Holder, (ii) persons with whom the Non-Resident Holder did not deal at arm’s length (for the purposes of the Tax Act), and (iii) partnerships in which the Non-Resident Holder or a person described in (ii) holds a membership interest directly or indirectly through one or more partnerships; and (b) more than 50% of the fair market value of the Common Share was derived directly or indirectly from one, or any combination of, real or immovable property situated in Canada, Canadian resource property (as defined in the Tax Act), timber resource property (as defined in the Tax Act) or options in respect of, interests in or for civil law rights in any such property (whether or not such property exists). Notwithstanding the foregoing, a Common Share may also be deemed to be “taxable Canadian property” in certain circumstances. Non-Resident Holders for whom a Common Share is, or may be, taxable Canadian property should consult their own tax advisors.

PLAN OF DISTRIBUTION

The selling securityholders and any of their pledgees, donees, assignees and successors-in-interest may, from time to time, sell any or all of their Lion Common Shares being offered under this prospectus on any stock exchange, market or trading facility on which our Lion Common Shares are traded or in private transactions. These sales may be at fixed prices (which may be changed from time to time), at market prices prevailing at the time of the sale, at varying prices determined at the time of sale, at prices related to prevailing market prices or at negotiated prices. The selling securityholders may use any one or more of the following methods when disposing of the Lion Common Shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resales by the broker-dealer for its account;

•	an over-the-counter distribution in accordance with the rules of the applicable exchange;

•

through trading plans entered into by a selling securityholder pursuant to Rule 10b5-1 under the Exchange Act that are in place at the time of an offering pursuant to this prospectus and any applicable prospectus supplement hereto that provide for periodic sales of their securities on the basis of parameters described in such trading plans;

•	through one or more underwritten offerings on a firm commitment or best efforts basis;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	to cover short sales made after the date that the registration statement of which this prospectus is a part is declared effective by the SEC;

•	broker-dealers may agree with the selling securityholders to sell a specified number of such shares at a stipulated price per share;

•	directly to purchasers, including through a specific bidding, auction or other process or in privately negotiated transactions;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	a combination of any of these methods of sale; and

•	any other method permitted pursuant to applicable law.

In addition, a selling securityholder that is an entity may elect to make an in-kind distribution of securities to its members, partners or stockholders pursuant to the registration statement of which this prospectus is a part by delivering a prospectus with a plan of distribution. Such members, partners or stockholders would thereby receive freely tradeable securities pursuant to the distribution through a registration statement. To the extent a distributee is an affiliate of ours (or to the extent otherwise required by law), we may file a prospectus supplement in order to permit the distributees to use the prospectus to resell the securities acquired in the distribution.

The selling securityholders also may transfer the securities in other circumstances, in which case the transferees, pledgees or other successors-in-interest will be the selling beneficial owners for purposes of this prospectus. Upon being notified by the selling securityholders that a donee, pledgee, transferee, other successor-in-interest intends to sell our securities, we will, to the extent required, promptly file a supplement to this prospectus to name specifically such person as a selling securityholders.

There can be no assurance that the selling securityholders will sell all or any of the securities offered by this prospectus. In addition, the shares may also be sold under Rule 144 under the Securities Act, or any other exemption from registration under the Securities Act, if available for a selling securityholders, rather than under this prospectus. The selling securityholders have the sole and absolute discretion not to accept any purchase offer or make any sale of shares if it deems the purchase price to be unsatisfactory at any particular time.

To the extent required, the Lion Common Shares to be sold, the name of the selling securityholders, the respective purchase prices and public offering prices, the proceeds to be received from the sale, if any, and other material terms of the offering, the settlement of short sales entered into after the date of this prospectus, the names of any agents, dealer or underwriter, any applicable commissions or discounts or any other items constituting compensation from the selling securityholders with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

In connection with the sale of the Lion Common Shares, the selling securityholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the shares of Lion Common Shares in the course of hedging the positions they assume. The selling securityholders may also sell Lion Common Shares short and deliver these securities to close out their short positions, or loan or pledge the Lion Common Shares to broker-dealers that in turn may sell these shares. The selling securityholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

In order to facilitate the offering of the securities, any underwriters or agents, as the case may be, involved in the offering of such securities may engage in transactions that stabilize, maintain or otherwise affect the price of the securities. Specifically, the underwriters or agents, as the case may be, may overallot in connection with the offering, creating a short position in the securities for their own account. In addition, to cover overallotments or to stabilize the price of the securities, the underwriters or agents, as the case may be, may bid for, and purchase, such securities in the open market. Finally, in any offering of securities through a syndicate of underwriters, the underwriting syndicate may reclaim selling concessions allotted to an underwriter or a broker-dealer for distributing such securities in the offering if the syndicate repurchases previously distributed securities in transactions to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the securities above independent market levels. The underwriters or agents, as the case may be, are not required to engage in these activities, and may end any of these activities at any time.

The selling securityholders may pledge their shares to its brokers under the margin provisions of customer agreements. If the selling securityholders defaults on a margin loan, the broker may, from time to time, offer and sell the pledged shares.

Broker-dealers engaged by the selling securityholders may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling securityholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated, which commissions as to a particular broker or dealer may be in excess of customary commissions to the extent permitted by applicable law.

If sales of shares offered under this prospectus are made to broker-dealers as principals, we would be required to file a post-effective amendment to the registration statement of which this prospectus is a part. In the post-effective amendment, we would be required to disclose the names of any participating broker-dealers and the compensation arrangements relating to such sales.

The selling securityholders and any broker-dealers or agents that are involved in selling the shares offered under this prospectus may be deemed to be “underwriters” within the meaning of the Securities Act in connection with these sales. Commissions received by these broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Any broker-dealers or agents that are deemed to be underwriters may not sell common shares offered under this prospectus unless and until we set forth the names of the underwriters and the material details of their underwriting arrangements in a supplement to this prospectus or, if required, in a replacement prospectus included in a post-effective amendment to the registration statement of which this prospectus is a part.

The selling securityholders may solicit offers to purchase the securities directly from, and it may sell such securities directly to, institutional investors or others. In this case, no underwriters or agents would be involved. The terms of any of those sales, including the terms of any bidding or auction process, if utilized, will be described in the applicable prospectus supplement.

The selling securityholders may authorize underwriters, broker-dealers or agents to solicit offers by certain purchasers to purchase the securities at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. The contracts will be subject only to those conditions set forth in the prospectus supplement, and the prospectus supplement will set forth any commissions we or the selling securityholders pay for solicitation of these contracts.

A selling securityholder may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by any selling securityholder or borrowed from any selling securityholder or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from any selling securityholder in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter and will be identified in the applicable prospectus supplement (or a post-effective amendment). In addition, any selling securityholder may otherwise loan or pledge securities to a financial institution or other third party that in turn may sell the securities short using this prospectus. Such financial institution or other third party may transfer its economic short position to investors in our securities or in connection with a concurrent offering of other securities.

In compliance with the guidelines of the Financial Industry Regulatory Authority (“FINRA”), the aggregate maximum discount, commission, fees or other items constituting underwriting compensation to be received by any FINRA member or independent broker-dealer will not exceed 8% of the gross proceeds of any offering pursuant to this prospectus and any applicable prospectus supplement.

If at the time of any offering made under this prospectus a member of FINRA participating in the offering has a “conflict of interest” as defined in FINRA Rule 5121 (“Rule 5121”), that offering will be conducted in accordance with the relevant provisions of Rule 5121.

Underwriters, broker-dealers or agents may facilitate the marketing of an offering online directly or through one of their affiliates. In those cases, prospective investors may view offering terms and a prospectus online and, depending upon the particular underwriter, broker-dealer or agent, place orders online or through their financial advisors.

The underwriters, broker-dealers and agents may engage in transactions with us or the selling securityholders, or perform services for us or the selling securityholders, in the ordinary course of business.

In order to comply with the securities laws of certain states, if applicable, the securities must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the securities may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

The selling securityholders and any other persons participating in the sale or distribution of the shares offered under this prospectus will be subject to applicable provisions of the Exchange Act, and the rules and regulations under that act, including Regulation M. These provisions may restrict activities of, and limit the timing of purchases and sales of any of the shares by, the selling securityholders or any other person. Furthermore, under Regulation M, persons engaged in a distribution of securities are prohibited from simultaneously engaging in market making and other activities with respect to those securities for a specified period of time prior to the commencement of such distributions, subject to specified exceptions or exemptions. All of these limitations may affect the marketability of the shares.

We will make copies of this prospectus available to the selling securityholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The selling securityholders may indemnify any agent, broker-dealer or underwriter that participates in transactions involving the sale of the securities against certain liabilities, including liabilities arising under the Securities Act.

We have agreed with certain selling securityholders pursuant to the Subscription Agreements to use commercially reasonable efforts to keep the registration statement of which this prospectus constitutes a part effective until such time as (i) such selling securityholders cease to hold any of the shares acquired under such Subscription Agreements or, (ii) the date all such shares may be sold without restriction under Rule 144, including without limitation, any volume and manner of sale restrictions which may be applicable to affiliates under Rule 144 and without the requirement for us to be in compliance with the current public information required under Rule 144(c)(1) or Rule 144(i)(2), as applicable and (iii) two years from the date of effectiveness of the registration statement of which this prospectus is a part.

The shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the common shares covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Certain of our securityholders have entered into lock-up agreements. See “Certain Relationships and Related Party Transactions — Lion Lock-Up Agreements,” and “Certain Relationships and Related Party Transactions — Stockholder Support and Lock-Up Agreement.”

EXPENSES RELATED TO THE OFFERING

Set forth below is an itemization of the total expenses which are expected to be incurred by Lion in connection with the offer and sale of Lion Common Shares by Lion’s selling securityholders. With the exception of the SEC registration fee, all amounts are estimates.

SEC registration fee	$301,700
Legal fees and expenses	150,000
Accounting fees and expenses	50,000
Printing and miscellaneous expenses	48,300

Total	$550,000

LEGAL MATTERS

The validity of the Lion Common Shares has been passed upon by Stikeman Elliott LLP, counsel to Lion as to Canadian law. We have been advised on U.S. securities matters by Vinson & Elkins L.L.P.

EXPERTS

The audited consolidated financial statements of Lion as of December 31, 2020 and 2019 and for each of the three years in the period ended December 31, 2020 appearing in this prospectus and registration statement have been audited by Raymond Chabot Grant Thornton LLP, independent registered public accounting firm, as set forth in their report appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as an expert in accounting and auditing. Raymond Chabot Grant Thornton LLP is independent of Lion within the meaning of the Code of Ethics of the Ordre des comptables professionnels agréés du Québec and within the meaning of the U.S. Securities Act of 1933, as amended, and the applicable rules and regulations thereunder adopted by the SEC and the Public Company Accounting Oversight Board (United States).

SERVICE OF PROCESS AND ENFORCEABILITY OF CIVIL LIABILITIES UNDER U.S. SECURITIES LAWS

Lion is a corporation incorporated under the laws of the Province of Québec. Other than Sheila C. Bair, all of Lion’s directors and executive officers reside outside the United States. A substantial portion of Lion’s assets and the assets of those non-resident persons are located outside the United States. As a result, it may not be possible for investors to effect service of process within the United States upon Lion or those persons or to enforce against Lion or them, either inside or outside the United States, judgments obtained in U.S. courts, or to enforce in U.S. courts, judgments obtained against them in courts in jurisdictions outside the United States, in any action predicated upon civil liability provisions of the federal securities laws of the United States or other laws of the United States.

We have appointed Puglisi & Associates as our agent upon whom process may be served in any action brought against us under the laws of the United States. In addition, investors should not assume that the courts of Canada (i) would enforce judgments of U.S. courts obtained in actions against Lion, its officers or directors, or other said persons, predicated upon the civil liability provisions of the federal securities laws of the United States or other laws of the United States or (ii) would enforce, in original actions, liabilities against Lion or such directors, officers or experts predicated upon the federal securities laws of the United States or other laws of the United States. In addition, there is doubt as to the applicability of the civil liability provisions of federal securities laws of the United States to original actions instituted in Canada. It may be difficult for an investor, or any other person or entity, to assert U.S. securities laws claims in original actions instituted in Canada.

WHERE YOU CAN FIND MORE INFORMATION

Lion has filed with the SEC a registration statement (including amendments and exhibits to the registration statement) on Form F-1 under the Securities Act. For purposes of this section, the term registration statement means the original registration statement and any and all amendments including the schedules and exhibits to the original registration statement or any amendment. This prospectus, which is part of the registration statement, does not contain all of the information set forth in the registration statement and the exhibits and schedules to the registration statement. For further information, please refer to the registration statement and the exhibits and schedules filed as part of the registration statement. If a document has been filed as an exhibit to the registration statement, please refer to the copy of the document that has been filed. Each statement in this prospectus relating to a document filed as an exhibit is qualified in all respects by the filed exhibit.

Lion is subject to the informational requirements of the Exchange Act that are applicable to foreign private issuers. Accordingly, Lion is required to file or furnish reports and other information with the SEC, including annual reports on Form 20-F and reports on Form 6-K. The SEC maintains an Internet website that contains reports and other information regarding issuers that file electronically with the SEC. Lion’s filings with the SEC are available to the public through the SEC’s website at http://www.sec.gov.

As a foreign private issuer, Lion is exempt under the Exchange Act from, among other things, the rules prescribing the furnishing and content of proxy statements, and Lion’s executive officers, directors and principal and selling shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, Lion will not be required under the Exchange Act to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act.

Lion maintains a corporate website at https://thelionelectric.com/en. Information contained on, or that can be accessed through, our website does not constitute a part of this prospectus. Lion’s website address has been included in this prospectus solely for informational purposes.

Report of Independent Registered Public Accounting Firm

To the Shareholders and Directors of The Lion Electric Company

Opinion on the consolidated financial statements

We have audited the accompanying consolidated statements of financial position of The Lion Electric Company (formerly Lion Buses Inc.) (the “Company”) as of December 31, 2020 and 2019, the related consolidated statements of comprehensive loss, changes in equity and cash flows, for each of the three years in the period ended December 31, 2020, and the related notes (collectively referred to as the “consolidated financial statements”).

In our opinion, the consolidated financial statements present fairly, in all material respects, the consolidated financial position of the Company as of December 31, 2020 and 2019, and the results of its consolidated operations and its consolidated cash flows for each of the three years in the period ended December 31, 2020, in conformity with International Financial Reporting Standards (IFRS) as issued by the International Accounting Standards Board.

Basis for opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

We have served as the Company’s auditor since 2014.

/s/ Raymond Chabot Grant Thornton LLP

Montréal, Canada

February 23, 2021

The Lion Electric Company

Consolidated Statements of Financial Position

As of December 31, 2020 and 2019

(In US dollars)

	Notes	December 31, 2020	December 31, 2019
		$	$
ASSETS
Current
Inventories	5	38,073,303	12,007,744
Accounts receivable	6	18,505,072	16,903,488
Prepaid expenses		1,078,148	276,135

Current assets		57,656,523	29,187,367

Non-current
Property, plant and equipment	7	5,446,807	3,075,042
Right-of-use assets	8	7,498,724	6,573,964
Intangible assets	9	42,090,843	27,080,634
Contract asset	16	14,327,709	—

Non-current assets		69,364,083	36,729,640

Total assets		127,020,606	65,917,007

LIABILITIES
Current
Bank indebtedness and other indebtedness	10.2	28,733,983	14,078,669
Trade and other payables	11	12,404,614	6,475,697
Current portion of share-based compensation liability	15.2	35,573,558	535,592
Current portion of long-term debt	10.5	26,699,276	9,231,989
Current portion of lease liabilities	8	1,814,635	1,037,477

Current liabilities		105,226,066	31,359,424

Non-current
Share-based compensation liability	15.2	35,126,025	1,438,393
Long-term debt	10.5	118,539	2,551,893
Convertible debt instruments	12	18,866,890	—
Lease liabilities	8	5,904,473	5,632,310
Share warrant obligation	16	31,549,033	—
Common shares, retractable	13, 14	25,855,509	20,050,896

Non-current liabilities		117,420,469	29,673,492

Total liabilities		222,646,535	61,032,916

SHAREHOLDERS’ EQUITY (DEFICIENCY)
Share capital	13, 14	32,562,541	32,562,541
Conversion options on convertible debt instruments, net of tax	12	1,472,520	—
Deficit		(126,430,406)	(29,078,739)
Cumulative translation adjustment		(3,230,584)	1,400,289

Total equity (deficiency)		(95,625,929)	4,884,091

Total equity (deficiency) and liabilities		127,020,606	65,917,007

The accompanying notes are an integral part of the consolidated financial statements.

The Lion Electric Company

Consolidated Statements of Comprehensive Loss

For the years ended December 31,

(In US dollars, except per share amounts)

	Notes	2020	2019	2018
		$	$	$
Revenue		23,422,623	30,862,476	16,621,416
Cost of sales		20,277,309	20,777,779	12,903,936

Gross profit		3,145,314	10,084,697	3,717,480

Administrative expenses	15.2	59,941,972	2,936,013	2,009,740
Selling expenses	15.2	15,721,328	5,892,146	3,928,208
Finance costs	17	8,667,405	4,112,475	3,274,036
Foreign exchange loss (gain)		(681,194)	78,663	(136,511)
Change in fair value of share warrant obligation	16	16,847,470	—	—
Other		—	132,732	—

Loss before income taxes		(97,351,667)	(3,067,332)	(5,357,993)
Income taxes	18	—	4,000	—

Net loss for the year		(97,351,667)	(3,071,332)	(5,357,993)
Other comprehensive income (loss)
Item that will be subsequently reclassified to net loss
Foreign currency translation adjustment		(4,630,873)	234,375	(306,241)

Comprehensive loss for the year		(101,982,540)	(2,836,957)	(5,664,234)

Loss per share
Basic loss per share	19	(3.64)	(0.12)	(0.22)

Diluted loss per share	19	(3.64)	(0.12)	(0.22)

The accompanying notes are an integral part of the consolidated financial statements.

The Lion Electric Company

Consolidated Statements of Changes in Equity

For the years ended December 31, 2020, 2019 and 2018

(In US dollars, except for number of shares)

	Notes	Number of shares	Share capital	Conversion options	Deficit	Cumulative translation adjustment	Total equity (deficiency)
			$	$	$	$	$
Balance at January 1, 2020		26,775,004	32,562,541	—	(29,078,739)	1,400,289	4,884,091
Issuance of convertible debt instruments	12	—	—	1,472,520	—	—	1,472,520
Net loss for the year		—	—	—	(97,351,667)	—	(97,351,667)
Other comprehensive loss
Foreign currency translation adjustment		—	—	—	—	(4,630,873)	(4,630,873)

Balance at December 31, 2020		26,775,004	32,562,541	1,472,520	(126,430,406)	(3,230,584)	(95,625,929)

Balance at January 1, 2019		24,543,759	26,333,635	—	(26,007,407)	1,165,914	1,492,142
Issue of share capital and transaction with owners	13	2,231,245	6,228,906	—	—	—	6,228,906
Net loss for the year		—	—	—	(3,071,332)	—	(3,071,332)
Other comprehensive income
Foreign currency translation adjustment		—	—	—	—	234,375	234,375

Balance at December 31, 2019		26,775,004	32,562,541	—	(29,078,739)	1,400,289	4,884,091

Balance at January 1, 2018		24,543,759	26,333,635	—	(20,649,414)	1,472,155	7,156,376
Net loss for the year		—	—	—	(5,357,993)	—	(5,357,993)
Other comprehensive loss
Foreign currency translation adjustment		—	—	—	—	(306,241)	(306,241)

Balance at December 31, 2018		24,543,759	26,333,635	—	(26,007,407)	1,165,914	1,492,142

The accompanying notes are an integral part of the consolidated financial statements.

The Lion Electric Company

Consolidated Statements of Cash Flows

For the years ended December 31,

(In US dollars)

	Notes	2020	2019	2018
		$	$	$
OPERATING ACTIVITIES
Net loss for the year		(97,351,667)	(3,071,332)	(5,357,993)
Non-cash items:
Amortization—property, plant and equipment	7	764,068	313,342	170,575
Amortization—right-of-use assets	8	1,444,204	653,210	537,218
Amortization—intangible assets	9	487,876	249,658	136,765
Stock-based compensation	15.2	65,248,941	1,421,973	522,600
Accretion expense on common shares, retractable	17	4,791,806	2,746,799	3,050,375
Accretion expense on balance of purchase price payable related to the acquisition of the dealership rights	17	582,018	494,581	—
Accretion expense on convertible debt instruments		1,034,927	—	—
Accretion expense, other		—	44,391	65,740
Change in fair value of share warrant obligation	16	16,847,470	—	—
Unrealized foreign exchange loss (gain)		7,893	(145,872)	—
Net change in working capital items	20	(20,915,636)	(10,110,689)	(1,335,088)

Cash flows used in operating activities		(27,058,100)	(7,403,939)	(2,209,808)

INVESTING ACTIVITIES
Acquisition of property, plant and equipment		(2,897,237)	(1,759,828)	(413,072)
Acquisition of intangible assets		(16,539,159)	(12,349,283)	(7,871,009)
Government assistance related to intangible assets		2,842,172	1,403,325	1,320,962
Contract asset, other costs	16	(199,790)	—	—

Cash flows used in investing activities		(16,794,014)	(12,705,786)	(6,963,119)

FINANCING ACTIVITIES
Net change in credit facilities		7,272,073	6,283,827	3,766,304
Repayment of loans on research and development tax credits and subsidies receivable		(3,242,248)	(2,385,259)	(2,363,588)
Loans on research and development tax credits receivable and subsidies receivable		9,699,300	3,489,336	2,442,695
Net change in loans from shareholders exercising significant influence		—	—	(27,895)
Long-term debt		15,021,339	7,572,316	—
Repayment of long-term debt		(1,659,855)	(1,517,192)	(256,935)
Repayment of lease liabilities		(1,327,707)	(619,267)	(513,375)
Proceeds from issuance of convertible debt instruments, net of issuance costs		18,698,168	—	—
Share issue		—	7,429,973	—
Share redemption		—	(150,020)	—
Share issue expenses		—	—	(24,386)

Cash flows from financing activities		44,461,070	20,103,714	3,022,820

Effect of exchange rate changes on cash held in foreign currency		(531,924)	59,927	(182,325)

Net increase (decrease) in cash		77,032	53,916	(6,332,432)
Bank overdraft, beginning of year		(168,108)	(222,024)	6,110,408

Bank overdraft, end of year		(91,076)	(168,108)	(222,024)

The accompanying notes are an integral part of the consolidated financial statements.

	Notes	2020	2019	2018
		$	$	$
Other information on cash flows related to operating activities:
Income taxes paid		—	4,000	—
Interest paid		3,249,129	1,143,828	251,858
Interest paid under lease liabilities		277,375	52,296	38,991

The accompanying notes are an integral part of the consolidated financial statements.

The Lion Electric Company

Notes to the Consolidated Financial Statements

For the years ended December 31, 2020, 2019 and 2018

(In US dollars)

1.	NATURE OF OPERATIONS

The principal activities of The Lion Electric Company (formerly Lion Buses Inc.) (“Lion” or the “Company”) and its subsidiaries (together referred to as the “Group”) include design, development of technology and sales for all-electric heavy-duty urban vehicles including battery systems, chassis, bus bodies and truck cabins. The Group also distributes truck and bus parts and accessories.

On November 24, 2020, the Company amended its name from Lion Buses Inc. to The Lion Electric Company.

2.	GENERAL INFORMATION AND STATEMENT OF COMPLIANCE WITH IFRS

The Company is incorporated under the Business Corporations Act (Quebec) and is the Group’s ultimate parent company. Its registered office and principal place of business is 921, chemin de la Riviere-du-Nord, Saint-Jérôme, Quebec, Canada. The consolidated financial statements of the Group have been prepared in accordance with International Financial Reporting Standards (IFRS) as issued by the International Accounting Standards Board (IASB).

The consolidated financial statements for the year ended December 31, 2020 were approved and authorized for issue by the Board of Directors on February 23, 2021.

3.	SUMMARY OF ACCOUNTING POLICIES

3.1 Overall considerations

The consolidated financial statements have been prepared using the significant accounting policies and measurement bases that are in effect at December 31, 2020, as summarized below. These were used throughout all periods presented in the consolidated financial statements.

3.2 Basis of consolidation

The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary The Lion Electric Co. USA Inc. as of December 31, 2020 and 2019 and Lion Electric Merger Sub Inc. as of December 31, 2020. The subsidiaries have a reporting date of December 31.

Subsidiaries are all entities over which the Group has the power to control the financial and operating policies. The Group obtains and exercises control when it is exposed, or has rights, to variable returns from its involvement with the investee and has the ability to affect those returns through its power over the investee.

All transactions and balances between Group companies are eliminated on consolidation, including unrealized gains and losses on transactions between Group companies. Where unrealized losses on intra-group asset sales are reversed on consolidation, the underlying asset is also tested for impairment from a group perspective. Amounts reported in the financial statements of the subsidiary have been adjusted where necessary to ensure consistency with the accounting policies adopted by the Group.

3.3 Foreign currency translation

Functional and presentation currency

The consolidated financial statements are presented in United States (“US”) dollars. The functional currency of the parent company and its subsidiaries is the Canadian dollar.

The functional currency of the entities in the Group has remained unchanged during the reporting periods.

The Lion Electric Company

Notes to the Consolidated Financial Statements

(continued)

Foreign currency translation

Foreign currency transactions are translated into the functional currency of the respective Group entity, using the exchange rates prevailing at the dates of the transactions (spot exchange rate). Foreign exchange gains and losses resulting from the settlement of such transactions and from the remeasurement of monetary items denominated in foreign currency at year-end exchange rates are recognized in profit or loss.

Non-monetary items are not retranslated at year-end and are measured at historical cost (translated using the exchange rates at the transaction date), except for non-monetary items measured at fair value which are translated using the exchange rates at the date when fair value was determined.

The Group’s Canadian dollar financial statements are translated to US dollars as follows: assets and liabilities are translated at the closing rate in effect at the reporting date and income and expenses are translated at the average exchange rate for the period. The share capital account is translated at rates in effect at the time of issuance. Exchange gains or losses resulting from the translation of the Group’s accounts into the reporting currency are reported as foreign currency translation adjustment within other comprehensive income (loss) and presented as a separate component of shareholders’ equity.

3.4 Segment reporting

The Group has only one operating segment: the manufacturing and sale of electric vehicles in Canada and the United States.

3.5 Revenue

The Group’s principal sources of revenue are the sale of all-electric medium and heavy-duty urban vehicles. To determine whether to recognize revenue, the Group follows a 5-step process:

•	Identifying the contract with a customer;

•	Identifying the performance obligations;

•	Determining the transaction price;

•	Allocating the transaction price to the performance obligations; and

•	Recognizing revenue when/as performance obligation(s) are satisfied.

Revenue is recognized at a point in time, when the Group satisfies performance obligations by transferring control of the goods to its customers, which generally occur when the goods are delivered to the customers and when the customer confirms acceptance.

The Group guarantees its products against defects for periods varying from one year to eight years. An allowance for warranty expense is recorded when the revenue for the related product is recognized. The allowance is based upon the terms of the warranty, the Group’s historical experience and management estimates of future expense for replacement or repairs. The corresponding expense is recorded in cost of goods sold.

3.6 Operating expenses

Operating expenses are recognized in profit or loss upon utilization of the service or at the date of their origin. Expenditure for warranties is recognized and charged against the associated provision when the related revenue is recognized.

The Lion Electric Company

Notes to the Consolidated Financial Statements

(continued)

3.7 Borrowing costs

Borrowing costs directly attributable to the acquisition, construction or production of a qualifying asset are capitalized during the period of time that is necessary to complete and prepare the asset for its intended use or sale. Other borrowing costs are expensed in the period in which they are incurred and reported in finance costs.

3.8 Intangible assets

Initial recognition

Acquired software

Acquired computer software licences are capitalized on the basis of the costs incurred to acquire and install the specific software.

Dealership rights with an indefinite useful life

Dealership rights with an indefinite useful life are recorded initially at cost and are not amortized. Because the acquisition was based on future sales of a product, the Group has elected to measure the cost based on a financial liability model, whereby the fair value of all variable payments under the contract are recorded on initial recognition of the asset with a corresponding liability. Any re-measurements of the related liability are recognized in earnings. The cost also includes any directly attributable costs of preparing the asset for its intended use. Directly attributable costs include professional fees arising directly from bringing the asset to its working conditions.

Dealership rights are subject to asset impairment testing as described below. The useful life is reviewed each period to determine whether events and circumstances continue to support an indefinite useful life assessment.

Internally developed intangible assets

Expenditure on the research phase is recognized as an expense as incurred.

Costs that are directly attributable to a project’s development phase are recognized as intangible assets, provided they meet the following recognition requirements:

•	the development costs can be measured reliably;

•	the project is technically and commercially feasible;

•	the Group intends to and has sufficient resources to complete the project;

•	the Group has the ability to use or sell the intangible assets; and

•	the intangible assets will generate probable future economic benefits.

Development costs not meeting these criteria for capitalization are expensed as incurred.

Directly attributable costs include employee costs incurred along with an appropriate portion of relevant overheads and subcontractors fees.

Subsequent measurement

All finite-live intangible assets are accounted for using the cost model whereby capitalized costs are amortized on a straight-line basis over their estimated useful lives, as these assets are considered finite. Residual values and useful lives are reviewed at each reporting date. In addition, they are subject to impairment testing as described below. The following useful lives are applied:

•	Software: 5 years

•	Development costs: According to production of 7,000 units

The Lion Electric Company

Notes to the Consolidated Financial Statements

(continued)

3.9 Property, plant and equipment

Property, plant and equipment are initially recognized at acquisition cost, including any costs directly attributable to bringing the assets to the location and condition necessary for it to be capable of operating in the manner intended by the Group’s management. Property, plant and equipment are subsequently measured using the cost model, at cost less accumulated amortization and impairment losses.

Amortization is recognized on a straight-line basis to write down the cost less estimated residual value of property, plant and equipment. The following useful lives are applied:

•	Leasehold improvements: remaining lease term

•	Machinery and equipment: according to production of 7,000 units and 5 years

•	Rolling stock: 5 years

•	Computer equipment : 5 years

•	Furniture and office equipment: 10 years

•	Production moulds: according to production of 1,250 units

•	Master patterns and templates: according to production of 7,000 units

•	Prototypes: 3 years

In the case of right-of-use assets, expected useful lives are determined by reference to comparable owned assets or the lease term, if shorter. Material residual value estimates and estimates of useful life are updated as required, but at least annually.

3.10 Leased assets

For any new contracts, the Group assesses whether a contract is, or contains a lease. A lease is defined as “a contract, or part of a contract, that conveys the right to use an asset (the underlying asset) for a period of time in exchange for consideration”. To apply this definition the Group assesses whether the contract meets three key evaluations which are whether:

•	the contract contains an identified asset, which is either explicitly identified in the contract or implicitly specified by being identified at the time the asset is made available to the Group;

•

the Group has the right to obtain substantially all of the economic benefits from use of the identified asset throughout the period of use, considering its rights within the defined scope of the contract;

•

the Group has the right to direct the use of the identified asset throughout the period of use. The Group assesses whether it has the right to direct “how and for what purpose” the asset is used throughout the period of use.

Measurement and recognition of leases as a lessee

At a lease commencement date, the Group recognizes a right-of-use asset and a lease liability on the consolidated statement of financial position. The right-of-use asset is measured at cost, which is made up of the initial measurement of the lease liability, any initial direct costs incurred by the Group, an estimate of any costs to dismantle and remove the asset at the end of the lease, and any lease payments made in advance of the lease commencement date (net of any incentives received).

The Lion Electric Company

Notes to the Consolidated Financial Statements

(continued)

The Group depreciates the right-of-use assets on a straight-line basis from the lease commencement date to the earlier of the end of the useful life of the right-of-use asset or the end of the lease term. The Group also assesses the right-of-use asset for impairment when such indicators exist.

At the commencement date, the Group measures the lease liability at the present value of the lease payments unpaid at that date, discounted using the interest rate implicit in the lease if that rate is readily available or the Group’s incremental borrowing rate. The Incremental borrowing rate is the estimated rate that the Group would have to pay to borrow the same amount over a similar term, and with similar security to obtain an asset of equivalent value. This rate is adjusted should the lessee entity have a different risk profile to that of the Group.

Lease payments included in the measurement of the lease liability are made up of fixed payments (including in substance fixed), variable payments based on an index or rate, amounts expected to be payable under a residual value guarantee and payments arising from options reasonably certain to be exercised.

Subsequent to initial measurement, the liability will be reduced for payments made and increased for interest. It is remeasured to reflect any reassessment or modification, or if there are changes in fixed and in substance fixed payments.

When the lease liability is remeasured, the corresponding adjustment is reflected in the right-of-use asset, or profit and loss if the right-of-use asset is already reduced to zero.

The Group has elected to account for short-term leases and leases of low-value assets, if any, using the practical expedients. Instead of recognizing a right-of-use asset and lease liability, the payments in relation to these are recognized as an expense in profit or loss on a straight-line basis over the lease term.

3.11 Impairment testing of intangible assets, property, plant and equipment and right-of-use assets

For impairment assessment purposes, assets are grouped at the lowest levels for which there are largely independent cash inflows (cash-generating units). As a result, some assets are tested individually for impairment and some are tested at the cash-generating unit level. Cash-generating units to which intangible assets with indefinite useful lives have been allocated (determined by the Group’s management as equivalent to its operating segments) are tested for impairment at least annually. All other individual assets or cash-generating units are tested for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable.

An impairment loss is recognized for the amount by which the asset’s or cash-generating unit’s carrying amount exceeds its recoverable amount, which is the higher of fair value less costs to sell and value-in-use. To determine the value-in-use, management estimates expected future cash flows from each cash-generating unit and determines a suitable interest rate in order to calculate the present value of those cash flows. The data used for impairment testing procedures are directly linked to the Group’s latest approved budget, adjusted as necessary to exclude the effects of future reorganizations and asset enhancements. Discount factors are determined individually for each cash-generating unit and reflect management’s assessment of respective risk profiles, such as market and asset-specific risks factors.

Impairment losses for cash-generating units are charged pro rata to the assets in the cash-generating unit. All assets are subsequently reassessed for indications that an impairment loss previously recognized may no longer exist. An impairment charge is reversed if the cash-generating unit’s recoverable amount exceeds its carrying amount.

3.12 Inventories

Finished goods, goods in process and raw materials are valued at the lower of cost and net realizable value. Cost is determined using the identified cost method for finished goods and goods in process while the cost of raw materials is determined using the weighted average cost method. Supplier rebates are deducted to determine the cost of purchase.

The Lion Electric Company

Notes to the Consolidated Financial Statements

(continued)

The cost of inventories includes all purchase, conversion and other costs incurred to bring the inventories to their present location and condition. The net realizable value represents the estimated selling price in the normal course of business less the estimated costs necessary to make the sale. The amount of any write-down of inventories to net realizable value and all losses of inventories are recognized as an expense in the year the write-down or loss occurs. The amount of any reversal of any write-down of inventories, arising from an increase in net realizable value, is recognized as a reduction in the amount of inventories recognized as an expense in the year in which the reversal occurs.

3.13 Financial instruments

Recognition and derecognition

Financial assets and financial liabilities are recognized when the Group becomes a party to the contractual provisions of the financial instrument.

Financial assets are derecognized when the contractual rights to the cash flows from the financial asset expire, or when the financial asset and all substantial risks and rewards are transferred. A financial liability is derecognized when it is extinguished, discharged, cancelled or expires.

Classification and initial measurement of financial assets

Except for those trade receivables that do not contain a significant financing component and are measured at the transaction price in accordance with IFRS 15, all financial assets are initially measured at fair value adjusted for transaction costs (where applicable).

Financial assets, other than those designated and effective as hedging instruments, are classified into the following categories:

•	amortized cost;

•	fair value through profit or loss (FVTPL);

•	fair value through other comprehensive income (FVOCI).

In the periods presented, the Group does not have any financial assets categorized as FVTPL or FVOCI.

The classification is determined by both:

•	the entity’s business model for managing the financial asset;

•	the contractual cash flow characteristics of the financial asset.

All income and expenses relating to financial assets that are recognized in profit or loss are presented within finance costs, finance income or other financial items, except for impairment of trade receivables which is presented within other expenses.

Subsequent measurement of financial assets

Financial assets at amortized cost

Financial assets are measured at amortized cost if the assets meet the following conditions (and are not designated as FVTPL):

•	they are held within a business model whose objective is to hold the financial assets and collect its contractual cash flows;

•	the contractual terms of the financial assets give rise to cash flows that are solely payments of principal and interest on the principal amount outstanding.

The Lion Electric Company

Notes to the Consolidated Financial Statements

(continued)

After initial recognition, these are measured at amortized cost using the effective interest method. Discounting is omitted where the effect of discounting is immaterial. Trade receivables, incentives from “support program for the deployment of electric school buses” and from “zero-emission truck and bus program” receivable and other government assistance receivable are classified within this category.

Impairment of financial assets

The Group uses the expected credit losses impairment model with respect to its financial assets carried at amortized cost. The amount of expected credit losses is updated at each reporting date to reflect changes in credit risk since the initial recognition of the respective financial instrument.

The Group accounts for the expected credit losses using the simplified approach over the life of financial assets measured at amortized cost. Expected credit losses over the life of the asset are expected credit losses for all of the default events that a financial instrument may experience over its expected life. The assessment of expected credit losses reflects reasonable and justifiable information about past events, current circumstances and forecasts of events and economic conditions and takes into account the factors specific to the account receivable, the general condition of the economy and a current as well as expected appreciation of the condition prevailing at the statement of financial position date, including the time value of the money, if any.

Classification and measurement of financial liabilities

The Group’s financial liabilities measured at amortized cost include bank overdraft, credit facilities, trade and other payables (excluding non-financial liabilities), loans on the research and development tax credits and subsidies receivable, long-term debt, convertible debt instruments, and common shares retractable. The share warrant obligation is a derivative financial liability measured at FVTPL.

Financial liabilities are initially measured at fair value, and, where applicable, adjusted for transaction costs unless the Group designated a financial liability at fair value through profit or loss.

Subsequently, financial liabilities are measured at amortized cost using the effective interest method except for derivatives and financial liabilities designated at FVTPL, which are carried subsequently at fair value with gains or losses recognized in profit or loss.

All interest-related charges and, if applicable, changes in an instrument’s fair value that are reported in profit or loss are included within finance costs or finance income.

Compound financial instruments

The component parts of compound financial instruments (convertible debt instruments) issued by the Group are classified separately as financial liabilities and equity component in accordance with the substance of the contractual arrangements and the definitions of a financial liability and an equity instrument. At the date of issue, the liability component is recognized at fair value, which is estimated using the borrowing rate available for similar non-convertible instruments.

Subsequently, the liability component is measured at amortized cost using the effective interest method until extinguished upon conversion or at maturity. The value of the conversion option classified as equity component is determined at the date of issue by deducting the amount of the liability component from the fair value of the compound instrument as a whole. This amount is recognized in equity, net of income tax effects, and is not subsequently remeasured. When and if the conversion option is exercised, the equity component of convertible debt instruments will be transferred to share capital. If the conversion option remains unexercised at the maturity date of the convertible debt instruments, the equity component of the convertible debt instruments will be transferred to another equity account. No gain or loss is recognized upon conversion or expiration of the conversion option.

Transaction costs related to the issue of convertible debt instruments are allocated to the liability and equity component in proportion to the initial carrying amounts. Transaction costs relating to the equity component are recognized directly in equity. Transaction costs relating to the liability component are included in the carrying amount of the liability component and are amortized over the term of the convertible debt instruments using the effective interest method.

The Lion Electric Company

Notes to the Consolidated Financial Statements

(continued)

3.14 Income taxes

Tax expense recognized in profit or loss comprises the sum of deferred tax and current tax not recognized in other comprehensive income or directly in equity.

The calculation of current tax and deferred tax is based on tax rates and tax laws that have been enacted or substantively enacted by the end of the reporting period. Deferred income taxes are calculated using the balance sheet liability method.

Deferred tax assets are recognized to the extent that it is probable that the underlying tax loss or deductible temporary difference will be utilized against future taxable income. This is assessed based on the Group’s forecast of future operating results, adjusted for significant non-taxable income and expenses and specific limits on the use of any unused tax loss or credit.

Deferred tax liabilities are generally recognized in full, although IAS 12, Income Taxes, specifies limited exemptions. As a result of these exemptions the Group does not recognize deferred tax on temporary differences relating to goodwill, or to its investments in subsidiaries. The Group does not offset deferred tax assets and liabilities unless it has a legally enforceable right to do so and intends to settle on a net basis.

3.15 Cash and cash equivalents

Cash and cash equivalents comprise cash on hand and demand deposits, together with other short- term, highly liquid investments that are readily convertible into known amounts of cash and which are subject to an insignificant risk of changes in value.

3.16 Equity

Share capital represents the amounts received on the issue of shares less share issue expenses.

Deficit includes all current and prior year losses. All transactions with owners of the parent company are recorded separately within equity.

Cumulative translation adjustment comprises foreign currency translation differences arising from the translation of the consolidated financial statements of the Group into the U.S. dollar, the presentation currency (see Note 3.3).

Conversion options on convertible debt instruments represents the equity component of compound financial instruments (see Note 3.13).

3.17 Share-based employee remuneration

The Group has a stock option plan for its key employees, which is described in Note 15.2. The related share-based payments to employees, officers and consultants are measured at fair value at grant date. The fair value of share-based payments is recognized as an expense over the vesting period with a corresponding increase to liability, because the Group could be required to settle the options in cash.

The fair value of stock options granted is measured using the Black-Scholes option pricing model and takes into account the terms and conditions upon which the options were granted.

The liability is re-measured to fair value at each reporting date up to, and including the settlement date, with changes in fair value recognized in net earnings. The liability is recorded on the Group’s consolidated statement of financial position under the caption share-based compensation liability, current for vested options and non-current for non-vested options.

The Lion Electric Company

Notes to the Consolidated Financial Statements

(continued)

3.18 Provisions, contingent assets and contingent liabilities

Provisions for product warranties, legal disputes, onerous contracts or other claims are recognized when the Group has a present legal or constructive obligation as a result of a past event, it is probable that an outflow of economic resources will be required from the Group and amounts can be estimated reliably. Timing or amount of the outflow may still be uncertain. Restructuring provisions are recognized only if a detailed formal plan for the restructuring has been developed and implemented, or management has at least announced the plan’s main features to those affected by it. Provisions are not recognized for future operating losses.

Provisions are measured at the estimated expenditure required to settle the present obligation, based on the most reliable evidence available at the reporting date, including the risks and uncertainties associated with the present obligation. Where there are a number of similar obligations, the likelihood that an outflow will be required in settlement is determined by considering the class of obligations as a whole. Provisions are discounted to their present values, where the time value of money is material. Any reimbursement that the Group can be virtually certain to collect from a third party with respect to the obligation is recognized as a separate asset. However, this asset may not exceed the amount of the related provision. In those cases where the possible outflow of economic resources as a result of present obligations is considered improbable or remote, no liability is recognized.

3.19 Government assistance

Government assistance related to current expenses is accounted for as a reduction of related expenses while assistance related to the acquisition of non-current assets is accounted for as a reduction of the related non-current assets.

Government assistance is accrued in the year in which the current expenses or the capital expenditures are incurred, provided that the Group is reasonably certain that it will be received.

Since government assistance resulting from the Canada Emergency Wage Subsidy program may be examined by tax authorities, retroactive application clarifications were introduced after the program was announced and some rules may be interpreted differently by the tax authorities, it is possible that the amount granted will differ from the amounts recorded.

3.20 Research and development tax credits

Tax credits related to current expenses are accounted for as a reduction of related expenses while tax credits related to the acquisition or development of non-current assets are accounted for as a reduction of the related non-current assets.

Reimbursable tax credits are accrued in the year in which the expenditures are incurred, provided that the Group is reasonably certain that the credits will be received. The tax credits must be examined and approved by the tax authorities and it is possible that the amounts granted will differ from the amounts recorded.

3.21 Significant management judgements in applying accounting policies and estimation uncertainty

Significant management judgements

The following are significant management judgements in applying the accounting policies of the Group that have the most significant effect on the consolidated financial statements.

Capitalization of internally developed intangible assets

Distinguishing the research and development phases of a new customized project and determining whether the recognition requirements for the capitalization of development costs are met require judgment. After capitalization, management monitors whether the recognition requirements continue to be met and whether there are any indicators that capitalized costs may be impaired.

The Lion Electric Company

Notes to the Consolidated Financial Statements

(continued)

Recognition of deferred tax assets

The extent to which deferred tax assets can be recognized is based on an assessment of the probability of the Group’s future taxable income against which the deferred tax assets can be utilized. In addition, significant judgement is required in assessing the impact of any legal or economic limits or uncertainties in various tax jurisdictions.

Estimation uncertainty

Information about estimates and assumptions that have the most significant effect on recognition and measurement of assets, liabilities, income and expenses is provided below. Actual results may be substantially different.

Tax credits receivable

The calculation of the Group’s tax credits receivable involves a degree of estimation and judgment in respect of certain items whose tax treatment cannot be finally determined until a notice of assessment has been issued by the relevant taxation authority and payment has been received or applied against income taxes otherwise payable.

Impairment of non-financial assets

In assessing impairment, management estimates the recoverable amount of each asset or cash-generating units based on expected future cash flows and uses an interest rate to discount them. Estimation uncertainty relates to assumptions about future operating results and the determination of a suitable discount rate.

Leases

Recognizing leases requires judgement and use of estimates and assumptions. Judgement is used to determine whether there is reasonable certainty that a lease extension or cancellation option will be exercised. Furthermore, management estimates are used to determine the lease terms and the appropriate interest rate to establish the lease liability.

Useful lives of depreciable assets

Management reviews its estimate of the useful lives of depreciable assets at each reporting date, based on the expected utility of the assets. Uncertainties in these estimates relate to technical obsolescence that may change the utility of certain software and computer equipment. Technical obsolescence also can affect development costs as technology evolve.

Inventories

Management estimates the net realizable values of inventories, taking into account the most reliable evidence available at each reporting date. The future realization of these inventories may be affected by future technology or other market-driven changes that may reduce future selling prices.

Fair value measurement

Management uses various valuation techniques to determine the fair value of financial instruments, where active market quotes are not available. This involves developing estimates and assumptions consistent with how market participants would price the instrument. Management bases its assumptions on observable data as far as possible but this is not always available. In that case, management uses the best information available. Estimated fair values may vary from the actual prices that would be achieved in an arm’s length transaction at the reporting date.

The Lion Electric Company

Notes to the Consolidated Financial Statements

(continued)

Share-based compensation and share warrant obligation

Management assesses the fair value of stock options and the share warrant obligation using the Black-Scholes valuation model. The Black-Scholes model require management to make estimates and assumptions with respect to inputs including the risk-free interest rate, volatility and expected option or warrant life.

3.22 Standards, amendments and Interpretations to existing Standards that are not yet effective and have not been adopted early by the Group

At the date of authorization of these consolidated financial statements, several new, but not yet effective, standards and amendments to existing standards, and interpretations have been published by the IASB. None of these standards or amendments to existing standards have been adopted early by the Group.

Management anticipates that all relevant pronouncements will be adopted for the first period beginning on or after the effective date of the pronouncement. New standards, amendments and interpretations not adopted in the current year have not been disclosed as they are not expected to have a material impact on the Group’s consolidated financial statements.

4.	SEGMENT REPORTING

	Year ended December 31, 2020
	Canada	United States	Total
	$	$	$
Revenue	11,594,344	11,828,279	23,422,623

	Year ended December 31, 2019
	Canada	United States	Total
	$	$	$
Revenue	11,732,218	19,130,258	30,862,476

	Year ended December 31, 2018
	Canada	United States	Total
	$	$	$
Revenue	9,564,564	7,056,852	16,621,416

During the year ended December 31, 2020, 40.5% (year ended December 31, 2019: 10.15%; year ended December 31, 2018: 49.2%) of the Group’s revenue depended on three customers, 16.4%, 13.4% and 10.7% respectively (2019: one customer 10.15%; 2018: two customers 38.8% and 10.4% respectively).

	December 31, 2020
	Canada	United States	Total
	$	$	$
Property, plant and equipment	5,050,367	396,440	5,446,807
Right-of-use assets	5,586,207	1,912,517	7,498,724
Intangible assets	36,615,165	5,475,678	42,090,843
Contract asset	14,327,709	—	14,327,709

Total long-term assets	61,579,448	7,784,635	69,364,083

	December 31, 2019
	Canada	United States	Total
	$	$	$
Property, plant and equipment	2,950,444	124,598	3,075,042
Right-of-use assets	5,764,937	809,027	6,573,964
Intangible assets	21,707,537	5,373,097	27,080,634

Total long-term assets	30,422,918	6,306,722	36,729,640

The Lion Electric Company

Notes to the Consolidated Financial Statements

(continued)

5.	INVENTORIES

Inventories consist of the following:

	December 31, 2020	December 31, 2019
	$	$
Raw materials	26,136,700	6,332,464
Goods in process	6,970,369	1,125,839
Finished goods	4,966,234	4,549,441

	38,073,303	12,007,744

The amount of inventories recognized as expense during the year totals $19,523,781 ($19,601,035 in 2019; $12,165,504 in 2018).

6.	ACCOUNTS RECEIVABLE

Accounts receivable consist of the following:

	December 31, 2020	December 31, 2019
	$	$
Trade receivables, gross	8,692,439	7,447,626
Allowance for credit losses	—	(84,991)

Trade receivables, net	8,692,439	7,362,635
Incentives from “support program for the deployment of electric school buses” and from “zero-emission truck and bus program” receivable	5,216,118	5,284,842
Other government assistance receivable	724,367	1,674,479

Financial assets	14,632,924	14,321,956

Commodity taxes receivable	943,523	649,718
Other tax credits receivable	38,486	37,725
Research and development tax credits receivable	2,890,139	1,894,089

Non-financial assets	3,872,148	2,581,532

	18,505,072	16,903,488

All amounts are short-term. The net carrying value of trade receivables is considered a reasonable approximation of fair value.

As of December 31, 2020, amounts owing from two customers represent 38.5% and 26.5%, respectively, of the total trade accounts receivable (one customer representing 24.6% as of December 31, 2019).

The Lion Electric Company

Notes to the Consolidated Financial Statements

(continued)

7.	PROPERTY, PLANT AND EQUIPMENT

Details of the Group’s property, plant and equipment and their carrying amounts are as follows:

	Leasehold improvements	Machinery and equipment	Rolling stock	Computer equipment	Furniture and office equipment	Production moulds	Master patterns and templates	Prototypes	Total
	$	$	$	$	$	$	$	$	$
GROSS CARRYING AMOUNT
Balance at January 1, 2020	935,981	1,123,911	249,217	534,977	250,312	330,075	470,725	76,823	3,972,021
Additions	960,722	799,539	145,672	711,348	221,472	76,128	43,462	—	2,958,343
Foreign currency translation adjustment	69,448	64,743	12,690	48,240	16,705	10,655	11,766	1,547	235,794

Balance at December 31, 2020	1,966,151	1,988,193	407,579	1,294,565	488,489	416,858	525,953	78,370	7,166,158

AMORTIZATION
Balance at January 1, 2020	324,332	64,534	57,037	182,205	67,343	87,259	40,305	73,964	896,979
Amortization	421,329	28,996	59,138	168,399	53,551	24,337	5,548	2,770	764,068
Foreign currency translation adjustment	28,723	2,826	4,264	12,538	4,177	3,039	1,101	1,636	58,304

Balance at December 31, 2020	774,384	96,356	120,439	363,142	125,071	114,635	46,954	78,370	1,719,351

Carrying amount December 31, 2020	1,191,767	1,891,837	287,140	931,423	363,418	302,223	478,999	—	5,446,807

GROSS CARRYING AMOUNT
Balance at January 1, 2019	324,059	572,119	101,226	255,511	190,174	128,035	372,776	70,173	2,014,073
Additions	583,026	511,944	139,876	260,972	49,497	191,462	77,511	3,051	1,817,339
Foreign currency translation adjustment	28,896	39,848	8,115	18,494	10,641	10,578	20,438	3,599	140,609

Balance at December 31, 2019	935,981	1,123,911	249,217	534,977	250,312	330,075	470,725	76,823	3,972,021

AMORTIZATION
Balance at January 1, 2019	196,705	44,646	25,944	93,652	28,396	56,931	32,780	70,173	549,227
Amortization	115,238	17,267	29,158	82,069	36,725	26,882	5,750	253	313,342
Foreign currency translation adjustment	12,389	2,621	1,935	6,484	2,222	3,446	1,775	3,538	34,410

Balance at December 31, 2019	324,332	64,534	57,037	182,205	67,343	87,259	40,305	73,964	896,979

Carrying amount December 31, 2019	611,649	1,059,377	192,180	352,772	182,969	242,816	430,420	2,859	3,075,042

During the year, rolling stock in the amount of $61,106 ($57,511 in 2019) was acquired under an instalment-type contract.

Amortization has been allocated as follows in the consolidated statements of comprehensive loss:

	2020	2019	2018
	$	$	$
Cost of sales	88,615	154,682	99,260
Administrative expenses	675,453	158,660	71,315

	764,068	313,342	170,575

The Lion Electric Company

Notes to the Consolidated Financial Statements

(continued)

8.	LEASES

The Group has entered into leases agreements for the rental of premises and rolling stock. The leases have an initial term of 2 to 7 years and some have a renewal option after that date. The lease terms are negotiated individually and encompass a wide range of different terms and conditions.

Right-of-use assets

	Premises	Rolling stock	Total
	$	$	$
Balance at January 1, 2020	6,371,563	202,401	6,573,964
Additions	2,177,758	19,204	2,196,962
Amortization	(1,366,378)	(77,826)	(1,444,204)
Foreign currency translation adjustment	171,014	988	172,002

Balance at December 31, 2020	7,353,957	144,767	7,498,724

	Premises	Rolling stock	Total
	$	$	$
Balance at January 1, 2019	820,890	102,222	923,112
Additions	5,976,912	162,289	6,139,201
Amortization	(583,947)	(69,263)	(653,210)
Foreign currency translation adjustment	157,708	7,153	164,861

Balance at December 31, 2019	6,371,563	202,401	6,573,964

Lease liabilities

Balance at January 1, 2020	6,669,787
Additions	2,196,962
Lease payments	(1,327,707)
Foreign currency translation adjustment	180,066

Balance at December 31, 2020	7,719,108
Current portion	1,814,635

Non-current portion	5,904,473

Balance at January 1, 2019	981,330
Additions	6,139,201
Lease payments	(619,267)
Foreign currency translation adjustment	168,523

Balance at December 31, 2019	6,669,787
Current portion	1,037,477

Non-current portion	5,632,310

See Notes 17 and 20 for information on interest expense on lease liabilities.

Contractual undiscounted payments under lease liabilities are as follows:

December 31, 2020
$
Within one year	1,814,635
1 to 2 years	3,611,369
2 to 5 years	2,911,846
After 5 years	99,619

Total	8,437,469

The Lion Electric Company

Notes to the Consolidated Financial Statements

(continued)

Other amounts recognized in profit or loss

	2020	2019	2018
	$	$	$
Expense relating to variable lease payments not included in lease liabilities	84,685	45,493	4,500

Variable payments

Some leases for premises require repayment of a portion of the lessor’s payments for property taxes, insurance and operating expenses such as power, maintenance, administration and security; these amounts vary based on the use and wear and tear of the office space. The final lease payments are determined each year.

Renewal option

Some leases include renewal options that can be exercised at the Group’s option. These options are used to maximize the operational flexibility of the Group’s activities. These options are not reflected in measuring lease liabilities in many cases because the options are not reasonably certain to be exercised by the Group. The Group’s practice is to ensure that space or rolling stock meets its needs, which evolve over time.

9.	INTANGIBLE ASSETS

Details of the Group’s intangible assets and their carrying amounts are as follows:

	Software	Development costs (a)	Dealership rights (b)	Total
	$	$	$	$
GROSS CARRYING AMOUNT
Balance at January 1, 2020	1,255,871	21,140,220	5,356,051	27,752,142
Additions, separately acquired	827,855	—	—	827,855
Additions, internally developed	—	12,788,264	—	12,788,264
Additions, borrowing costs (c)	—	612,962	—	612,962
Foreign currency translation adjustment	68,890	1,131,500	107,831	1,308,221

Balance at December 31, 2020	2,152,616	35,672,946	5,463,882	43,289,444

AMORTIZATION
Balance at January 1, 2020	196,388	475,120	—	671,508
Amortization	322,493	165,383	—	487,876
Foreign currency translation adjustment	20,940	18,277	—	39,217
Balance at December 31, 2020	539,821	658,780	—	1,198,601

Carrying amount December 31, 2020	1,612,795	35,014,166	5,463,882	42,090,843

GROSS CARRYING AMOUNT
Balance at January 1, 2019	323,943	10,720,920	—	11,044,863
Addition, separately acquired	896,278	—	5,242,907	6,139,185
Addition, internally developed	—	8,879,433	—	8,879,433
Additions, borrowing costs (c)	—	791,464	—	791,464
Foreign currency translation adjustment	35,650	748,403	113,144	897,197

Balance at December 31, 2019	1,255,871	21,140,220	5,356,051	27,752,142

AMORTIZATION
Balance at January 1, 2019	57,276	339,226	—	396,502
Amortization	133,351	116,307	—	249,658
Foreign currency translation adjustment	5,761	19,587	—	25,348

Balance at December 31, 2019	196,388	475,120	—	671,508

Carrying amount December 31, 2019	1,059,483	20,665,100	5,356,051	27,080,634

(a)

Government assistance in the amount of $5,360,126 ($1,507,832 in 2019) was recognized during the year as a reduction of development costs. Government assistance for 2020 includes an amount of $2,455,588 of subsidies received under the Canada Emergency Wage Subsidy program.

The Lion Electric Company

Notes to the Consolidated Financial Statements

(continued)

(b)

During the year ended December 31, 2019, in order to acquire dealership rights in certain territories in the United States, the Group has entered into an agreement with a private company. Under the terms of this agreement, the Group must pay a buy-out of $1,000,000 and an earn-out limited to $6,000,000. This agreement matures on the earlier of the following dates: when the maximum amount of $7,000,000 is fully paid or on May 7, 2022, even if the maximum amount is not reached. The buy-out and the earn-out are payable by a schedule based on the sales of specific types of buses, in specific regions and for amounts that are stated in the agreement. As of December 31, 2020, the Group paid an amount of $2,818,203 ($1,271,158 as of December 31, 2019) under the agreement. The Group’s management estimates that the remaining balance of $4,181,797 will be paid before the term of the agreement.

Upon initial recognition, the dealership rights were accounted for based on the financial liability model, whereby the fair value of all variable payments under the contract were recorded as the cost, with a corresponding liability within long-term debt (Note 10). The cost also includes $778,697 of directly attributable fees to acquire the dealership rights.

(c)	The interest rates used to capitalize the borrowing costs vary between 2.35% and 27.5% (3.36% and 25% in 2019).

Amortization has been allocated as follows in the consolidated statements of comprehensive loss:

	2020	2019	2018
	$	$	$
Cost of sales	165,384	116,307	110,442
Administrative expenses	322,492	133,351	26,323

	487,876	249,658	136,765

10.	FINANCIAL ASSETS AND LIABILITIES

10.1 Categories of financial assets and financial liabilities

The classification of financial instruments is summarized as follows:

	Classification	December 31, 2020	December 31, 2019
		$	$
FINANCIAL ASSETS
Trade and other receivables	Amortized cost	8,692,439	7,362,635
Incentives from “support program for the deployment of electric school buses” and from “zero-emission truck and bus program” receivable	Amortized cost	5,216,118	5,284,842
Other government assistance receivable	Amortized cost	724,367	1,674,479
FINANCIAL LIABILITIES
Bank overdraft	Amortized cost	91,076	168,108
Credit facilities	Amortized cost	18,209,335	10,345,924
Loans on research and development tax credits and subsidies receivable	Amortized cost	10,433,572	3,564,637
Trade and other payables	Amortized cost	9,413,387	4,577,614
Long-term debt	Amortized cost	26,817,815	11,783,882
Convertible debt instruments	Amortized cost	18,866,890	—
Share warrant obligation	FVTPL	31,549,033	—
Common shares, retractable	Amortized cost	25,855,509	20,050,896

Fair value of financial instruments Current financial instruments that are not measured at fair value on the consolidated statement of financial position are represented by trade and other receivables, incentives from “support program for the deployment of electric school buses” and from “zero-emission truck and bus program” receivable, other government assistance receivable, bank overdraft, credit facilities, loans on research and development tax credits and subsidies receivable and trade and other payables. Their carrying values are considered to be a reasonable approximation of their fair value because of their short-term maturity and / or contractual terms of these instruments.

The Lion Electric Company

Notes to the Consolidated Financial Statements

(continued)

As of December 31, 2020 and 2019, the fair value of long-term debt, the convertible debt instruments and the common shares, retractable was based on discounted cash flows and was not materially different from its carrying value because there was no material change in the assumptions used for fair value determination at inception. Therefore, their principal amount approximated their fair value. The long-term debt, convertible debt instruments and common shares, retractable are categorized in Level 2 of the fair value hierarchy.

The fair value of the share warrant obligation was determined as described in Note 16.

10.2 Bank indebtedness and other indebtedness

	December 31, 2020	December 31, 2019
	$	$
Bank overdraft	91,076	168,108
Credit facilities (Note 10.3)	18,209,335	10,345,924
Loans on research and development tax credits and subsidies receivable (Note 10.4)	10,433,572	3,564,637

	28,733,983	14,078,669

10.3 Credit facilities

The Group has an operating revolving credit facility (the “Operating Facility”) for an authorized amount of $27,489,000 (CA$35,000,000) ($19,247,500 (CA$25,000,000) as at December 31, 2019), renewable at any time by the bank and repayable on demand.

The Operating Facility may be used as follows:

•	Canadian dollar advances, bearing interest at the Canadian prime rate plus 1% (3.45%, 4.95% as at December 31, 2019);

•	U.S. dollar advances, bearing interest at the U.S. prime rate plus 1% (4.75%, 5.75% as at December 31, 2019);

•	Issuance of letters of credit or letters of guarantee up to a maximum sublimit of $392,700 (CA$500,000) ($384,950 (CA$500,000) as at December 31, 2019), at cost to be determined at each transaction.

As at December 31, 2020, the Operating facility was drawn as follows:

•	Canadian dollar advances in the amount of $12,367,015 (CA$15,603,789) ($8,756,073 (CA$11,373,000) as at December 31, 2019);

•	U.S. advances in the amount of $5,842,320 (CA$7,438,442) ($1,589,851 (CA$2,065,010) as at December 31, 2019)

The Group also has access to a discretionary credit card facility with a total authorized amount of $196,350 (CA$250,000) ($192,475 (CA$250,000) as at December 31, 2019), bearing interest at 19.15% (19.15% as at December 31,2019), payable on demand and renewable or cancellable at any time by the bank.

The Group also has access to a discretionary hedge facility (the “Hedge Facility”) to mitigate foreign currency exchange rate risk and interest rate risk under derivative instruments with a total authorized amount up to $785,400 (CA$1,000,000) ($384,950 (CA$500,000) as at December 31, 2019).

The bank has also made available to the Company a non-revolving term loan in the aggregate amount of $35,343,000 (CA$45,000,000) ($7,699,000 (CA$10,000,000) as at December 31, 2019) bearing interest at the Canadian prime rate plus 9% (prime rate plus 4% as at December 31, 2019) (if drawn in Canadian dollars) or the US prime rate plus 9% (prime rate plus 4% as at December 31, 2019) (if drawn in US dollars), maturing on April 30, 2021 (the “Initial Term Loan”) (Note 10.5).

The Lion Electric Company

Notes to the Consolidated Financial Statements

(continued)

In December 2020, the bank made available to the Company an additional non-revolving term loan in the aggregate amount of $7,854,000 (CA$10,000,000), bearing interest at the Canadian prime rate plus 3%, (if drawn in Canadian dollars) or the US prime rate plus 3% (if drawn in US dollars), maturing on April 30, 2021 (the “Additional Term Loan”) (Note 10.5).

The credit facilities are secured by $98,175,000 (CA$125,000,000) ($38,495,000 (CA$50,000,000) as at December 31, 2019) in hypothecs and security interests on the universality of tangible and intangible, present and future movable property of the Group. Under the terms of the agreement governing the credit facilities (the “Credit Agreement”), the Group is required to comply with certain financial covenants, namely to maintain a minimum positive cash balance or available credit of at least $314,169 (CA$400,000), to achieve a minimum total debt to earnings before interest, taxes, depreciation and amortization (EBITDA) ratio of no greater than 4:1, to maintain a fixed charge coverage ratio of at least 1.10:1 and not to incur capital expenditures in excess of 102% of its financial model. During the year, the Credit Agreement was amended and the bank waived compliance with the total debt to EBITDA ratio until March 30, 2021 as well as the fixed charge coverage ratio until September 29, 2021.

10.4 Loans on research and development tax credits and subsidies receivable

The Group has a loan for an authorized amount of $10,210,200 (CA$13,000,000) ($2,386,690 (CA$3,100,000) as at December 31, 2019) to finance applications or claims submitted to (i) the Ministère du Transport du Québec under the “support program for the deployment of electric school buses” subsidy program (Quebec), (ii) the California Air Resources Board under the subsidy program administered by the Hybrid and Zero-Emission Truck and Bus Voucher Incentive Project, (iii) the Ministère de l’Économie et de l’Innovation under the “mobilizing project program” subsidy program, or (iv) any other responsible authority under any other grant program (the “Subsidy Loan”). The loan finances claims for buses that have already been delivered and eligible buses ordered to be delivered. Advances under the loan are repayable within two business days following receipt by the Group of subsidy payments such that the loan never exceeds the amount available and has a maturity of May 31, 2022. The loan amount used as at December 31, 2020 is $9,591,623 (CA$12,212,405) ($2,386,690 (CA$3,100,000) as at December 31, 2019). The loan bears interest at an annual rate equal to the bank’s prime plus 6.55% (9%; 10.5% as at December 31, 2019).

The Group also has a loan for an authorized amount of $2,122,151 (CA$2,702,000) to finance research and development tax credits receivable. Advances under the loan are repayable upon receipt of tax credit payments. The loan amount used as at December 31, 2020 is $841,949 (CA$1,072,000) ($1,177,947 (CA$1,530,000) as at December 31, 2019). The loan bears interest at an annual rate equal to the bank’s prime rate plus 6.55% (9%; 10.5% as at December 31, 2019).

The loans are secured by a hypothec in the amount of $16,964,640 (CA$21,600,000) ($6,159,200 (CA$8,000,000) as at December 31, 2019) on the universality of tangible and intangible, present and future movable property of the Group.

10.5 Long-term debt

	December 31, 2020	December 31, 2019
	$	$
Economic Development Canada (EDC) loan for the acquisition of manufacturing equipment with a nominal value of $190,723 ($230,128 as at December 31, 2019, without interest, discounted at the rate of 12%, unsecured, payable in 12 equal monthly instalments of $14,673 (CA$18,682) from January 2021 to December 2021 and a final instalment of $14,649 (CA$18,652) on maturity in January 2022	178,670	212,614
Economic Development Canada (EDC) loan for the marketing of products in the United States with a nominal value of $44,399 ($52,719 as at December 31, 2019), without interest, discounted at the rate of 12%, unsecured, payable in 13 equal monthly instalments of $3,165 (CA$4,030) from January 2020 to January 2022 and a final instalment of $3,252 (CA$4,141) on maturity in February 2022	41,298	48,505

The Lion Electric Company

Notes to the Consolidated Financial Statements

(continued)

	December 31, 2020	December 31, 2019
	$	$
Economic Development Canada (EDC) loan for the acquisition of moulds, with a nominal value of $24,859 ($29,588 as at December 31, 2019), without interest, discounted at the rate of 15%, unsecured, payable in 13 equal monthly instalments of $1,775 (CA$2,260) from January 2020 to January 2022 and a final instalment of $1,784 (CA$2,271) on maturity in February 2022	22,803	26,686
Loan in the amount of $22,493 for the acquisition of rolling stock matured in April 2020	—	2,174
Loan in the amount of $64,521 for the acquisition of rolling stock, interest rate of 4.25%, secured by the asset financed having a net carrying amount of $38,395, payable in monthly instalments of $854 (CA$1,087), maturing in December 2023	30,744	39,360
Loan in the amount of $58,753 for the acquisition of rolling stock, interest rate of 3.4%, secured by the asset financed having a net carrying amount of $41,823, payable in monthly instalments of $1,021 (CA$1,300), maturing in August 2024	44,934	55,139
Loan in the amount of $61,106 for the acquisition of rolling stock, interest rate of 2.35%, secured by the asset financed having a net carrying amount of $56,085, payable in monthly instalments of $1,279 (CA$1,629), maturing in August 2024	55,005	—
Initial Term Loan, bearing interest at the bank’s prime rate plus 9% (11.45%; prime plus 4% (7.95%) as at December 31, 2019), maturing in April 2021 (a) (b)	15,708,000	7,699,000
Additional Term Loan, bearing interest at the bank’s prime rate plus 3% (5.45%), maturing in April 2021 (a) (b)	7,854,000	—
Balance of purchase price payable related to the acquisition of the dealership rights, without interest (Note 9)	2,882,361	3,700,404

	26,817,815	11,783,882
Current portion	26,699,276	9,231,989

	118,539	2,551,893

(a)	The Term Loan is subject to the same covenants and guarantees indicated in Note 10.3.
(b)	The Group voluntarily can make capital repayments of $785,400 (CA$1,000,000) without penalty. A repaid amount cannot be borrowed again.

11.	TRADE AND OTHER PAYABLES

	December 31, 2020	December 31, 2019
	$	$
Trade and other payables consist of the following:
Trade accounts	8,193,582	4,398,171
Accrued liabilities payable	1,219,805	179,443

Financial liabilities	9,413,387	4,577,614

Allowance for guarantees	381,752	218,319
Salaries and vacations payable	1,566,103	828,799
Deductions at source	399,370	145,048
Sales taxes payable	470,113	534,563
Deferred revenue	173,889	171,354

Non-financial liabilities	2,991,227	1,898,083

	12,404,614	6,475,697

The Lion Electric Company

Notes to the Consolidated Financial Statements

(continued)

12.	CONVERTIBLE DEBT INSTRUMENTS

	March 2020 Convertible Loan	September 2020 Convertible Debenture	Total Convertible Debt Instruments	Conversion Option
	$	$	$	$
Beginning balance
Issuance of March 2020 Convertible Loan	3,741,675	—	3,741,675	—
Conversion option—March 2020 Convertible Loan	(422,940)	—	(422,940)	422,940
Issuance of September 2020 Convertible Debenture	—	15,340,000	15,340,000	—
Conversion option—September 2020 Convertible Debenture	—	(1,049,580)	(1,049,580)	1,049,580
Accretion expense	278,725	886,250	1,164,975	—
Less: financing fees	(70,376)	(313,131)	(383,507)	—
Foreign currency translation adjustment	149,168	327,099	476,267	—

Ending balance	3,676,252	15,190,638	18,866,890	1,472,520

March 2020 Convertible Loan

In March 2020, the Company completed a financing through the issuance of an unsecured convertible loan (the “March 2020 Convertible Loan”) to Investissement Québec in the principal amount of $3,741,675 (CA$5,000,000). The March 2020 Convertible Loan matures on March 3, 2025 and bears an annual interest rate of 7.5% with the interest payable at the maturity date. The March 2020 Convertible Loan is convertible at the option of the holder upon a liquidity event including an initial public offering (“IPO”) or upon an event of default at a discounted price of 10% if realized before September 30, 2020 and 20% after. The March 2020 Convertible Loan is repayable at any time with a 15% premium to the holder.

An amount of $70,376 (CA$94,043) in financing fees was incurred as a direct cost in the closing of the financing. This balance has been capitalized and netted against the proceeds received from the issuance of the March 2020 Convertible Loan.

Since the financial instrument meets the “Fixed for Fixed” criteria under IAS 32 — Financial Instruments: Presentation (“IAS 32”), the conversion option was classified as an equity instrument at the issuance date and is not subsequently remeasured. The conversion option classified as equity will remain in equity until the conversion is exercised, in which case, the balance recognized in equity will be transferred to another equity account.

The debt portion of the March 2020 Convertible Loan was recorded at the estimated fair value of $3,318,735 (CA$4,400,000) using an effective interest rate of 10.76% per annum at the time of issuance with the residual value of $422,940 (CA$600,000) recorded as separate component of equity.

At December 31, 2020, the March 2020 Convertible Loan balance was accreted to $3,676,252 (CA$4,680,739), with an interest expense of $278,725 (CA$374,782) and a foreign currency translation adjustment of $149,168.

September 2020 Convertible Loan

In September 2020, the Company completed a financing through the issuance of an unsecured convertible debenture (the “September 2020 Convertible Debenture”) to Investissement Québec in the principal amount of $15,340,000 (CA$20,000,000). The September 2020 Convertible Debenture matures on September 1, 2023 and bears an annual interest rate of 15% increasing to 18% after the first year with the interest payable at the maturity date. The September 2020 Convertible Debenture is convertible at the option of the holder upon a liquidity event including an IPO at a discounted price of 5% if realized within the first 6 months and a 5% discount plus a daily linear increase to reach 10% at the end of the first year. The September 2020 Convertible Debenture is repayable at any time with a 20% premium to the holder.

The Lion Electric Company

Notes to the Consolidated Financial Statements

(continued)

An amount of $313,131 (CA$417,675) in financing fees was incurred as a direct cost in the closing of the financing. This balance has been capitalized and netted against the proceeds received from the issuance of the September 2020 Convertible Debenture.

Since the financial instrument meets the “Fixed for Fixed” criteria under IAS 32, the conversion option was classified as an equity instrument at the issuance date and is not subsequently remeasured. The conversion option classified as equity will remain in equity until the conversion is exercised, in which case, the balance recognized in equity will be transferred to another equity account.

The debt portion of the September 2020 Convertible Debenture was recorded at the estimated fair value of $14,290,420 (CA$18,600,000) using an effective interest rate of 20.52% per annum at the time of issuance with the residual value of $1,049,580 (CA$1,400,000) recorded as a separate component in equity.

At December 31, the September 2020 Convertible Debenture balance was accreted to $15,190,638 (CA$19,341,276) with an interest expense of $886,250 (CA$1,158,951) and a foreign currency translation adjustment of $327,099.

13.	EQUITY

13.1 Share capital

Authorized and issued

Unlimited number of common shares, voting and participating.

13.2 Share capital transactions

During the year ended December 31, 2019, the Group issued 2,594,434 common shares for $7,429,973 in cash. A portion of these issued shares, representing 363,189 common shares, is presented in liabilities because the shareholder may require redemption (Note 14).

14.	COMMON SHARES, RETRACTABLE

	December 31, 2020		December 31, 2019
	Number	$	Number	$
Common shares, retractable
Balance, beginning of the year	4,358,269	20,050,896	4,046,969	14,936,455
Shares issued and fully paid	—	—	363,189	1,054,999
Shares redeemed	—	—	(51,889)	12,538
Accretion expense	—	5,130,685	—	3,202,831
Foreign currency translation adjustment	—	673,928	—	844,073

Balance, end of year	4,358,269	25,855,509	4,358,269	20,050,896

Under the terms of the Company’s unanimous shareholders agreement, a shareholder holding 4,358,269 common shares (4,358,269 as at December 31, 2019) has the right, subject to the terms and conditions contained in the unanimous shareholders’ agreement (including that not all of the shares held by such shareholder have been sold to another shareholder holding a call right with respect to such shares), to require that the Company repurchase all of these shares on June 15, 2022 at a price per share based on EBITDA calculated using the audited December 31, 2021 consolidated financial statements, multiplied by 10, less net debt (based on the audited December 31, 2021 consolidated financial statements) then divided by the number of outstanding shares on the transaction date.

During the year ended December 31, 2019, a shareholder who held 51,889 common shares as at December 31, 2018 exercised his right, under the unanimous shareholders’ agreement, to require that the Company repurchase his shares, for a total purchase price of $150,020, in cash.

Common shares that are subject to a repurchase (put) right in favor of shareholders have been classified as a financial liability. The financial liability is initially measured at fair value.

The Lion Electric Company

Notes to the Consolidated Financial Statements

(continued)

At each closing date, the liability is measured at amortized cost. A $4,791,806 accretion expense has been recorded in consolidated earnings for the year ended December 31, 2020 ($2,746,799 in 2019; $3,050,375 in 2018) and $338,879 has been capitalized as intangible assets ($456,032 in 2019).

15.	EMPLOYEE REMUNERATION

15.1 Employee benefits expense

Expenses recognized for employee benefits are analyzed below:

	2020	2019	2018
	$	$	$
Wages, salaries	6,651,138	4,726,926	4,010,522
Stock-based compensation	65,248,941	1,421,973	522,600

	71,900,079	6,148,899	4,533,122

15.2	Share-based employee remuneration

The Group has a stock option plan for its key employees, officers and consultants. Options may be granted for a maximum of 10% of outstanding common shares. Under the terms of the plan, the exercise price of each option cannot be below the fair value of the common shares on the grant date and the maximum option term is 10 years. The options granted vest based on the vesting period determined by the Board of Directors and all the options granted under the plan vest within four years. The employees can require that the Group redeem vested options between May 1 and May 31 of each year. The option redemption value is the excess of the fair market value of the shares over the option exercise price, with the fair value of the shares being determined on the basis of the last approved financial statements.

The plan was modified in December 2019 by adding a settlement option in cash when exercising the options. The change had no effect to the classification of options on the consolidated statement of financial position.

During the year, the Group granted 100,000 stock options with an exercise price of $23.36 and a contractual life of 10 years.

During the year ended December 31, 2019, the Group granted 1,138,957 stock options (1,429,533 in 2018) with an exercise CA$3.85 (CA$3.85 in 2018) and a contractual life of 10 years.

Stock options and weighted average exercise prices are as follows for the reporting periods presented:

	Number	Weighted average exercise price CA$
Outstanding at January 1, 2018	—	—
Granted	1,429,533	3.85

Outstanding at December 31, 2018	1,429,533	3.85
Granted	1,138,957	3.85

Outstanding at December 31, 2019	2,568,490	3.85
Cancelled	(155,667)	3.85

Outstanding at December 31, 2020	2,412,823	3.85

Exercisable at December 31, 2018	—	—
Exercisable at December 31, 2019	696,897	3.85
Exercisable at December 31, 2020	1,264,365	3.85

The Lion Electric Company

Notes to the Consolidated Financial Statements

(continued)

	Number	Weighted average exercise price US$
Outstanding at January 1, 2020	—	—
Granted	100,000	23.36
Outstanding at December 31, 2020	100,000	23.36

Exercisable at December 31, 2020	—	—

The following principal weighted assumptions were used in the valuation to remeasure the share-based compensation liability as at:

	December 31, 2020	December 31, 2019	December 31, 2018
Exercise price (CA$)	4.94	3.85	3.85
Share price (CA$)	52.57	3.85	3.85
Volatility (%)	40%	50%	50%
Risk-free interest rate (%)	0.59%	1.67%	1.95%
Expected option life (years)	7.8	8.7	9.2

The expected underlying volatility was determined by reference to historical data of comparable companies share price over the expected life of the stock options.

During the year ended December 31, 2020, the Group recorded stock-based compensation costs related to stock options in the amount of $65,248,941 ($1,421,973 during the year ended December 31,2019; $522,600 during the year ended December 31, 2018) of which $55,072,814 (2019: $1,104,185; 2018:$418,080) is accounted for within administrative expenses and $10,176,127 (2019: $317,788; 2018: $104,520) is accounted for within selling expenses.

The following table summarizes share-based compensation liabilities recorded in the consolidated statements of financial position:

	December 31, 2020	December 31, 2019
	$	$
Share-based compensation liability, current	35,573,558	535,592
Share-based compensation liability, non-current	35,126,025	1,438,393

	70,699,583	1,973,985

The following table summarizes the information relating to stock options outstanding:

Exercise price	Number of stock options	Remaining contractual life (years)	Number of stock options exercisable
CA$3.85 (issued in 2018)	1,286,580	6.86	1,018,542
CA$3.85 (issued in 2019)	1,126,243	8.78	245,823
23.36 (issued in 2020)	100,000	9.71	—

	2,512,823		1,264,365

	As of December 31, 2019
Exercise price (CA$)	Number of stock options	Remaining contractual life (years)	Number of stock options exercisable
3.85 (issued in 2018)	1,429,533	7.88	696,897
3.85 (issued in 2019)	1,138,957	9.08	—

	2,568,490		696,897

The Lion Electric Company

Notes to the Consolidated Financial Statements

(continued)

The total weighted average intrinsic value at the end of the period is CA$43.40 per option ((CA$1.64) as at December 31, 2019).

16.	SHARE WARRANT

On July 1, 2020, in connection with the entering into of a master purchase agreement and a work order (collectively, the “MPA”) with Amazon Logistics, Inc., the Company issued a warrant to purchase common shares of the Company (the “Warrant”) to Amazon.com NV Investment Holdings LLC (the “Warrantholder”) which vests, subject to the terms and conditions contained therein, based on the aggregate amount of spending by Amazon.com, Inc. and its affiliates on the Group’s products or services.

At the election of the Warrantholder, any vested portion of the Warrant can be exercised either on a cash basis by the payment of the applicable exercise price or on a net issuance basis based on the in-the-money value of the Warrant. The exercise of the Warrant corresponds to $23.36 per share. The Warrant grants the Warrantholder the right to acquire up to 8,561,603 common shares of the Company representing 19.99% of the issued and outstanding common shares of the Company.

There was an initial vesting of a portion of the Warrant which is exercisable for 1,284,243 common shares. The remaining portion of the Warrant vests in three tranches based on the aggregate amount of spending by Amazon.com, Inc. and its affiliates on Group products or services. The Warrant has a term of 8 years. Full vesting of the Warrant requires spending of at least $1.1 billion on Group products or services over the term of the Warrant, subject to accelerated vesting upon the occurrence of certain events, including a change of control of the Group or a termination of the MPA for cause.

The Group has determined that the Warrant is a derivative instrument and should be classified as a liability in accordance with IAS 32—Financial Instruments: Presentation and IFRS 9—Financial Instruments. The vested portion of the Warrant is initially recorded at fair value and then revalued at each reporting date. The initial fair value of the Warrant of $13,227,703 was recorded as a share warrant obligation with a corresponding contract asset recognized at inception. The corresponding contract asset recognized at inception will be amortized as a reduction of revenues on a percentage per dollar of revenue generated with Amazon.com, Inc. and its affiliates. The share warrant obligation is categorized in Level 3 of the fair value hierarchy.

The unvested portion of the Warrant represents a retrospective volume discount based on specified levels of spending by Amazon.com, Inc. and its affiliates. Revenues will be recognized based on the prices specified in the work orders, net of the estimated value of the volume discount based on the portion of the Warrant expected to vest using the fair value at inception. At each reporting date, the Group will review experience, current information on expected orders from Amazon.com, Inc. and its affiliates and the potential impact of other reasonably foreseen constraints will be used to estimate and provide for the discount, using the expected value method, and revenue will only be recognized to the extent that it is highly probable that a significant reversal will not occur.

The fair value of the Warrant was determined using the Black-Scholes option pricing model taking into account the following assumptions as at:

	December 31, 2020	Inception
Exercise price ($)	23.36	23.36
Share price ($)	41.29	23.36
Volatility (%)	40%	40%
Risk-free interest rate (%)	0.69%	0.55%
Expected warrant life (years)	7.5	8.0

The Lion Electric Company

Notes to the Consolidated Financial Statements

(continued)

The Group has recognized the following contract asset and share warrant obligation:

	December 31, 2020	Inception
	$	$
Contract asset
Beginning balance	13,427,493	—
Share warrant obligation initial valuation	—	13,227,703
Other contract asset costs	—	199,790
Less: amortization	—	—
Foreign currency translation adjustment	900,216	—

Total contract asset	14,327,709	13,427,493

	December 31, 2020	Inception
	$	$
Share warrant obligation
Beginning balance	13,227,703	—
Share warrant obligation initial valuation	—	13,227,703
Fair value adjustment	16,847,470	—
Foreign currency translation adjustment	1,473,860	—

Total share warrant obligation	31,549,033	13,227,703

17.	FINANCE COSTS

Finance costs for the reporting periods consist of the following:

	2020	2019	2018
	$	$	$
Interest expense on long-term debt	1,078,970	350,417	83,779
Interest expense on current debt	1,934,580	463,121	91,202
Interest expense on lease liabilities	259,055	44,850	35,044
Accretion expense on balance of purchase price payable related to the acquisition of the dealership rights	582,018	494,581	—
Accretion expense on common shares, retractable	4,791,806	2,746,799	3,050,375
Other financing fees	20,976	12,707	13,636

	8,667,405	4,112,475	3,274,036

18.	INCOME TAXES

The reconciliation of the effective tax rate is as follows:

	2020	2019	2018
	$	$	$
Loss before income taxes	(97,351,667)	(3,067,332)	(5,357,993)
Combined statutory income tax rate in Canada	26.50%	26.60%	26.70%

Expected income tax recovery	(25,798,192)	(815,910)	(1,430,584)

Non-deductible share-based employee remuneration	17,290,969	378,232	139,537
Change in fair value of share warrant obligation	4,464,840	—	—
Non-deductible accretion expense	1,359,632	763,670	849,410
Change in unrecognized deferred tax assets	2,755,878	(492,129)	304,199
Impact of US tax rate applicable to the subsidiaries	25,754	34,128	41,857
Non-deductible expenses	43,810	135,707	92,788
Other	(142,691)	302	2,793

	—	4,000	—

The Lion Electric Company

Notes to the Consolidated Financial Statements

(continued)

The components of deferred income tax assets and liabilities are as follows:

	December 31, 2020	December 31, 2019
	$	$
Property, plant and equipment	(1,007,000)	(584,000)
Right-of-use assets	(1,973,000)	(1,742,000)
Intangible assets	(10,190,000)	(6,583,000)
Balance of purchase price related to the acquisition of the dealership rights	557,000	863,000
Lease liabilities	2,032,000	1,767,000
Non-capital losses carry-forward	5,641,000	3,004,000
Research and development expenditures carry-forward	4,682,000	3,174,000
Financing fees and other	258,000	101,000

	—	—

The Group has unused research and development expenditures carry-forward for which deferred tax assets have not been recognized amounting to approximately $12,286,000 ($4,881,000 as at December 31, 2019). Research and development expenditures can be carried forward indefinitely. In addition, the Group also has access to federal non-refundable investment tax credits approximating the amount of $4,827,000 expiring between 2037 and 2040.

For the years ended December 31, 2020 and 2019, deferred tax assets were recognized on all unused losses available in Canada.

The Group also has, through one of its subsidiaries in the United States of America, unused tax losses carried forward amounting to approximately $6,382,000 ($3,084,000 as at December 31, 2019) for which no deferred tax assets have been recognized. These losses can be carried forward indefinitely.

19.	EARNINGS PER SHARE

The calculation of basic and diluted loss per share for the year ended December 31, 2020 was based on the net loss of $97,351,667 (net loss of $3,071,332 for the year ended December 31, 2019; net loss of $5,357,993 for the year ended December 31, 2018) and the weighted average number of common shares outstanding of 26,775,004 (25,766,359 for the year ended December 31, 2019; 24,543,759 for the year ended December 31, 2018).

Excluded from the calculation of the diluted loss per share for the year ended December 31, 2020 are 2,512,823 stock options (2,568,490 for the year ended December 31, 2019: 1,429,533 for the year ended December 31, 2018) and 1,284,243 common shares exercisable pursuant to the Warrant (nil for the years ended December 31, 2019 and 2018) because to include them would be anti-dilutive as they would have the effect of decreasing the loss per share.

20.	ADDITIONAL INFORMATION INCLUDED IN THE CONSOLIDATED STATEMENTS OF CASH FLOWS

The net changes in working capital items are detailed as follows:

	2020	2019	2018
	$	$	$
NET CHANGES IN WORKING CAPITAL
Inventories	(24,531,634)	(2,425,104)	(1,957,388)
Trade and other receivables	(1,389,131)	(3,995,546)	(754,171)
Incentives from the “support program for the deployment of electric school buses” and from “zero-emission trucks and bus programs” receivable	166,358	(4,762,470)	158,216
Other government assistance receivable	86,975	(140,549)	—
Prepaid expenses	(756,600)	(152,908)	(34,135)
Trade and other payables	5,508,396	1,365,888	1,252,390

Total net changes in working capital	(20,915,636)	(10,110,689)	(1,335,088)

The Lion Electric Company

Notes to the Consolidated Financial Statements

(continued)

The changes in the Group’s liabilities arising from financing activities can be classified as follows (See Note 12 for convertible debt instruments and Note 14 for common shares, retractable) :

	Credit facilities	Loans on research and development tax credits and subsidies receivable	Long-term debt	Lease liabilities	Total
	$	$	$	$	$
January 1, 2020	10,345,924	3,564,637	11,783,882	6,669,787	32,364,230
Cash flows :
Repayment	—	(3,242,248)	(1,659,855)	(1,605,082)	(6,507,185)
Proceeds	7,272,073	9,699,300	15,021,339	—	31,992,712
Non-cash :
Accretion expense	—	—	582,018	259,055	841,073
Borrowings costs, capitalized within intangible assets	—	—	41,161	18,320	59,481
Non-monetary additions	—	—	61,106	2,196,962	2,258,068
Unrealized foreign exchange gain	—	—	7,893	—	7,893
Foreign currency translation adjustment	591,338	411,883	980,271	180,066	2,163,558

December 31, 2020	18,209,335	10,433,572	26,817,815	7,719,108	63,179,830

January 1, 2019	3,738,300	2,319,945	504,641	981,330	7,544,216
Cash flows :
Repayment	—	(2,385,259)	(1,517,192)	(671,548)	(4,573,999)
Proceeds	6,283,827	3,489,336	7,572,316	—	17,345,479
Non-cash :
Accretion expense	—	—	538,973	44,850	583,823
Borrowings costs, capitalized within intangible assets	—	—	82,112	7,431	89,543
Non-monetary additions	—	—	4,521,723	6,139,201	10,660,924
Unrealized foreign exchange gain	—	—	(145,872)	—	(145,872)
Foreign currency translation adjustment	323,797	140,615	227,181	168,523	860,116

December 31, 2019	10,345,924	3,564,637	11,783,882	6,669,787	32,364,230

21.	TRANSACTIONS WITH RELATED PARTIES

21.1 Transactions with key management personnel

Key management of the Group are the members of the Board of Directors and members of the executive team, being the Chief Executive Officer, the Chief Operating Officer and the Executive Vice-President & Chief Financial Officer. Key management personnel remuneration includes the following expenses:

	2020	2019	2018
	$	$	$
Salaries including bonuses	650,950	477,916	473,472
Share-based payments	62,190,367	999,616	418,080

Total remuneration	62,841,317	1,477,532	891,552

The Lion Electric Company

Notes to the Consolidated Financial Statements

(continued)

21.2	Transactions with a shareholder’s company exercising significant influence

	2020	2019	2018
	$	$	$
Management fees	—	22,609	65,602

Management fees were paid to a shareholder’s company exercising significant influence for services rendered to the Group during the years ended December 31, 2019 and 2018. Such services ended during the second half of 2019.

These transactions are measured at their exchange amount, which is the amount of consideration established and agreed to by the related parties. Unless otherwise stated, none of these transactions included special terms or conditions. No guarantees were given. Management fees are recorded within administration expenses.

22.	FINANCIAL INSTRUMENT RISK

The Group is exposed to various risks in relation to financial instruments. The Group’s financial assets and liabilities by category are summarized in Note 10. The main types of risks are market risk, credit risk and liquidity risk.

The Group’s risk management is coordinated at its headquarters, in close cooperation with the board of directors, and focuses on actively securing the Group’s short to medium-term cash flows by minimising the exposure to financial markets.

The Group does not actively engage in the trading of financial assets for speculative purposes nor does it write options. The most significant financial risks to which the Group is exposed are described below.

22.1	Market risk

The Group’s financial instruments expose it to market risks, in particular, currency risk and interest rate risk, resulting from its operating, investing and financing activities:

Foreign currency sensitivity

The majority of the Group’s transactions are in Canadian dollars. Currency risk results from the Group’s sales and purchases denominated in foreign currency which are primarily in U.S. dollars. The Group is exposed to currency risk due to cash, trade and other receivables, credit facilities and trade and other payables denominated in U.S. dollars.

Foreign currency denominated financial assets and liabilities which expose the Group to currency risk are disclosed below. The amounts shown are those reported to key management, in US dollars:

	December 31, 2020		December 31, 2019
	Assets	Liabilities	Assets	Liabilities
	$	$	$	$
U.S dollars
Cash (bank overdraft)	—	48,880	—	147,553
Trade and other receivables	4,497,469	—	6,229,315	—
Incentives from “support program for the deployment of electric school buses” and from “zero-emission truck and bus program” receivable	2,860,000	—	3,745,042	—
Credit facilities	—	5,842,320	—	1,589,851
Trade and other payables	—	1,079,926	—	827,239
Long term debt—balance of purchase price payable related to the acquisition of dealership rights	—	2,882,361	—	3,700,404

	7,357,469	9,853,487	9,974,357	6,265,047

The Lion Electric Company

Notes to the Consolidated Financial Statements

(continued)

The impact on comprehensive loss and equity of a 10% increase or decrease in foreign currencies on the Group’s financial instruments based on balances at December 31, 2020 would be approximately $250,000 ($371,000 in 2019).

Interest rate sensitivity

The Group is exposed to interest rate risk with respect to financial assets and liabilities bearing fixed and variable interest rates.

Some long-term debts bear interest at a fixed rate and the Group is, therefore, exposed to the risk of changes in fair value resulting from interest rate fluctuations.

The credit facilities, loans on research and development tax credits and subsidies receivable and the term loan bear interest at variable rates and the Group is, therefore, exposed to the cash flow risks resulting from interest rate fluctuations.

Based on balances as at December 31, 2020, sensitivity to a plus or minus 1% change in interest rates would affect profit or loss and equity by $552,000 (approximately $413,000 as at December 31, 2019).

22.2 Credit risk analysis

Credit risk is the risk that a counterparty fails to discharge an obligation to the Group. The Group is exposed to this risk for various financial instruments, for example by granting receivables to customers. The Group’s maximum exposure to credit risk is limited to the carrying amount of financial assets recognized on the consolidated statement of financial position.

The Group continuously monitors defaults of customers and other counterparties, identified either individually or by group, and incorporates this information into its credit risk controls. Where available at reasonable cost, external credit ratings and/or reports on customers and other counterparties are obtained and used. The Group’s policy is to deal only with creditworthy counterparties.

The Group’s management considers that all the financial assets that are not impaired or past due for each of the reporting dates presented are of good credit quality. The Group had never experienced credit losses. Consequently, credit risk is not considered material.

22.3 Liquidity risk analysis

Liquidity risk is that the Group might be unable to meet its obligations. The Group’s liquidity and operating results may be adversely affected if the Group’s access to the equity market is hindered, whether as a result of a downturn in the economic conditions generally or related to matters specific to the Group. Over the years, the Group generated cash flows from its financing activities and from its sales. The Group mitigates liquidity risk through the implementation of its capital management policy by managing its capital expenditures, forecast, budget and operational cash flows, and by maintaining adequate lines of credit, if needed.

The Lion Electric Company

Notes to the Consolidated Financial Statements

(continued)

The Group’s non-derivative financial liabilities have contractual maturities (including interest payments where applicable) as summarized below:

	December 31, 2020
	Current		Non-current
	Within 6 months	6 to 12 months	1 to 5 years	Later than 5 years
	$	$	$	$
Bank overdraft	91,076	—	—	—
Credit facilities	—	18,209,335	—	—
Trade and other payables	9,413,387	—	—	—
Loans on research and development tax credits and subsidies receivable	841,949	9,591,623	—	—
Long-term debt	25,462,135	1,556,865	122,693	—
Convertible debt instruments	—	—	30,828,064	—
Common shares, retractable	—	—	25,855,509	—

Total	35,808,547	29,357,823	56,806,266	—

	December 31, 2019
	Current		Non-current
	Within 6 months	6 to 12 months	1 to 5 years	Later than 5 years
	$	$	$	$
Bank overdraft	168,108	—	—	—
Credit facilities	—	10,345,924	—	—
Trade and other payables	4,577,614	—	—	—
Loans on research and development tax credits and subsidies receivable	352,614	3,212,023	—	—
Long-term debt	1,674,867	8,842,138	2,940,043	—
Common shares, retractable	—	—	20,050,896	—

Total	6,773,203	22,400,085	22,990,939	—

23. CAPITAL MANAGEMENT POLICIES AND PROCEDURES

The Group’s capital management objectives are:

•	to ensure the Group’s ability to continue as a going concern

•	to provide an adequate return to shareholders by pricing products and services commensurately with the level of risk.

The Group monitors capital on the basis of the carrying amount of equity, bank overdraft, credit facilities, long-term debt, convertible debt instruments and common shares, retractable, as presented on the face of the consolidated statement of financial position.

The Board of Directors does not establish quantitative return on capital criteria for management, but rather relies on the expertise of the Group’s management team to sustain the future development of the business.

The Group sets the amount of capital in proportion to its overall financing structure, i.e. equity and financial liabilities. The Group manages the capital structure and makes adjustments to it in the light of changes in economic conditions and the risk characteristics of the underlying assets. In order to maintain or adjust the capital structure, the Group may adjust the amount of dividends paid to shareholders, return capital to shareholders, issue new shares, or sell assets to reduce debt.

The Lion Electric Company

Notes to the Consolidated Financial Statements

(continued)

The amounts managed as capital by the Group for the reporting periods under review are summarized as follows:

	December 31, 2020	December 31, 2019
	$	$
Bank overdraft	91,076	168,108
Credit facilities	18,209,335	10,345,924
Long-term debt	26,817,815	11,783,882
Convertible debt instruments	18,866,890	—
Common shares, retractable	25,855,509	20,050,896
Shareholders’ equity (deficiency)	(95,625,929)	4,884,091

	(5,785,304)	47,232,901

Management reviews its capital management approach on an ongoing basis and believes that this approach is appropriate given the relative size of the Group. There were no changes in the Company’s approach to capital management during the years ended December 31, 2020 and 2019.

24.	COVID-19

In March 2020, the decree of a COVID-19 state of pandemic and the numerous measures put in place by the federal, provincial and municipal governments to protect the public had impacts on the Group’s operations. These measures resulted in the shutdown of the Group’s manufacturing facility as of March 25 due to directives issued by the Québec Government while the Group’s research and development operations where authorized to continue. This state of pandemic is likely to cause significant changes to the assets or liabilities in the coming year and / or have a significant impact on future operations.

The Group initiated its deconfinement process since May 11, 2020 which consisted in a first step by the re-opening of the manufacturing site and then the entire site by mid June, while continuing to encourage work at home for all employees.

There continues to be significant uncertainty surrounding the COVID-19 pandemic that had a material negative impact on the global economy in 2020, and will likely continue having a negative impact in 2021 and perhaps beyond. Given the dynamic nature of the pandemic, the extent to which it impacts the Group’s future results will depend on unknown future developments and any further impact on the global economy and the markets in which the Group operates and sells its products, including Canada and the United States of America. Accordingly, as of the date of completion of these financial statements, management was not able to assess how quickly the Group’s activities will get back to normal or the short term financial impact of these events at this time but continues to monitor closely the evolving situation.

Among the measures designed to alleviate the repercussions of this crisis, the Group was eligible for a grant under the Canada Emergency Wage Subsidy program for which the Group has applied for and received an amount of $3,680,007 (CA$4,932,324) in subsidies. From the total subsidies, an amount of $2,455,588 (CA$3,291,232) was accounted for as a reduction of the wages and salaries capitalized as part of the development costs and the remaining amount was accounted for as reduction of the related wages and salaries in the consolidated statement of comprehensive loss.

25.	BUSINESS COMBINATION, PLAN OF REORGANIZATION AND REGISTRATION STATEMENT

On November 30, 2020, the Company entered into a business combination agreement and plan of reorganization (the “Business Combination Agreement”) with Northern Genesis Acquisition Corp. (“NGA”) pursuant to which a newly-incorporated wholly-owned subsidiary of the Company (“Merger Sub”) will be merged with NGA, with NGA surviving the business combination as a wholly-owned subsidiary of the Company (the “Transaction”).

The Lion Electric Company

Notes to the Consolidated Financial Statements

(continued)

Under the terms of the Business Combination Agreement, immediately prior to the completion of the Transaction, the Company will complete a 1:4.1289 share split and upon closing of the Transaction, the shares and warrants held by the shareholders of NGA will be converted into the Company’s common shares and warrants on the basis of an exchange ratio of one share or warrant held for one share or warrant of the Company, as applicable, subject to customary adjustments.

The Transaction is expected to close on or about the end of the first quarter of 2021, accordingly, the Group is currently evaluating the effects of the business combination and plan of reorganization on its consolidated financial statements.

In conjunction with the potential business combination, on December, 31, 2020, the Company filed a preliminary F-4 registration statement and subsequent amendments with the Securities and Exchange Commission and upon consummation of the Transaction, the Company is expected to be listed on one or more stock exchanges, including the New York Stock Exchange.

In addition, in connection with the potential business combination, the Group and Investissement Québec, have agreed, subject to certain terms and conditions, that the convertible debt instruments will be repaid upon closing of the Transaction.

The Lion Electric Company

Consolidated Statements of Financial Position

As of March 31, 2021 and December 31, 2020

(Unaudited, In US dollars)

	Notes	March 31, 2021	December 31, 2020
		$	$
ASSETS
Current
Inventories		47,852,275	38,073,303
Accounts receivable		14,676,492	18,505,072
Prepaid expenses		1,553,322	1,078,148

Current assets		64,082,089	57,656,523

Non-current
Property, plant and equipment	6	6,340,776	5,446,807
Right-of-use assets	7	7,905,453	7,498,724
Intangible assets	8	48,128,869	42,090,843
Contract asset	10	14,506,486	14,327,709

Non-current assets		76,881,584	69,364,083

Total assets		140,963,673	127,020,606

LIABILITIES
Current
Bank indebtedness and other indebtedness		31,303,033	28,733,983
Trade and other payables		15,336,249	12,404,614
Current portion of share-based compensation liability	11	39,200,456	35,573,558
Current portion of long-term debt		42,717,680	26,699,276
Current portion of lease liabilities	7	1,702,996	1,814,635

Current liabilities		130,260,414	105,226,066

Non-current
Share-based compensation liability	11	37,621,575	35,126,025
Long-term debt		87,326	118,539
Convertible debt instruments	12	19,912,273	18,866,890
Lease liabilities	7	6,436,263	5,904,473
Share warrant obligation	10	31,868,091	31,549,033
Common shares, retractable		27,819,990	25,855,509

Non-current liabilities		123,745,518	117,420,469

Total liabilities		254,005,932	222,646,535

SHAREHOLDERS’ DEFICIENCY
Share capital		32,562,541	32,562,541
Conversion options on convertible debt instruments, net of tax	12	1,472,520	1,472,520
Deficit		(142,544,269)	(126,430,406)
Cumulative translation adjustment		(4,533,051)	(3,230,584)

Total deficiency		(113,042,259)	(95,625,929)

Total deficiency and liabilities		140,963,673	127,020,606

The accompanying notes are an integral part of the condensed interim consolidated financial statements.

The Lion Electric Company

Consolidated Statements of Comprehensive Loss

For the three-month periods ended March 31,

(Unaudited, In US dollars except per share amounts)

	Notes	2021	2020
		$	$
Revenue		6,225,478	1,228,439
Cost of sales		8,032,301	2,284,676

Gross profit		(1,806,823)	(1,056,237)

Administrative expenses	11	6,269,969	760,753
Selling expenses	11	4,383,579	1,606,863
Finance costs	13	3,907,390	1,879,500
Foreign exchange loss (gain)		(178,653)	365,926
Change in fair value of share warrant obligation	10	(75,245)	—

Net loss for the period		(16,113,863)	(5,669,279)
Other comprehensive loss Item that will be subsequently reclassified to net loss Foreign currency translation adjustment		(1,302,467)	(112,240)

Comprehensive loss for the period		(17,416,330)	(5,781,519)

Loss per share
Basic loss per share		(0.15)	(0.05)

Diluted loss per share		(0.15)	(0.05)

The accompanying notes are an integral part of the condensed interim consolidated financial statements.

The Lion Electric Company

Consolidated Statements of Changes in Equity

For the three-month periods ended March 31, 2021 and 2020

(Unaudited, In US dollars, except for number of shares)

	Notes	Number of shares	Share capital	Conversion options	Deficit	Cumulative translation adjustment	Total deficiency
			$	$	$	$	$
Balance at January 1, 2021		110,551,314	32,562,541	1,472,520	(126,430,406)	(3,230,584)	(95,625,929)
Net loss for the period		—	—	—	(16,113,863)	—	(16,113,863)
Other comprehensive loss
Foreign currency translation adjustment		—	—	—	—	(1,302,467)	(1,302,467)

Balance at March 31, 2021		110,551,314	32,562,541	1,472,520	(142,544,269)	(4,533,051)	(113,042,259)

Balance at January 1, 2020		110,551,314	32,562,541	—	(29,078,739)	1,400,289	4,884,091
Issuance of convertible debt instruments	12			422,940	—	—	422,940
Net loss for the period		—	—	—	(5,669,279)	—	(5,669,279)
Other comprehensive loss
Foreign currency translation adjustment		—	—	—	—	(112,240)	(112,240)

Balance at March 31, 2020		110,551,314	32,562,541	422,940	(34,748,018)	1,288,049	(474,488)

The accompanying notes are an integral part of the condensed interim consolidated financial statements.

The Lion Electric Company

Consolidated Statements of Cash Flows

For the three-month periods ended March 31,

(Unaudited, In US dollars)

	Notes	2021	2020
		$	$
OPERATING ACTIVITIES
Net loss for the period		(16,113,863)	(5,669,279)
Non-cash items:
Amortization—property, plant and equipment		291,396	110,117
Amortization—right-of-use assets		457,570	340,471
Amortization—intangible assets		234,848	34,953
Stock-based compensation		5,205,352	251,043
Accretion expense on common shares, retractable		1,616,013	1,196,421
Accretion expense on balance of purchase price payable related to the acquisition of the dealership rights		153,120	208,718
Accretion expense on convertible debt instruments		797,214	24,888
Change in fair value of share warrant obligation		(75,245)	—
Unrealized foreign exchange loss (gain)		(35,926)	327,689
Net change in working capital items	14	(2,594,854)	(2,315,638)

Cash flows used in operating activities		(10,064,375)	(5,490,617)

INVESTING ACTIVITIES
Acquisition of property, plant and equipment		(1,111,899)	(868,788)
Acquisition of intangible assets		(6,450,184)	(2,780,614)
Government assistance related to intangible assets		456,190	1,222,987

Cash flows used in investing activities		(7,105,893)	(2,426,415)

FINANCING ACTIVITIES
Net change in credit facilities		4,977,316	5,471,279
Repayment of loans on research and development tax credits and subsidies receivable		(2,745,712)	—
Long-term debt		15,775,473	—
Repayment of long-term debt		(370,026)	(685,988)
Repayment of lease liabilities		(447,724)	(215,633)
Proceeds from issuance of convertible debt instruments, net of issuance costs		—	3,671,299

Cash flows from financing activities		17,189,327	8,240,957

Effect of exchange rate changes on instruments held in foreign currency		(62,053)	(21,701)

Net increase (decrease) in cash		(42,994)	302,224
Bank overdraft, beginning of period		(91,076)	(168,108)

Cash (bank overdraft), end of period		(134,070)	134,116

Other information on cash flows related to operating activities :
Income taxes paid		—	—
Interest paid		1,050,469	390,041
Interest paid under lease liabilities		79,471	53,975

The accompanying notes are an integral part of the condensed interim consolidated financial statements.

The Lion Electric Company

Notes to the Condensed Interim Consolidated Financial Statements

For the three-month periods ended March 31, 2021 and 2020

(Unaudited, In US dollars except per share amounts)

1.	NATURE OF OPERATIONS

The principal activities of The Lion Electric Company (“Lion” or the “Company”) and its subsidiaries (together referred to as the “Group”) include design, development, manufacturing and distribution of purpose-built all-electric medium and heavy-duty urban vehicles including battery systems, chassis, bus bodies and truck cabins. The Group also distributes truck and bus parts and accessories.

2.	BASIS OF PRESENTATION AND STATEMENT OF COMPLIANCE WITH IFRS

These unaudited condensed interim consolidated financial statements (“financial statements”) present the Group’s consolidated financial position as of March 31, 2021 and December 31, 2020 as well as its consolidated comprehensive loss for the three-month periods ended March 31, 2021 and 2020 and the Group’s cash flows and changes in shareholders’ deficiency for the three-month periods ended March 31, 2021 and 2020.

These financial statements have been prepared in accordance with International Accounting Standard (“IAS”) 34—Interim Financial Reporting and are expressed in United States (“US”) dollars for reporting purposes. The functional currency of the Company and its subsidiaries is the Canadian dollar. Certain information and footnote disclosures normally included in annual audited consolidated financial statements prepared in accordance with International Financial Reporting Standards (“IFRS”), as issued by the International Accounting Standards Board, have been omitted or condensed and therefore these financial statements should be read in conjunction with the consolidated financial statements for the year ended December 31, 2020.

These financial statements reflect all adjustments which are, in the opinion of management, to present a fair statement of the results for these interim periods. These adjustments are of a normal recurring nature.

These financial statements have been approved for issue by the Board of Directors on May 14, 2021.

3.	SIGNIFICANT ACCOUNTING POLICIES

The financial statements have been prepared in accordance with the accounting policies adopted in the Group’s most recent annual consolidated financial statements for the year ended December 31, 2020, and use the same methods of computation compared with the Group’s most recent annual consolidated financial statements.

At the date of authorization of these financial statements, several new, but not yet effective, standards and amendments to existing standards, and interpretations have been published by the IASB. None of these standards or amendments to existing standards have been adopted early by the Group.

Management anticipates that all relevant pronouncements will be adopted for the first period beginning on or after the effective date of the pronouncement. New standards, amendments and interpretations not adopted in the current period have not been disclosed as they are not expected to have a material impact on the Group’s condensed interim consolidated financial statements.

4.	ESTIMATES

When preparing the financial statements, management undertakes a number of judgements, estimates and assumptions about recognition and measurement of assets, liabilities, income and expenses. The actual results may differ from the judgements, estimates and assumptions made by management, and will seldom equal the estimated results.

The judgements, estimates and assumptions applied in the financial statements, including the key sources of estimation uncertainty, were the same as those applied in the Group’s last annual consolidated financial statements for the year ended December 31, 2020.

The Lion Electric Company

Notes to the Condensed Interim Consolidated Financial Statements

For the three-month periods ended March 31, 2021 and 2020

(Unaudited, In US dollars except per share amounts) (continued)

5.	SEGMENT REPORTING

The Group has one reportable operating segment, the manufacturing and sales of electric vehicles in Canada and in the United States. The Group’s revenue from external customers and its non-current assets are divided into the following geographical areas:

	Three-month period ended March 31, 2021
	Canada	United States	Total
	$	$	$
Revenue	5,577,757	647,721	6,225,478

	Three-month period ended March 31, 2020
	Canada	United States	Total
	$	$	$
Revenue	541,455	686,984	1,228,439

During the three-month period ended March 31, 2021, 71.0% (three-month period ended March 31, 2020: 53.3%) of the Group’s revenue depended on two customers, 46.6% and 24.4% respectively (three-month period ended March 31, 2020: two customers, 29.4% and 23.9% respectively).

	March 31, 2021
	Canada	United States	Total
	$	$	$
Property, plant and equipment	5,755,792	584,984	6,340,776
Right-of-use assets	5,380,342	2,525,111	7,905,453
Intangible assets	42,586,311	5,542,558	48,128,869
Contract asset	14,506,486	—	14,506,486

	68,228,931	8,652,653	76,881,584

	December 31, 2020
	Canada	United States	Total
	$	$	$
Property, plant and equipment	5,050,367	396,440	5,446,807
Right-of-use assets	5,586,207	1,912,517	7,498,724
Intangible assets	36,615,165	5,475,678	42,090,843
Contract asset	14,327,709	—	14,327,709

	61,579,448	7,784,635	69,364,083

The Lion Electric Company

Notes to the Condensed Interim Consolidated Financial Statements

For the three-month periods ended March 31, 2021 and 2020

(Unaudited, In US dollars except per share amounts) (continued)

6.	PROPERTY, PLANT AND EQUIPMENT

Details of the Group’s property, plant and equipment and their carrying amounts are as follows:

	Leasehold improvements	Machinery and equipment	Rolling stock	Computer equipment	Furniture and office equipment	Production moulds	Master patterns and templates	Prototype	Total
	$	$	$	$	$	$	$	$	$
GROSS CARRYING AMOUNT
Balance at January 1, 2021	1,966,151	1,988,193	407,579	1,294,565	488,489	416,858	525,953	78,370	7,166,158
Additions	48,253	406,010	128,343	320,499	144,689	63,750	355	—	1,111,899
Foreign currency translation adjustment	24,857	27,532	5,947	18,304	7,066	5,630	6,566	977	96,879

Balance at March 31, 2021	2,039,261	2,421,735	541,869	1,633,368	640,244	486,238	532,874	79,347	8,374,936

AMORTIZATION
Balance at January 1, 2021	774,384	96,356	120,439	363,142	125,071	114,635	46,954	78,370	1,719,351
Amortization	140,036	20,296	22,348	73,686	19,244	13,242	2,544	—	291,396
Foreign currency translation adjustment	10,602	1,338	1,652	5,026	1,690	1,519	609	977	23,413

Balance at March 31, 2021	925,022	117,990	144,439	441,854	146,005	129,396	50,107	79,347	2,034,160

Carrying amount March 31, 2021	1,114,239	2,303,745	397,430	1,191,514	494,239	356,842	482,767	—	6,340,776

GROSS CARRYING AMOUNT
Balance at January 1, 2020	935,981	1,123,911	249,217	534,977	250,312	330,075	470,725	76,823	3,972,021
Additions	960,722	799,539	145,672	711,348	221,472	76,128	43,462	—	2,958,343
Foreign currency translation adjustment	69,448	64,743	12,690	48,240	16,705	10,655	11,766	1,547	235,794

Balance at December 31, 2020	1,966,151	1,988,193	407,579	1,294,565	488,489	416,858	525,953	78,370	7,166,158

AMORTIZATION
Balance at January 1, 2020	324,332	64,534	57,037	182,205	67,343	87,259	40,305	73,964	896,979
Amortization	421,329	28,996	59,138	168,399	53,551	24,337	5,548	2,770	764,068
Foreign currency translation adjustment	28,723	2,826	4,264	12,538	4,177	3,039	1,101	1,636	58,304

Balance at December 31, 2020	774,384	96,356	120,439	363,142	125,071	114,635	46,954	78,370	1,719,351

Carrying amount December 31, 2020	1,191,767	1,891,837	287,140	931,423	363,418	302,223	478,999	—	5,446,807

The Lion Electric Company

Notes to the Condensed Interim Consolidated Financial Statements

For the three-month periods ended March 31, 2021 and 2020

(Unaudited, In US dollars except per share amounts) (continued)

7.	LEASES

Right-of-use assets

	Premises	Rolling stock	Total
	$	$	$
Balance at January 1, 2021	7,353,957	144,767	7,498,724
Addition	750,298	18,348	768,646
Amortization	(441,025)	(16,545)	(457,570)
Foreign currency translation adjustment	93,835	1,818	95,653

Balance at March 31, 2021	7,757,065	148,388	7,905,453

Balance at January 1, 2020	6,371,563	202,401	6,573,964
Addition	2,177,758	19,204	2,196,962
Amortization	(1,366,378)	(77,826)	(1,444,204)
Foreign currency translation adjustment	171,014	988	172,002

Balance at December 31, 2020	7,353,957	144,767	7,498,724

Lease liabilities

$
Balance at January 1, 2021	7,719,108
Addition	768,646
Lease payments	(446,970)
Foreign currency translation adjustment	98,475

Balance at March, 2021	8,139,259
Current portion	1,702,996

Non-current portion	6,436,263

Balance at January 1, 2020	6,669,787
Addition	2,196,962
Lease payments	(1,327,707)
Foreign currency translation adjustment	180,066

Balance at December 31, 2020	7,719,108
Current portion	1,814,635

Non-current portion	5,904,473

8.	INTANGIBLE ASSETS

Details of the Group’s intangible assets and their carrying amounts are as follows:

The Lion Electric Company

Notes to the Condensed Interim Consolidated Financial Statements

For the three-month periods ended March 31, 2021 and 2020

(Unaudited, In US dollars except per share amounts) (continued)

	Software	Development costs	Dealership rights	Total
	$	$	$	$
Gross carrying amount
Balance at January 1, 2021	2,152,616	35,672,946	5,463,882	43,289,444
Additions, separately acquired	630,773	—	—	630,773
Additions, internally developed	—	5,048,311	—	5,048,311
Additions, borrowing costs	—	31,850	—	31,850
Foreign currency translation adjustment	31,092	479,204	68,176	578,472

Balance at March 31, 2021	2,814,481	41,232,311	5,532,058	49,578,850

Amortization
Balance at January 1, 2021	539,821	658,780	—	1,198,601
Amortization	122,474	112,374	—	234,848
Foreign currency translation adjustment	7,558	8,974	—	16,532

Balance at March 31, 2021	669,853	780,128	—	1,449,981

Carrying amount March 31, 2021	2,144,628	40,452,183	5,532,058	48,128,869

Gross carrying amount
Balance at January 1, 2020	1,255,871	21,140,220	5,356,051	27,752,142
Additions, separately acquired	827,855	—	—	827,855
Additions, internally developed	—	12,788,264	—	12,788,264
Additions, borrowing costs	—	612,962	—	612,962
Foreign currency translation adjustment	68,890	1,131,500	107,831	1,308,221

Balance at December 31, 2020	2,152,616	35,672,946	5,463,882	43,289,444

Amortization
Balance at January 1, 2020	196,388	475,120	—	671,508
Amortization	322,493	165,383	—	487,876
Foreign currency translation adjustment	20,940	18,277	—	39,217

Balance at December 31, 2020	539,821	658,780	—	1,198,601

Carrying amount December 31, 2020	1,612,795	35,014,166	5,463,882	42,090,843

9.	FINANCIAL ASSETS AND LIABILITIES

9.1 Categories of financial assets and financial liabilities

The classification of financial instruments is summarized as follows:

	Classification	March 31, 2021	December 31, 2020
		$	$
FINANCIAL ASSETS
Trade and other receivables	Amortized cost	5,581,273	8,692,439
Incentives from “support program for the deployment of electric school buses” and from “zero-emission truck and bus program” receivable	Amortized cost	4,627,905	5,216,118
Other government assistance receivable	Amortized cost	1,288,511	724,367
FINANCIAL LIABILITIES
Bank overdraft	Amortized cost	134,070	91,076
Credit facilities	Amortized cost	23,369,339	18,209,335
Loans on research and development tax credits and subsidies receivable	Amortized cost	7,799,624	10,433,572
Trade and other payables	Amortized cost	14,878,414	9,413,387
Long-term debt	Amortized cost	42,805,006	26,817,815
Convertible debt instruments	Amortized cost	19,912,273	18,866,890
Share warrant obligation	FVTPL	31,868,091	31,549,033
Common shares, retractable	Amortized cost	27,819,990	25,855,509

The Lion Electric Company

Notes to the Condensed Interim Consolidated Financial Statements

For the three-month periods ended March 31, 2021 and 2020

(Unaudited, In US dollars except per share amounts) (continued)

Fair value of financial instruments

Current financial instruments that are not measured at fair value on the consolidated statement of financial position are represented by trade and other receivables, incentives from “support program for the deployment of electric school buses” and from “zero-emission truck and bus program” receivable, other government assistance receivable, bank overdraft, credit facilities, loans on research and development tax credits and subsidies receivable and trade and other payables. Their carrying values are considered to be a reasonable approximation of their fair value because of their short-term maturity and / or contractual terms of these instruments.

As of March 31, 2021 and December 31, 2020, the fair value of long-term debt, the convertible debt instruments and the common shares, retractable was based on discounted cash flows and was not materially different from its carrying value because there was no material change in the assumptions used for fair value determination at inception. Therefore, their principal amount approximated their fair Value. The long-term debt, convertible debt instruments and common shares, retractable are categorized in Level 2 of the fair value hierarchy.

The fair value of the share warrant obligation was determined as described in Note 10.

10.	SHARE WARRANT

On July 1, 2020, in connection with the entering into of a master purchase agreement and a work order (collectively, the “MPA”) with Amazon Logistics, Inc., the Company issued a warrant to purchase common shares of the Company (the “Warrant”) to Amazon.com NV Investment Holdings LLC (the “Warrantholder”) which vests, subject to the terms and conditions contained therein, based on the aggregate amount of spending by Amazon.com, Inc. and its affiliates on the Group’s products or services.

The Group determined that the Warrant is a derivative instrument and should be classified as a liability in accordance with IAS 32—Financial Instruments: Presentation and IFRS 9—Financial Instruments. The vested portion of the Warrant is initially recorded at fair value and then revalued at each reporting date with a corresponding contract asset recognized at inception.

The fair value of the Warrant was determined using the Black-Scholes option pricing model taking into account the following assumptions:

	March 31, 2021	December 31, 2020
Exercise price ($)	5.66	5.66
Share price ($)	10.00	10.00
Volatility (%)	40%	40%
Risk-free interest rate (%)	1.24%	0.69%
Expected warrant life (years)	7.25	7.50

The Group has recognized the following contract asset and share warrant obligation:

	March 31, 2021	December 31, 2020
	$	$
Contract asset
Beginning balance	14,327,709	13,427,493
Foreign currency translation adjustment	178,777	900,216

Total contract asset	14,506,486	14,327,709

Share warrant obligation
Beginning balance	31,549,033	13,227,703
Fair value adjustment	(75,245)	16,847,470
Foreign currency translation adjustment	394,303	1,473,860

Total share warrant obligation	31,868,091	31,549,033

The Lion Electric Company

Notes to the Condensed Interim Consolidated Financial Statements

For the three-month periods ended March 31, 2021 and 2020

(Unaudited, In US dollars except per share amounts) (continued)

11.	SHARE-BASED EMPLOYEE REMUNERATION

The following table summarizes share-based compensation costs recorded during the three-month periods ended:

	March 31, 2021	March 31, 2020
	$	$
Administrative expenses	3,058,595	191,204
Selling expenses	2,146,757	59,839

	5,205,352	251,043

The following table summarizes share-based compensation liabilities recorded in the condensed interim statements of financial position:

	March 31, 2021	December 31, 2020
	$	$
Share-based compensation liability, current	39,200,456	35,573,558
Share-based compensation liability, non-current	37,621,575	35,126,025

	76,822,031	70,699,583

The following table summarizes the information relating to stock options outstanding:

	As of March 31, 2021
Exercise Price	Number of stock options	Weighted average remaining contractual life (years)	Number of stock options exercisable
CA$0.93 (issued in 2018)	5,902,399	6.71	4,279,237
CA$0.93 (issued in 2019)	4,059,906	8.53	1,014,979
$5.66 (issued in 2020)	412,890	9.47	—

	10,375,195		5,294,216

	As of December 31, 2020
Exercise Price	Number of stock options	Weighted average remaining contractual life (years)	Number of stock options exercisable
CA$0.93 (issued in 2018)	5,902,399	6.86	4,205,458
CA$0.93 (issued in 2019)	4,059,906	8.78	1,014,979
5.66 (issued in 2020)	412,890	9.71	—

	10,375,195		5,220,437

The Lion Electric Company

Notes to the Condensed Interim Consolidated Financial Statements

For the three-month periods ended March 31, 2021 and 2020

(Unaudited, In US dollars except per share amounts) (continued)

The following principal weighted assumptions were used in the valuation to remeasure the share-based compensation liability as at:

	March 31, 2021	December 31, 2020
Exercise price (CA$)	1.18	1.20
Share price (CA$)	12.57	12.73
Volatility (%)	40%	40%
Risk-free interest rate (%)	1.37%	0.59%
Expected option life (years)	7.53	7.83

12.	CONVERTIBLE DEBT INSTRUMENTS

	March 2020 Convertible Loan	September 2020 Convertible Debenture	Total Convertible Debt Instruments	Conversion Option
	$	$	$	$
Balance at January 1, 2021	3,676,252	15,190,638	18,866,890	1,472,520
Accretion expense	92,447	712,121	804,568
Foreign currency translation adjustment	46,492	194,323	240,815

Balance at March 31, 2021	3,815,191	16,097,082	19,912,273	1,472,520

	March 2020 Convertible Loan	September 2020 Convertible Debenture	Total Convertible Debt Instruments	Conversion Option
	$	$	$	$
Balance at January 1, 2020
Issuance of March 2020
Convertible Loan	3,741,675	—	3,741,675
Conversion option—March 2020
Convertible Loan	(422,940)	—	(422,940)	422,940
Issuance of September 2020
Convertible
Debenture	—	15,340,000	15,340,000
Conversion option—September 2020
Convertible Debenture	—	(1,049,580)	(1,049,580)	1,049,580
Accretion expense	278,725	886,250	1,164,975
Less: financing fees	(70,376)	(313,131)	(383,507)
Foreign currency translation adjustment	149,168	327,099	476,267

Balance at December 31, 2020	3,676,252	15,190,638	18,866,890	1,472,520

March 2020 Convertible Loan

In March 2020, the Company completed a financing through the issuance of an unsecured convertible loan (the “March 2020 Convertible Loan”) to Investissement Québec in the principal amount of $3,741,675 (CA$5,000,000).

An amount of $70,376 (CA$94,043) in financing fees was incurred as a direct cost in the closing of the financing. This balance was capitalized and netted against the proceeds received from the issuance of the March 2020 Convertible Loan.

Since the financial instrument meets the “Fixed for Fixed” criteria under IAS 32 – Financial Instruments: Presentation (“IAS 32”), the conversion option was classified as an equity instrument at the issuance date and is not subsequently remeasured.

The Lion Electric Company

Notes to the Condensed Interim Consolidated Financial Statements

For the three-month periods ended March 31, 2021 and 2020

(Unaudited, In US dollars except per share amounts) (continued)

The debt portion of the March 2020 Convertible Loan was recorded at the estimated fair value of $3,318,735 (CA$4,400,000) using an effective interest rate of 10.76% per annum at the time of issuance with the residual value of $422,940 (CA$600,000) recorded as separate component of equity.

As of March 31, 2021, the March 2020 Convertible Loan balance was accreted to $3,815,191 (CA$4,797,776)), with an interest expense of $92,447 (CA$117,036) (March 31, 2020: $25,575 (CA$34,361)) and a foreign currency translation adjustment of $46,492.

September 2020 Convertible Debenture

In September 2020, the Company completed a financing through the issuance of an unsecured convertible debenture (the “September 2020 Convertible Debenture”) to Investissement Québec in the principal amount of $15,340,000 (CA$20,000,000).

An amount of $313,131 (CA$417,675) in financing fees was incurred as a direct cost in the closing of the financing. This balance was capitalized and netted against the proceeds received from the issuance of the September 2020 Convertible Debenture.

Since the financial instrument meets the “Fixed for Fixed” criteria under IAS 32, the conversion option was classified as an equity instrument at the issuance date and is not subsequently remeasured.

The debt portion of the September 2020 Convertible Debenture was recorded at the estimated fair value of $14,290,420 (CA$18,600,000) using an effective interest rate of 20.52% per annum at the time of issuance with the residual value of $1,049,580 (CA$1,400,000) recorded as a separate component in equity.

As of March 31, 2021, the September 2020 Convertible Debenture balance was accreted to $16,097,082 (CA$20,242,809) with an interest expense of $712,121 (CA$901,533) and a foreign currency translation adjustment of $194,323.

13.	FINANCE COSTS

Finance costs for the reporting periods consist of the following:

	Three-month periods ended March 31,
	2021	2020
	$	$
Interest on long-term debt	176,520	82,943
Interest on current debt	1,079,028	296,621
Interest on lease liabilities	81,873	66,024
Interest on convertible debt instruments	797,214	24,888
Accretion expense on balance of purchase price payable related to the acquisition of the dealership rights	153,120	208,718
Accretion expense on common shares, retractable	1,616,013	1,196,421
Other financing fees	3,622	3,885

	3,907,390	1,879,500

14.	EARNINGS PER SHARE

The calculation of basic and diluted loss per share for the three-month period ended March 31, 2021 was based on the net loss of $16,113,863 (net loss of $5,669,279 for the three-month period ended March 31, 2020) and the weighted average number of common shares outstanding of 110,551,314.

Excluded from the calculation of the diluted loss per share for the three-month period ended March 31, 2021 are 5,294,216 stock options (2,803,639 for the three-month period ended March 31, 2020) and 5,302,511 common shares exercisable pursuant to the Warrant (nil for the three-month period ended March 31, 2020).

The Lion Electric Company

Notes to the Condensed Interim Consolidated Financial Statements

For the three-month periods ended March 31, 2021 and 2020

(Unaudited, In US dollars except per share amounts) (continued)

15.	ADDITIONAL INFORMATION INCLUDED IN THE INTERIM CONDENSED STATEMENTS OF CASH FLOWS

The net change in working capital items is detailed as follows:

	Three-month periods ended March 31,
	2021	2020
	$	$
Inventories	(9,241,896)	(4,379,563)
Accounts receivable	4,347,339	4,861,961
Prepaid expenses	(458,644)	(839,990)
Trade and other payables	2,758,347	(1,958,046)

	(2,594,854)	(2,315,638)

16.	COVID-19

In March 2020, the decree of a COVID-19 state of pandemic and the numerous measures put in place by the federal, provincial and municipal governments to protect the public had impacts on the Group’s operations. This state of pandemic could cause significant changes to the assets or liabilities and / or have a significant impact on future operations.

There continues to be significant uncertainty surrounding the COVID-19 pandemic that had a material negative impact on the global economy in 2020, and will likely continue having a negative impact in 2021 and perhaps beyond. Given the dynamic nature of the pandemic, the extent to which it impacts the Group’s future results will depend on unknown future developments and any further impact on the global economy and the markets in which the Group operates and sells its products, including Canada and the United States of America. Accordingly, as of the date of completion of these financial statements, management was not able to assess the short term financial impact of these events at this time but continues to monitor closely the evolving situation.

17.	BUSINESS COMBINATION, PLAN OF REORGANIZATION, REGISTRATION STATEMENT, PROSPECTUS AND SUBSEQUENT EVENTS

On November 30, 2020, the Company entered into a business combination agreement and plan of reorganization (the “Business Combination Agreement”) with Northern Genesis Acquisition Corp. (“NGA”) pursuant to which a newly-incorporated wholly-owned subsidiary of the Company (“Merger Sub”) will be merged with NGA, with NGA surviving the business combination as a wholly-owned subsidiary of the Company (the “Transaction”).

Under the terms of the Business Combination Agreement, immediately prior to the completion of the Transaction, the Company will complete a 1:4.1289 share split and upon closing of the Transaction, the shares and warrants held by the shareholders of NGA will be converted into the Company’s common shares and warrants on the basis of an exchange ratio of one share or warrant held for one share or warrant of the Company, as applicable, subject to customary adjustments.

On May 6, 2021, the Transaction successfully closed and was consummated. The Company is treating the Transaction as a capital transaction equivalent to the issue of shares of the Company in exchange for the net monetary assets of NGA. The Transaction does not constitute a business combination as defined under IFRS 3, Business Combinations, as NGA is a non-operating entity that does not meet the definition of a business under IFRS 3. Accordingly, as of the closing of the Transaction, the Company issued the Company’s shares to the shareholders of NGA in exchange for their shares of NGA as well as exchanged the NGA warrants for the warrants of the Company. As a result, the Company will be consolidating cash of approximately $290 million, and be accounting for the warrants as a liability at fair value. As part of the closing, the Company filed articles of amendment and consolidation whereby such articles provided, amongst other things, for the creation of an unlimited number of preferred shares and the stock split of 1:4.1289 was effective. Accordingly, all shares, stock options, warrants and per share information presented in the interim consolidated financial statements have been adjusted to reflect the stock split on a retroactive basis for all periods presented.

The Lion Electric Company

Notes to the Condensed Interim Consolidated Financial Statements

For the three-month periods ended March 31, 2021 and 2020

(Unaudited, In US dollars except per share amounts) (continued)

In addition to the closing of the Transaction, a concurrent private placement for the issuance of 20,040,200 common shares (post share split) for gross proceeds of $200,402,000 also closed.

In conjunction with the business combination, the Company filed a F-4 registration statement and subsequent amendments with the Securities and Exchange Commission as well as a non-offering prospectus with the Canadian securities regulators and upon consummation of the Transaction and effective May 7, 2021, the Company was listed on the New York Stock Exchange and the Toronto Stock Exchange.

Finally, in connection with the business combination, the Company and Investissement Québec, agreed, subject to certain terms and conditions, that the convertible debt instruments be repaid upon closing of the Transaction. In addition, the Company also agreed to repay certain bank indebtedness and long-term debt owed to the National Bank of Canada.

The Lion Electric Company

PROSPECTUS

June 14, 2021